Filed pursuant to Rule 424(b)(3)
Registration No. 333-174795

Dear Shareholder:

On behalf of the Board of Directors (the “Crude Board”) of Crude Carriers Corp. (“Crude”), we would like to invite you to the Special Meeting of Crude Shareholders to be held at Crude’s offices located at 3 Iassonos Street, Piraeus, 18537 Greece on September 20, 2011 to consider and vote upon, among other items described in the enclosed Notice of Special Meeting, a proposal to approve the merger agreement that Crude signed with Capital Product Partners L.P., a limited partnership organized under the laws of the Republic of the Marshall Islands (“CPLP”), Capital GP L.L.C., a limited liability company organized under the laws of the Republic of the Marshall Islands (“Capital GP”), and Poseidon Project Corp., a corporation organized under the laws of the Republic of the Marshall Islands and a wholly-owned subsidiary of CPLP (“MergerCo”), on May 5, 2011. Following completion of the merger of MergerCo with and into Crude under the Marshall Islands Business Corporations Act (“MIBCA”), Crude will become a wholly-owned subsidiary of CPLP (the “merger” or the “proposed transaction”).

As defined and described in more detail under “The Merger Agreement — Terms of the Merger; Merger Consideration” below, in the merger, each share of common stock of Crude, par value $0.0001 per share (“Crude common stock”) and each share of Class B stock of Crude, par value $0.0001 per share (“Crude Class B stock”), will be converted into the right to receive 1.56 common units of CPLP (“CPLP common units”). CPLP will deliver up to an aggregate of approximately 24,967,275 CPLP common units to Crude shareholders in connection with the merger.

The CPLP common units are listed on Nasdaq under the symbol “CPLP.” The closing price of the CPLP common units on Nasdaq on August 4, 2011, the last practicable trading date prior to the filing with the Securities and Exchange Commission (“SEC”) of the registration statement in which this proxy statement/prospectus is included, was $6.94. The Crude common stock is currently listed on the New York Stock Exchange (“NYSE”) under the symbol “CRU.” The Crude common stock will be delisted upon completion of the merger. The closing price of the Crude common stock on the NYSE on August 4, 2011 was $10.11.

The merger was negotiated by the Independent Directors’ Committee of the Crude Board (the “Crude Independent Committee”). After review and consultation with its independent legal and financial advisors, the Crude Independent Committee determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, holders of Crude common stock other than (i) CPLP, (ii) Capital GP, (iii) the officers and directors of Crude that are also officers or directors of CPLP or Capital GP, respectively, or affiliates of any of the foregoing or of Crude (collectively, the “Unaffiliated Shareholders”), and recommended to the Crude Board that it approve the merger agreement and the transactions contemplated thereby, including the merger. Upon such recommendation by the Crude Independent Committee, the Crude Board, by a unanimous vote of the seven directors present, determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, Crude and its shareholders, including the Unaffiliated Shareholders and adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. The Crude Board therefore recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The consummation of the merger is subject to approval by the holders of a majority of the voting power of shares of Crude common stock and Crude Class B stock outstanding and entitled to vote at the special meeting, voting together as a single class; by the sole holder of shares of Crude Class B stock outstanding and entitled to vote at the special meeting, voting as a separate class; and by holders of a majority of the voting power of the shares of Crude common stock outstanding and entitled to vote at the special meeting that are held by Unaffiliated Shareholders, voting as a separate class. Evangelos M. Marinakis, Chairman of the Crude Board and CEO of Crude, Ioannis E. Lazaridis, President of Crude, Gerasimos G. Kalogiratos, CFO of Crude, and Crude Carriers Investments Corp. (“CCIC”), holder of all of the outstanding shares of Crude Class B stock, have entered into a support agreement pursuant to which they have agreed, subject to certain conditions, to vote their shares in favor of the proposed transaction.

This proxy statement/prospectus provides Crude shareholders with detailed information about the special meeting of Crude shareholders, the merger agreement and the proposed transaction. You can also obtain information from publicly available documents filed with or furnished to the SEC by Crude and CPLP. We encourage you to read this entire document carefully. In particular, you should carefully consider the section entitled “Risk Factors” beginning on page 22.

We look forward to the successful combination of Crude and CPLP.

Sincerely yours,

Crude Carriers Corp.

/s/  Evangelos M. Marinakis
Evangelos M. Marinakis
Chairman and Chief Executive Officer

Neither the SEC nor any state securities regulator has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

 This proxy statement/prospectus is dated August 5, 2011 and is expected to first be mailed to Crude shareholders on or around August 19, 2011.

Crude Carriers Corp.
3 Iassonos Street
Piraeus, 18537
Greece

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 20, 2011

NOTICE IS HEREBY given that a Special Meeting of Shareholders (the “Special Meeting”) of Crude Carriers Corp., a corporation organized under the laws of the Republic of the Marshall Islands (“Crude”), is scheduled to be held on September 20, 2011 at 11:00 AM (Athens, Greece time) at Crude’s offices at 3 Iassonos Street, Piraeus, 18537 Greece for the following purposes:

1. To consider and vote upon a proposal to adopt an agreement and plan of merger, dated as of May 5, 2011, by and among Capital Product Partners L.P., a limited partnership organized under the laws of the Republic of the Marshall Islands (“CPLP”), Capital GP L.L.C. (“Capital GP”), a limited liability company organized under the laws of the Republic of the Marshall Islands, Poseidon Project Corp., a corporation organized under the laws of the Republic of the Marshall Islands and a wholly-owned subsidiary of CPLP (“MergerCo”), and Crude, pursuant to which each share of Crude common stock and Crude Class B stock will be automatically converted into the right to receive 1.56 CPLP common units, and to approve the merger of MergerCo with and into Crude, with Crude continuing as the surviving corporation, as a result of which Crude will become a wholly-owned subsidiary of CPLP (the “merger”).

2. To consider and vote upon any proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the proposed merger.

This Notice and the proxy statement/prospectus describe the merger agreement and the proposed transaction in detail, and the proxy statement/prospectus includes, as Appendix A, the complete text of the merger agreement. We urge you to read these materials carefully for a complete description of the merger agreement and the proposed transaction. The proxy statement/prospectus forms a part of this Notice.

The Independent Directors’ Committee (the “Crude Independent Committee”) of the Board of Directors of Crude (the “Crude Board”) (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, the holders of Crude common stock other than (a) CPLP, (b) Capital GP, (c) the officers and directors of Crude that are also officers or directors of CPLP or Capital GP, respectively, or (d) affiliates of any of the foregoing or Crude (collectively, the “Unaffiliated Shareholders”), (ii) recommended to the Crude Board that it declare the advisability of, and approve, the merger agreement and the transactions contemplated thereby, including the merger, and (iii) recommended to the Crude Board that it recommend to the Crude shareholders that they adopt and approve the merger agreement.

Upon such recommendation by the Crude Independent Committee, the Crude Board, by a unanimous vote of the seven directors present, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, Crude and its shareholders, including the Unaffiliated Shareholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) resolved to recommend to the Crude shareholders that they approve the merger agreement and the transactions contemplated thereby, including the merger.

The Crude Board unanimously recommends that Crude shareholders vote “FOR” adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the merger.

The merger must be approved by: (i) holders of a majority of the voting power of the shares of Crude common stock and Crude Class B stock outstanding and entitled to vote at the Special Meeting, voting together as a single class; (ii) by the sole holder of the shares of Crude Class B stock outstanding and entitled to vote at the Special Meeting, voting as a separate class; and (iii) by the holders of a majority of the voting power of the shares of Crude common stock outstanding and entitled to vote at the Special Meeting that are held by the Unaffiliated Shareholders, voting as a separate class.

With respect to the merger, Evangelos M. Marinakis, Chairman of the Board and CEO of Crude, Ioannis E. Lazaridis, President of Crude, Gerasimos G. Kalogiratos, CFO of Crude, and Crude Carriers Investments Corp. (“CCIC”), holder of all of the outstanding shares of Crude Class B stock, have entered into a support agreement pursuant to which they have agreed to vote their shares in favor of the merger.

The Crude Board has fixed the close of business on August 15, 2011 as the record date for determining the shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment of the Special Meeting. Only shareholders of record as of the record date will be entitled to notice of and to vote at the Special Meeting.

YOUR VOTE IS VERY IMPORTANT.

Your proxy is being solicited by the Crude Board. The merger agreement must be adopted and the merger must be approved by Crude shareholders in order for the proposed transaction to be consummated.

Whether or not you plan to attend the Special Meeting in person, we urge you to vote your shares as promptly as possible by proxy by completing, signing and dating your proxy card and returning it in the postage-paid envelope provided, so that your shares may be represented and voted at the Special Meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions furnished by the record holder. You may revoke your proxy at any time before the Special Meeting. If you attend the Special Meeting and vote in person, your proxy vote will not be used.

Please do not send your Crude stock certificates at this time. If the proposed transaction is completed, you will be sent instructions regarding the surrender of your Crude stock certificates.

If you have any questions about voting of your shares, please contact Crude’s proxy solicitor, Morrow & Co. LLC (“Morrow”), at +1 800 662-5200.

By Order of the Board of Directors

Evangelos M. Marinakis
Chairman and Chief Executive Officer

August 5, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on September 20, 2011:

The proxy statement/prospectus is
available at http://www.capitalpplp.com/investors/sec.cfm

NOTE ON REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates business and financial information about Crude and CPLP from other documents that have not been included in or delivered with this proxy statement/prospectus. These documents are available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by accessing the Internet website maintained by the Securities and Exchange Commission (the “SEC”), at www.sec.gov, by accessing the investor relations website of Crude at www.crudecarrierscorp.com or of CPLP at www.capitalpplp.com, or by requesting copies in writing or by telephone from the appropriate company as follows:

Crude Carriers Corp. Attention: Secretary 3 Iassonos Street Piraeus, 18537 Greece +30 210 4584 900	Capital Product Partners, L.P. Attention: Secretary 3 Iassonos Street Piraeus, 18537 Greece +30 210 4584 900

If you are a Crude shareholder and you would like to request any documents incorporated by reference into this proxy statement/prospectus, please do so by September 12, 2011 in order to receive them before the Crude special meeting. If you request any documents incorporated by reference into this proxy statement/prospectus from Crude or CPLP, those documents will be mailed to you promptly by first-class mail, or by similar means.

Please see the section captioned “Where You Can Find More Information” beginning on page 125 for additional information about the documents incorporated by reference into this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE CRUDE SPECIAL MEETING

Q:	What is the purpose of this document?

A:	This document serves as Crude’s proxy statement and as the prospectus of CPLP. As a prospectus, CPLP is providing this document to Crude shareholders because CPLP is offering its common units in exchange for shares of Crude common stock and Crude Class B stock. As a proxy statement, this document is being provided to Crude shareholders because the Crude Board is soliciting their proxies to vote to approve, at a special meeting of shareholders, the merger agreement, pursuant to which MergerCo will merge with and into Crude, with Crude continuing as the surviving company, as a result of which Crude will become a wholly-owned subsidiary of CPLP.

Q:	What matters will Crude shareholders be asked to vote on at the Crude special meeting?

A:	There are two proposals on which Crude shareholders are being asked to vote:

• a proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger (the “Merger Proposal”); and

• a proposal to adjourn the special meeting in the event Crude does not receive the requisite shareholder votes to approve the Merger Proposal (the “Adjournment Proposal”).

Q:	When and where is the special meeting of Crude shareholders?

A:	The special meeting of Crude shareholders will take place at Crude’s offices located at 3 Iassonos Street, Piraeus, 18537 Greece, on September 20, 2011, at 11:00 AM (Athens, Greece time).

Q:	How can I attend the Crude special meeting in person?

A:	If you wish to attend the meeting in person you must be present before 11:00 AM (Athens, Greece time) on September 20, 2011, at 3 Iassonos Street, Piraeus, 18537 Greece for your identification as a holder of record of shares of Crude common stock. Doors open at 10:30 AM (Athens, Greece time).

Q:	Who may vote at the special meeting?

A:	Only holders of record of shares of Crude common stock and Crude Class B stock entitled to vote in respect thereof as of the close of business on August 15, 2011 may vote at the special meeting. As of August 5, 2011, there were 13,899,400 shares of Crude common stock and 2,105,263 shares of Crude Class B stock outstanding and entitled to vote.

Q:	What is the quorum requirement for the special meeting?

A:	For purposes of the vote by the holders of shares of Crude common stock and Crude Class B stock, considered as a single class, the holders of a majority in total voting power of the shares of Crude common stock and Crude Class B stock issued and outstanding as of the record date entitled to vote at the special meeting of the shareholders, present in person or represented by proxy, shall constitute a quorum. For purposes of the vote by the holder of all of the outstanding shares of Crude Class B stock, the holders of a majority in total voting power of the shares of Crude Class B stock issued and outstanding as of the record date entitled to vote at the special meeting of the shareholders, present in person or represented by proxy, shall constitute a quorum. In the absence of a quorum, the Chairman of the meeting or the holders of a majority of the votes entitled to be cast by the shareholders of Crude common stock and Crude Class B stock, considered as a single class, who are present in person or by proxy may adjourn the meeting.

Q:	What is the required vote to approve and authorize the Merger?

A:	The merger must be approved by: (i) holders of a majority of the voting power of the shares of Crude common stock and Crude Class B stock outstanding and entitled to vote at the Special Meeting, voting together as a single class; (ii) by the sole holder of the shares of Crude Class B stock outstanding and entitled to vote at the Special Meeting, voting as a separate class; and (iii) by the holders of a majority of the voting power of the shares of Crude common stock outstanding and entitled to vote at the Special

v

Meeting that are held by the Unaffiliated Shareholders, voting as a separate class, such majority being 49.45% or more of the outstanding shares of Crude common stock (1.11% of the outstanding shares of Crude common stock is held by Crude’s executive officers and directors).

With respect to the merger, Evangelos M. Marinakis, Chairman of the Board and CEO of Crude, Ioannis E. Lazaridis, President of Crude, Gerasimos G. Kalogiratos, CFO of Crude, and CCIC, holder of all of the outstanding shares of Crude Class B stock, have entered into a support agreement pursuant to which they have agreed to vote their shares in favor of the merger.

Q:	What is the required vote to approve the Adjournment Proposal?

A:	Under our amended and restated bylaws, the Chairman of the meeting or the holders of a majority of the votes entitled to be cast by the holders of Crude common stock and Crude Class B stock, considered as a single class, who are present in person or by proxy may adjourn the meeting.

Q:	Has the Crude Board recommended approval of the Merger Proposal and the other Proposals?

A:	Yes. The Crude Board, acting on the recommendation of the Crude Independent Committee, has recommended, by a unanimous vote of the seven directors present, to Crude shareholders that they vote “FOR” the approval of the Merger Proposal and the Adjournment Proposal at the special meeting. After careful deliberation of the terms and conditions of these proposals, the Crude Board has determined that, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair and reasonable to, and in the best interests of, Crude and its shareholders, including the Unaffiliated Shareholders. Please see “The Proposed Transaction — Background of the Proposed Transaction” and “The Proposed Transaction — Recommendation of the Crude Independent Committee and the Crude Board; Crude’s Reasons for the Proposed Transaction” for a discussion of the factors that the Crude Board considered in deciding to recommend the approval and authorization of the merger.

Q:	What are the interests of the officers and directors of Crude in the merger?

A:	There is substantial overlap of the ownership and control of Crude and CPLP. CCIC, the owner of 100% of the Crude Class B stock, is beneficially owned by the Marinakis family, including the Chairman and Chief Executive Officer of Crude, Evangelos M. Marinakis. Evangelos M. Marinakis, Ioannis E. Lazaridis and Gerasimos G. Kalogiratos collectively own 0.91% of the outstanding shares of Crude common stock and Mr. Marinakis is the Chief Executive Officer of Capital Maritime, which is beneficially owned by the Marinakis family and which is also the owner of Capital GP. Capital Maritime currently owns a 41.9% interest in CPLP (including its 2% general partner interest through its ownership of Capital GP), and, following the merger, Capital Maritime will own a 27.1% interest in the combined company, including ownership resulting from the general partnership interest in the combined company held by Capital GP, and collectively, Capital Maritime and CCIC would own approximately 31.7% of the combined company. In addition, there is significant overlap between the senior management teams of each of Crude and Capital GP. Furthermore, it was determined after the execution of the merger agreement that Dimitris Christacopoulos, a member of the Crude Independent Committee would be designated by Crude as the Crude director who would, in accordance with the merger agreement, become a director of CPLP upon consummation of the merger. See “The Proposed Transaction — Interests of Crude’s Directors and Executive Officers in the Proposed Transaction” and “The Proposed Transaction — Continuing Board and Management Positions” beginning on page 71. Finally, the vesting requirements relating to shares of Crude common stock held by members of the Crude Independent Committee, other than Dimitris Christacopoulos (who collectively hold, subject to vesting requirements, an aggregate of approximately 20,000 shares of Crude common stock, or the right to receive approximately 31,200 CPLP common units), will lapse immediately prior to the effective time of the merger, and such shares will vest in full immediately prior to the effective time of the merger. See “The Proposed Transaction — Treatment of Crude Unvested Shares in the Proposed Transaction” beginning on page 84.

Q:	What will I receive in the merger?

A:	Pursuant to the merger agreement, each outstanding share of Crude common stock and Crude Class B stock will be converted into the right to receive 1.56 CPLP common units. Following completion of the merger, CPLP unitholders will own approximately 65% of the combined entity, with Crude shareholders owning the remaining approximately 35%.

Q:	How can I vote?

A:	Please vote your shares of Crude common stock as soon as possible after carefully reading and considering the information contained in this proxy statement/prospectus. You may vote your shares prior to the special meeting by signing and returning the enclosed proxy card. If you hold your shares in “street name” (which means that you hold your shares through a bank, brokerage firm or nominee), you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. If you want to attend the special meeting and vote in person, we will give you ballots when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from such broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Q:	What does it mean if I get more than one proxy card?

A:	It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all of your shares of Crude common stock are voted.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee how to vote your shares, following the instructions contained in the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee how to vote my shares?

A:	If you neither attend the meeting, return your proxy card or instruct your bank, brokerage firm or nominee how to vote your shares, and your bank, brokerage firm or nominee does not have discretionary authority to vote on your behalf in the absence of instructions, your shares will not be treated as shares present for purposes of determining the presence of a quorum on any matter.

If you do attend the meeting, return your proxy card, instruct your bank, brokerage firm or nominee how to vote your shares, or if your bank, brokerage firm or nominee has discretionary authority to vote on your behalf and either attend the meeting or return the proxy card, your shares will be treated as shares present for purposes of determining the presence of a quorum. For purposes of determining the presence of a quorum, it makes no difference whether you have instructed your bank, brokerage firm or nominee to vote for, against or abstain.

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker.

Q:	Why is my vote important?

A:	If you do not return your proxy card or vote in person at the special meeting, it will be more difficult for Crude to obtain the necessary quorum to hold the special meeting. In addition, the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, require the affirmative votes of the holders of a majority of the voting power of the shares of Crude common stock and Crude Class B stock outstanding and entitled to vote at the Special Meeting, voting as a single class; the sole holder of the shares of Crude Class B stock outstanding and entitled to vote at the Special Meeting, voting as a separate class; and a majority of voting power of the shares of Crude common stock outstanding and entitled to vote at the Special Meeting that are held by the Unaffiliated Shareholders, voting as a separate class. Because these three required votes are based on a majority of all shares outstanding (i.e., not just a majority of the shares present at the meeting and voting), if you abstain from voting, or if you fail to vote or fail to instruct your bank, brokerage firm or nominee how to vote, that will make it more difficult to achieve the votes required to approve the Merger Proposal.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. You should send any notice of revocation or your completed new proxy card, as the case may be, to:

Crude Carriers Corp.

Investor Relations Representative

Nicolas Bornozis, President Capital Link, Inc. 230 Park Avenue — Suite 1536 New York, NY 10160, USA Tel: +1 212 661-7566 E-mail: crudecarriers@capitallink.com

Q:	When is the merger expected to occur?

A:	Assuming the requisite shareholder approval is received, Crude expects that the merger will occur during the third quarter of 2011.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not adopted by the shareholders of Crude or if the merger is not consummated for any other reason, the shareholders of Crude would not receive any payment for their shares of Crude common stock or Crude Class B stock in connection with the merger. Instead, Crude would remain an independent public company, and the Crude common stock would continue to be listed and traded on the NYSE. Under specified circumstances, Crude may be required to pay to CPLP a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 99.

Q:	May I seek statutory appraisal rights with respect to my shares?

A:	Under Marshall Islands law, a shareholder of a corporation has the right to vote against any plan of merger to which the corporation is a party. If such shareholders vote against the plan of merger, they may have the right to seek payment from their corporation of the appraised fair value of their shares (instead of the contractual merger consideration). However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available if the shares of such class or series of stock are (i) listed on a securities exchange or (ii) held of record by more than 2,000 holders. Since shares of Crude common stock are traded on the NYSE, a dissenting holder of shares of Crude common stock has no right to receive payment from Crude for the appraised fair market value of his shares under Marshall Islands law. Furthermore, pursuant to the Support Agreement, CCIC, as the sole holder of the Crude Class B stock, has waived any appraisal rights it might have under Marshall Islands law.

Q:	Is the merger expected to be taxable to me?

A:	The merger has been structured to qualify as a reorganization for United States federal income tax purposes, and it is a condition to CPLP’s and Crude’s obligations to complete the merger that CPLP receive a legal opinion from a nationally recognized law firm, which is expected to be Akin Gump Strauss Hauer & Feld LLP, and Crude receive a legal opinion from Sullivan & Cromwell LLP, to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Provided that the merger qualifies as such, holders of Crude common stock generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their Crude common stock for CPLP common units pursuant to the merger, except for any gain or loss that may result from the receipt by such holders of cash instead of fractional CPLP common units.

It is important to note that the United States federal income tax consequences described above may not apply to some holders of Crude common stock, including certain holders specifically referred to under “Material United States Federal Income Tax Consequences to Crude Shareholders” beginning on page 75. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the tax consequences of the merger in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.

Q:	Where can I find more information about the companies?

A:	You can find more information about Crude and CPLP in the documents described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” on page 128 and on the website of each company at www.crudecarrierscorp.com for Crude and www.capitalpplp.com for CPLP.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger agreement and the proposed transaction fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which CPLP refers you, including in particular the copies of the merger agreement and the opinion of Jefferies & Company, Inc. that are attached to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. Please see also “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” on page 128. CPLP has included page references parenthetically to direct you to a more complete description of many of the topics presented in this summary.

The Companies (page 44)

Crude Carriers Corp.
3 Iassonos Street
Piraeus, 18537
Greece
+30 210 4584 900

Crude Carriers Corp. is a corporation organized under the laws of the Republic of the Marshall Islands focusing on the maritime transportation of crude oil cargoes. It employs its vessels in the spot tanker market or under spot related employment. Crude owns a modern, high specification fleet of crude oil tankers, comprising two VLCCs (Very Large Crude Carriers) and three Suezmax tankers, with a weighted average age of 2.7 years as of June 30, 2011, and a total carrying capacity of approximately 1,058,344 dwt. Crude’s vessels transport mainly crude oil and fuel oil along worldwide shipping routes. Capital Ship Management Corp., a subsidiary of Capital Maritime & Trading Corp. (“Capital Maritime”), an international shipping company, serves as the manager of Crude’s vessels. Currently three out of Crude’s five vessels are employed with Shell International Trading & Shipping Co. Ltd. (“Shell”) under spot index linked time charter arrangements, which are also subject to a profit sharing arrangement. Shares of Crude common stock have traded on the NYSE under the symbol “CRU” since Crude’s initial public offering in March 2010. As of June 30, 2011, Crude had approximately $407.5 million in total assets.

Capital Product Partners L.P.
3 Iassonos Street
Piraeus, 18537
Greece
+30 210 4584 900

Capital Product Partners L.P. is a limited partnership organized under the laws of the Republic of the Marshall Islands, whose vessels trade on a worldwide basis and are capable of carrying crude oil, refined oil products, such as gasoline, diesel, fuel oil and jet fuel, as well as edible oils and certain chemicals such as ethanol. As of June 30, 2011, CPLP’s fleet consisted of 21 double-hull tankers with an average age of approximately 5.0 years, including one of the largest Ice Class 1A MR product tanker fleets in the world based on number of vessels and carrying capacity, with 90% of the fleet total days in the last six months of 2011 secured under period charter coverage. In June 2011 CPLP began operating one drybulk capesize vessel. Capital Ship Management Corp., a subsidiary of Capital Maritime, serves as the manager of CPLP’s vessels. CPLP charters 19 of its 22 vessels (including the capesize vessel) under medium- to long-term time and bareboat charters to large charterers such as BP Shipping Limited, Petroleo Brasileiro S.A., Capital Maritime and subsidiaries of Overseas Shipholding Group Inc. CPLP’s common units trade on Nasdaq under the symbol

“CPLP.” CPLP unitholders also receive reports on Form 1099, as the partnership is treated as a corporation for U.S. tax purposes. As of June 30, 2011, CPLP had approximately $847.0 million in total assets.

Capital GP L.L.C.
3 Iassonos Street
Piraeus, 18537
Greece
+30 210 4584 900

Capital GP L.L.C. is a limited liability company organized under the laws of the Republic of the Marshall Islands. It is the general partner of CPLP and a wholly-owned subsidiary of Capital Maritime.

Poseidon Project Corp.
3 Iassonos Street
Piraeus, 18537
Greece
+30 210 4584 900

Poseidon Project Corp. is a corporation incorporated under the laws of the Republic of the Marshall Islands and is a wholly-owned subsidiary of CPLP. This entity was recently formed for the sole purpose of effecting the merger.

Structure of the Proposed Transaction (page 45)

The merger agreement provides for the transaction described below. The merger agreement is attached to this document as Appendix A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the proposed transaction and your rights and obligations in connection with the proposed transaction.

Pursuant to the merger agreement at the time the proposed transaction is completed:

•	MergerCo will be merged with and into Crude, with Crude continuing as the surviving corporation, as a result of which Crude will become a wholly-owned subsidiary of CPLP; and

•	each share of Crude common stock and Crude Class B stock will be automatically converted into the right to receive 1.56 CPLP common units (the “Crude exchange ratio”).

In addition, at the effective time of the proposed transaction:

•	Crude’s amended and restated articles of incorporation and its amended and restated bylaws will be substantially in the forms attached as Annex B and Annex C to Appendix A of this proxy statement/prospectus;

•	CPLP’s current directors and one current member of the Crude Independent Committee, which will be Dimitris Christacopoulos, will be the directors of CPLP immediately after the effective time of the proposed transaction, and Evangelos M. Marinakis will continue to serve as Chairman of the Board of CPLP, as described in the section captioned “The Proposed Transaction — Continuing Board and Management Positions” beginning on page 74;

•	CPLP’s current officers will remain in their positions. There will be additional officers as described in the section captioned “The Proposed Transaction — Continuing Board and Management Positions” beginning on page 74;

•	CPLP’s current headquarters will be the combined company’s headquarters; and

•	CPLP’s common units will continue to be listed and traded on Nasdaq under the trading symbol “CPLP.” As promptly as practicable following completion of the transaction, CPLP will cause all shares of Crude common stock to be delisted from the NYSE.

Crude and CPLP expect to incur approximately $4.0 million and $4.0 million, respectively, in fees and costs associated with consummating the proposed transaction.

The structural organization of the companies before and after completion of the proposed transaction is illustrated on the following pages.

BEFORE THE PROPOSED TRANSACTION
(as of June 30, 2011)

Recommendation to Crude’s Shareholders (page 57)

The Crude Board (consistent with the recommendation of the Crude Independent Committee) believes the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair and reasonable to, and in the best interests of, Crude and its shareholders, including the Unaffiliated Shareholders, and recommends that you vote “FOR” the Merger Proposal. When you consider the Crude Board’s recommendation, you should be aware that Crude’s directors may have interests in the transaction that may be different from, or in addition to, your interest. These interests are described in “The Proposed Transaction — Interests of Crude’s Directors and Executive Officers in the Proposed Transaction.”

Crude’s Reasons for the Proposed Transaction (page 57)

In evaluating the proposed transaction, the Crude Independent Committee consulted its legal and financial advisors and, in making its recommendation, considered a number of factors, including those factors described under “The Proposed Transaction — Background of the Proposed Transaction,” and “The Proposed Transaction — Recommendation of the Crude Independent Committee and the Crude Board; Crude’s Reasons for the Proposed Transaction.”

Opinion of the Crude Independent Committee’s Financial Advisor (page 62)

The Crude Independent Committee retained Jefferies & Company, Inc. (“Jefferies”) to act as its financial advisor in connection with the merger and to render to the Crude Independent Committee an opinion as to the fairness of the Crude exchange ratio to the Unaffiliated Shareholders. At the meeting of the Crude Independent Committee on May 5, 2011, Jefferies rendered its opinion to the Crude Independent Committee, to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies set forth in its opinion, the Crude exchange ratio was fair, from a financial point of view, to the Unaffiliated Shareholders.

Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was directed to the Crude Independent Committee and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the Crude exchange ratio to the Unaffiliated Shareholders. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of Crude common stock or Crude Class B stock should vote on the merger or any matter related thereto.

The full text of the written opinion of Jefferies is attached as Appendix B to this proxy statement/prospectus. Crude encourages its shareholders to read Jefferies’ opinion carefully and in its entirety.

Crude Special Meeting; Record Date; Required Vote (page 40)

The special meeting of Crude shareholders is scheduled to be held on September 20, 2011 at 3 Iassonos Street, Piraeus, 18537 Greece (Athens, Greece time) at 11:00 AM. You are entitled to vote at the Crude special meeting if you were a holder of shares of Crude common stock at the close of business on August 15, 2011, which is the record date for the Crude special meeting.

The proposed transaction will not be consummated unless the merger agreement is approved and adopted, and the transactions contemplated by the merger agreement, including the merger, are approved, by the holders of a majority of the voting power of shares of Crude common stock and Crude Class B stock outstanding and entitled to vote at the Special Meeting, voting together as a single class; by the sole holder of shares of Crude Class B stock outstanding and entitled to vote at the Special Meeting, voting as a separate class; and by a majority of the voting power of the shares of Crude common stock outstanding and entitled to vote at the Special Meeting that are held by the Unaffiliated Shareholders, voting as a separate class.

Shares Owned by Directors and Executive Officers (page 73)

As of the record date for the Crude special meeting, the directors and executive officers of Crude beneficially owned 154,000 shares of Crude common stock, which represented approximately 1.10% of the shares of Crude common stock outstanding on that date.

Interests of Certain Persons in the Proposed Transaction (page 73)

In considering the recommendations of the Crude Board (consistent with the recommendation of the Crude Independent Committee) with respect to the proposed transaction, you should be aware of the benefits available to the executive officers and directors of Crude in connection with the proposed transaction, and the potential conflicts of interest which they may have with Crude’s shareholders. These individuals have certain interests in the proposed transaction that may be different from, or in addition to, the interests of Crude’s shareholders. The Crude Independent Committee and the Crude Board were aware of these interests and considered them, among other matters, in making their recommendations. These interests and arrangements include:

•	certain directors and officers of Crude are also directors and/or officers of CPLP, Capital GP, Capital Maritime and Capital Ship Management, including Evangelos M. Marinakis, who is the Chairman and Chief Executive Officer of Crude as well as the Chairman of the CPLP Board, a director of Capital Maritime and the Chief Executive Officer and President of Capital Maritime, Ioannis E. Lazaridis, who is the President of Crude as well as a director of CPLP and Capital Maritime, the Chief Executive Officer and Chief Financial Officer of Capital GP and the Chief Financial Officer of Capital Maritime and Gerasimos G. Kalogiratos, who is a director and the Chief Financial Officer of Crude as well as the Finance Director of Capital Maritime and the Investment Relations Officer of CPLP;

•	beneficial ownership by Crude directors and executive officers of CPLP common units, although no Crude director or executive officer owns more than 1.0% of the outstanding CPLP common units;

•	at the time the merger is consummated, the commencement of service on the CPLP Board by Dimitris Christacopoulos, a member of the Crude Board and Chairman of the Crude Independent Committee who was designated to assume this position by the Crude Board after the execution of the merger agreement and in accordance with the merger agreement; and

•	the lapsing of the vesting requirements relating to shares of Crude common stock held by members of the Crude Independent Committee, other than Dimitris Christacopoulos (who collectively hold, subject to vesting requirements, an aggregate of approximately 20,000 shares of Crude common stock, or the right to receive approximately 31,200 CPLP common units), immediately prior to the effective time of the merger.

Information relating to the interests of Crude’s directors and executive officers generally is located beginning on page 73.

M/V Cape Agamemnon Acquisition

On June 10, 2011, CPLP acquired from Capital Maritime 100% of the shares of capital stock of Patroklos Marine Corp. a corporation organized under the laws of the Republic of the Marshall Islands, that was the registered owner of the dry cargo vessel M/V Cape Agamemnon (the “Cape Agamemnon”) for a total consideration of approximately $98.5 million, paid in a combination of CPLP common units and cash. CPLP issued 6,958,000 CPLP common units to Capital Maritime based on a $10.35 price per unit, as part of the consideration for the acquisition of the Cape Agamemnon, and paid approximately $26.5 million in cash. In connection with the transaction, Capital Maritime caused Capital GP to contribute approximately $1.5 million to CPLP in exchange for 142,000 general partner units. The purchase value of the Cape Agamemnon of $83.5 million used in CPLP’s financial statements is calculated based on the issuance of CPLP common units at their closing price on June 9, 2011 of $8.20 per unit.

Assuming the consummation of the merger, CPLP unitholders will own approximately 65% of the combined company, with Crude shareholders owning the remaining approximately 35% of the combined company (including 3,284,210 common units to be issued to CCIC). As a result of the merger, Capital Maritime, the owner of Capital GP, will own approximately 27.1% of the combined company, including ownership resulting from the general partnership interest in the combined company held by Capital GP and, collectively, Capital Maritime and CCIC would own approximately 31.7% of the combined company. Under the CPLP Partnership Agreement, Capital GP, which is owned by Capital Maritime, also has the right to contribute CPLP common units in return for general partner units in order to maintain a 2% general partner interest in CPLP. If the proposed transaction is consummated, shortly thereafter Capital GP expects to contribute approximately 499,346 CPLP common units in return for general partner units in order to maintain its 2% general partner interest.

The acquisition of the Cape Agamemnon makes CPLP subject to various risks. Please see the section captioned “Risk Factors” beginning on page 22.

Treatment of Crude Unvested Shares in the Proposed Transaction (page 87)

Crude has issued shares of Crude common stock subject to certain vesting requirements pursuant to the Crude 2010 Equity Incentive Plan, adopted March 1, 2010 (the “Crude Equity Plan”). The proposed transaction will not have a substantial effect on any such outstanding shares under the Crude Equity Plan. The shares under the plan will be converted into equivalent grants with respect to CPLP common units and all the vesting requirements will remain the same. Notwithstanding the foregoing, the vesting requirements relating to the shares held by those members of the Crude Independent Committee who are not designated by Crude to serve as a member of the CPLP board of directors (the “CPLP Board”) (an aggregate of approximately 20,000 shares of Crude common stock or the right to receive approximately 31,200 CPLP common units) will lapse immediately prior to the effective time of the merger, and such shares will vest in full immediately prior to the effective time of the merger.

What Crude Shareholders Will Receive in the Proposed Transaction (page 45)

Crude shareholders will receive 1.56 CPLP common units for each share of Crude common stock or Crude Class B stock they own.

Conditions to Completion of the Proposed Transaction (page 98)

The obligations of CPLP and Crude to complete the merger are subject to the satisfaction of certain customary conditions, including the adoption of the merger agreement by Crude’s shareholders, the accuracy of the representations and warranties of the parties, and compliance by the parties with their respective obligations under the merger agreement. The obligations of CPLP and Crude to complete the merger are subject to the satisfaction of certain other conditions, including authorization for the listing on the Nasdaq of the CPLP common units to be issued to Crude shareholders pursuant to the merger and the effectiveness of the amendments contemplated in the merger agreement to CPLP’s second amended and restated limited partnership agreement (the “CPLP Partnership Agreement”) and CPLP’s Omnibus Agreement (the “CPLP Omnibus Agreement”).

Termination of the Merger Agreement (page 99)

The merger agreement may be terminated under the following circumstances:

•	by mutual written consent of Crude and CPLP;

•	by either Crude or CPLP upon written notice if:

•	the merger is not consummated by September 30, 2011;

•	the merger is enjoined or otherwise prohibited by law;

•	Crude fails to obtain the requisite approvals; or

•	the other party materially breaches certain provisions of the merger agreement.

•	by CPLP, upon written notice to Crude, in the event of a company change in recommendation;

•	by Crude, upon written notice to CPLP, if Crude decides to accept a superior proposal (as defined in the merger agreement), as described in the merger agreement; or

•	by CPLP, should any permanent injunction or court order (i) require or permit Crude to act or fail to act in a manner that would, in the absence of the injunction or court order, constitute a material violation of the non-solicitation provision of the merger agreement or (ii) reduce or otherwise limit the rights of CPLP, Capital GP or MergerCo in any material respect under such non-solicitation provision.

Subject to certain procedural requirements, the Crude Board may withdraw or change its recommendation to the Crude shareholders with respect to the merger if the Crude Board determines that to do otherwise would be inconsistent with its fiduciary duties. In addition, subject to certain procedural requirements (including the ability of CPLP to revise its offer) and payment of the termination fee and expense reimbursement discussed below, Crude may terminate the merger agreement and enter into an agreement with a third party that makes a superior proposal. See the section captioned “The Merger Agreement — Termination of the Merger Agreement” beginning on page 99 for a discussion of these and other rights of each of Crude and CPLP to terminate the merger agreement.

Termination Fees; Reimbursement of Expenses (page 100)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 100, Crude may be obligated to pay a termination fee of $9.0 million less any expenses previously paid to CPLP.

If the merger agreement is terminated by Crude because of CPLP’s breach of its representations and warranties or covenants and agreements, CPLP will pay Crude the expenses of Crude incurred in connection with the merger, up to $3.0 million. If the merger agreement is terminated by CPLP because of Crude’s breach of its representations and warranties or covenants and agreements, Crude will pay CPLP the expenses of CPLP incurred in connection with the merger, up to $3.0 million.

Acquisition Proposals and a Company Change in Recommendation (page 95)

The merger agreement provides that Crude is not permitted to initiate, solicit, facilitate or encourage any acquisition proposal (as described in “The Merger Agreement — Acquisition Proposals and a Company Change in Recommendation”), participate in any discussions or negotiations regarding, or furnish to any person any non-public information regarding, any acquisition proposal or waive any “standstill” agreement. Crude may furnish information to, or enter into or participate in discussions or negotiations with, any person that makes an unsolicited written acquisition proposal under certain circumstances described under “The Merger Agreement — Acquisition Proposals and a Company Change in Recommendation.”

The Crude Board may not (i)(A) withdraw, modify or qualify, in any manner adverse to CPLP, the company recommendation or (B) publicly approve or recommend any acquisition proposal or (ii) approve, adopt or recommend, or allow Crude or any of its subsidiaries to execute or enter into, any agreement or any tender or exchange offer in connection with, any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of Crude’s shareholders, the Crude Board may (x) make a company change in recommendation or (y) in connection with a superior proposal, terminate the merger agreement if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such action would constitute or would be reasonably likely to constitute a violation of its fiduciary duties to the shareholders under applicable law. However, the Crude Board will not be entitled to make a company change in recommendation pursuant to the previous sentence (or to terminate the merger agreement in order to enter into a transaction that the Crude Board has determined is a superior proposal) unless Crude and its subsidiaries comply with those procedures described under “The Merger Agreement — Acquisition Proposals and a Company Change in Recommendation.”

Ownership of Combined Company after Completion of the Proposed Transaction (page 45)

If the proposed transaction is consummated, then based on the number of shares of Crude common stock and Crude Class B stock outstanding on August 5, 2011, CPLP would issue approximately 24,967,275 CPLP common units to Crude shareholders in the proposed transaction, including 3,284,210 common units to be issued to CCIC. As a result of the proposed transaction and CPLP’s acquisition of the Cape Agamemnon, CPLP unitholders would own approximately 65% of the combined company and Crude shareholders would own approximately 35% of the combined company. Capital Maritime, the owner of Capital GP, would own approximately 27.1% of the combined company, including ownership resulting from the general partnership interest in the combined company held by Capital GP and, collectively, Capital Maritime and CCIC would own approximately 31.7% of the combined company. Under the CPLP Partnership Agreement, Capital GP, which is owned by Capital Maritime, also has the right to contribute CPLP common units in return for general partner units in order to maintain a 2% general partner interest in CPLP. If the proposed transaction is consummated, shortly thereafter Capital GP expects to contribute approximately 499,346 CPLP common units in return for general partner units in order to maintain its 2% general partner interest.

Treatment of Existing Debt Facilities in the Proposed Transaction (page 75)

Neither Crude nor CPLP anticipates drawing down on its credit facilities in connection with the consummation of the proposed transaction. The parties anticipate that, following the merger, CPLP may reach an arrangement with its lenders to draw down its existing credit facilities to refinance the debt of Crude’s vessels unless CPLP obtains better or similar terms elsewhere, but this is subject to certain conditions and entails various risks. Please see the section captioned “Risk Factors” beginning on page 22.

In connection with CPLP’s acquisition of the dry cargo vessel Cape Agamemnon from Capital Maritime, CPLP drew down on a new credit facility of $25 million provided by Credit Agricole Emporiki Bank in order to partially finance the acquisition of the shares of the vessel owning company of the Cape Agamemnon from Capital Maritime. This credit facility is non-amortizing until March 31, 2013 and will be repaid in twenty equal consecutive quarterly installments commencing in June 2013 plus a balloon payment in March 2018. Loan commitment fees are calculated at 0.50% per annum on any undrawn amount and are paid quarterly. This credit facility contains customary ship finance covenants and is secured and guaranteed by the vessel owning company of the Cape Agamemnon.

Material United States Federal Income Tax Consequences to Crude Shareholders (page 75)

The merger has been structured to qualify as a reorganization for United States federal income tax purposes, and it is a condition to CPLP’s and Crude’s obligations to complete the merger that CPLP receive a legal opinion from a nationally recognized law firm, which is expected to be Akin Gump Strauss Hauer & Feld LLP, and Crude receive a legal opinion from Sullivan & Cromwell LLP, to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as such, holders of Crude common stock generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their Crude Carries common stock for CPLP common units pursuant to the merger, except for any gain or loss that may result from the receipt by such holders of cash instead of fractional CPLP common units.

It is important to note that the United States federal income tax consequences described above may not apply to some holders of Crude common stock, including certain holders specifically referred to under the section captioned “Material United States Federal Income Tax Consequences to Crude Shareholders” beginning on page 75. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the tax consequences of the merger in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.

Regulatory Matters (page 90)

No further regulatory filings or approvals will be required for the completion of the merger other than the filing of the merger agreement with the Republic of the Marshall Islands corporate registry upon approval of the Merger Proposal by Crude shareholders.

Appraisal Rights of Dissenting Shareholders (page 127)

Under Marshall Islands law, a shareholder of a corporation has the right to vote against any plan of merger to which the corporation is a party. If such shareholders vote against the plan of merger, they may have the right to seek payment from their corporation of the appraised fair value of their shares (instead of the contractual merger consideration). However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available if the shares of such class or series of stock are (i) listed on a securities exchange or (ii) held of record by more than 2,000 holders. Since shares of Crude common stock are traded on the NYSE, a dissenting holder of shares of Crude common stock has no right to receive payment from Crude for the appraised fair market value of his shares under Marshall Islands law. Furthermore, pursuant to the Support Agreement, CCIC, as the sole holder of the Crude Class B stock, has waived any appraisal rights it might have under Marshall Islands law.

Risk Factors (page 22)

An investment in CPLP common units involves risks, some of which are related to the merger. In considering the proposed merger, you should carefully consider the information about these risks set forth under “Risk Factors” beginning on page 22, together with the other information included or incorporated by reference in this proxy statement/prospectus.

Listing and Trading of CPLP Common Units after Completion of the Proposed Transaction; Delisting of Crude Common Stock (page 74)

CPLP common units will continue to be listed on Nasdaq after completion of the proposed transaction. The Crude common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration under the Exchange Act may be terminated upon application to the SEC if the shares of Crude common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. As a result of such deregistration, Crude will no longer be required to file reports with the SEC or otherwise be subject to the United States federal securities laws applicable to public companies.

Comparison of Rights of Shareholders of Crude and Unitholders of CPLP (page 116)

Pursuant to the proposed transaction, Crude shareholders will receive CPLP common units. Therefore, after the consummation of the proposed transaction, current Crude shareholders will become CPLP unitholders, and their rights as CPLP unitholders will be governed by the CPLP Partnership Agreement, which will be further amended to modify certain terms, as required by the merger agreement. See the section captioned “the Merger Agreement — Governance Matters after the Merger.” While both Crude and CPLP are organized under the laws of the Republic of the Marshall Islands, and accordingly their equityholder rights are both governed by Marshall Islands law, there are certain differences between the rights of Crude shareholders and the rights of holders of CPLP common units. For example, while the business and affairs of each of Crude and CPLP are overseen by a board of directors, because CPLP is a limited partnership, its day-to-day affairs are managed by its general partner and the general partner’s officers, at the direction and subject to the authority of the CPLP Board. Crude is a corporation and has its own officers who are appointed by the Crude Board. Furthermore, the CPLP Board is composed of seven directors, three directors who are appointed by its general partner and four directors who are elected by the holders of CPLP common units that are not affiliated with the general partner or its affiliates. However, both the Crude Board and the elected directors on the CPLP Board are classified into three classes, with the terms of each of the classes expiring in successive years. For a further description of material differences, please see the section captioned “Comparison of Rights of Shareholders of Crude and Unitholders of CPLP” beginning on page 116.

Comparative Stock Prices and Dividends (page 101)

CPLP common units are currently listed under the trading symbol “CPLP” on Nasdaq, and the Crude common stock is listed on the NYSE under the trading symbol “CRU.” On May 4, 2011, the last full trading day prior to the public announcement of the execution of the merger agreement, the closing price of a CPLP common unit was $11.27 per unit, and the closing price of a share of Crude common stock was $12.99 per share. The averages of the closing prices of CPLP common units and shares of Crude common stock for certain periods prior to the public announcement of the execution of the merger agreement are as follows:

	Crude Common	CPLP Common
	Shares	Units
	(NYSE)	(Nasdaq)

30 consecutive trading day average ending May 4, 2011	$14.05	$10.81
60 consecutive trading day average ending May 4, 2011	$14.53	$10.26
90 consecutive trading day average ending May 4, 2011	$15.10	$10.11

On August 4, 2011, the most recent practicable trading date prior to the printing of this proxy statement/prospectus, the closing price of Crude common stock was $10.11 per share, and the closing price of CPLP common units was $6.94 per unit. You are urged to obtain current market quotations prior to making any decision with respect to the proposed transaction.

CPLP has generally declared distributions in January, April, July and October of each year and paid those distributions in the subsequent month. In January 2010, CPLP introduced an annual distribution guidance of $0.90 per annum, or $0.225 per quarter. In July 2010, CPLP revised its annual distribution guidance to $0.93 per annum, or $0.2325 per quarter. CPLP made distributions in accordance with its guidance in November 2010, February 2011 and May 2011.

Crude’s dividend policy is to pay a variable quarterly dividend based on its cash available for distribution.

In November 2010, Crude declared a cash dividend of $0.20 per share, and paid that dividend on December 7, 2010 to shareholders of record on November 24, 2010. In February 2011, Crude declared a cash dividend of $0.30 per share, and paid that dividend on March 2, 2011 to shareholders of record on February 23, 2011. In May 2011, Crude declared a cash dividend of $0.25 per share, and paid that dividend on June 1, 2011 to shareholders of record on May 23, 2011.

The merger agreement provides that Crude may not declare or pay any dividends except the declaration and payment of a regular quarterly dividend for the quarter ended March 31, 2011 and the quarter ending June 30, 2011, in each case not in excess of $0.25 per share of Crude common stock and Crude Class B stock.

If the proposed transaction is consummated, CPLP intends to maintain its current cash distribution target of $0.93 per unit. The payment of distributions by CPLP following the merger, however, will be subject to approval and declaration by the CPLP Board and will depend on a variety of factors, including business, financial, legal and regulatory considerations, including but not limited to vessel earnings remaining at current levels or improving, refinancing of current debt obligations under similar terms as CPLP’s existing debt obligations in a timely fashion, operating and voyage expenses remaining at comparable levels, no accidents or material loss to its vessels occurring, as well as covenants under the combined company’s credit facilities. Please see the relevant subheadings under the section captioned “Risk Factors” beginning on page 22.

The Crude Board and the CPLP Board will continue to evaluate their respective dividend and distribution policies in light of applicable business, financial, legal and regulatory considerations. For more information regarding dividend policy and distributions of each of CPLP and Crude, and related matters, please see the section captioned “Comparative Stock Prices and Dividends” beginning on page 101.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CPLP

The following table sets forth certain selected historical consolidated financial data of CPLP prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The selected income statement data for each of the three years ended December 31, 2010, 2009, and 2008 and the selected balance sheet data as of December 31, 2010 and 2009 has been derived from the audited consolidated financial statements and the related notes of CPLP included in its Annual Report on Form 20-F filed with the SEC on February 4, 2011. The historical financial data presented for the years ended December 31, 2007 and 2006 have been derived from audited financial statements not included in this proxy statement/prospectus and are provided for comparison purposes only. The financial statements for the years ended December 31, 2007 and 2006 are not comparable to CPLP’s financial statements for the years ended December 31, 2010, 2009 and 2008. CPLP’s initial public offering on April 3, 2007, and certain other transactions that occurred thereafter, including the delivery or acquisition of 13 additional vessels, the exchange of two vessels, the new charters for vessels, the agreement CPLP entered into with Capital Ship Management for the provision of management and administrative services to its fleet for a fixed fee and certain new financing and interest rate swap arrangements CPLP entered into, affected results of operations. Furthermore, for the year ended December 31, 2006, only eight of the vessels in CPLP’s current fleet had been delivered to Capital Maritime and only two were in operation for the full year. The selected income statement and balance sheet data as of and for the six months ended June 30, 2011 and 2010 has been derived from the unaudited condensed and consolidated financial statements and the related notes of CPLP included in its Current Report on Form 6-K furnished to the SEC on August 5, 2011. Data presented for the six months ended June 30, 2011 do not necessarily represent the results that can be expected for the year ending December 31, 2011.

The information presented below is only a summary and should be read in conjunction with the respective audited and unaudited financial statements of CPLP, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See the section captioned “Where You Can Find More Information” beginning on page 128.

	Six Months	Six Months	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	Ended	Ended	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	June 30, 2011	June 30, 2010	2010(1)	2009(1)	2008(1)	2007(1)	2006(1)
	(Thousands of U.S. dollars, except net income per unit, distributions per unit and number of units)

Income Statement Data:
Revenues	$43,909	$61,828	$113,562	$134,519	$147,617	$98,730	$33,976
Revenues — related party	11,597	3,411	11,030	—	—	—	—
Total revenues	55,506	65,239	124,592	134,519	147,617	98,730	33,976
Expenses:
Voyage expenses(2)	1,776	4,204	7,009	3,993	5,981	6,238	3,103
Vessel operating expenses — related parties(3)	14,903	14,426	30,261	30,830	26,193	12,958	1,319
Vessel operating expenses(3)	79	1,034	1,034	2,204	5,682	7,894	6,891
General and administrative expenses	5,195	1,262	3,506	2,876	2,817	1,477	—
Depreciation and amortization	16,350	15,431	31,464	30,685	26,581	16,759	4,819
Total operating expenses	38,303	36,357	73,274	70,588	67,254	45,326	16,132
Operating income	17,203	28,882	51,318	63,931	80,363	53,404	17,844
Interest expense and finance costs	(16,469)	(16,523)	(33,259)	(32,675)	(26,631)	(14,792)	(6,510)
Loss on interest rate swap agreement			—	—	—	(3,763)	—
Gain from bargain purchase(8)	16,526	—	—	—	—	—	—
Interest and other income/(expense)	281	559	860	1,460	1,254	655	(65)
Net income	$17,541	$12,918	$18,919	$32,716	$54,986	$35,504	$11,269

	Six Months	Six Months	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	Ended	Ended	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	June 30, 2011	June 30, 2010	2010(1)	2009(1)	2008(1)	2007(1)	2006(1)
	(Thousands of U.S. dollars, except net income per unit, distributions per unit and number of units)

Less:
Net income attributable to Capital Maritime operations	—	(983)	983	3,491	4,219	13,933	11,269
CPLP’s net income	17,541	11,935	17,936	29,225	50,767	21,571	—
General partner’s interest in CPLP’s net income	351	239	359	584	13,485	431	—
Limited partners’ interest in CPLP’s net income	17,190	11,696	17,577	28,641	37,282	21,140	—
Net income allocable to limited partner per(4):
Common unit (basic and diluted)	0.44	0.41	0.54	1.15	1.56	1.11	—
Subordinated unit (basic and diluted)	—	—	—	1.17	1.50	0.70	—
Total unit (basic and diluted)	0.44	0.41	0.54	1.15	1.54	0.95	—
Weighted-average units outstanding (basic and diluted):
Common units	37,958,265	29,104,705	32,437,314	23,755,663	15,379,212	13,512,500	—
Subordinated units	—	—	—	1,061,488	8,805,522	8,805,522	—
Total units	37,958,265	29,104,705	32,437,314	24,817,151	24,184,734	22,318,022	—
Balance Sheet Data (at end of period):
Vessels, net and under construction	743,008	688,786	$707,339	$703,707	$750,815	$569,223	$262,972
Total assets	846,999	718,916	758,252	760,928	821,907	608,627	276,666
Total partners’ capital / shareholders’ equity(6)(7)	307,608	192,670	239,760	188,352	214,126	209,274	71,458
Number of units/shares	45,820,594	31,733,396	38,720,594	25,323,623	25,323,623	22,773,492	5,700
Common units	44,904,183	31,098,729	37,946,183	24,817,151	16,011,629	13,512,500	—
Subordinated units(5)	—	—	—	—	8,805,522	8,805,522	—
General Partner units	916,411	634,667	774,411	506,472	506,472	455,470	—
Dividends declared per unit	$0.47	$0.64	$1.09	$2.27	$1.62	$0.75	—
Cash Flow Data:
Net cash provided by operating activities	24,066	26,106	50,051	72,562	76,956	55,475	11,725
Net cash used in investing activities	(26,884)	(50,271)	(79,202)	(55,770)	(270,003)	(335,696)	(197,391)
Net cash provided by / used in financing activities	8,215	24,227	58,070	(56,389)	216,277	298,901	186,898

(1)	The amount of historical net income attributable to Capital Maritime operations for the following periods is excluded from the calculation of net income per unit attributable to CPLP’s unitholders:

a)	the year ended December 31, 2006,

b)	the period from January 1, 2007 to April 3, 2007 for the vessels in CPLP’s fleet at the time of its initial public offering,

c)	the period from January 1, 2007 to September 23, 2007, March 26, 2008 and April 29, 2008 for the M/T Attikos, the M/T Amore Mio II and the M/T Aristofanis, respectively,

d)	the years ended December 31, 2007 and 2008 and the period from January 1, 2009 to April 6, 2009 and April 12, 2009 for the M/T Agamemnon II and M/T Ayrton II, respectively,

e)	the years ended December 31, 2007, 2008 and 2009 and for the period from January 1, 2010 to June 29, 2010 for the M/T Alkiviadis, and

f)	the period from April 13, 2009 to December 31, 2009 and from January 1, 2010 to February 28, 2010 for the M/T Atrotos. The results of operations of the vessels mentioned above are included in CPLP’s income statements for the periods prior to their acquisitions by CPLP as these vessels were acquired from an entity under common control. However, such earnings for the periods prior to their acquisitions were not allocated to CPLP’s unitholders and were not included in the cash available for distribution calculation. Additionally, CPLP does not believe that a presentation of earnings per unit for periods prior to its initial public offering in 2007 would be meaningful to its investors as the vessels comprising its current fleet were either under construction or operated as part of Capital Maritime’s fleet with different terms and conditions than those in place after their acquisition by CPLP.

(2)	Vessel voyage expenses primarily consist of commissions, port expenses, canal dues and bunkers.

(3)	Since April 4, 2007, CPLP’s vessel operating expenses have consisted primarily of management fees payable to Capital Ship Management Corp., its manager, who provides commercial and technical services such as crewing, repairs and maintenance, insurance, stores, spares and lubricants, as well as administrative services pursuant to management and administrative services agreements.

(4)	On January 1, 2009, CPLP retroactively adopted accounting guidance newly available at the time relating to the Application of the Two — Class Method and its application to Master Limited Partnerships which considers whether the incentive distributions of a master limited partnership represent a participating security when considered in the calculation of earnings per unit under the Two — Class Method. This guidance also considers whether the CPLP Partnership Agreement contains any contractual limitations concerning distributions to the incentive distribution rights that would impact the amount of earnings to allocate to the incentive distribution rights for each reporting period. In addition, since the issuance of the non-vested units as discussed in (7) below, CPLP has applied the Two — Class Method, which requires CPLP to allocate the portion of net income to non-vested units resulting in a reduction of net income available to common unitholders.

(5)	Following the early termination of the subordination period on February 14, 2009, all of CPLP’s 8,805,522 subordinated units converted into common units on a one-for-one basis. Please read “Item 8: Financial Information — Termination of the Subordination Period” to CPLP’s financial statements included in CPLP’s most recent 20-F, which is incorporated by reference to this proxy statement/prospectus, for additional information.

(6)	In February and August 2010 CPLP successfully completed two equity offerings of 6,281,578 and 6,052,254 common units, respectively, which include the partial exercise of the underwriters’ overallotment option of 481,578 and 552,254 common units, respectively. During the same periods CPLP issued, in exchange for cash, 128,195 and 123,515 general partner units, respectively, to Capital GP, its general partner, pursuant to the terms of the CPLP Partnership Agreement which entitles Capital GP to maintain its 2% interest in CPLP.

(7)	On August 31, 2010, CPLP issued either directly or through Capital GP, its general partner, 795,200 units to the members of the CPLP Board, to all employees of Capital GP, CPLP’s manager, Capital Maritime and certain key affiliates and other eligible persons.

Please read “Item 6E: Share Ownership — Omnibus Incentive Compensation Plan” and Note 13 (Omnibus Incentive Compensation Plan) to CPLP’s financial statements, which are incorporated by reference to this proxy statement/prospectus, for additional information.

(8)	During the six months period ended June 30, 2011 we recorded gain from bargain purchase related to the acquisitions of the shares of the vessel owning company of the M/V Cape Agamemnon as the fair value of the vessel and the attached to the vessel time charter exceeded the purchase consideration.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CRUDE

The following table sets forth certain selected historical consolidated financial data of Crude prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The selected income statement data for each of the years in the three years ended December 31, 2010, 2009, and 2008 and the selected balance sheet data as of December 31, 2010 and 2009 have been derived from the audited consolidated financial statements and the related notes of Crude included in its Annual Report on Form 20-F filed with the SEC on April 18, 2011. The historical financial data presented for the year ended December 31, 2007 and the period from April 6, 2006 (inception) to December 31, 2006 have been derived from financial statements not included in this proxy statement/prospectus and are provided for comparison purposes only. The financial statements for the years ended December 31, 2009, 2008, 2007 and for the period from April 6, 2006 (inception) to December 31, 2006 are not comparable to Crude’s financial statements for the year ended December 31, 2010. Crude’s initial public offering on March 17, 2010, and certain other transactions that occurred thereafter, including the delivery or acquisition of four additional vessels, the agreement Crude entered into with Capital Ship Management for the provision of management and administrative services to its fleet and the new revolving credit facility Crude entered into, as amended, have materially affected its results of operations. Furthermore, for the years ended December 31, 2009, 2008, 2007 and for the periods from April 6, 2006 (inception) to December 31, 2006 and January 1, 2010 to March 30, 2010, only one of the vessels in Crude’s current fleet, the Miltiadis M II, had been delivered and was operating. The selected statement of operations and balance sheet data as of and for the six months ended June 30, 2011 and 2010 has been derived from the unaudited consolidated financial statements and the related notes of Crude included in its Current Report on Form 6-K furnished to the SEC on August 5, 2011. Data presented for the six months ended June 30, 2011 do not necessarily represent the results that can be expected for the year ending December 31, 2011.

The information presented below is only a summary and should be read in conjunction with the respective audited and unaudited financial statements of Crude, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See the section captioned “Where You Can Find More Information” beginning on page 128.

							Period from
	Six Months	Six Months	Year Ended	Year Ended	Year Ended	Year Ended	April 6, 2006
	Ended	Ended	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	(inception) to
	June 30, 2011	June 30, 2010	2010	2009	2008	2007	Dec. 31, 2006
	(Thousands of U.S. dollars, except net income/(loss) per share, dividends per share and number of shares)

Statement of Operations Data:
Revenues	$22,621	$28,290	$55,882	$16,870	$39,166	$24,665	$15,017
Expenses:
Voyage expenses(1)	7,023	11,873	18,482	6,252	14,317	10,800	5,182
Vessel voyage expenses — related party(1)	284	267	611	—	—	—	—
Vessel operating expenses(2)	7,245	3,217	9,152	2,457	2,351	2,243	1,292
Vessel operating expenses — related party(2)	779	304	1,086	540	540	270	176
General and administrative expenses	4,604	623	3,264	—	301	—	—
Vessel depreciation	8,011	3,304	11,317	3,357	3,356	3,356	2,238
Other operating income	—	—	(1,286)	—	—	—	—

Total operating expenses	27,946	19,588	42,626	12,606	20,865	16,669	8,888

Operating (loss) / income	(5,325)	8,702	13,256	4,264	18,301	7,996	6,129
Interest expense and finance costs	(2,705)	(986)	(3,687)	(530)	(1,590)	(3,132)	(3,059)
Interest and other income/(expenses)	57	328	328	2	1	(18)	(4)
Net income/(loss)	(7,973)	$8,044	$9,897	$3,736	$16,712	$4,846	$3,066

							Period from
	Six Months	Six Months	Year Ended	Year Ended	Year Ended	Year Ended	April 6, 2006
	Ended	Ended	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	(inception) to
	June 30, 2011	June 30, 2010	2010	2009	2008	2007	Dec. 31, 2006
	(Thousands of U.S. dollars, except net income/(loss) per share, dividends per share and number of shares)

Net income/(loss) per share (basic and diluted):	$(0.51)	$0.80	$0.76	$1.77	$7.94	$2.30	$1.97
Weighted-average number of shares (basic and diluted):
Common shares (basic and diluted)	13,500,000	7,906,077	10,726,027	—	—	—	—
Class B shares (basic and diluted)(3)	2,105,263	2,105,263	2,105,263	2,105,263	2,105,263	2,105,263	1,557,318
Total shares (basic and diluted)	15,605,263	10,011,340	12,831,290	2,105,263	2,105,263	2,105,263	1,557,318
Balance Sheet Data (at end of period):
Vessels, net	$385,327	$400,841	$392,969	$76,238	$79,595	$82,951	$86,307
Total assets	407,519	432,765	418,297	81,260	82,174	88,413	89,150
Total long-term debt including current portion	134,580	134,580	134,580	32,460	35,621	39,587	65,800
Total shareholders’ equity(4)	261,896	286,002	277,620	46,860	43,124	26,412	21,566
Number of common shares	13,899,400	13,500,000	13,894,400	—	—	—	—
Number of Class B shares(3)	2,105,263	2,105,263	2,105,263	2,105,263	2,105,263	2,105,263
Total number of shares	16,004,663	15,605,263	15,999,663	2,105,263	2,105,263	2,105,263	2,105,263
Dividends declared per share	$0.55	$—	$0.70	—	—	—	—
Cash Flow Data:
Net cash provided by / used in operating activities	$5,476	$(3,647)	$18,755	$3,161	$20,859	$9,313	$4,471
Net cash used in investing activities	(24)	(403,948)	(404,274)	—	—	—	(88,545)
Net cash (used in) provided by / financing activities	(8,801)	409,409	396,443	(3,161)	(20,869)	(9,310)	84,082

(1)	Voyage expenses primarily consist of commissions, port expenses, canal dues and bunkers. Vessel voyage expenses — related party includes commissions payable to Crude’s manager, Capital Maritime.

(2)	Crude’s vessel operating expenses consist primarily of crew costs, insurance, repairs and maintenance, stores, lubricants, spares and consumables, professional and legal fees and miscellaneous expenses. Vessel operating expenses — related party also includes management fees payable to Crude’s manager.

(3)	Crude considers the issuance of shares of Class B stock as an equity recapitalization. Crude has used the 2,105,263 shares of Class B stock in the calculation of net income per share for all the periods presented herein, with the exception of 2006 where the weighted-average number of shares of Class B stock outstanding during the year was used in the calculation.

(4)	On March 1, 2010, Crude adopted the Crude Equity Plan. On August 31, 2010, Crude issued 394,400 shares in the aggregate to the members of the Crude Board, all employees of the company, its manager, Capital Maritime, and certain key affiliates and other eligible persons. An additional 5,000 shares were issued in March 2011.

Please read “Item 6E: 2010 Equity Incentive Plan” and Note 11 (Equity Incentive Plan) to Crude’s Financial Statements, which are incorporated by reference to this proxy statement/prospectus, for additional information.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables present, as at the dates and for the periods indicated, selected unaudited pro forma condensed financial data, which has been prepared to give effect to the proposed transaction using the acquisition method of accounting as if the proposed transaction closed on June 30, 2011 for selected balance sheet data and January 1, 2010 and carried forward through six months ended June 30, 2011 for selected income statement data.

You should read this information in conjunction with (i) Crude’s audited consolidated financial statements and the related notes included in Crude’s Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC on April 18, 2011, Crude’s unaudited condensed consolidated financial statements and the related notes for the six months ended June 30, 2011 included in Crude’s Current Report on Form 6-K furnished to the SEC on August 5, 2011, CPLP’s audited financial statements and the related notes included in CPLP’s Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC on February 4, 2011, and CPLP’s unaudited condensed consolidated financial statements and the related notes for the six months ended June 30, 2011 included in CPLP’s Current Report on Form 6-K furnished with the SEC on August 5, 2011, all of which are incorporated by reference herein and (ii) the unaudited pro forma condensed combined financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. See the sections captioned “Where You Can Find More Information” beginning on page 128 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 103.

The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and, therefore, is not necessarily indicative of the financial position or results of operations that might have been achieved had the proposed transaction occurred on (i) December 31, 2010 and (ii) January 1, 2011 and was carried forward through June 30, 2011, respectively. In addition, the selected unaudited pro forma condensed financial data is not necessarily indicative of the results of operations or financial position of the company in the future.

	Six Months	Year Ended
	Ended	Dec. 31,
	June 30, 2011	2010
	(Thousands of U.S. dollars, except net income per unit, distributions per unit and number of units)

Income Statement Data:
Revenues	$78,127	$180,474
Expenses:
Voyage expenses	8,799	25,491
Vessel voyage expenses — related party	284	611
Vessel operating expenses	7,324	10,186
Vessel operating expenses — related party	15,682	31,347
General and administrative expenses	9,494	6,503
Vessel depreciation	23,849	41,765
Other operating income	—	(1,286)

Total operating expenses	65,432	114,617

Operating income	$12,695	$65,857
Interest expense and finance costs	(17,571)	(34,589)
	16,526	—
Interest and other income	338	1,188
Net income	$11,988	$32,456

	Six Months	Year Ended
	Ended	Dec. 31,
	June 30, 2011	2010
	(Thousands of U.S. dollars, except net income per unit, distributions per unit and number of units)

Less:
Net income attributable to Capital Maritime operations	—	983
CPLP’s net income	$11,988	$31,473
General partner’s interest in CPLP’s net income	240	629
Limited partners’ interest in CPLP’s net income	11,748	30,844
Net income allocable to limited partner per:
Common unit (basic and diluted)	$0.19	$0.59
Weighted-average units outstanding (basic and diluted)(1):
Common units	61,862,070	52,069,715

Balance Sheet Data (at end of period):

At June 30, 2011

Vessels, net	1,134,758
Total assets	1,259,477
Total partners’ capital	574,463
Number of units(2)	70,787,869
Common units	69,372,112
General Partner units	1,415,757

(1)	The pro forma weighted average number of common units, basic and diluted, presented in the unaudited pro forma condensed combined income statement for the six month period ended June 30, 2011, and for the year ended December 31, 2010, respectively, include (i) CPLP’s weighted average number of units for the six month period ended June 30, 2011, and for the year ended December 31, 2010, respectively, (ii) Crude’s weighted average number of shares of Crude common stock and Crude Class B stock for the six month period ended June 30, 2011, and for the year ended December 31, 2010, multiplied by the exchange ratio of 1.56 respectively, and (iii) the weighted average of 20,000 shares of Crude common stock representing awards, to a number of members of the Crude Independent Committee who are not designated by Crude to serve as members of the CPLP Board, whose vesting will be accelerated upon closing of the merger multiplied by the exchange ratio of 1.56. Please see the section captioned “Comparative Historical and Pro Forma Per Share/Unit Data” below.

(2)	The numbers of CPLP common units and CPLP general partner units have been calculated based on the units that would have been outstanding as of end of the periods presented after giving effect to the merger.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE/UNIT DATA (1)

The December 31, 2010 selected historical comparative per share or per unit information of Crude and CPLP, set forth below, was derived from their respective audited financial statements. The June 30, 2011 selected historical comparative per share or per unit information of Crude and CPLP set forth below was derived from unaudited financial statements and, in the opinion of the management of Crude and CPLP, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation for such periods.

You should read the information in this section along with Crude’s and CPLP’s historical consolidated financial statements and accompanying notes for the periods referred to above included in the documents described under the section captioned “Where You Can Find More Information” beginning on page 128. You should also read the section captioned “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 103.

CPLP Historical and Unaudited Pro Forma Common Unit Data

The following table presents the net income per unit, distributions per unit and book value per unit with respect to CPLP on a historical basis and pro forma combined basis giving effect to the transaction. The CPLP pro forma combined amounts are presented as if the transaction had been effective for the periods presented based on the acquisition method of accounting. The CPLP pro forma combined amounts do not reflect the benefits of expected cost savings, opportunities to earn additional revenue, and merger related costs, or other factors that may result as a consequence of the merger and, accordingly, do not attempt to predict or suggest future results.

	Six Months
	Ended	Year Ended
	June 30, 2011	December 31, 2010

Basic and Diluted Net Income Per Unit:
CPLP historical	$0.44	$0.54
CPLP pro forma combined	$0.19	$0.59
Dividends Per Unit:
CPLP historical	$0.47	$1.09
CPLP pro forma combined(1)	$0.47	$1.09
Book Value Per Unit at Period End:
CPLP historical	$6.71	$6.19
CPLP pro forma combined	$8.12	$ N/A

(1)	Pro forma combined distributions of $0.47 and $1.09 per unit for the six month period ended June 30, 2011 and for the year ended December 31, 2010, respectively, are based on historical distributions paid by CPLP.

Crude Historical and Unaudited Pro Forma Common and Class B Share Data

The following table presents the net income/(loss) per share for historical, and net income per unit for pro forma, dividends per share and book value per share with respect to Crude on a historical basis and dividend per unit and book value per unit on a pro forma equivalent basis. The pro forma equivalent amounts with respect to the Crude common stock are calculated by multiplying the corresponding CPLP pro forma combined amount by the exchange ratio of 1.56.

	Six Months
	Ended	Year Ended
	June 30, 2011	December 31, 2010

Net Income/(Loss) Per Share/Unit, Basic and Diluted:
Crude historical per share	$(0.51)	$0.76
Crude pro forma equivalent per unit	$0.30	$0.92
Dividends Per Share/Unit:
Crude historical per share	$0.55	$0.70
Crude pro forma equivalent per unit	$0.73	$1.70
Book Value Per Share/Unit at Period End:
Crude historical per share	$16.36	$17.35
Crude pro forma equivalent per unit	$12.67	$ N/A

RISK FACTORS

Investing in the CPLP common units involves risks, some of which are related to the merger agreement and the transactions contemplated therein. In considering whether to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, Crude shareholders should carefully consider the following information about these risks, as well as the other information included in or incorporated by reference into this proxy statement/prospectus, including CPLP’s Annual Report on Form 20-F for the year ended December 31, 2010 and the extensive risk factors relating to the businesses of CPLP described therein beginning on page 8 thereof. The business of CPLP, as well as its financial condition and results of operations, could be materially adversely affected by any of these risks.

CPLP also encourages you to read and consider the risk factors specific to Crude’s businesses (that may also affect CPLP) described in Crude’s Annual Report on Form 20-F for the year ended December 31, 2010 beginning on page 8 thereof.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” on pages 128 and 128, respectively, for information on where you can find the periodic reports and other documents CPLP and Crude have filed with or furnished to the SEC and which are incorporated into this proxy statement/prospectus by reference.

RISKS RELATING TO THE PROPOSED TRANSACTION

Any delay in the completion of the proposed transaction may significantly reduce the benefits expected to be obtained from the proposed transaction or could adversely affect the market price of Crude common stock or CPLP common units or their future business and financial results, including the ability to maintain the current rate of Crude cash dividends and CPLP cash distributions.

The proposed transaction is subject to a number of conditions, including approvals of Crude shareholders and other required approvals, many of which are beyond the control of Crude and CPLP and which may prevent, delay or otherwise materially and adversely affect completion of the proposed transaction. See the section captioned “The Merger Agreement — Conditions to Completion of the Proposed Transaction” beginning on page 98. Crude and CPLP cannot predict whether and when these conditions will be satisfied.

Failure to complete the proposed transaction would prevent Crude and CPLP from realizing the anticipated benefits of the proposed transaction. Each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the proposed transaction may significantly reduce the benefits that Crude and CPLP expect to achieve if they successfully complete the proposed transaction within the expected timeframe and integrate their respective businesses.

In addition, the market price of Crude common stock or CPLP common units may reflect various market assumptions as to whether and when the proposed transaction will be completed. Consequently, the completion of, the failure to complete, or any delay in the completion of the proposed transaction could result in a significant change in the market price of Crude common stock or CPLP common units.

The market price of the CPLP common units may decline following completion of the proposed transaction.

Following completion of the merger, the market price of the CPLP common units may decline if, among other reasons, the combined company does not achieve the expected benefits to the proposed transaction as rapidly or to the extent anticipated by it, financial analysts or investors or at all, current Crude shareholders sell a significant number of CPLP common units after consummation of the proposed transaction, or the effect of the proposed transaction on the financial results of the combined company is not consistent with the expectations of financial analysts or investors.

Fluctuations in market prices may cause the value of the CPLP common units that you receive to be less than the value of your shares of Crude capital stock.

Upon completion of the proposed transaction, all shares of Crude common stock and Crude Class B stock will be converted into CPLP common units. The ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of CPLP common units. Any change in the price of CPLP common units will affect the value Crude shareholders will receive in the proposed transaction. CPLP common units have historically experienced significant volatility, and the value of the consideration received in the proposed transaction may go up or down as the market price of CPLP common units goes up or down. Stock price changes may result from a variety of factors that are beyond the control of Crude and CPLP, including changes in their businesses, operations and prospects, regulatory considerations, fluctuations in the spot and period tanker market and vessel values and general market and economic conditions. Crude is not permitted to “walk away” from the proposed transaction or resolicit the vote of its shareholders solely because of changes in the market price of CPLP’s common units.

The prices of Crude common stock and CPLP common units at the closing of the proposed transaction may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the Crude special meeting. Because the date the proposed transaction is completed will be later than the date of the Crude special meeting, the prices of Crude common stock and CPLP common units on the date of the Crude special meeting may not be indicative of their respective prices on the date the proposed transaction is completed.

CPLP’s general partner and its other affiliates own a significant interest in CPLP and they have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests over the interests of holders of CPLP common units.

If the proposed transaction is consummated, then based on the number of shares of Crude common stock and Crude Class B stock outstanding on August 5, 2011, CPLP would issue approximately 24,967,275 CPLP common units to Crude shareholders in the proposed transaction, including 3,284,210 common units to be issued to CCIC. Capital Maritime, the owner of Capital GP, currently owns a 41.9% interest in CPLP (including its 2% general partner interest through its ownership of CPLP’s general partner, Capital GP), and following the merger, Capital Maritime will own a 27.1% interest in the combined company, including ownership resulting from the general partnership interest in the combined company held by Capital GP, and collectively, Capital Maritime and CCIC would own approximately 31.7% of the combined company. The CPLP common units owned by Capital Maritime have the same rights as CPLP’s other outstanding common units. Capital GP effectively controls CPLP’s day-to-day affairs consistent with policies and procedures adopted by and subject to the direction of the CPLP Board. Capital GP and its affiliates and its directors have a fiduciary duty to manage CPLP in a manner beneficial to CPLP and the unitholders.

A number of the officers of Capital GP and certain of CPLP’s directors are directors or officers of Capital Maritime and its affiliates, and as such they also have fiduciary duties to Capital Maritime. As a result, conflicts of interest may arise between Capital Maritime and its affiliates, including Capital GP and its officers, on the one hand, and CPLP and CPLP unitholders, on the other hand. These conflicts include, among others, the following situations:

•	One of the executive officers of Capital GP and three of CPLP’s current directors also serve as executive officers and/or directors of Capital Maritime;

•	neither the CPLP Partnership Agreement nor any other agreement requires Capital GP or Capital Maritime or its affiliates to pursue a business strategy that favors CPLP or utilizes its assets, and Capital Maritime’s officers and directors have a fiduciary duty to make decisions in the best interests of the shareholders of Capital Maritime, which may not be in the best interests of CPLP;

•	Capital GP and the CPLP Board are allowed to take into account the interests of parties other than CPLP, such as Capital Maritime, in resolving conflicts of interest, which has the effect of limiting their fiduciary duties to CPLP unitholders;

•	Capital GP and CPLP’s directors have limited their liabilities and reduced their fiduciary duties under the laws of the Republic of the Marshall Islands, while also restricting the remedies available to CPLP unitholders, and, as a result of purchasing CPLP units, unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by Capital GP and CPLP’s directors, all as set forth in the CPLP Partnership Agreement;

•	Capital GP and the CPLP Board will be involved in determining the amount and timing of the combined company’s asset purchases and sales, capital expenditures, borrowings, and issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to CPLP unitholders;

•	Capital GP may have substantial influence over the CPLP Board’s decision to cause the combined company to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make incentive distributions;

•	Capital GP is entitled to reimbursement of all reasonable costs incurred by it and its affiliates for CPLP’s benefit;

•	The CPLP Partnership Agreement does not restrict CPLP from paying Capital GP or its affiliates for any services rendered to the combined company or entering into additional contractual arrangements with any of these entities on the combined company’s behalf provided that the terms of any such payment of arrangement are fair and reasonable; and

•	Currently, Capital GP may exercise its right to call and purchase CPLP’s outstanding units if it and its affiliates own more than 80% of the CPLP common units. If the merger and the transactions contemplated are consummated, Capital GP will continue to have such right after the effective time of the merger, provided that it and its affiliates own 90% of the CPLP common units.

Although a majority of the combined company’s directors will over time be elected by holders of CPLP common units, Capital GP will likely have substantial influence on decisions made by the CPLP Board. See “Description of CPLP Common Units” and “Comparison of Rights of Shareholders of Crude and Unitholders of CPLP” beginning on pages 114 and 116 respectively.

The directors and officers of Crude may have interests that are in addition to, or differ from, the interests of Crude shareholders.

Certain directors and officers of Crude are also directors and/or officers of CPLP, Capital GP, Capital Maritime and Capital Ship Management, including Evangelos M. Marinakis, who is the Chairman and Chief Executive Officer of Crude as well as the Chairman of the CPLP Board, a director of Capital Maritime and the Chief Executive Officer and President of Capital Maritime, Ioannis E. Lazaridis, who is the President of Crude as well as a director of CPLP and Capital Maritime, the Chief Executive Officer and Chief Financial Officer of Capital GP and the Chief Financial Officer of Capital Maritime and Gerasimos G. Kalogiratos, who is a director and the Chief Financial Officer of Crude as well as the Finance Director of Capital Maritime and the Investment Relations Officer of CPLP.

In considering the recommendation of the Crude Board (consistent with the recommendation of the Crude Independent Committee) for the Merger Proposal, you should consider that the directors and officers of Crude may have interests that differ from, or are in addition to, their interests as Crude shareholders generally. These interests include the following:

•	such directors and officers have the right to indemnification under the organizational documents of Crude and under the merger agreement;

•	the vesting requirements relating to shares of Crude common stock held by members of the Crude Independent Committee, other than Dimitris Christacopoulos (who collectively hold, subject to vesting requirements, an aggregate of approximately 20,000 shares of Crude common stock, or the right to receive approximately 31,200 CPLP common units), will lapse immediately prior to the effective time of the merger, and such shares will vest in full immediately prior to the effective time of the merger;

•	as designated by the Crude Board after execution of the merger agreement, and in accordance with the merger agreement, Dimitris Christacopoulos, the Chairman of the Crude Independent Committee, will commence service on the board of directors of the combined company at the time the merger is consummated; and

•	certain Crude directors and executive officers own CPLP common units.

See “The Proposed Transaction — Interests of Crude’s Directors and Executive Officers in the Proposed Transaction” and “The Proposed Transaction — Continuing Board and Management Positions” beginning on page 74 and “The Proposed Transaction — Treatment of Crude Unvested Shares in the Proposed Transaction” beginning on page 87.

Crude shareholders and CPLP unitholders will experience a reduction in their percentage ownership and voting power with respect to their units as a result of the consummation of the proposed transaction. Crude shareholders will hold less than a majority of the common units of the combined company and may be outvoted.

As a result of the consummation of the proposed transaction, Crude shareholders and CPLP unitholders will experience a reduction in their percentage ownership interests and voting power relative to their percentage ownership interests and voting power in Crude and CPLP, respectively, prior to consummation of the proposed transaction. Taking into account CPLP’s acquisition of the Cape Agamemnon, if the proposed transaction is consummated, it is expected that Crude shareholders will hold approximately 35% and current CPLP unitholders will hold approximately 65% of the CPLP common units outstanding immediately following the consummation of the proposed transaction. In particular, Crude shareholders in the aggregate will own less than a majority of CPLP and could, as a result, be outvoted by current CPLP unitholders if current CPLP unitholders voted together as a group. Therefore, Crude shareholders will not have the same control over the combined company as they had over Crude prior to consummation of the proposed transaction.

The proposed transaction may adversely affect the relationships of Crude or CPLP with their respective charterers, customers and suppliers, whether or not the proposed transaction is completed.

In response to the announcement of the proposed transaction, existing or prospective customers or suppliers of Crude or CPLP may:

•	delay, defer or cease purchasing services from or providing goods or services to Crude or CPLP;

•	delay or defer other decisions concerning Crude or CPLP, or refuse to extend credit to Crude or CPLP;

•	raise disputes under their business arrangements with Crude or CPLP or assert purported consent or change of control rights; or

•	otherwise seek to change the terms on which they do business with Crude or CPLP.

Any such delays, disputes or changes to terms could seriously harm the business of Crude or CPLP or, if the proposed transaction is completed, the combined company.

The integration of Crude and CPLP following the proposed transaction will present challenges that may result in a decline in the anticipated potential benefits of the proposed transaction.

Crude and CPLP entered into the merger agreement with the expectation that the proposed transaction would result in various benefits, including, among other things, enhanced liquidity, increased access to the capital markets, facilitation of the combined company’s growth, the potential for improved distributions and operating efficiencies. Although the companies expect to achieve the anticipated benefits of the proposed transaction, achieving them cannot be assured.

Moreover, Crude and CPLP will face challenges in integrating their organizations in a timely and efficient manner, and in retaining key Crude personnel. There can be no assurance that the integration will be completed in a timely or effective manner, or that Crude personnel will continue with the combined company if the integration is time-consuming or ineffective.

Crude and CPLP will incur significant costs in connection with the proposed transaction.

Crude and CPLP expect to incur approximately $4.0 million and $4.0 million, respectively, in fees and costs associated with consummating the proposed transaction. For the six month period ended June 30, 2011, Crude and CPLP have already recognized the amounts of $1.9 million and $2.3 million, respectively, in costs associated with the merger, under general and administrative expenses. The amounts of such fees and costs expected to be incurred by each of Crude and CPLP are preliminary estimates and are subject to change. Crude is in the early stages of assessing the magnitude of transaction costs, and, therefore, these estimates may change substantially, and additional unanticipated costs may be incurred in the integration of the businesses of Crude and CPLP.

The merger agreement contains provisions that could affect the decision of a third party considering making an alternative acquisition proposal to the proposed transaction.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Crude’s ability to initiate, solicit, facilitate or encourage competing third-party proposals for the acquisition of Crude’s stock or assets. Further, even if the Crude Board withdraws or qualifies its recommendation with respect to the merger, Crude will still be required to submit the merger to a shareholder vote. In addition, CPLP generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the Crude Board may withdraw or qualify its recommendation with respect to the merger. In some circumstances, upon termination of the merger agreement, Crude will be required to pay a termination fee of $9.0 million, less previously paid expenses, to CPLP. See “The Merger Agreement — Acquisition Proposals and a Company Change in Recommendation” beginning on page 95, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 99 and “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 100.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Crude from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger or might result in a potential third-party acquiror proposing to pay a lower price to the shareholders than it might otherwise have proposed to pay because of the added expense of the $9.0 million termination fee, less previously paid expenses, that may become payable in certain circumstances.

If the merger agreement is terminated and Crude determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

RISKS RELATING TO THE BUSINESS AND OPERATIONS OF THE COMBINED COMPANY

The recent global economic downturn may have a material adverse effect on the combined company’s business, financial position, distributions and results of operations as well as on its ability to recharter its vessels at favorable rates.

Oil has been one of the world’s primary energy sources for a number of decades. The global economic growth of previous years had a significant impact on the demand for oil and subsequently on the oil trade and shipping demand. However, the second half of 2008, the year 2009 and parts of 2010 were marked by a major economic slowdown which has had, and is expected to continue to have, a significant impact on world trade, including the oil trade. Demand for oil and refined petroleum products contracted sharply as a result of the global economic slowdown, which in combination with the diminished availability of trade credit, deteriorating international liquidity conditions and declining financial markets, led to decreased demand for tanker vessels, creating downward pressure on charter rates. This economic downturn also affected vessel values overall. Despite certain indications of recovery during 2010 and upward revisions of expected global oil demand growth for 2011, there has not been a material increase in crude or product tanker charter rates and global economic conditions remain fragile with significant uncertainty remaining with respect to recovery prospects, levels of recovery and long-term effects. Such upward revisions are primarily based on increased demand from countries not part of the Organization for Economic Co-operation and Development, or OECD, such as China and India, and if economic growth in these countries slows global oil demand and seaborne transport of oil may be significantly affected.

If these global economic conditions persist the combined company may not be able to operate its vessels profitably or employ its vessels at favorable charter rates as they come up for rechartering. Furthermore, a significant decrease in the market value of the combined company’s vessels may cause it to recognize losses if any of its vessels are sold or if their values are impaired, and may affect the combined company’s ability to comply with its loan covenants. A deterioration of the current economic and market conditions or a negative change in global economic conditions or the product or crude tanker markets would be expected to have a material adverse effect on the combined company’s business, financial position, results of operations and ability to make cash distributions and comply with its loan covenants, as well as its future prospects and ability to grow its fleet.

Charter rates for tanker vessels are highly volatile and are currently near historically low levels and may further decrease in the future, which may adversely affect the combined company’s earnings and ability to make cash distributions.

Currently, Crude charters all of its five vessels and CPLP charters one vessel in the spot charter market or on spot market-linked time charter agreements. The period employment of three of Crude’s vessels and the CPLP vessel is scheduled to expire during 2011. The combined company may only be able to recharter these vessels at reduced or unprofitable rates as their current charters expire, or it may not be able to recharter these vessels at all. Throughout 2010 the period charter market for product and Crude tanker vessels (particularly in the second half of 2010 in the case of Crude tanker vessels) was at close to historically low levels and the majority of the vessels that entered into new charters during this period were rechartered at rates lower than their original charters. Recently, the product tanker period market has improved but rates remain significantly below historical averages. In the event the current low rate environment continues and charterers do not display an increased interest in chartering product or crude tanker vessels for longer periods at improved rates or at all, the combined company may not be able to obtain competitive rates for its vessels and its earnings and ability to make cash distributions may be adversely affected.

Alternatively, the combined company may have to deploy these vessels in the spot market, which, although common in the product and crude tanker industries, is cyclical and highly volatile, with rates fluctuating significantly based upon demand for oil and oil products and tanker supply, among others. In the past, the spot charter market has also experienced periods when spot rates have declined below the operating cost of vessels. The successful operation of the combined company’s vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. Furthermore, as charter rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot charter rates are rising, the combined company will generally experience delays in realizing the benefits from such increases.

The demand for period charters may not increase and the tanker charter market may not significantly recover over the next several months or may decline further. The occurrence of any of these events could have a material adverse effect on the combined company’s business, results of operations, cash flows, financial condition and ability to meet its obligations and to make cash distributions.

The combined company may not be able to grow or to effectively manage its growth.

A principal focus of the combined company’s strategy is to continue to grow consistently with CPLP’s current business model, to gradually reduce the combined company’s crude spot market exposure over the next six to 18 months as the crude market recovers and opportunities arise, by entering into fixed period charter contracts for Crude’s two VLCCs and three Suezmax vessels, which are currently employed in the spot market or spot related time charters. Currently, Crude charters all of its five vessels and CPLP charters one vessel in the spot charter market or pursuant to spot market-linked time charter agreements. The period employment of three of Crude’s vessels, and the CPLP vessel, is scheduled to expire during 2011, and new charters have not been entered into at this time.

The combined company’s future growth will depend upon a number of factors, some of which it cannot control. These factors include its ability to:

•	capitalize on a potential recovery of the crude and product tanker market by fixing period charters for its vessels at attractive rates;

•	identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

•	identify vessels and/or shipping companies for acquisitions;

•	integrate any acquired businesses or vessels successfully with existing operations;

•	hire, train and retain qualified personnel to manage, maintain and operate its growing business and fleet;

•	identify additional new markets;

•	improve operating and financial systems and controls;

•	complete accretive transactions in the future; and

•	access financing and obtain required financing for existing and new operations, including refinancing of existing indebtedness.

The combined company’s ability to grow is in part dependent on its ability to expand its fleet through acquisitions of suitable vessels. The combined company may not be able to acquire newbuildings or product and crude tankers on favorable terms, which could impede its growth and negatively impact its financial condition and ability to pay distributions. The combined company may not be able to contract for newbuildings or locate suitable vessels or negotiate acceptable construction or purchase contracts with shipyards and owners, or obtain financing for such acquisitions on economically acceptable terms, or at all.

The failure to effectively identify, purchase, develop, employ and integrate any vessels or businesses could adversely affect the combined company’s business, financial condition and results of operations.

Following the acquisition of the Cape Agamemnon, CPLP will be exposed to various risks in the international drybulk shipping industry, which is cyclical and volatile.

Following its acquisition of the Cape Agamemnon from Capital Maritime, CPLP became subject to various risks of the drybulk shipping industry. The drybulk shipping industry is cyclical with attendant volatility in charter rates, vessel values and profitability. In addition, the degree of charter hire rate volatility among different types of drybulk carriers has varied widely. After reaching historical highs in mid-2008, charter hire rates for Capesize drybulk carriers such as the Cape Agamemnon reached near historically low levels at the end of 2008, from which they have not significantly recovered. Although the Cape Agamemnon is currently deployed on a period time charter, in the future the combined company may have to charter it pursuant to short-term time charters, and may be exposed to changes in spot market and short-term charter rates for drybulk carriers, and such changes may affect the combined company’s earnings and the value of the Cape Agamemnon at any given time.

Moreover, the factors affecting the supply and demand for drybulk vessels are outside of the combined company’s control and are difficult to predict with confidence. As a result, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•	demand for and production of drybulk products;

•	global and regional economic and political conditions;

•	environmental and other regulatory developments;

•	the distance drybulk cargoes are to be moved by sea; and

•	changes in seaborne and other transportation patterns.

Factors that influence the supply of vessel capacity include:

•	the number of newbuild deliveries, which among other factors relates to the ability of shipyards to deliver newbuilds by contracted delivery dates and the ability of purchasers to finance such newbuilds;

•	the scrapping rate of older vessels;

•	port and canal congestion;

•	the number of vessels that are in or out of service, including due to vessel casualties; and

•	changes in environmental and other regulations that may limit the useful lives of vessels.

CPLP currently anticipates that the future demand for the Cape Agamemnon following completion of its charter and, in turn, drybulk charter rates, will be dependent, among other things, upon economic growth in the global economy including the world’s developing economies such as China, India, Brazil and Russia, seasonal and regional changes in demand, changes in the capacity of the global drybulk vessel fleet and the sources and supply of drybulk cargo to be transported by sea. A decline in demand for commodities transported in drybulk vessels or an increase in supply of drybulk vessels could cause a significant decline in charter rates, which could materially adversely affect the combined company’s business, financial condition and results of operations.

The Cape Agamemnon is currently chartered at rates that are at a substantial premium to the spot and period market, and the loss of this charter could result in a significant loss of expected future revenues and cash flows.

The Cape Agamemnon is currently under a 10 year time charter to Cosco Bulk Carrier Co. Ltd (“Cosco”), an affiliate of the COSCO Group and one of the largest dry bulk charterers globally, which commenced in July 2010, and the earliest expiry under the charter is June 2020. The gross charter rate is $53,100 ($50,445 net) per day until July 2015 and from July 2015 until the end of the term $33,100 gross ($31,445 net) per day, which is a substantial premium to current market levels.

The loss of this customer could result in a significant loss of revenues, cash flow and the combined company’s ability to maintain or improve distributions longer term. The combined company could lose this customer or the benefits of the charter entered into with it if, among other things:

•	the customer faces financial difficulties forcing it to declare bankruptcy or making it impossible for it to perform its obligations under the charter, including the payment of the agreed rates in a timely manner;

•	the customer fails to make charter payments because of its financial inability, disagreements with the combined company or otherwise;

•	the customer seeks to re-negotiate the terms of the charter agreement due to prevailing economic and market conditions;

•	the customer exercises certain rights to terminate the charter;

•	the customer terminates the charter because the combined company fails to comply with the terms of the charter, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or the combined company defaults under the charter;

•	a prolonged force majeure event affecting the customer, including war or political unrest prevents the combined company from performing services for that the; or

•	the customer terminates the charter because the combined company fails to comply with the safety and regulatory criteria of the charterer or the rules and regulations of various maritime organizations and bodies.

In the event the combined company loses the benefit of the charter with Cosco prior to its expiration date, it would have to recharter the vessel at the then prevailing charter rates. In the event the current low rate environment continues, the combined company may not be able to obtain competitive, or profitable, rates for this vessel and the combined company’s earnings and ability to make cash distributions may be adversely affected.

A negative change in the economic conditions in the United States, the European Union or the Asian region, especially in China, Japan or India, could reduce drybulk trade and demand, which could reduce charter rates and have a material adverse effect on the combined company’s business, financial condition and results of operations.

A significant number of the port calls made by Capesize bulk carriers involve the loading or discharging of raw materials in ports in the Asian region, particularly China, Japan and India. As a result, a negative change in economic conditions in any Asian country, particularly China, Japan or, to a lesser extent, India, could have a material adverse effect on the combined company’s business, financial position and results of operations, as well as its future prospects, by reducing demand and, as a result, charter rates and affecting the combined company’s ability to re-charter the Cape Agamemnon at a profitable rate. In past years, China and India have had two of the world’s fastest growing economies in terms of gross domestic product and have been the main driving force behind increases in marine drybulk trade and the demand for drybulk vessels. If economic growth declines in China, Japan, India and other countries in the Asian region, the combined company may face decreases in such drybulk trade and demand. Moreover, a slowdown in the United States and Japanese economies, as has occurred recently, or the economies of the European Union or certain Asian countries will likely adversely affect economic growth in China, India and elsewhere. Such an economic downturn in any of these countries could have a material adverse effect on the combined company’s business, financial condition and results of operations.

An oversupply of drybulk vessel capacity may lead to reductions in charter rates and profitability.

The market supply of drybulk vessels has been increasing, and the number of drybulk vessels on order as of May 1, 2011, was approximately 45.6% of the then-existing global drybulk fleet in terms of dwt, with deliveries expected mainly during the succeeding 24 months, although available data with regard to cancellations of existing newbuild orders or delays of newbuild deliveries are not always accurate. During the recent economic crisis, it was also observed that significantly fewer vessels were being scrapped as compared with prior periods. As a result, the drybulk fleet remains an aged fleet that has not decreased in number. An oversupply of drybulk vessel capacity will likely result in a reduction of charter hire rates. Upon the expiration of its current period time charter in June 2020, if the combined company cannot enter into a new period time charter for the Cape Agamemnon on acceptable terms, it may have to secure charters in the spot market, where charter rates are more volatile and revenues are, therefore, less predictable, or it may not be able to charter the vessel at all.

In addition, a material increase in the net supply of drybulk vessel capacity without corresponding growth in drybulk vessel demand could have a material adverse effect on the Cape Agamemnon’s utilization, and could, accordingly, materially adversely affect the combined company’s business, financial condition and results of operations.

The international drybulk shipping industry is highly competitive, and as a new entrant in this industry with only one drybulk vessel in its fleet, the combined company may not be able to compete successfully for charters with established companies or other new entrants with greater resources, and it may not be able to successfully operate the vessel.

Both CPLP and Crude have historically owned tanker vessels and been active in the tanker market only. CPLP employs the Cape Agamemnon in the highly competitive drybulk market in which it has no prior experience. The drybulk market is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of which have substantially greater resources than CPLP has or the combined company will have. Competition for the transportation of drybulk cargo by sea is intense and depends on price, customer relationships, operating expertise, professional reputation and size, age, location and condition of the vessel. In this highly fragmented market, established companies operating larger fleets as well as additional competitors with greater resources may be able to offer lower charter rates than the combined company is able to offer, which could have a material adverse effect on the combined company’s ability to utilize the Cape Agamemnon and, accordingly, its profitability.

The operation of drybulk vessels has certain unique operational risks, and failure to adequately maintain the Cape Agamemnon could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The Cape Agamemnon is the only drybulk vessel in the combined company’s fleet. With a drybulk vessel, the cargo itself and its interaction with the vessel may create operational risks. By their nature, drybulk cargoes are often heavy, dense and easily shifted, and they may react badly to water exposure. In addition, drybulk vessels are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach while at sea. Breaches of a drybulk vessel’s hull may lead to the flooding of the vessel’s holds. If a drybulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If CPLP or Capital Maritime, as manager, does not adequately maintain the Cape Agamemnon, it may be unable to prevent these events. The occurrence of any of these events could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The Crude vessels are managed under a floating fee management agreement, whereby Crude reimburses the manager for all expenses incurred in connection with the management of the vessels. An increase in operating costs could adversely affect the combined company’s cash flows and financial condition and its ability to make cash distributions.

Crude vessels are managed under a floating fee management agreement and CPLP vessels are managed under a fixed-fee management agreement. For the year ended December 31, 2010, Crude paid $22.65 million to the manager under its management agreement (including $4.82 million in management fees and the remainder as reimbursement for vessel operating expenses incurred by the manager). Under the Crude management agreement, however, the combined company must pay for vessel operating expenses (including crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses) as incurred. These expenses depend upon a variety of factors, many of which will be beyond the combined company’s or its manager’s control. Some of these costs, primarily relating to crewing, insurance and enhanced security measures, have been increasing and may increase in the future. Increases in any of these costs would decrease the combined company’s earnings, cash flows and the amount of cash available for distribution to its unitholders.

In addition, the manager has the right to terminate the Crude management agreement and, under certain circumstances, could receive substantial sums in connection with such termination; however, even if the board of directors of the combined company or its unitholders are dissatisfied with the manager, there are limited circumstances under which the combined company can terminate the Crude management agreement. If the manager elects to terminate the Crude management agreement, in accordance with the terms of the agreement a termination payment, which could be substantial, will be payable to the manager. This termination payment was initially set at $9.0 million and increases on each one-year anniversary during which the Crude management agreement remains in effect (on a compounding basis) in accordance with the total percentage increase, if any, in the Consumer Price Index over the immediately preceding twelve months. As of March 18, 2011, the amount of the termination payment had increased to $9.2 million.

If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Crude shareholders may be required to recognize gain or loss on the exchange of their shares of Crude common stock and Class B stock in the merger for United States federal income tax purposes.

CPLP and Crude have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither CPLP nor Crude intends to request any ruling from the U.S. Internal Revenue Service (the “IRS”) as to the tax consequences of the exchange of shares of Crude common stock for CPLP common units in the merger. If the merger fails to qualify as a reorganization, a holder of Crude common stock or Crude Class B stock would generally recognize gain or loss for United States federal income tax purposes on each share of Crude common stock or Crude Class B stock exchanged in the merger in an amount equal to the difference between that holder’s basis in such stock and the fair market value of the CPLP common units the holder of Crude common stock or Crude Class B stock receives or may receive in exchange for each such share of Crude common stock or Crude Class B stock. Holders who recognize gain will generally be subject to United States federal income tax on such gain if they are U.S. persons for United States federal income tax purposes but will generally not be subject to United States federal income tax on such gain if they are not U.S. persons. You are urged to consult with your own tax advisor regarding the proper reporting of the amount and timing of such gain or loss. See “Material United States Federal Income Tax Consequences to Crude Shareholders — The Merger” beginning on page 77.

U.S. tax authorities could treat CPLP as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to U.S. persons who hold CPLP common units.

A foreign entity taxed as a corporation for United States federal income tax purposes will be treated as a “passive foreign investment company” (a “PFIC”) for United States federal income tax purposes if (i) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (ii) at least 50% of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. persons who own shares of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on CPLP’s current and projected method of operation, CPLP believes that it is not currently a PFIC and does not expect to become a PFIC in the future. CPLP intends to treat its income from time chartering activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes. However, no assurance can be given that the IRS will accept this position. There are legal uncertainties involved in this determination. Accordingly, no assurance can be given that the IRS or a United States court will accept the position that CPLP is not a PFIC and there is a risk that the IRS or a United States court could determine that CPLP is a PFIC. Moreover, no assurance can be given that CPLP would not become a PFIC for any future taxable year if there were to be changes in CPLP’s assets, income or operations. See “Material United States Federal Income Tax Consequences to Crude Shareholders — Ownership and Disposition of CPLP Common Units — Certain PFIC Considerations, Applicable to U.S. Holders” beginning on page 81.

CPLP may have to pay tax on United States source income, which would reduce earnings.

Under the Code, 50% of the gross shipping income of a vessel-owning or chartering corporation that is attributable to transportation that either begins or ends, but that does not both begin and end, in the U.S. is characterized as U.S. source shipping income, and such income generally is subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code. CPLP believes that it and each of its subsidiaries will qualify for this statutory tax exemption, and CPLP will take this position for United States federal income tax return reporting purposes. See “Material United States Federal Income Tax Consequences to Crude Shareholders — United States Federal Income Tax Considerations Relating to CPLP — The Section 883 Exemption and the Taxation of Operating Income” beginning on page 85. However, there are factual circumstances, including some that may be beyond CPLP’s control, which could cause CPLP to lose the benefit of this tax exemption.

Additionally, a prerequisite for this statutory tax exemption is that CPLP’s common units represent more than 50% of the voting power and value of CPLP, and while CPLP believes that the CPLP common units represent more than 50% of the voting power of CPLP because holders of the common units (other than Capital Maritime and its affiliates) can elect a majority of the CPLP Board, the IRS could disagree with CPLP’s position. In particular, although CPLP has elected to be treated as a corporation for United States federal income tax purposes, for corporate law purposes CPLP is organized as a limited partnership under Marshall Islands law, and CPLP’s general partner will be responsible for managing our business and affairs on a day-to-day basis and has been granted certain veto rights over decisions of the CPLP Board. The IRS could assert that the aforementioned powers of the general partner effectively reduce the voting power of the CPLP common units to 50% or less of the overall voting power of CPLP. Therefore, CPLP can give no assurances that the IRS will not take a different position regarding CPLP’s qualification, or the qualification of any of CPLP’s subsidiaries, for this tax exemption.

If CPLP or its subsidiaries are not entitled to this exemption under Section 883 for any taxable year, CPLP or its subsidiaries generally would be subject for those years to a 4% gross income tax on their U.S. source shipping income. The imposition of this taxation could have a negative effect on CPLP’s business and would result in decreased earnings available for distribution to holders of common units.

RISK RELATING TO FINANCING ACTIVITIES

The combined company will have incurred significant indebtedness, which could affect its ability to finance its operations, pursue desirable business opportunities or successfully run its business in the future, as well as its ability to make cash distributions. Any new or amended credit facilities the combined company enters into in order to refinance its debt will contain restrictive covenants, which may limit its business and financing activities, including its ability to make cash distributions.

Crude has borrowed approximately $134.6 million of $200.0 million available under its revolving credit facility. The combined company expects to refinance the Crude facility, but its ability to do so will depend upon, among other things, its compliance with its loan facility covenants as well as future financial and operating performance, which may be affected by the level of the vessel values of the combined company’s assets, financial ratios and earnings, prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond its control. The combined company may not be successful in refinancing the existing Crude indebtedness on similar terms or at all, and any new indebtedness it may enter into may have additional restrictions that the combined company will need to comply with, which may limit its business and financing activities, including its ability to make cash distributions.

CPLP had drawn (i) $366.5 million of $370.0 million available under its 2007 credit facility, (ii) $107.5 million of $350.0 million available under its 2008 credit facility, and (iii) $25.0 million of $25.0 million available under its 2011 credit facility. The combined company’s leverage and debt service obligations could have significant consequences, including the following:

•	If future cash flows are insufficient, it may need to incur further indebtedness in order to make the capital expenditures and other expenses or investments planned by it.

•	If future cash flows are insufficient and the combined company is not able to service its debt or, when the non-amortizing period of its existing credit facilities expires (which is scheduled to occur as early as June 2012 in the case of the $370.0 million facility and in March 2013 for the $350.0 million and $25.0 million facilities), to refinance its existing indebtedness, its obligation to make principal payments under its credit facilities starting in September 2012 may force the combined company to take actions such as reducing or eliminating distributions, reducing or delaying business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing its debt, or seeking additional equity capital or bankruptcy protection.

•	Its indebtedness will have the general effect of reducing its flexibility to react to changing business and economic conditions insofar as they affect its financial condition and, therefore, may pose substantial risk to its unitholders.

•	In the event that it is liquidated, any of its senior or subordinated creditors and any senior or subordinated creditors of its subsidiaries will be entitled to payment in full prior to any distributions to the holders of its CPLP common units.

•	Crude’s credit facility matures in 2015, and CPLP’s 2007, 2008 and 2011 credit facilities mature in 2017, 2018 and 2018, respectively. The combined company’s ability to secure additional financing prior to or after that time, if needed, may be substantially restricted by the existing level of the combined company’s indebtedness and the restrictions contained in its debt instruments. Upon maturity, the combined company will be required to dedicate a substantial portion of its cash flow to the payment of such debt, which will reduce the amount of funds available for operations, capital expenditures and future business opportunities.

The occurrence of any one of these events could have a material adverse effect on the combined company’s business, financial condition, results of operations, prospects and ability to make distributions and to satisfy its obligations under its credit facilities or any debt securities.

If the combined company defaults under its credit facilities, it could forfeit its rights in certain of its vessels and their charters and its ability to make cash distributions may be impaired.

Crude and CPLP have pledged their respective vessels as security to the lenders under their respective credit facilities. Default under these credit facilities, if not waived or modified, would permit the lenders to foreclose on the mortgages over the vessels and the related collateral, and the combined company could lose its rights in the vessels and their charters.

When final payment is due under loan agreements, each company must repay any borrowings outstanding, including balloon payments. To the extent that cash flows are insufficient to repay any of these borrowings or asset cover is inadequate due to a deterioration in vessel values, the combined company will need to refinance some or all of its loan agreements, replace them with alternate credit arrangements or provide additional security. The combined company may not be able to refinance or replace its loan agreements or provide additional security at the time they become due.

In the event the combined company is not able to refinance its existing debt obligations, or if its operating results are not sufficient to service current or future indebtedness, or to make relevant principal repayments if necessary, it may be forced to take actions such as reducing or eliminating distributions, reducing or delaying business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing debt, or seeking additional equity capital or bankruptcy protection. In addition, the terms of any refinancing or alternate credit arrangement may restrict the combined company’s financial and operating flexibility and its ability to make cash distributions.

If the combined company is in breach of any of the terms of its credit facilities, a significant portion of its obligations may become immediately due and payable and its lenders’ commitments to make further loans to it may terminate. It may also be unable to execute its business strategy or make cash distributions.

The combined company’s ability to comply with the covenants and restrictions contained in its credit facilities and any other debt instruments it may enter into in the future may be affected by events beyond its control, including prevailing economic, financial and industry conditions. If vessel valuations or market or other economic conditions deteriorate further, the combined company’s ability to comply with these covenants may be impaired. If the combined company is in breach of any of the restrictions, covenants, ratios or tests in the combined company’s credit facilities, especially if the combined company triggers a cross-default currently contained in its credit facilities or any interest rate swap agreements it has entered into pursuant to their terms, a significant portion of the combined company’s obligations may become immediately due and payable, and its lenders’ commitment to make further loans to it may terminate. The combined company may not be able to reach agreement with its lenders to amend the terms of the loan agreements or waive any breaches and it may not have, or be able to obtain, sufficient funds to make any accelerated payments. In addition, obligations under the combined company’s credit facilities are secured by its vessels, and if it is unable to repay debt under the credit facilities, the lenders could seek to foreclose on those assets. Furthermore, if funds under the combined company’s credit facilities become unavailable as a result of a breach of the combined company’s covenants or otherwise, it may not be able to execute its business strategy, which could have a material adverse effect on the combined company’s business, results of operations and financial condition and its ability to make cash distributions.

Decreases in asset values due to circumstances outside of the combined company’s control may limit its ability to refinance existing debt or make further draw-downs under existing credit facilities, which may limit the combined company’s ability to purchase additional vessels or pay distributions in the future. In addition, if asset values continue to decrease significantly, the combined company may have to pre-pay part of its outstanding debt or provide additional security in order to remain in compliance with covenants under existing credit facilities.

Each of the credit facilities of the combined company requires that a specific aggregate fair market value of the vessels in the fleet be maintained as a percentage of the aggregate amount outstanding under such credit facility. Any contemplated vessel acquisitions will have to be at levels that do not impair the required ratios. The recent global economic downturn has had an adverse effect on tanker asset values which is likely to persist if the economic slowdown resumes. If the estimated asset values of the vessels in the combined company’s fleet continue to decrease, such decreases may limit the amounts the combined company can draw down under its current credit facilities to purchase additional vessels and the ability to expand the combined company’s fleet. In addition, the combined company may be obligated to pre-pay part of its outstanding debt or provide additional security in order to remain in compliance with the relevant covenants under its existing credit facilities. Such decreases could have a material adverse effect on the combined company’s business, results of operations and financial condition and its ability to refinance its existing facilities or to make cash distributions.

A limited number of financial institutions hold Crude’s and CPLP’s cash, including financial institutions located in Greece.

Crude and CPLP maintain all of their cash with a limited number of financial institutions, including institutions located in Greece. The financial institutions located in Greece may be subsidiaries of international banks or Greek financial institutions. These balances may not be covered by insurance in the event of default by these financial institutions. The ongoing fiscal situation in Greece, including the possibility of further sovereign credit rating downgrades and the restructuring of Greece’s sovereign debt, may result in an event of default by some or all of these financial institutions. The occurrence of such a default could therefore have a material adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

RISK RELATING TO CPLP’s COMMON UNITS

CPLP cannot assure you that it will pay any distributions.

Crude and CPLP currently observe a cash dividend and cash distribution policy, respectively, implemented by their respective boards of directors. The actual declaration of future cash dividends or distributions, and the establishment of record and payment dates, is subject to final determination by each company’s board of directors each quarter after its review of financial performance. CPLP’s ability to pay distributions in any period will depend upon factors including but not limited to financial condition, results of operations, prospects and applicable provisions of Marshall Islands law.

The timing and amount of distributions, if any, could be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. Maintaining the distribution policy will depend on CPLP’s and Crude’s cash earnings, financial condition and cash requirements and could be affected by factors, including the loss of a vessel, required capital expenditures, reserves established by the CPLP Board, increased or unanticipated expenses, additional borrowings and ability to refinance existing indebtedness, asset valuations, or future issuances of securities, which may be beyond CPLP’s control.

Under Marshall Islands law, a limited partnership shall not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the limited partnership, exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability.

CPLP’s distribution policy may be changed at any time, and from time to time, by its board of directors.

Future sales of CPLP common units could cause the market price of CPLP common units to decline.

The market price of CPLP common units could decline due to sales of a large number of units in the market, including sales of units by CPLP’s large unitholders, or the perception that these sales could occur. These sales could also make it more difficult or impossible for CPLP to sell equity securities in the future at a time and price that it deems appropriate to raise funds through future offerings of common units.

CPLP’s organization as a limited partnership under the laws of the Republic of the Marshall Islands may limit the ability of unitholders to protect their interests.

CPLP’s affairs are governed by the CPLP Partnership Agreement and the Marshall Islands Limited Partnership Act (“MILPA”). The provisions of the MILPA resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The MILPA Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Partnership Act and, so long as it does not conflict with the MILPA or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the State of Delaware. However, there have been few, if any, judicial cases in the Republic of the Marshall Islands interpreting the MILPA. For example, the rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Although the MILPA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware, CPLP’s public unitholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a limited partnership organized in a U.S. jurisdiction.

It may not be possible for investors to enforce U.S. judgments against CPLP.

CPLP is organized under the laws of the Republic of the Marshall Islands, as is its general partner, and most of its subsidiaries are incorporated or organized under the laws of the Republic of the Marshall Islands. Substantially all of CPLP’s assets and those of its subsidiaries are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon CPLP or to enforce judgment upon CPLP for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which CPLP or its subsidiaries are incorporated or organized or where CPLP’s assets or the assets of its subsidiaries are located (i) would enforce judgments of U.S. courts obtained in actions against CPLP or its subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against CPLP or its subsidiaries based upon these laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents that are incorporated into this proxy statement/prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts, i.e., forward-looking statements.

Broadly speaking, forward-looking statements include:

•	statements relating to the benefits of the merger;

•	statements containing projections of revenues, income (including income loss), earnings (including earnings loss) per share, capital expenditures, dividends, distributions, capital structure, or other financial items;

•	statements of the plans and objectives of management for future operations, including plans or objectives relating to products or services;

•	statements of future economic performance, including statements contained in discussion and analysis of financial condition by management or in results of operations;

•	statements of assumptions underlying or relating to the foregoing;

•	reports issued by an outside reviewer retained by CPLP or Crude, to the extent any such report assesses a forward-looking statement made by CPLP or Crude, as applicable; and

•	statements containing a projection or estimate of any other item required by applicable regulations.

You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Included among the important factors that, in Crude’s and CPLP’s view, could cause actual results to differ materially from such forward-looking statements are the following:

•	the factors described under the section captioned “Risk Factors” beginning on page 22;

•	the ability to obtain the approval of the transaction by Crude’s shareholders;

•	the ability to satisfy other conditions to the transaction on the proposed terms and timeframe;

•	the ability to realize the expected benefits to the degree, in the amounts or in the timeframe anticipated;

•	the ability to integrate Crude’s businesses with those of CPLP in a timely and cost-efficient manner;

•	changes in demand and supply;

•	a material decline in rates in the crude or product tanker markets;

•	a material decline in asset values;

•	changes in production of or demand for oil and petroleum products, generally or in particular regions;

•	the ability to refinance existing indebtedness or the debt of Crude;

•	changes in the ability to access debt and equity markets;

•	greater than anticipated levels of tanker new building orders or lower than anticipated rates of tanker scrapping;

•	changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the IMO and the European Union or by individual countries;

•	actions taken by regulatory authorities;

•	changes in trading patterns significantly impacting overall tanker tonnage requirements;

•	changes in the typical seasonal variations in tanker charter rates;

•	changes in the cost of other modes of oil transportation;

•	changes in oil transportation technology;

•	increases in costs, including, without limitation, crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions;

•	changes in the condition of Crude’s or CPLP’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the combined company’s anticipated drydocking or maintenance and repair costs);

•	changes in the itineraries of Crude’s or CPLP’s vessels;

•	the fulfillment of the closing conditions under, or the execution of customary additional documentation for, CPLP’s agreements to acquire vessels; and

•	other factors listed from time to time in Crude’s or CPLP’s filings with the Securities and Exchange Commission, including, without limitation, their respective Annual Reports on Form 20-F for the year ended December 31, 2010 and their respective subsequent reports on Form 6-K.

The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this proxy statement/prospectus by Crude or CPLP or anyone acting for any or all of them. The ability of Crude, CPLP, or the combined company to pay dividends or distributions, as the case may be, in any period will depend upon factors including applicable provisions of law and the final determination by the board of directors each quarter after its review of the combined company’s financial performance. The timing and amount of dividends or distributions, as the case may be, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends or distributions, as the case may be, actually paid may vary from the amounts currently estimated. Crude and CPLP disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this proxy statement/prospectus.

THE CRUDE SPECIAL MEETING

General

Crude is furnishing this proxy statement/prospectus to the Crude shareholders as part of the solicitation of proxies by the Crude Board for use at the special meeting of Crude shareholders to be held on September 20, 2011, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Crude shareholders on or about August 19, 2011 in connection with the vote on the Merger Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Crude special meeting.

Date, Time and Place

The special meeting of Crude shareholders will be held at 11:00 AM (Athens, Greece time), on September 20, 2011, at 3 Iassonos Street, Piraeus, 18357 Greece.

Purpose of the Crude Special Meeting

At the special meeting, Crude is asking holders of Crude common stock and Crude Class B stock to approve the following proposals:

•	The Merger Proposal — a proposal to adopt the Agreement and Plan of Merger, dated as of May 5, 2011, by and among CPLP, Crude, Capital GP and MergerCo, and to approve the transactions contemplated thereby, including the merger, pursuant to which MergerCo will merge with and into Crude, as a result of which Crude will become a wholly-owned subsidiary of CPLP; and

•	The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the adoption of the Merger Proposal and the transactions contemplated thereby.

Recommendation of Crude Independent Committee

The Crude Independent Committee:

•	has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, the Unaffiliated Shareholders;

•	recommended to the Crude Board that it declare the advisability of, and approve, the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended to the Crude Board that it recommend that Crude’s shareholders vote “FOR” the merger agreement and the transactions contemplated thereby, including the merger.

Recommendation of Crude Board of Directors

The Crude Board:

•	has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and reasonable, and in the best interests of, Crude and its shareholders, including the Unaffiliated Shareholders;

•	has adopted and approved the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommends that the holders of the outstanding shares of Crude common stock and the sole holder of all outstanding shares of Crude Class B stock vote “FOR” the Merger Proposal.

Record Date; Who is Entitled to Vote

The Crude Board has fixed the close of business on August 15, 2011, as the “record date” for determining those Crude shareholders entitled to notice of and to vote at the special meeting. As of the close of business on August 5, 2011, there were 13,899,400 shares of Crude common stock and 2,105,263 shares of Crude Class B stock outstanding and entitled to vote. Each holder of Crude common stock is entitled to one vote per share, and each holder of Crude Class B stock is entitled to ten votes per share, on each proposal on which such shares are entitled to vote at the special meeting.

As of August 5, 2011, the Unaffiliated Shareholders, either directly or beneficially, owned 13,745,400 shares, or approximately 98.9% of Crude’s outstanding common stock.

Quorum

For purposes of the vote by the holders of Crude common stock and Crude Class B stock, considered as a single class, the holders of a majority in total voting power of the shares of Crude common stock and Crude Class B stock issued and outstanding as of the record date entitled to vote at the special meeting of the shareholders, present in person or represented by proxy, shall constitute a quorum. For purposes of the vote by the sole holder of Crude Class B stock, the holder of a majority in total voting power of shares of Crude Class B stock issued and outstanding as of the record date entitled to vote at the special meeting of the shareholders, present in person or represented by proxy, shall constitute a quorum. In the absence of a quorum the Chairman of the meeting or the holders of a majority of the votes entitled to be cast by the shareholders of Crude common stock and Crude Class B stock, considered as a single class, who are present in person or by proxy may adjourn the meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker.

Vote of Our Shareholders Required

The adoption of the Merger Proposal will require the affirmative vote of the holders of a majority of the voting power of shares of Crude common stock and Crude Class B stock outstanding and entitled to vote at the Special Meeting, voting together as a single class; by the sole holder of shares of Crude Class B stock outstanding and entitled to vote at the Special Meeting, voting as a separate class; and by a majority of the voting power of the shares of Crude common stock outstanding and entitled to vote at the Special Meeting that are held by the Unaffiliated Shareholders, voting as a separate class. Because these three required votes are based on a majority of all shares outstanding (i.e., not just a majority of the shares present at the meeting and voting), if you abstain from voting, or if you fail to vote or fail to instruct your bank, brokerage firm or nominee how to vote, that will make it more difficult to achieve the votes required to approve the Merger Proposal.

The adoption of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Crude common stock and Crude Class B stock, considered as a single class, who are present in person or by proxy. The special meeting may also be adjourned by the Chairman of the meeting.

Voting Your Shares

Each share of Crude common stock that you own in your name entitles you to one vote for each proposal on which such shares are entitled to vote at the special meeting. Your proxy card shows the number of shares of Crude common stock that you own.

There are two ways to ensure that your shares of Crude common stock are voted at the special meeting:

•	You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the adoption of the Merger Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Crude’s corporate secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the Merger Proposal and the Adjournment Proposal. Under Crude’s bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Appraisal Rights

Under Marshall Islands law, a shareholder of a corporation has the right to vote against any plan of merger to which the corporation is a party. If such shareholders vote against the plan of merger, they may have the right to seek payment from their corporation of the appraised fair value of their shares (instead of the contractual merger consideration). However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available if the shares of such class or series of stock are (i) listed on a securities exchange or (ii) held of record by more than 2,000 holders. Since shares of Crude common stock are traded on the NYSE, a dissenting holder of shares of Crude common stock has no right to receive payment from Crude for the appraised fair market value of his shares under Marshall Islands law. Furthermore, pursuant to the Support Agreement, CCIC, as the sole holder of the Crude Class B stock, has waived any appraisal rights it might have under Marshall Islands law.

Proxies and Proxy and Consent Solicitation Costs

Crude is soliciting proxies on behalf of the Crude Board. This solicitation is being made by mail but also may be made by telephone or in person. Crude and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card. Morrow, a proxy solicitation firm that Crude has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $15,000, plus out-of-pocket expenses.

Crude will ask banks, brokers and other institutions, nominees and fiduciaries to forward proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Crude will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the special meeting.

Crude Support Agreement

Evangelos M. Marinakis, Chairman of the Board and CEO of Crude, Ioannis E. Lazaridis, President of Crude, Gerasimos G. Kalogiratos, CFO of Crude, and CCIC, holder of all of the outstanding shares of Crude Class B stock, have entered into a support agreement pursuant to which they have agreed to vote their shares in favor of the transaction.

Representatives of Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.

Representatives of Deloitte. Hadjipavlou, Sofianos & Cambanis S.A. are expected to be present at the Crude special meeting. The representatives of Deloitte. Hadjipavlou, Sofianos & Cambanis S.A. will have the opportunity to make a statement regarding the proposed transaction if they desire to do so, and they are expected to be available to respond to appropriate questions from Crude shareholders at the Crude special meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Crude common stock, you may call Morrow, Crude’s proxy solicitor, at +1 800 662-5200 or Crude’s corporate secretary at +30 210 4584 900.

THE PROPOSED TRANSACTION

The Companies

Crude Carriers Corp.
3 Iassonos Street
Piraeus, 18537
Greece
+30 210 4584 900

Crude Carriers Corp. is a corporation organized under the laws of the Republic of the Marshall Islands focusing on the maritime transportation of crude oil cargoes. It employs its vessels in the spot tanker market or under spot related employment. Crude owns a modern, high specification fleet of crude oil tankers, comprising two VLCCs (Very Large Crude Carriers) and three Suezmax tankers, with a weighted average age of 2.7 years as of June 30, 2011 and a total carrying capacity of approximately 1,058,344 dwt. Crude’s vessels transport mainly crude oil and fuel oil along worldwide shipping routes. Capital Maritime, an international shipping company, serves as the manager of Crude’s vessels. Currently three out of Crude’s five vessels are employed with Shell under spot index linked time charter arrangements, which are also subject to a profit sharing arrangement. Shares of Crude common stock have traded on the NYSE under the symbol “CRU” since Crude’s initial public offering in March 2010. As of June 30, 2011, Crude had approximately $407.5 million in total assets.

Capital Product Partners L.P.
3 Iassonos Street
Piraeus, 18537
Greece
+30 210 4584 900

Capital Product Partners L.P. is a limited partnership organized under the laws of the Republic of the Marshall Islands, whose vessels trade on a worldwide basis and are capable of carrying crude oil, refined oil products, such as gasoline, diesel, fuel oil and jet fuel, as well as edible oils and certain chemicals such as ethanol. As of June 30, 2011, CPLP’s fleet consisted of 21 double-hull tankers with an average age of approximately 5.0 years, including one of the largest Ice Class 1A MR product tanker fleets in the world based on number of vessels and carrying capacity, with 90% of the fleet total days in the last six months of 2011 secured under period charter coverage. In June 2011, CPLP began operating one drybulk capesize vessel. Capital Ship Management Corp., a subsidiary of Capital Maritime, serves as the manager of CPLP’s vessels. CPLP charters 19 of its 22 vessels (including the capesize vessel) under medium- to long-term time and bareboat charters to large charterers such as BP Shipping Limited, Petroleo Brasileiro S.A., Capital Maritime and subsidiaries of Overseas Shipholding Group Inc. CPLP’s common units trade on Nasdaq under the symbol “CPLP.” CPLP unitholders also receive reports on Form 1099, as the partnership is treated as a corporation for U.S. tax purposes. As of June 30, 2011, CPLP had approximately $847.0 million in total assets.

Capital GP L.L.C.
3 Iassonos Street
Piraeus, 18537
Greece
+30 210 4584 900

Capital GP L.L.C. is a limited liability company organized under the laws of the Republic of the Marshall Islands. It is the general partner of CPLP and a wholly-owned subsidiary of Capital Maritime.

Poseidon Project Corp.
3 Iassonos Street
Piraeus, 18537
Greece
+30 210 4584 900

Poseidon Project Corp. is a corporation incorporated under the laws of the Republic of the Marshall Islands and is a wholly-owned subsidiary of CPLP. This entity was recently formed for the sole purpose of effecting the merger.

Structure of the Proposed Transaction

The merger agreement provides for the transactions described below. The merger agreement is attached to this document as Appendix A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the proposed transaction and your rights and obligations in connection with the proposed transaction.

•	On May 5, 2011, CPLP and Crude announced that they had entered into a merger agreement, pursuant to which MergerCo would merge with and into Crude, with the result of Crude becoming a wholly-owned subsidiary of CPLP.

•	The transaction is structured as a unit for share transaction. The exchange ratio is 1.56 CPLP common units for each share of Crude common stock and Crude Class B stock, which equates to a value of $17.58 per share of Crude common stock and Crude Class B stock based on CPLP’s closing unit price of $11.27 on May 4, 2011. The transaction is subject to customary closing conditions, including approval by a majority of the voting power of the shares of Crude common stock held by the Unaffiliated Shareholders.

•	CPLP will become the sole parent of Crude and will continue to be structured as a limited partnership.

•	In addition, on June 10, CPLP acquired from Capital Maritime 100% of the shares of capital stock of Patroklos Marine Corp. a corporation organized under the laws of the Republic of the Marshall Islands, that was the registered owner of the dry cargo vessel Cape Agamemnon for a total consideration of approximately $98.5 million, paid in a combination of CPLP common units and cash. CPLP issued 6,958,000 CPLP common units to Capital Maritime based on a $10.35 price per unit, as part of the consideration for the acquisition of the Cape Agamemnon, and paid approximately $26.5 million in cash. The purchase value of the Cape Agamemnon of $83.5 million used in CPLP’s financial statements is calculated based on the issuance of CPLP common units at their closing price on June 9, 2011 of $8.20 per unit.

•	Capital Maritime also made a capital contribution of approximately $1.5 million to Capital GP, which then made a capital contribution in the same amount to CPLP in exchange for 142,000 general partnership interests in CPLP, so that Capital GP could maintain a 2% general partnership interest in CPLP.

•	Following completion of the merger, CPLP unitholders will own approximately 65% of the combined company, with Crude shareholders owning the remaining approximate 35% of the combined company (including 3,284,210 common units to be issued to CCIC). As a result of the merger, Capital Maritime, the owner of Capital GP, will own approximately 27.1% of the combined company, including ownership resulting from the general partnership interest in the combined company held by Capital GP and, collectively, Capital Maritime and CCIC would own approximately 31.7% of the combined company. Under the CPLP Partnership Agreement, Capital GP, which is owned by Capital Maritime, also has the right to contribute CPLP common units in return for general partner units in order to maintain a 2% general partner interest in CPLP. If the proposed transaction is consummated, shortly thereafter Capital GP expects to contribute approximately 499,346 CPLP common units in return for general partner units in order to maintain its 2% general partner interest.

•	CPLP’s current directors and one current member of the Crude Independent Committee, which will be Dimitris Christacopoulos, will be the directors of CPLP immediately after the effective time of the proposed transaction, and Evangelos M. Marinakis will continue to serve as Chairman of the CPLP Board.

•	CPLP’s current headquarters will serve as the headquarters of the combined company.

Background of the Proposed Transaction

Crude was formed in October 2009 as a wholly-owned subsidiary of CCIC, to conduct a shipping business focused on the crude tanker industry. Crude had no meaningful operating history as an independent company prior to its initial public offering (the “IPO”) in March 2010. Following its IPO, CCIC continued to own, and currently owns, 2,105,263 shares of Crude Class B stock, representing 100% of the outstanding shares of the Crude Class B stock. CCIC does not own any Crude common stock.

There is substantial overlap of the ownership and control of Crude and CPLP. CCIC is controlled by Evangelos M. Marinakis, the Chairman and Chief Executive Officer of Crude and the Chairman of CPLP Mr. Marinakis also is the Chief Executive Officer of Capital Maritime, which as of August 5, 2011 owns approximately 19,179,062 CPLP units (including general partner units), or 41.9% of the CPLP units, and is the owner of Capital GP. There also is significant overlap between the senior management teams of each of Crude and Capital GP. In addition, the vesting requirements relating to shares of Crude common stock held by members of the Crude Independent Committee, other than Dimitris Christacopoulos (who collectively hold, subject to vesting requirements, an aggregate of approximately 20,000 shares of Crude common stock, or the right to receive approximately 31,200 CPLP common units), will lapse immediately prior to the effective time of the merger, and such shares will vest in full immediately prior to the effective time of the merger.

Throughout 2010, Capital GP, as the manager of CPLP, communicated to CPLP unitholders its belief that CPLP should be looking for opportunities to further grow CPLP and take advantage of the historically attractive vessel asset purchase price environment in the tanker shipping sector. In that context, in early December 2010, Mr. Evangelos M. Marinakis and Ioannis M. Lazaridis discussed a potential combination between CPLP and Crude, including the potential for such a combination to strengthen the balance sheet, provide a solid basis of future fleet growth, provide a basis for future distribution growth and enhance financing opportunities for both entities. Mr. Lazaridis and Mr. Marinakis having further discussed the above met again and decided to commence an evaluation of a combination of Crude and CPLP. Senior management of Capital GP and CPLP also agreed that the merits of such a combination should be explored, and, accordingly, concluded that a potential combination might be attractive to Crude, CPLP, and their respective equityholders. In addition, Mr. Marinakis indicated that CCIC, as the sole holder of Crude Class B stock, could be receptive to such a transaction.

In December 2010, Mr. Lazaridis contacted a representative of Evercore Group L.L.C. (“Evercore”) indicating that Capital GP senior management was going to discuss a proposed transaction involving Crude with the CPLP Board, and that the matter would likely be submitted to the CPLP Conflicts Committee for its consideration. The CPLP Conflicts Committee had previously engaged Evercore as its financial advisor on three separate occasions in 2010. Mr. Lazaridis met with representatives of Evercore on December 7, 2010, December 30, 2010 and January 12, 2011 to further discuss the possibility of CPLP and Crude pursuing a proposed transaction.

On January 19, 2011, the CPLP Conflicts Committee, after reviewing and considering the knowledge and experience of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) with public company mergers and acquisitions, the energy industry generally, and Akin Gump’s experience in advising master limited partnerships (“MLPs”) and other companies with respect to transactions similar to the proposed transaction, as well as its past representations of the CPLP Conflicts Committee, determined to engage Akin Gump as its legal counsel in anticipation of a delegation by the CPLP Board to the CPLP Conflicts Committee of certain responsibilities and authority with respect to a proposed transaction.

On January 20, 2011, Mr. Lazaridis, Mr. Marinakis and other members of Capital GP’s management met with the CPLP Board. During that meeting, members of management discussed with the CPLP Board the outlook for CPLP’s future growth and distributions based on various assumptions regarding, among other things, the tanker shipping market, the tanker financing market and the general state of the overall economy. It was further suggested that the CPLP Board consider a transaction with Crude, as a combination of CPLP and Crude could provide CPLP with a stronger balance sheet, improve its position in the tanker shipping market and improve future distribution growth prospects.

On January 20, 2011, the CPLP Board (including the members of the CPLP Conflicts Committee) along with representatives of the law firms Sullivan & Cromwell LLP (“Sullivan & Cromwell”), as counsel to Capital Maritime, and Akin Gump, participated in a presentation in which representatives of Evercore gave their preliminary financial analysis of a combination of CPLP and Crude. During the presentation, members of the CPLP Conflicts Committee provided Evercore with feedback to refine its preliminary financial analysis.

On January 20, 2011, as a result of the ongoing consideration of such strategic factors, the CPLP Board, on the recommendation of the CPLP Conflicts Committee, determined to further analyze and pursue a potential business combination transaction with Crude. The CPLP Board also determined that the CPLP Conflicts Committee should analyze and, if determined appropriate, pursue and negotiate, on behalf of the CPLP Board, such a potential transaction. The members of the CPLP Conflicts Committee are Keith Forman, Robert Curt and Abel Rasterhoff, each of whom is an independent director of CPLP and has no affiliations with Crude, CCIC or any of their affiliates. Mr. Forman served as chairman of the CPLP Conflicts Committee and continues to serve in that role.

The CPLP Board authorized the CPLP Conflicts Committee to, among other things, (i) explore, consider and, if appropriate, develop a proposal on behalf of CPLP with respect to a proposed transaction, (ii) negotiate the terms and conditions of a transaction and agreements related to a transaction, subject in each case to final approval of the CPLP Board, and (iii) in order to address any potential conflicts of interest between CPLP, on the one hand, and Capital GP, Capital Maritime and each of their affiliates, on the other hand, determine whether to approve such a transaction by following the CPLP special approval process, which in accordance with CPLP’s Partnership Agreement requires approval of a majority of the members of the CPLP Conflicts Committee.

On January 20, 2011, the CPLP Conflicts Committee engaged Evercore to act as the CPLP Conflicts Committee’s financial advisor with respect to a proposed transaction. Evercore was chosen primarily because of its knowledge and experience with public company mergers and acquisitions, the shipping and energy industries generally, transactions involving MLPs and its work with special committees, including the CPLP Conflicts Committee, in past transactions.

In connection with the consideration of the proposed transaction, on January 20, 2011, the CPLP Board approved the payment of a one-time fee for each member of the CPLP Conflicts Committee (other than the chairman) of $25,000, with the chairman of the CPLP Conflicts Committee to be paid a one-time fee of $40,000, in cash.

On January 24, 2011, the CPLP Conflicts Committee held a meeting with representatives of Akin Gump and Evercore to discuss various matters, including (i) the duties of, and the process to be followed by, the CPLP Conflicts Committee in connection with delivering a proposal, and considering a potential counter proposal, with respect to a proposed transaction, (ii) potential conflicts of interest, independence considerations and the special approval process under CPLP’s partnership agreement, (iii) fiduciary duties of the members of the CPLP Conflicts Committee, (iv) equityholder approval requirements, and (v) general process, securities law and other considerations to be taken into account in public transactions similar to the proposed transaction. Evercore also discussed with members of the CPLP Conflicts Committee its January 20, 2011 presentation, including the pro forma impact of a proposed transaction on accretion and dilution on distributions to the equityholders of CPLP and Crude, taking into account various financing, chartering rate, and asset valuation scenarios, in each case based on information provided by the management of CPLP. Evercore also discussed with the CPLP Conflicts Committee the possibility of providing additional financial analysis, including extending the analysis through 2013, based on additional forecasts and projections to be provided by the respective managements of CPLP and, potentially, Crude, utilizing various alternative scenarios.

On January 31, 2011, the CPLP Conflicts Committee met with representatives of Akin Gump and Evercore. Evercore provided an update concerning its progress with respect to its financial analysis of a proposed transaction with Crude, taking into account various financing, chartering rate, and asset valuation scenarios. The CPLP Conflicts Committee also discussed, among other things, the appropriate exchange ratio for a proposal to Crude, the exchange ratio’s impact on accretion and dilution distributions to the stakeholders of CPLP and Crude, negotiating strategy, the desirability of confidentiality and whether exclusivity should be required for some period of time (or whether exclusivity was unnecessary under the circumstances). The CPLP Conflicts Committee also discussed possible alternatives to a proposed transaction with Crude, including the potential for raising capital in the high yield debt or equity markets or the purchase of additional assets in order to increase distribution cash flow. After evaluating the potential costs and benefits of the possible alternatives and their feasibility given current market conditions, the CPLP Conflicts Committee determined that a transaction with Crude still appeared to be a very attractive alternative, with potentially more benefits for CPLP unitholders than other options, and beneficial to pursue even if other alternatives were potentially available. In particular, although the Cape Agamemnon acquisition was subsequently considered and approved by the CPLP Conflicts Committee, it was not perceived as an alternative to the growth and other opportunities that a transaction with Crude may provide. Additionally, the CPLP Conflicts Committee believed it would be difficult to complete a debt capital-raising transaction on acceptable terms given current market conditions and before the completion of a business combination or other acquisition by CPLP that would enhance its growth and financing opportunities. As a result, the CPLP Conflicts Committee determined that it would make a non-binding proposal to acquire Crude in a merger transaction pursuant to which each shareholder of Crude would receive 1.72 CPLP common units for each share of Crude common stock and Crude Class B stock held by such shareholder. The committee also determined to propose that Crude sign a mutual confidentiality agreement without an exclusivity period. The CPLP Conflicts Committee decided that the chairman of the CPLP Conflicts Committee should contact the Crude Independent Committee, a standing committee of the Crude Board, to deliver a non-binding indication of interest to such effect.

On February 2, 2011, Mr. Forman sent via e-mail a letter to the Crude Independent Committee. At that time, Richard Sages, Pierre de Demandolx Dedons, Gregory Timagenis and Socrates Kominakis comprised the Crude Independent Committee. Mr. Forman’s e-mail indicated CPLP’s interest in pursuing a proposed transaction, and included a draft confidentiality agreement. Mr. Forman also left a voicemail for the Crude Independent Committee’s chairman, Mr. Socrates Kominakis, conveying a desire to meet in person in the near future to discuss the Crude Independent Committee’s reaction to the proposal. Mr. Forman’s letter included, among other things, (i) a non-binding indication of CPLP’s interest in CPLP’s acquiring Crude in a merger transaction in which each outstanding share of Crude common stock and Crude Class B stock would be exchanged for 1.72 CPLP common units (the “Initial Proposal”) and (ii) a request for the support of CCIC and its affiliates, as well as members of Crude management (in their capacity as shareholders of Crude), for such a potential transaction. Further discussion of a proposed transaction was conditioned upon execution by the parties of a mutual confidentiality agreement, which would include mutual customary “standstill” and non-solicitation provisions. Based on CPLP’s common unit price on February 1, 2011, the Initial Proposal had a value of approximately $17.50 per share. The 1.72x exchange ratio was based on (i) CPLP’s calculation of Crude’s net asset value per share using a third party appraisal of the vessels comprising Crude’s fleet as of December 31, 2010, discounted by approximately 5% to take into account the general trend of declining asset values, (ii) CPLP’s view that such offer would potentially enhance CPLP’s ability to maintain and potentially grow its distribution forecast of $0.2325 per quarter in 2013, (iii) a premiums-paid analysis suggesting a 12.4% premium to Crude’s share price of approximately $15.57 as of January 31, 2011 and (iv) the fact that Crude shareholders would experience significant and immediate accretion with respect to distributions upon consummation of the merger. The Crude Independent Committee promptly informed the Crude Board of the proposal received from the CPLP Conflicts Committee.

On February 3, 2011, the Crude Board met to discuss several matters, including the receipt by the Crude Independent Committee of the Initial Proposal. The Crude Board determined that, given the independence of each of the members of the Crude Independent Committee and its existing duties to resolve conflicts between Crude and Capital Maritime and its affiliates, the Crude Independent Committee should evaluate and, if appropriate, negotiate the terms of any transaction with CPLP on behalf of the Crude Board. To that end, the Crude Board adopted resolutions to authorize the Crude Independent Committee, in its sole discretion, (i) to review and respond to the Initial Proposal and, (ii) if determined appropriate by the Crude Independent Committee, to engage in further discussions with respect to a potential transaction, and in connection therewith, to engage independent legal and financial advisors to assist in its evaluation and potential negotiations. The Crude Independent Committee was also given the responsibility to coordinate the process and any potential follow up actions with respect to a potential transaction with CPLP. The Crude Board also understood that it had granted the Crude Independent Committee the authority to consider alternative transactions to the proposed transaction with CPLP. However, the Crude Independent Committee was subsequently informed on more than one occasion, including at the Crude Board’s April 29th meeting, that CCIC would vote against any reasonably foreseeable similar transaction with a party other than CPLP.

The Crude Independent Committee retained Jones Day as its independent legal advisor on February 10, 2011, after confirming that the firm had not represented Crude, CPLP, CCIC or their respective affiliates and was otherwise free of any conflicting relationships.

On February 15, 2011, the Crude Independent Committee met with Jones Day to discuss next steps, including the process for selecting the committee’s financial advisor. The committee discussed potential financial advisor candidates, including Jefferies and two other internationally-recognized investment banking firms, none of which had previously provided financial advisory services to Crude, CPLP, CCIC or any of their respective affiliates. Jones Day also explained to the committee that the Crude Board had adopted authorizing resolutions for the Crude Independent Committee, but that those resolutions did not expressly provide the Crude Independent Committee the authority to pursue alternative transactions. The committee decided that it was still early in the process, and that the possibility of confirming whether such authority had been provided should be reconsidered after the Crude Independent Committee had selected a financial advisor and had had the opportunity to review the proposed transaction with its financial advisor.

During the next few days, members of the Crude Independent Committee and Jones Day contacted representatives of Jefferies and the two other investment banking firms to schedule meetings with the Crude Independent Committee to be held during the week of February 20th.

On February 17, 2011, Mr. Kominakis informed the other members of the Crude Independent Committee that he would be unable to continue participating in the committee’s deliberations regarding any potential transaction with CPLP. He explained that he was advising a private equity firm unaffiliated with Crude or CPLP in connection with an unrelated matter that he expected would require substantially all of his time for the foreseeable future. Accordingly, Mr. Kominakis delivered a letter dated February 17, 2011 to the Crude Independent Committee resigning from his position as chairman of the Crude Independent Committee and, due to his time commitments, withdrawing from all deliberations of the Crude Independent Committee regarding any proposed transaction between Crude and CPLP. The following day, on February 18, 2011, the other members of the Crude Independent Committee elected Mr. Gregory Timagenis as the new chairman of the Crude Independent Committee.

On February 18, 2011, the Crude Independent Committee sent a preliminary response to the CPLP Conflicts Committee, stating, among other things, that (i) the Crude Board had authorized the Crude Independent Committee to consider the proposed transaction and to engage legal, financial and other advisors in connection therewith, (ii) Jones Day would serve as the legal advisor to the Crude Independent Committee and (iii) the Crude Independent Committee was in the process of selecting a financial advisor from a list of highly qualified firms.

During the week of February 20, 2011, the Crude Independent Committee met with representatives of Jefferies and the two other financial advisor candidates to discuss their qualifications for advising the Crude Independent Committee. Over the next several days, Jones Day and Mr. Timagenis corresponded with each of the three investment banks, seeking clarification on and negotiating their fee proposals.

On February 28, 2011, the Crude Independent Committee met for the purpose of finalizing its selection of a financial advisor. Even though it was the consensus of the Crude Independent Committee that, because of, among other things, Jefferies’ M&A experience, and financial advisory experience in the shipping industry, Jefferies should be selected as the Crude Independent Committee’s financial advisor, a change in the composition of the Crude Independent Committee delayed the retention of Jefferies. On March 3, 2011, Mr. Timagenis informed the committee that he could no longer serve on the committee. He explained that his ongoing responsibilities to his law firm made it impracticable to take a meaningful role in the Crude Independent Committee’s evaluation of the proposed transaction with CPLP. Mr. Timagenis remained on the Crude Board following his resignation from the committee.

As a result of Mr. Kominakis’s recusal and Mr. Timagenis’s resignation, only two members of the Crude Independent Committee remained to participate in deliberations regarding the Initial Proposal. Accordingly, during the following week, the members of the Crude Independent Committee and the Crude Board agreed that the Crude Board should appoint a new independent director to the Crude Board with the expectation that such new independent director would serve on the Crude Independent Committee. On March 11, 2011, the Crude Board met to elect Mr. Dimitris Christacopoulos to the Crude Board and, subsequent to his election, he was appointed by the Crude Board to the Crude Independent Committee. Prior to Mr. Christacopoulos’s election, the Crude Board had made the determination that Mr. Christacopoulos was independent and had no prior relationships with Crude, CPLP, CCIC or any of their respective affiliates, and had discussed Mr. Christacopoulos’s qualifications, including his background in the shipping and financing sectors and work in business consulting. The members of the Crude Independent Committee held a meeting shortly after the Crude Board meeting and elected Mr. Christacopoulos to be the chairman of the Crude Independent Committee.

After Mr. Christacopoulos had the opportunity to review the background material provided by Jones Day and after he had spoken to each of the three financial advisor candidates to understand their qualifications, the Crude Independent Committee met on March 18, 2011. After discussion of the relative merits of the three firms, the committee re-confirmed its selection of Jefferies as its financial advisor.

From March 18th through the end of April, the Crude Independent Committee’s legal and financial advisors conducted their due diligence review of CPLP, its subsidiaries and their respective businesses and the CPLP Conflicts Committee’s legal and financial advisors conducted their due diligence review of Crude, its subsidiaries and their respective businesses. The Crude Independent Committee’s legal and financial advisors and the CPLP Conflicts Committee’s legal and financial advisors exchanged, and provided responses to, due diligence request lists and participated in multiple due diligence calls with management of each of CPLP and Crude. On April 5, 2011, Crude and CPLP executed a confidentiality agreement, which, in addition to customary bilateral confidentiality provisions, imposed a two-year standstill on each of Crude and CPLP. Following the execution of the confidentiality agreement, CPLP and Crude began to exchange non-public information.

On April 13, 2011, the two chairmen of the companies’ two independent committees, Dimitris Christacopoulos and Keith Forman, met in Athens. Although the two spoke about general process points and macroeconomic factors related to a potential business combination relating to the proposed transaction, no specific transaction terms were discussed at this meeting.

On April 18, 2011, the CPLP Conflicts Committee met with representatives of Evercore and Akin Gump to receive an update from Evercore about its discussions with Jefferies and to discuss and identify differences in the assumptions underlying their respective financial analyses of CPLP and Crude.

On April 19, 2011, the Crude Independent Committee met with representatives of Jefferies and Jones Day to receive an update on the status of the advisors’ due diligence and to review Jefferies’ preliminary financial analyses based on projections provided by Crude management. An analyst report from Wells Fargo was also released the same day, which report downgraded Crude’s shares based on the analyst’s conclusions that Crude would not be able to maintain its current dividend payments once the amortization payments under Crude’s credit facility became due beginning in the third quarter of 2011. Crude’s share price decreased from $14.20 at closing on April 18, 2011 to a closing price of $12.05 on April 19, 2011.

On April 21, 2011, during a regularly scheduled meeting, the CPLP Board received an update from the CPLP Conflicts Committee regarding the status of its and its advisors’ discussions with the Crude Independent Committee and its advisors. Mr. Forman summarized for the CPLP Board the status of the discussions.

On April 21, 2011, members of the CPLP Conflicts Committee and the Crude Independent Committee and representatives of Evercore, Jefferies, Akin Gump and Jones Day met to receive additional guidance from management of CPLP and Crude with respect to their respective managements’ financial projections and to discuss the effect of such additional guidance on the financial advisors’ respective financial analyses. Following the discussion, the CPLP Conflicts Committee met with representatives of Evercore and Akin Gump to discuss the additional guidance that management had given and to discuss the status of Evercore’s analysis of management’s financial projections with respect to CPLP. Evercore also reviewed with the CPLP Conflicts Committee its updated preliminary financial analysis. Among other things, the CPLP Conflicts Committee discussed the recent increase in CPLP’s unit price as compared to the decrease in Crude’s stock price, and the Initial Proposal’s 1.72x exchange ratio in light of prevailing market conditions. It also discussed the deterioration in the asset values of crude tanker vessels similar to those that Crude owns, which, in turn, had lowered Crude’s per share net asset value. The CPLP Conflicts Committee determined that a revised indication of interest letter should be prepared proposing an exchange ratio of 1.36 CPLP common units for each Crude share. The CPLP Conflicts Committee also determined that its chairman should contact the chairman of the Crude Independent Committee to indicate that the CPLP Conflicts Committee was still interested in pursuing a proposed transaction, but would likely propose a lower exchange ratio under which the proposed transaction would be consummated.

On April 23, 2011, Mr. Forman called Mr. Christacopoulos and left him a voicemail, indicating that the CPLP Conflicts Committee would likely be sending a new letter with a lower proposed exchange ratio. Later that evening (New York time), the Crude Independent Committee received a revised proposal from the CPLP Conflicts Committee reflecting a lower exchange ratio of 1.36 CPLP common units for each share of Crude common stock and Class B stock (the “Revised Proposal”). Based on CPLP’s common unit price on April 21, 2011, the Revised Proposal had a value of approximately $15.00 per share. The 1.36x exchange ratio in the Revised Proposal was based on (i) CPLP’s calculation of Crude’s net asset value per share using a more recent third party appraisal of the vessels comprising Crude’s fleet as of March 31, 2011, discounted by a range of approximately 5% to 10% due to the general trend of declining asset values, (ii) CPLP’s view that the lower offer would further enhance CPLP’s ability to maintain and potentially grow its distribution forecast of $0.2325 per quarter in 2013, (iii) a premiums-paid analysis suggesting a 20% premium to Crude’s share price of approximately $12.50 following the release of the Wells Fargo report and (iv) the fact that Crude shareholders would experience significant and immediate accretion with respect to distributions upon consummation of the merger.

The Crude Independent Committee met on April 25, 2011 with its financial and legal advisors to discuss the Revised Proposal and the CPLP Conflicts Committee’s request that both committees and their advisors meet in Athens within the week to discuss the potential transaction. After discussing with its financial and legal advisors, the Crude Independent Committee determined that such a meeting would not be productive until after the Crude Independent Committee had first discussed with Jefferies its analysis of the Revised Proposal, which discussion took place later that day.

Between April 25 and April 28, 2011, at the request of the CPLP Conflicts Committee and the Crude Independent Committee, representatives of Evercore and Jefferies met to discuss the proposed exchange ratios and the financial assumptions underlying the Initial and Revised Proposals.

Representatives of Jefferies and Evercore met briefly on April 26, 2011 to discuss the proposed transaction, as well as some of the alternatives being considered by CPLP to manage some of its future cash requirements.

On April 27, 2011, the Crude Independent Committee met again with representatives of Jefferies and Jones Day to discuss the Revised Proposal. Representatives of Jefferies advised the Crude Independent Committee that representatives of Jefferies and Evercore had had a discussion on April 26, 2011 regarding the proposals, but that no terms were negotiated. Representatives of Jefferies discussed with the Crude Independent Committee its financial analysis of the Revised Proposal. The Crude Independent Committee asked various questions regarding Jefferies’ financial analysis, including with respect to certain assumptions underlying its analysis. The Crude Independent Committee also discussed, with the input of its financial and legal advisors, what potential alternatives Crude could consider on a standalone basis, including refinancing Crude’s credit facility and undertaking a potential bond offering. However, the Crude Independent Committee determined that given the deteriorated state of the tanker industry and limited access to capital markets, such alternatives were not sufficiently attractive to warrant a detailed analysis from Jefferies.

After discussion among the Crude Independent Committee members with input from representatives of Jefferies, it was the consensus of the Crude Independent Committee that the 1.36x exchange ratio proposed by the CPLP Conflicts Committee in the Revised Proposal should not be accepted. And after further discussion with its advisors, it was the consensus of the Crude Independent Committee that a 1.75x exchange ratio (with an implied offer price of approximately $19.00 per share, based on CPLP’s common unit price at the time), was an appropriate counter proposal to the CPLP Conflicts Committee. The Crude Independent Committee reached this consensus based on various considerations, including: (i) the need for the premium to be measured against net asset value per share because the merger consideration would consist solely of CPLP common units and for net asset value per share to be calculated using the average of both of Crude’s third party appraisals, rather than only the lower appraisal prepared as of March 31, 2011, (ii) the 1.75x exchange ratio represented an 11% premium to net asset value per share (based on CPLP’s common unit price at the time), (iii) the proposed merger of the two companies would increase the combined company’s scale, market capitalization and cash flow, and decrease the combined company’s loan-to-value ratio, thereby permitting the combined company greater access to the capital markets and enhancing its ability to refinance existing indebtedness, which would better enable CPLP to maintain its distribution forecast of $0.2325 per quarter through 2013, (iv) a desire to achieve value in the range of the IPO price for the Crude shares and (v) the combination would be a deleveraging transaction for CPLP that would be significantly accretive to the net asset value per unit for CPLP’s common unitholders.

The Crude Independent Committee also discussed the scope of its authority at the meeting and whether it was authorized to solicit or consider business combination or other proposals from third parties other than CPLP. After discussing this issue with Jones Day, the Crude Independent Committee determined to contact the Crude Board in order to confirm whether the committee had sufficient authority from the Crude Board in order to explore and/or pursue alternatives to the proposed CPLP transaction. The committee requested that Jones Day prepare a letter for Mr. Christacopoulos to deliver to the Crude Board on behalf of the Crude Independent Committee requesting confirmation of such authority. The Crude Independent Committee also briefly discussed certain other items that would need to be addressed in connection with the proposed transaction, including whether any changes to CPLP’s limited partnership agreement should be requested to harmonize the rights of unitholders of the combined entity to that of the shareholders of Crude. For example, the committee discussed the number of directors that Crude would be able to designate on the CPLP Board, as well as increasing the ownership threshold necessary for the general partner to have right to call CPLP common units from 80% to 90% of the outstanding CPLP common units.

At the request of the Crude Independent Committee, representatives of Jefferies communicated the Crude Independent Committee’s counter proposal of a 1.75x exchange ratio, or an implied price of approximately $19.00 per share, to Evercore on April 27, 2011. Evercore explained the premise of the 1.36x exchange ratio in the Revised Proposal as described above and also argued that a 1.36x exchange ratio (i) still represented a 20% premium to Crude’s share price and (ii) would be immediately and significantly accretive to Crude’s shareholders’ distributions. Evercore also stated that it believed a 1.75x exchange ratio would make it difficult for CPLP to maintain and potentially grow its distribution forecast of $0.2325 per quarter in 2013, due to the increased number of outstanding common units and the potential debt amortization payments if CPLP had not refinanced its debt by then. After discussion of both parties’ positions, representatives of Evercore stated that they would need to present the Crude Independent Committee’s counter proposal to the CPLP Conflicts Committee and discuss an appropriate response.

On April 27, 2011, the CPLP Conflicts Committee met with representatives of Evercore and Akin Gump to discuss, among other things, (i) an analysis of the Revised Proposal and recent Crude Independent Committee counter proposal and the implications of these proposals at various prices, including potential accretion and dilution on distributions, and (ii) the terms of the proposed merger agreement being prepared by Akin Gump, including various deal protection issues such as, among other things, the circumstances under which the Crude Board or Crude Independent Committee could change their recommendations as to the merger, the termination fee, the termination date and the scope of CCIC’s and Crude management’s obligation to vote their shares of Crude stock in favor of the approval of the merger and against alternative transactions.

On April 28, 2011, the Crude Independent Committee met again with its advisors, and representatives of Jefferies relayed to the Crude Independent Committee their discussion with Evercore regarding the Crude Independent Committee’s counter proposal of a 1.75x exchange ratio. The members of the committee discussed the possibility of engaging the chairmen of both committees in negotiations by having a call among Mr. Christacopoulos, Mr. Forman and the committees’ financial advisors. However, the Crude Independent Committee determined that it first wished to hear the CPLP Conflicts Committee’s response to the proposed 1.75x exchange ratio, as well as the Crude Board’s response to Mr. Christacopoulos’s letter requesting confirmation of additional authority for the Crude Independent Committee.

On April 28, 2011, the CPLP Conflicts Committee met with representatives of Evercore and Akin Gump to discuss potential exchange ratios and the financial assumptions underlying the proposals. Evercore updated the CPLP Conflicts Committee with respect to its discussions with Jefferies regarding the proposed exchange ratios and their underlying financial assumptions. The CPLP Conflicts Committee discussed increasing the proposed exchange ratio and determined to propose an exchange ratio of 1.48 CPLP common units for each share of Crude common stock and Crude Class B stock. After further discussion, the CPLP Conflicts Committee requested that Evercore organize a call with Jefferies and the Crude Independent Committee to discuss the proposed exchange ratio.

Later in the day on April 28, 2011, Evercore contacted representatives of Jefferies to convey the CPLP Conflicts Committee’s response to the 1.75x exchange ratio proposed by the Crude Independent Committee. The CPLP Conflicts Committee proposed a 1.48x exchange ratio, or approximately $16.55 per share based on the closing price of $11.18 for CPLP common units on April 27, 2011. Evercore also delivered written materials with the following arguments in support of the 1.48x exchange ratio: (i) the implied cash purchase price represented a 30.8% premium above current Crude share prices, (ii) based on CPLP’s current distribution forecast, Crude’s shareholders would receive a 10.9% dividend yield from the combined company going forward, almost all of which would be attributable to CPLP’s operating cash flows in 2012 and 2013, (iii) the implied aggregate purchase price was equal to Crude’s net asset value, taking into consideration a declining asset value environment, Crude’s first quarter dividend and its drydock reserves and (iv) the implied cash purchase price of $16.55, plus the $1.25 in dividends the shareholders have received since Crude’s IPO (and would receive during the first quarter of 2011) and the additional $1.38 in aggregate distributions anticipated from the combined company during the next 12 months would provide Crude shareholders who purchased at the time of the IPO an aggregate of more than the IPO price of $19.00 per share.

At the same time that the two financial advisor teams were meeting, a representative from Sullivan & Cromwell contacted Jones Day to discuss the Crude Independent Committee’s letter to the Crude Board requesting additional authority. In a subsequent call, the representative from Sullivan & Cromwell informed Jones Day that a meeting of the Crude Board would be held the next day and any uncertainty regarding the scope of authority of the Crude Independent Committee could be addressed at the meeting. During that discussion, the representative from Sullivan & Cromwell also expressed to Jones Day that Crude’s largest shareholder, CCIC, which as a result of its holdings of Crude Class B stock controls approximately 49% of the shareholder vote in connection with any such transaction that required Crude shareholder approval, had informed Sullivan & Cromwell that it would expect to vote against any reasonably foreseeable similar transaction with a party other than CPLP.

On April 29, 2011, the Crude Board held a meeting to receive an update from the Crude Independent Committee regarding the status of its and its advisors’ discussions with the CPLP Conflicts Committee and its advisors. Mr. Christacopoulos summarized for the Crude Board the status of the discussions. The Crude Board also discussed the letter delivered to the Crude Board on April 28th regarding the Crude Independent Committee’s authority and the Crude Board confirmed that, under the Crude Board resolutions of February 3rd, the Crude Independent Committee was already authorized to consider alternative transactions. In addition, the position of CCIC as a shareholder of Crude also was reiterated to the Crude Board.

The Crude Independent Committee also met on April 29th to discuss the events that had occurred since their meeting on April 28th, including the full Crude Board meeting. Based on the discussions with the Crude Board, including the reality that any transaction with a party other than CPLP would be voted down by CCIC, the Crude Independent Committee determined not to explore alternative transactions or other strategic alternatives to the proposed transaction with CPLP at that time. The Crude Independent Committee also discussed the latest exchange ratio proposal from the CPLP Conflicts Committee of 1.48x, including the reasonableness of the rationale and assumptions on which the exchange ratio was based, as presented by Evercore to representatives of Jefferies in their meeting the day before. After a discussion about the best strategy for maximizing the value received by Crude’s unaffiliated shareholders, it was the consensus of the Crude Independent Committee to respond with a 1.65x exchange ratio. This exchange ratio was based on substantially the same arguments that supported a 1.75x exchange ratio, and still provided a significant premium to the net asset value per share that was greater — in terms of dollar price based on CPLP’s common unit price that day — than the implied dollar price proposed in the Initial Proposal and would, together with paid and expected dividends/distributions (both before and after the proposed transaction), exceed the $19.00 Crude IPO price.

On April 30, 2011, the CPLP Conflicts Committee received a counter proposal from the Crude Independent Committee of an exchange ratio of 1.65x.

On May 1, 2011, the CPLP Conflicts Committee met with representatives of Evercore and Akin Gump to discuss the results of Evercore’s price discussions and the recently received counter proposal. Representatives of Evercore indicated that the Crude Independent Committee appeared to be seeking a premium to net asset value and might accept an exchange ratio in the 1.52x to 1.55x range, but appeared to be seeking an exchange ratio closer to 1.55x. A discussion followed regarding negotiating strategy, potential accretion and dilution to distributions at various prices and, in particular, accretion/dilution as the exchange ratio increased to 1.55x. The CPLP Conflicts Committee noted that it was reluctant to increase its proposed exchange ratio by much over its previous proposal. Following these discussions, the CPLP Conflicts Committee authorized the chairman of the CPLP Conflicts Committee to contact the chairman of the Crude Independent Committee to initially propose an exchange ratio of 1.525x, but with authority to increase the offer to up to 1.55x. In addition, the CPLP Conflicts Committee determined to seek a waiver of the termination payment that would be due to Capital Ship Management under the Crude management agreement in the event of a change of control of Crude, if and to the extent the proposed transaction would be considered a change of control under the management agreement.

Mr. Forman called Mr. Christacopoulos immediately after the end of the CPLP Conflicts Committee meeting to propose a new exchange ratio of 1.525x. Mr. Christacopoulos again raised the issue of Crude’s shareholders receiving at least — in dollar amounts — $17.50 per share so that they would receive at least the net asset value of Crude per share and the need to build in a cushion in the exchange ratio to protect Crude shareholders from fluctuations in CPLP’s unit price. After a series of further exchanges, the two chairman agreed to discuss with the their respective committees an exchange ratio of 1.56x, or an implied offer price of $17.64 per share, based on CPLP’s then current common unit price, subject to satisfactory negotiation of the transaction documents and the non-economic deal terms.

Later on May 1, 2011, the CPLP Conflicts Committee met with representatives of Evercore and Akin Gump to discuss the results of the negotiations between the chairmen of the two committees. Mr. Forman indicated that Mr. Christacopoulos, on behalf of his committee, was asking for an exchange ratio of not less than 1.56x. The CPLP Conflicts Committee then determined to make another counter proposal of an exchange ratio of 1.55x, with a value of approximately $17.53 (based on CPLP’s then current common unit price), that would be adjusted upward to 1.56x if CPLP’s unit price decreased below an amount that would yield an implied price at the time of the public announcement of the transaction of less than $17.50 per share at a 1.55x exchange ratio. Mr. Forman delivered via e-mail the CPLP Conflicts Committee’s proposal to Mr. Christacopoulos after the meeting, indicating that the CPLP Conflicts Committee did not propose to make any further adjustments in its offer.

The Crude Independent Committee met on May 2, 2011, after Mr. Christacopoulos’s receipt of the CPLP Conflicts Committee’s revised proposal, to discuss an appropriate response. The Crude Independent Committee considered several possibilities, including the rejection of any transaction with CPLP, which the Crude Independent Committee ultimately determined not to be the best alternative, given the issues with Crude’s credit facility and the amortization payments due to begin in late 2011, as well as the attractiveness of the 1.55x exchange ratio, which at then current CPLP unit prices would give Crude’s shareholders approximately $17.52 per share (based on the closing price of the CPLP common units on April 29, 2011), a 35% premium to the then current market value of Crude’s share price, a 2.5% premium to Crude’s net asset value per share, and an immediate annual dividend of $1.44 per share. After further discussion and consultation with its advisors, the Crude Independent Committee determined to accept the economic terms proposed by the CPLP Conflicts Committee, conditioned on the acceptance by the CPLP Conflicts Committee of certain non-financial terms of the transaction to be included in the merger agreement as described below. However, even though the CPLP Conflicts Committee’s most recent proposal would have adjusted the exchange ratio up to 1.56x as described above, certain members of the Crude Independent Committee expressed a preference for a fixed exchange ratio of 1.56x and directed Mr. Christacopoulos to try to obtain the higher exchange ratio on a fixed basis. Akin Gump delivered a draft of the merger agreement to Jones Day on the morning of May 2, 2011, during the Crude Independent Committee meeting.

Later that day, after reviewing the draft merger agreement, representatives of Jones Day discussed with representatives of Akin Gump certain issues raised in the draft merger agreement, as well as the non-financial terms on which the Crude Independent Committee’s acceptance of the economic terms of the CPLP Conflicts Committee’s last proposal would be accepted. The matters discussed included the requirement that the holders of a majority of Crude’s common stock held by Unaffiliated Shareholders approve the transaction, that certain provisions in CPLP’s Partnership Agreement be amended to harmonize the rights that the combined company’s unitholders would have after the merger with the current rights of Crude shareholders, to increase the size of the CPLP Board to accommodate directors to be designated by Crude, that CPLP’s Omnibus Agreement with Capital Maritime be amended to include substantially similar terms as the business opportunities agreement between Crude and Capital Maritime, and to include reasonable time periods during which CPLP could elect to pursue business opportunities subject to the terms of the Omnibus Agreement.

On May 2, 2011, Mr. Christacopoulos and Mr. Forman discussed the proposed transaction again, and, after Mr. Forman had conferred with the other members of the CPLP Conflicts Committee and Evercore, they reached an agreement on a fixed 1.56x exchange ratio, without any collars or similar adjustments.

On May 1, 2011, Akin Gump sent an initial draft of the support agreement to be entered into by Capital Maritime, CCIC and certain of their affiliates to Sullivan & Cromwell, and on May 3 to Jones Day. Revised drafts of the agreement were exchanged among Akin Gump, Sullivan & Cromwell and Jones Day from May 3rd until its execution on May 5th.

On May 3, 2011, Jones Day sent a revised draft of the merger agreement to Akin Gump reflecting the issues raised by Jones Day on a May 2nd call between the two law firms.

Between May 3, 2011 and May 5, 2011, representatives of Akin Gump received input from the CPLP Conflicts Committee on the remaining open points in the merger agreement, which were reflected in the drafts exchanged.

On May 4, 2011, the Crude Independent Committee met to receive a status update on all exchanges since its last meeting on May 2, 2011. Mr. Christacopoulos informed the committee that the CPLP Conflicts Committee had agreed to the fixed 1.56x exchange ratio. He also informed the committee of CPLP’s desire to execute the merger agreement prior to the opening of the U.S. stock markets on Thursday, May 5th, when CPLP planned to announce its first quarter earnings. The Crude Independent Committee and its advisors determined that finalizing the merger agreement within that timing would be feasible and could potentially be advantageous to the Unaffiliated Shareholders in the negotiation of the non-financial terms of the merger agreement. In reaching this conclusion, the committee made note of all the preparatory work that it and its advisors had performed in the weeks leading up to this point in the process.

Representatives of Jones Day then reviewed with the Crude Independent Committee the current terms of the merger agreement reflecting Jones Day’s revisions. Jones Day also reviewed with the Crude Independent Committee key issues that remained outstanding under the merger agreement, including the number of Crude directors to be designated to the CPLP Board. The Crude Independent Committee determined, after discussion with its advisors, that the committee would request at least one (but preferably two) Board seats, and that the designated directors, who would be independent, be appointed to the CPLP Conflicts Committee.

During this time, and until the resolution of all remaining issues in the early morning of May 5th, Jones Day, Akin Gump and Sullivan & Cromwell also exchanged and negotiated several drafts of the transaction documents, including the merger agreement and the support agreement to be entered into by Capital Maritime, CCIC and certain of their affiliates whereby Capital Maritime, CCIC and certain of their affiliates agreed to vote in favor of the proposed transaction and to waive any dissenters’ rights they might have.

Later on May 4th, members of the Crude Independent Committee met with representatives of Jefferies again (with representatives of Jones Day also present) to discuss Jefferies’ financial analyses, as more fully described in “The Proposed Transaction — Opinion of the Crude Independent Committee’s Financial Advisor.”

Also on May 4, 2011, the CPLP Conflicts Committee and representatives of Evercore and Akin Gump met with a representative of Capital GP’s senior management to discuss the status of the potential transaction and to answer questions relating to whether there existed any risks or approvals which the CPLP Conflicts Committee had not already considered. The representative confirmed the management team’s financial forecasts and projections and affirmed that there were no such additional risks or approvals and no material changes in the operations or performance of the CPLP or Crude, or other material events or contingencies, other than as previously disclosed.

Later on May 4, 2011, the CPLP Conflicts Committee met with representatives of Evercore and Akin Gump to receive Evercore’s updated financial analysis of the proposed transaction. Representatives of Akin Gump reviewed the terms of the transaction documents and the status of negotiations among the parties. The CPLP Conflicts Committee discussed with its legal and financial advisors the logistics of the CPLP Conflicts Committee approval process with respect to the proposed transaction, as well as the CPLP Board meeting that would immediately follow the committee meeting.

The Crude Independent Committee reconvened on the morning of May 5, 2011 to consider whether to recommend the proposed transaction to the Crude Board. Representatives of Jones Day and Jefferies were present, and drafts of the transaction documents, including the merger agreement, and other materials prepared by the committee’s advisors were distributed to the members of the Crude Independent Committee in advance of the meeting. The Crude Independent Committee and its advisors then discussed the recent developments with respect to the negotiations and the possible resolution of the terms of the merger agreement and the related transaction documents, including the support agreement pursuant to which Capital Maritime, CCIC and certain of their affiliates would agree to vote in favor of the proposed transaction. Representatives of Jefferies then discussed with the Crude Independent Committee its financial analysis of the 1.56x exchange ratio in the proposed transaction, as more fully described in “The Proposed Transaction — Opinion of the Crude Independent Committee’s Financial Advisor.”

Representatives of Jefferies then delivered to the Crude Independent Committee its opinion to the effect that, as of May 5, 2011 and based upon and subject to various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies set forth in its opinion, the exchange ratio of 1.56x was fair, from a financial point of view, to the Unaffiliated Shareholders. Upon completion of its deliberations, all of the members of the Crude Independent Committee who remained involved in the evaluation of the proposal CPLP transaction unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, the Unaffiliated Shareholders, (ii) recommended to the Crude Board that it declare the advisability of, and approve, the merger agreement and the transactions contemplated thereby, including the merger, and (iii) recommended to the Crude Board that it recommend to the Crude shareholders that they adopt and approve the merger agreement.

Following the Crude Independent Committee meeting, the Crude Board met to consider the proposed transaction. Representatives of management, Sullivan & Cromwell, Jefferies and Jones Day attended the meeting. Drafts of the transaction documents, including the merger agreement, and other materials prepared by the Crude Independent Committee’s and Crude’s advisors were distributed to the members of the Crude Board in advance of the meeting. Mr. Christacopoulos described the due diligence reviews undertaken, the history of the discussions and the terms of the proposed transaction. A representative of Jones Day reviewed the process and analyses undertaken by the Crude Independent Committee and gave a presentation to the Crude Board of the material terms of the transaction documents. At the request of the Crude Independent Committee, representatives of Jefferies informed the Board that it had discussed with the Crude Independent Committee its financial analysis and that it had delivered to the Crude Independent Committee its opinion as described above. The Crude Independent Committee reported to the Crude Board its recommendation as described above.

The Crude Board, based in part on the recommendation of the Crude Independent Committee:

•	determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, Crude and its shareholders, including the Unaffiliated Shareholders;

•	adopted and approved the merger agreement and the transactions contemplated thereby, including the merger; and

•	resolved to recommend to the Crude shareholders that they approve the merger agreement and the transactions contemplated thereby, including the merger.

On the morning of May 5, 2011, the CPLP Conflicts Committee, with representatives of Evercore and Akin Gump in attendance, met to review and consider the proposed transaction. Evercore presented a summary of the updated financial analysis of the proposed transaction that was previously presented to the committee.

Later on May 5, 2011, the CPLP Board determined, by unanimous vote, that the merger agreement and the transactions contemplated thereby, are fair and reasonable to, and in the best interests of, CPLP and its unitholders and approved the merger agreement and the transactions contemplated thereby.

The CPLP Board and the CPLP Conflicts Committee consulted with management and its legal and financial advisors and considered many factors in approving the merger including, among other factors, that the merger was expected to create a leader in the tanker industry, with 26 vessels approximating a 2.2 million dwt fleet, comprised of ultra-modern, high quality vessels with an average age of 2.6 years and vetted with the key major oil companies on employment of crude and product tankers. The CPLP Board and CPLP Conflicts Committee also expected the merger to (i) create a large, diversified platform to source growth opportunities, (ii) provide significant additional operating leverage which should generate incremental cash flow over time, (iii) improve access to the debt and equity capital markets to fund growth initiatives, and (iv) be accretive to net asset values and enhance the potential to increase distributable cash flow to CPLP unitholders. Furthermore, in approving the merger, the CPLP Board and the CPLP Conflicts Committee expected that the greater size of the combined company would create greater interest by investors and the merger would result in a larger and more liquid trading market for the benefit of both Crude stockholders and CPLP unitholders.

Early in the morning of May 5, 2011 (New York time), the parties executed the transaction documents. Thereafter, CPLP published its financial results for the first quarter of fiscal year 2011, and Crude and CPLP issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Crude Independent Committee and the Crude Board; Crude’s Reasons for the Proposed Transaction

The Crude Independent Committee

On February 3, 2011, following the receipt by the Crude Independent Committee of the Initial Proposal from the CPLP Conflicts Committee, the Crude Board, after considering, among other factors, the relationships among Capital Maritime, CCIC, Mr. Marinakis and their affiliates, authorized the Crude Independent Committee to review the transactions proposed by the CPLP Conflicts Committee and alternatives thereto, and to evaluate, negotiate and make recommendations to the Crude Board in connection with the proposed transaction. The Crude Independent Committee, with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the transaction, including the terms and conditions of the merger agreement and the related agreements, with the CPLP Conflicts Committee. Following the negotiations, the Crude Independent Committee (i) determined that the transactions contemplated by the merger agreement are fair and reasonable to, and in the best interests of the, Unaffiliated Shareholders, (ii) recommended to the Crude Board that it declare the advisability of, and approve, the merger agreement and the transactions contemplated thereby, including the merger, and (iii) recommended to the Crude Board that it recommend to the Crude shareholders that they adopt and approve the merger agreement.

In the course of reaching its determination and making the recommendation described above, the Crude Independent Committee considered a number of factors and a substantial amount of information, including at 16 meetings and substantial additional discussions in between such meetings with its independent legal and financial advisors. The principal factors and benefits that the Crude Independent Committee believes support its conclusion are set forth below.

Positive Factors

•	The enhanced liquidity and greater cash flows of the combined company, which are expected to allow the combined company to maintain, and potentially further grow, its distributions to the combined company’s unitholders, including former Crude shareholders.

•	The combined company’s enhanced ability to provide earnings and cash flow stability while also having greater potential to benefit from stronger crude and product tanker rates.

•	The fact that the exchange ratio in the proposed transaction was determined based on the net asset values of Crude and CPLP and the dollar value of the exchange ratio represented an approximately 35% premium to Crude’s share price on May 4, 2011 and an approximately 2.9% premium to Crude’s net asset value per share.

•	The combined company’s improved balance sheet, financial flexibility and size, potentially improving its access to debt and equity capital markets and better enabling it to pursue growth opportunities while maintaining, and potentially further growing, its contemplated cash distribution target of $0.93 per unit annually.

•	The Crude Independent Committee’s conclusion that the terms reflected by the exchange ratio and contained in the merger agreement represent the best economic terms that could be obtained from CPLP and would result in an approximately 35% pro forma ownership interest in CPLP’s assets by current Unaffiliated Shareholders.

•	The analyses and opinion of Jefferies, dated May 5, 2011, to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies set forth in its opinion, the Crude exchange ratio was fair, from a financial point of view, to the Unaffiliated Shareholders, as more fully described in the section captioned “The Proposed Transaction — Opinion of the Crude Independent Committee’s Financial Advisor” beginning on page 62.

•	The fact that the consideration to be paid to Crude shareholders was consistent with recent comparable transactions in the industry, thereby reinforcing the view that the merger consideration was appropriate.

•	The Crude Independent Committee’s view that the merger is more favorable to the Unaffiliated Shareholders than the possible alternatives to the merger, including continuing to operate Crude as an independent publicly traded company in light of the limitations that Crude could face as a result of its capital structure, including its debt amortization obligations, or pursuing alternative transactions in light of CCIC’s intention, as conveyed to the Crude Independent Committee by the Crude Board, that it did not expect to support any reasonably foreseeable transaction with a third party other than CPLP, and the uncertainties surrounding the availability of future equity or debt financing in light of the current state of the tanker market.

•	The fact that the combined company will have substantially larger, and more diversified, fleet of modern high specification vessels, comprised of two VLCCs, four Suezmaxes, 18 MR Product tankers,

two smaller product tankers and one Capesize dry cargo vessel, with an average age (weighted by dwt) of 3.2 years, making it the youngest fleet among U.S. listed tanker companies as of May 5, 2011, and which will have a presence in both the crude oil and the petroleum product segments.

•	The potential positive effects of the proposed transaction on existing businesses and customer relationships of the combined companies.

•	The terms and conditions of the merger agreement, including:

•	the merger consideration and the exchange ratio payable to Crude shareholders;

•	the condition to consummation of the proposed transaction that the merger be approved by at least a majority of its Unaffiliated Shareholders;

•	the limitations on the interim business operations of Crude and CPLP and the conditions to consummation of the proposed transaction;

•	the terms regarding third party proposals and termination (including the potential reimbursement by CPLP of expenses in specified circumstances); and

•	the requirement to amend certain provisions in the CPLP Partnership Agreement to cause the designation of a Crude Independent Committee member to the CPLP Board and to harmonize the rights of unitholders of the combined entity to that of the shareholders of Crude.

•	The fact that the exchange ratio was fixed and therefore the value of the consideration payable to Crude shareholders would increase in the event that the unit price of CPLP increased prior to closing.

•	The structuring of the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, as in the event of qualification, holders of Crude common stock will generally not recognize gain or loss for United States federal income tax purposes.

•	The relative market capitalization of Crude and CPLP and the expected capital structure of the combined company following the proposed transaction.

•	The fact that CPLP unitholders receive Form 1099s and CPLP and Crude are both treated as corporations for United States federal income tax purposes, so Crude shareholders’ tax position would not change.

•	The similarities between ownership of Crude common stock and CPLP common units, including, among other things, the fact that (i) Crude common stock and CPLP common units are both publicly traded on U.S. securities exchanges and (ii) Crude and CPLP both distribute available cash to its equityholders on a quarterly basis, and in the case of CPLP unitholders, such distributions are a contractual right under the CPLP Partnership Agreement. See “Comparison of Rights of Shareholders of Crude and Unitholders of CPLP.”

Negative Factors

•	The fact that the exchange ratio was fixed and therefore the value of the consideration payable to Crude shareholders would decrease in the event that the unit price of CPLP decreased prior to closing.

•	The fact that Crude shareholders will not be entitled to appraisal rights under the merger agreement or Marshall Islands law.

•	The ownership by CCIC of 100% of the issued and outstanding shares of Crude Class B stock and by Mr. Marinakis of approximately 1% of Crude’s outstanding common stock, representing approximately 49% of the voting power of all shares of outstanding Crude Class B stock and Crude common stock, taken together, which could negatively impact the interest of third parties in making alternative proposals that could be more favorable for Crude than the transactions contemplated by the merger agreement.

•	The fact that the Crude Independent Committee did not solicit alternative proposals prior to executing the merger agreement (because no alternative proposals were likely to be obtained or, if obtained, successfully concluded) in light of CCIC’s stated unwillingness to approve a transaction with a third party other than CPLP.

•	The risks and costs associated with the proposed transaction not being completed in a timely manner or at all, even if approved by Crude’s shareholders.

•	The risks and costs associated with diverting management and employee attention and resources for an extended period of time from other strategic opportunities and operational matters while working to implement the proposed transaction.

•	The potential adverse effects of the proposed transaction on existing business and customer relationships.

•	Potential litigation arising from the merger agreement or the proposed transaction.

•	The substantial transactional costs and expenses expected to be incurred by Crude, as well as by CPLP, in connection with the proposed transaction.

•	Under the terms of the merger agreement, (i) Crude may not solicit other takeover proposals and (ii) Crude, in certain circumstances, may be required to pay CPLP a $9.0 million termination fee (representing 2.2% of the estimated transaction value), less previously paid expenses, if the merger agreement is terminated.

•	Restrictions under the merger agreement on the conduct of Crude’s business and its ability to pursue other strategic opportunities prior to the completion of the proposed transaction.

•	The risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and, as a result, it is possible that the merger may not be completed even if approved by Crude’s shareholders.

•	Risks relating to the overall economy, and more particularly the crude tanker shipping market, which has deteriorated in recent years and which may not recover. See the related risks described under the section captioned “Risk Factors” beginning on page 22.

•	The risk that the combined company will be unable to refinance Crude’s debt in a timely fashion, on acceptable terms, or at all. See the related risks described under the section captioned “Risk Factors” beginning on page 22.

The Crude Independent Committee believes that sufficient safeguards were and are present to ensure the procedural fairness of the transaction and to permit the Crude Independent Committee to represent effectively the interests of the Unaffiliated Shareholders. These procedural safeguards include the following:

•	Arms’ Length Negotiations. The Crude Independent Committee engaged in arms’ length negotiations, with the assistance of independent legal and financial advisors, with the CPLP Conflicts Committee and its independent legal and financial advisors regarding the merger consideration and the other terms of the transaction and the merger agreement, which the Crude Independent Committee believes resulted in the transaction’s terms being more beneficial to the Unaffiliated Shareholders. The Crude Independent Committee and the CPLP Conflicts Committee took appropriate measures so that all discussions regarding the exchange ratio and valuations of the two companies were conducted between the two independent financial advisors or the Chairmen of the two committees, each of whom was an independent director. Furthermore, the substantive negotiations of the non-financial terms of the merger agreement were conducted directly between Akin Gump and Jones Day on behalf of their respective committee clients. Though the management of both Crude and CPLP provided the information necessary for the two committees and their respective financial and legal advisors to evaluate the proposed transaction, each of the committees’ deliberations were conducted without any members of management present.

•	Committee Authority. The Crude Independent Committee had the exclusive authority to negotiate the terms of the transaction on behalf of Crude, had no obligation to recommend the approval of the transaction and had the power to reject the proposed the transaction on behalf of Crude.

•	Required Vote of Unaffiliated Shareholders. The merger agreement requires, as a condition to the consummation of the transaction, that the merger be approved by the holders of a majority of the outstanding shares of Crude common stock held by the Unaffiliated Shareholders.

•	Advisors. The Crude Independent Committee received the advice and assistance of Jones Day, as its independent legal advisor, and Jefferies, as its independent financial advisor, which the Crude Independent Committee determined had no relationships that would compromise their independence.

•	Interests of the Committee. All four members of the Crude Independent Committee, including the three members who participated in the deliberations regarding, and negotiated the terms of, the proposed transaction are independent Crude directors who are not affiliated with Capital Maritime, CCIC or any of their affiliates and are not employees of Crude or any of its affiliates. Other than the receipt of Crude board and committee fees and reimbursement of expenses, which are not contingent upon the consummation of the transaction or the Crude Independent Committee’s recommendation of the transaction, their indemnification and liability insurance rights under the merger agreement and the lapsing of transfer restrictions and forfeiture provisions with respect to restricted shares or options to purchase Crude common stock held by members of the Crude Independent Committee (other than the member who will be designated to the CPLP Board pursuant to the merger agreement) immediately prior to the merger, members of the Crude Independent Committee do not have an interest in the transaction different from that of Crude shareholders generally, including the Unaffiliated Shareholders. While the merger agreement provides that one member of the Crude Independent Committee will be designated as an independent director of the combined company following the completion of the transaction, the Crude Independent Committee was not aware prior to acting on the proposed transaction that such designation would occur. Furthermore, no decision had been made at that time as to which member of the Crude Independent Committee would be so designated.

•	Recommendation Changes and Termination. Under the terms of the merger agreement, the Crude Board, acting through or consistent with the recommendation of the Crude Independent Committee, may withdraw, modify or qualify its recommendation, or terminate the merger agreement, in certain circumstances as more fully described under “The Merger Agreement — Acquisition Proposals and a Company Change in Recommendation.”

The above discussion is not exhaustive, but it addresses the material factors considered by the Crude Independent Committee in connection with the proposed transaction. In view of the variety of factors and the amount of information considered, as well as the complexity of that information, the Crude Independent Committee does not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Crude Independent Committee may have given different weight to different factors. This explanation of the Crude Independent Committee’s reasoning, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section captioned “Special Note Regarding Forward-Looking Statements” beginning on page 38.

The Crude Board of Directors

The Crude Board met on May 5, 2011 to consider the merger agreement and the transactions contemplated thereby. On the basis of the Crude Independent Committee’s recommendations and the other factors described below, the Crude Board, among other things, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, Crude and its shareholders, including the Unaffiliated Shareholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger and (iii) resolved to recommend to the Crude shareholders that they approve the merger agreement and the transactions contemplated thereby, including the merger. See “The Proposed Transaction — Background of the Proposed Transaction.”

In determining that the merger agreement and the merger are fair and reasonable to, and in the best interests of Crude and its shareholders, including the Unaffiliated Shareholders, the Crude Board considered:

•	the unanimous determination and recommendation of the Crude Independent Committee; and

•	the factors considered by the Crude Independent Committee as described in “The Proposed Transaction — Recommendation of the Crude Independent Committee and the Crude Board of Directors; Crude’s Reasons for the Proposed Transaction — The Crude Independent Committee,” including the positive factors and potential benefits of the merger agreement and the merger, the risks and potentially negative factors relating to the merger agreement and the merger and the factors relating to procedural safeguards.

The above discussion is not exhaustive, but it addresses the material factors considered by the Crude Board in connection with the proposed transaction. In view of the variety of factors and the amount of information considered, as well as the complexity of that information, the Crude Board does not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Crude Board discussed the factors described above and asked questions of Crude’s management and its advisors. This determination was made after the Crude Board considered all of the factors as a whole. In addition, individual members of the Crude Board may have given different weight to different factors. This explanation of the Crude Board’s reasoning, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section captioned “Special Note Regarding Forward-Looking Statements” beginning on page 38.

Based in part on the recommendation of the Crude Independent Committee, the Crude Board, by the unanimous vote of the directors, recommends that Crude’s shareholders vote “FOR” the approval of the proposal to adopt the merger agreement and to approve the merger.

Opinion of the Crude Independent Committee’s Financial Advisor

The Crude Independent Committee retained Jefferies to act as its financial advisor in connection with the merger and to render to the Crude Independent Committee an opinion as to the fairness of the Crude exchange ratio to the Unaffiliated Shareholders. At the meeting of the Crude Independent Committee on May 5, 2011, Jefferies rendered its opinion to the Crude Independent Committee to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies set forth in its opinion, the Crude exchange ratio was fair, from a financial point of view, to the Unaffiliated Shareholders.

The full text of the written opinion of Jefferies, dated as of May 5, 2011, is attached hereto as Appendix B. Jefferies has consented to the inclusion of, and reference to, its opinion in this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Crude encourages its shareholders to read the opinion carefully and in its entirety. Jefferies’ opinion is directed to the Crude Independent Committee and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the Crude exchange ratio to the Unaffiliated Shareholders. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of Crude common stock or Crude Class B stock should vote on the merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available financial and other information about Crude and CPLP;

•	reviewed certain information furnished to Jefferies by the managements of Crude and CPLP, including financial forecasts and analyses, relating to the business, operations and prospects of Crude and CPLP, respectively;

•	held discussions with members of senior managements of Crude and CPLP concerning the matters described in the prior two bullets;

•	reviewed the share trading price history and valuation multiples for the Crude common stock and the CPLP common units and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant;

•	reviewed the relative financial contributions of Crude and CPLP to the future performance of the combined company on a pro forma basis;

•	reviewed certain third-party appraisals, each of which was as of March 31, 2011, furnished to Jefferies by CPLP with regard to the vessels owned by CPLP (the “CPLP Appraisals”), and certain third-party appraisals, each of which was as of March 31, 2011, furnished to Jefferies by Crude with regard to the vessels owned by Crude (the “Crude Appraisals, and together with the CPLP Appraisals, the “Appraisals”);

•	considered the potential pro forma impact of the merger; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Crude and CPLP to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. In its review, Jefferies relied on assurances of the managements of Crude and CPLP that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Crude or CPLP, nor was Jefferies furnished with any such evaluations or appraisals, other than the Appraisals, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. Crude and CPLP informed Jefferies, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Crude and CPLP as to the future financial performance of Crude and CPLP, respectively. Jefferies expressed no opinion as to the financial forecasts provided to Jefferies by Crude or CPLP or the assumptions on which they are made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting Crude or CPLP, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal and accounting advice given to Crude, the Crude Independent Committee and the Crude Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Crude and its shareholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to any holder of Crude common stock. Crude advised Jefferies that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Crude, CPLP or the contemplated benefits of the merger.

Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Crude or any other alternative transaction.

Jefferies’ opinion was for the use and benefit of the Crude Independent Committee in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Crude, nor did it address the underlying business decision by Crude to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of Crude common stock or Crude Class B stock should vote on the merger or any matter related thereto. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Crude, other than the holders of Crude common stock. Jefferies expressed no opinion as to the price at which Crude common stock or CPLP common units would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Crude’s officers, directors or employees, or any class of such persons, in connection with the merger, whether relative to the Crude exchange ratio or otherwise. Jefferies’ opinion has been authorized by the Fairness Committee of Jefferies.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Crude’s or CPLP’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Crude’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Crude common stock do not purport to be appraisals or to reflect the prices at which Crude common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the Crude exchange ratio pursuant to the merger agreement to the Unaffiliated Shareholders, and were provided to the Crude Independent Committee in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Transaction Overview

Based upon the approximately 16.0 million shares of Crude common stock and Crude Class B stock that were outstanding as of May 3, 2011 on a fully diluted basis, the closing price per CPLP common unit of

$11.32 on that date and the Crude exchange ratio of 1.56 CPLP common units per share of Crude common stock and Crude Class B stock, Jefferies noted that the implied value of the merger consideration pursuant to the merger agreement was approximately $17.66 per share of Crude common stock, which is referred to as the “Implied Merger Consideration Value.” Based on the implied equity value of $282.6 million, plus approximately $134.6 million in Crude indebtedness as of June 30, 2011 (“Crude Indebtedness”), less approximately $14.2 million of Crude cash and cash equivalents as of June 30, 2011 and net of an estimated $3.9 million dividend to be paid to the holders of Crude common stock and Crude Class B stock in the second quarter of 2011 (“Crude Cash and Cash Equivalents”), Jefferies noted that the Crude exchange ratio of 1.56 implied an enterprise value for Crude of approximately $403.0 million. Jefferies also noted that the Implied Merger Consideration Value of $17.66 per share of Crude common stock represented:

•	a premium of approximately 36.3% over the closing price per share of Crude common stock on May 2, 2011,

•	a premium of approximately 39.8% over the closing price per share of Crude common stock on April 26, 2011 and

•	a premium of approximately 16.6% over the closing price per share of Crude common stock on April 2, 2011.

Crude Analysis

Adjusted Net Asset Value Analysis

Jefferies performed an adjusted net asset value, or NAV, analysis for Crude based on the asset valuations set forth in the Crude Appraisals totaling approximately $386 million and $402 million, respectively, for the vessels comprising Crude’s fleet. In performing such analysis, such asset valuations were adjusted, to the extent applicable where the charter governing the use of a vessel does not provide for its use at spot market rates, to reflect estimated cash flows over the life of the vessel’s charter based on forward rates provided by an internationally recognized ship valuation company; however, no such adjustments were required to be made for Crude. Jefferies derived the midpoint of such asset valuations and subtracted Crude Indebtedness and added Crude Cash and Cash Equivalents to determine an adjusted NAV for Crude of approximately $273.5 million (the “Crude Adjusted NAV”). This analysis indicated a range, based on the asset valuations contained in such appraisals, of implied values per share of Crude common stock, on a fully diluted basis, of $16.58 to $17.60, compared to the Implied Merger Consideration Value of $17.66.

Selected Public Company Analysis

Using publicly available information, financial forecasts and other information provided by Crude’s management, Jefferies analyzed the trading multiples of Crude and the corresponding trading multiples of the following publicly traded companies, in each case as of May 3, 2011, with similar assets and vessels and similar operating and financial characteristics, which are referred to as the “Selected Public Companies”:

Normal Corporate — Wet

•	General Maritime Corporation

•	Navios Maritime Acquisition Corporation

•	Overseas Shipholding Group, Inc.

•	Scorpio Tankers Inc.

•	Teekay Corporation

•	TORM A/S

•	Tsakos Energy Navigation Limited

Yield-Oriented — Wet

•	DHT Holdings, Inc.

•	Frontline Ltd.

•	Nordic American Tanker Shipping Limited

•	Teekay Tankers Ltd.

Yield-Oriented — MLP

•	Golar LNG Partners L.P.

•	Martin Midstream Partners L.P.

•	Navios Maritime Partners L.P.

•	Teekay LNG Partners L.P.

•	Teekay Offshore Partners L.P.

Each category referenced above includes companies operating in the maritime transportation and related industries. The category “— Wet” includes only companies that transport petroleum and petroleum related fluid resources. The category “Yield-oriented  — ” includes companies that have historically distributed all excess cash to their respective stockholders or partners, as the case may be, whereas the category “Normal Corporate  — ” includes companies that have historically distributed, at the discretion of their respective boards of directors, only portions of excess cash to their respective stockholders. Further, the category “Yield-Oriented — MLP” is a separate and distinct category that differs from the category “Yield-Oriented — Wet” in that the former category comprises only companies that are structured as master limited partnerships (rather than corporations).

In its analysis, Jefferies derived and compared multiples or percentages, as the case may be, for Crude and the Selected Public Companies, calculated as follows:

•	the total enterprise value divided by estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2011, which is referred to as “Enterprise Value/2011E EBITDA”;

•	the total enterprise value divided by estimated EBITDA for calendar year 2012, which is referred to as “Enterprise Value/2012E EBITDA”; and

•	where estimated adjusted net asset values were available, the price per share divided by the adjusted net asset value per share, which is referred to as “Price/Adjusted NAV.”

This analysis indicated the following:

Selected Public Company Multiples and Percentages
Normal Corporate — Wet

Benchmark	High		Low		Mean		Median

Enterprise Value/2011E EBITDA	22.6	x	10.0	x	14.9	x	14.1	x
Enterprise Value/2012E EBITDA	12.4	x	7.8	x	10.1	x	9.9	x
Price/Adjusted NAV	234.1%		50.9%		122.2%		102.0%

Selected Company Multiples and Percentages
Yield-Oriented — Wet

Benchmark	High		Low		Mean		Median

Enterprise Value/2011E EBITDA	15.7	x	8.7	x	11.3	x	10.4	x
Enterprise Value/2012E EBITDA	11.3	x	8.1	x	9.7	x	9.7	x
Price/Adjusted NAV	162.2%		120.2%		148.0%		161.7%

Selected Company Multiples and Percentages
Yield-Oriented — MLP

Benchmark	High		Low		Mean		Median

Enterprise Value/2011E EBITDA	12.9	x	8.3	x	10.8	x	11.0	x
Enterprise Value/2012E EBITDA	12.0	x	7.9	x	10.4	x	10.1	x
Price/Adjusted NAV	197.7%		197.7%		197.7%		197.7%

Using the reference ranges for Enterprise Value/2011E EBITDA and Enterprise Value/2012E EBITDA set forth below and Crude’s estimated EBITDA for 2011 and 2012 (based on management’s projections), Jefferies determined implied total enterprise values for Crude, then subtracted Crude Indebtedness and added Crude Cash and Cash Equivalents to determine implied equity values. Using the reference ranges for Price/Adjusted NAV set forth below and the Crude Adjusted NAV, Jefferies determined implied equity values for Crude. These analyses indicated the ranges of implied values per share of Crude common stock, on a fully diluted basis, set forth opposite the relevant benchmarks below, compared, in each case, to the Implied Merger Consideration Value of $17.66:

Selected Public Company Reference Ranges and Implied Price Ranges

Implied Price
Benchmark	Reference Range		Range

Enterprise Value/2011E EBITDA	10.5x - 19.0	x	$6.34 - $17.57
Enterprise Value/2012E EBITDA	8.5x - 12.0	x	$7.36 - $13.49
Price/Adjusted NAV	90.0% - 110.0%		$15.38 - $18.79

No company utilized in the selected public company analysis is identical to Crude. In evaluating the Selected Public Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Crude’s and Jefferies’ control. Mathematical analysis, such as determining the mean and median, is not in itself a meaningful method of using comparable company data.

Precedent Transactions Analysis

Using publicly available information, Jefferies examined the following five transactions, announced since September 2006, involving companies in the maritime transportation and related industries that have financial and operating characteristics that Jefferies, in its professional judgment, considered to be similar to Crude. Jefferies did not include any transactions announced after August 2008 in its analysis because publicly disclosed information was not available for any transaction announced thereafter that Jefferies deemed relevant. The transactions considered and the month and year each transaction was announced were as follows:

Date Announced	Acquiror	Target

August 5, 2008	General Maritime Corporation	Arlington Tankers Limited
February 29, 2008	Excel Maritime Carriers Ltd.	Quintana Maritime Limited
July 30, 2007	Bear Stearns Merchant Banking	MC Shipping Inc.
April 17, 2007	Teekay Corporation and TORM A/S	OMI Corporation
September 25, 2006	Overseas Shipholding Group, Inc.	Maritrans Inc.

Using publicly available estimates and other information for each of these transactions, Jefferies reviewed the implied enterprise value as a multiple of the target company’s EBITDA for the last 12 months as of the announcement date of such transaction, or LTM EBITDA, which is referred to as “Enterprise Value/LTM EBITDA”.

This analysis indicated the following:

Precedent Transactions Multiples

Benchmark	High		Low		Mean		Median

Enterprise Value/LTM EBITDA	13.8	x	7.3	x	10.1	x	10.2x

Using a reference range of 7.5x — 11.5x Enterprise Value/LTM EBITDA and Crude’s projected LTM EBITDA as of June 30, 2011, Jefferies determined implied enterprise values for Crude, then subtracted indebtedness and added cash and cash equivalents to determine implied equity values. This analysis indicated a range of implied values per share of Crude common stock, on a fully diluted basis, of $3.05 — $8.69, compared to the Implied Merger Consideration Value of $17.66.

No transaction utilized as a comparison in the precedent transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Crude’s and Jefferies’ control. Mathematical analysis, such as determining the mean and median, is not in itself a meaningful method of using comparable transaction data.

Premiums Paid Analysis

Using publicly available information, Jefferies analyzed the premiums offered in completed transactions announced from January 1, 2008 to May 3, 2011 having transaction values between $100 million and $1 billion involving all industries other than the real estate and financial industries.

For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing share price one day, one week and one month prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Premiums Paid Percentages

		75th		25th
Time Period Prior to Announcement	High	Percentile	Median	Percentile	Low

1 day	207.1%	39.6%	25.3%	11.8%	(4.1%)
1 week	298.7%	47.3%	29.5%	13.0%	(7.4%)
1 month	353.5%	50.9%	33.3%	15.7%	(4.4%)

Using a reference range based on the 25th percentile to the 75th percentile of the premiums set forth above for the one day, one week and one month prior to May 3, 2011, Jefferies performed a premiums paid analysis using the closing prices of shares of Crude common stock for the periods one day, one week and one month prior to May 3, 2011. These analyses indicated a range of implied values per share of Crude common stock of $14.27 to $22.85, compared to the Implied Merger Consideration Value of $17.66.

CPLP Analysis

Adjusted NAV Analysis

Jefferies performed an adjusted NAV analysis for CPLP based on the asset valuations set forth in the CPLP Appraisals, adjusted as described below, which adjusted asset valuations totaled approximately $801 million and $874 million, respectively, for the vessels comprising CPLP’s fleet and the Cape Agamemnon. In performing such analysis, such asset valuations were adjusted, to the extent applicable where a vessel’s charter does not provide for its use at spot market rates, to reflect estimated cash flows over the life of the vessel’s charter based on forward rates provided by an internationally recognized ship valuation company. Jefferies derived the midpoint of such adjusted asset valuations and subtracted indebtedness as of June 30, 2011 and pro forma for the acquisition of the Cape Agamemnon (“CPLP Indebtedness”) and added cash and cash equivalents as of June 30, 2011 and pro forma for the acquisition of the Cape Agamemnon and net of distributions for the second quarter of 2011 (“CPLP Cash and Cash Equivalents”) to determine an adjusted NAV for CPLP of approximately $382.1 million (the “CPLP Adjusted NAV”). This analysis indicated a range of implied values per CPLP common unit, on a fully diluted basis (including fully diluted units outstanding pro forma for CPLP’s acquisition of the Cape Agamemnon), of $7.56 to $9.16, compared to the closing price per CPLP common unit on May 3, 2011 of $11.32.

Selected Public Company Analysis

Using publicly available information and financial forecasts and other information provided to the financial advisors, Jefferies analyzed the trading multiples of CPLP and the corresponding trading multiples of the Selected Public Companies. In its analysis, Jefferies derived and compared multiples for CPLP and the Selected Public Companies, calculated as follows:

•	Enterprise Value/2011E EBITDA;

•	Enterprise Value/2012E EBITDA;

•	the estimated dividend yield for calendar year 2011, which is referred to as “2011E Dividend Yield”; and

•	the estimated dividend yield for calendar year 2012, which is referred to as “2012E Dividend Yield.”

This analysis indicated the following:

Selected Public Company Multiples and Percentages
Normal Corporate — Wet

Benchmark	High		Low		Mean		Median

Enterprise Value/2011E EBITDA	22.6	x	10.0	x	14.9	x	14.1	x
Enterprise Value/2012E EBITDA	12.4	x	7.8	x	10.1	x	9.9	x
2011E Dividend Yield	6.2%		0.0%		3.0%		3.7%
2012E Dividend Yield	6.2%		0.0%		2.7%		2.5%

Selected Public Company Multiples and Percentages
Yield-Oriented — Wet

Benchmark	High		Low		Mean		Median

Enterprise Value/2011E EBITDA	15.7	x	8.7	x	11.3	x	10.4	x
Enterprise Value/2012E EBITDA	11.3	x	8.1	x	9.7	x	9.7	x
2011E Dividend Yield	11.0%		3.3%		7.3%		7.4%
2012E Dividend Yield	10.1%		5.2%		8.1%		8.6%

Selected Public Company Multiples and Percentages
Yield-Oriented — MLP

Benchmark	High		Low		Mean		Median

Enterprise Value/2011E EBITDA	12.9	x	8.3	x	10.8	x	11.0	x
Enterprise Value/2012E EBITDA	12.0	x	7.9	x	10.4	x	10.1	x
2011E Dividend Yield	8.4%		5.7%		7.0%		6.7%
2012E Dividend Yield	8.8%		5.7%		7.4%		7.1%

Using the reference ranges for Enterprise Value/2011E EBITDA and Enterprise Value/2012E EBITDA set forth below and estimated EBITDA of CPLP for 2011 (including a full year contribution from the Cape Agamemnon acquisition) and 2012, Jefferies determined implied total enterprise values for CPLP, then subtracted CPLP Indebtedness and added CPLP Cash and Cash equivalents to determine implied equity values. Using the reference ranges for 2011E Dividend Yield and 2012E Dividend Yield set forth below and CPLP’s projected distributions for 2011 and 2012, Jefferies determined implied equity values per CPLP common units. These analyses indicated the ranges of implied values per CPLP common unit, on a fully diluted basis (including fully diluted units outstanding pro forma for CPLP’s acquisition of the Cape Agamemnon), set forth opposite the relevant benchmarks below, compared, in each case, to the closing price per CPLP common unit on May 3, 2011 of $11.32:

Selected Public Company Reference Ranges and Implied Price Ranges

	Reference		Implied Price
Benchmark	Range		Range

Enterprise Value/2011E EBITDA	8.5x - 12.0	x	$6.72 - $13.60
Enterprise Value/2012E EBITDA	8.0x - 11.5	x	$5.30 - $11.97
2011E Dividend Yield	6.5% - 8.0%		$11.63 - $14.31
2012E Dividend Yield	7.0% - 8.5%		$10.94 - $13.29

No company utilized in the selected public company analysis is identical to CPLP. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond CPLP’s and Jefferies’ control. Mathematical analysis, such as determining the mean and median, is not in itself a meaningful method of using comparable company data.

Implied Exchange Ratio Analysis

Adjusted NAV Analysis

Using the range of implied per share equity values for Crude of $16.58 to $17.60 and the range of implied per unit equity values for CPLP of $7.56 to $9.16 based on the adjusted NAV analysis for each company on a standalone basis as described above, Jefferies calculated implied exchange ratios by (i) dividing the lowest implied value per share of Crude common stock by the highest implied value per CPLP common unit to arrive at the low end of the implied exchange ratio range and (ii) dividing the highest implied value per share of Crude common stock by the lowest implied value per CPLP common unit to arrive at the high end of the implied exchange ratio range. This analysis indicated a range of implied exchange ratios of 1.81 to 2.33, compared to the Crude exchange ratio set forth in the merger agreement of 1.56.

Selected Public Company Analysis

Enterprise Value/2011E EBITDA.  Using the range of implied per share equity values for Crude of $6.34 to $17.57 and the range of implied per unit equity values for CPLP of $6.72 to $13.60 based on the Enterprise Value/2011E EBITDA metric of the selected public company analysis for each company on a standalone basis as described above, Jefferies calculated implied exchange ratios by (i) dividing the lowest implied value per share of Crude common stock by the highest implied value per CPLP common unit to arrive at the low end of the implied exchange ratio range and (ii) dividing the highest implied value per share of Crude common stock by the lowest implied value per CPLP common unit to arrive at the high end of the implied exchange ratio range. This analysis indicated a range of implied exchange ratios of 0.47 to 2.61, compared to the Crude exchange ratio set forth in the merger agreement of 1.56.

Enterprise Value/2012E EBITDA.  Using the range of implied per share equity values for Crude of $7.36 to $13.49 and the range of per unit implied equity values for CPLP of $5.30 to $11.97 based on the Enterprise Value/2012E EBITDA metric of the selected public company analysis for each company on a standalone basis as described above, Jefferies calculated implied exchange ratios by (i) dividing the lowest implied value per share of Crude common stock by the highest implied value per CPLP common unit to arrive at the low end of the implied exchange ratio range and (ii) dividing the highest implied value per share of Crude common stock by the lowest implied value per CPLP common unit to arrive at the high end of the implied exchange ratio range. This analysis indicated a range of implied exchange ratios of 0.61 to 2.55, compared to the Crude exchange ratio set forth in the merger agreement of 1.56.

Precedent Transaction Analysis

Using the range of implied per share equity values for Crude of $3.05 to $8.69 based on the precedent transaction analysis for Crude on a standalone basis as described above, and the range of implied per unit equity values for CPLP of $6.72 to $13.60 based on the Enterprise Value/2011E EBITDA metric of the selected public company analysis for CPLP on a standalone basis as described above, Jefferies calculated implied exchange ratios by (i) dividing the lowest implied value per share of Crude common stock by the highest implied value per CPLP common unit to arrive at the low end of the implied exchange ratio range and (ii) dividing the highest implied value per share of Crude common stock by the lowest implied value per CPLP common unit to arrive at the high end of the implied exchange ratio range. This analysis indicated a range of implied exchange ratios of 0.22 to 1.29, compared to the Crude exchange ratio set forth in the merger agreement of 1.56.

Implied Historical Exchange Ratio Analysis

Based on the daily closing price per share of Crude common stock and CPLP common unit on May 3, 2011 and using the various time periods set forth below ending on that date, Jefferies calculated a range of implied historical exchange ratios by dividing the daily closing price per CPLP common unit by the daily closing price per share of Crude common stock. This analysis indicated the following implied historical exchange ratios, compared, in each case, to the Crude exchange ratio set forth in the merger agreement of 1.56:

Period	Implied Exchange Ratio

May 3, 2011	1.1449
30-day average	1.2586
60-day average	1.3980
90-day average	1.4376
120-day average	1.4922
1-year average	1.8654
1-year high	2.2606
1-year low	1.1091

Pro Forma Relative Contribution Analysis

Based on information provided by the management of each of Crude and CPLP, Jefferies compared the standalone contribution of each of Crude and CPLP to projected EBITDA and operating cash flow, calculated as EBITDA less net interest expense, for fiscal years 2011, 2012 and 2013 and adjusted NAV for the combined company, as determined by combining the Crude Adjusted NAV and the CPLP Adjusted NAV. Jefferies derived implied ownership of the combined company by holders of Crude common stock and Crude Class B stock and holders of CPLP common units for each metric based on the relative contributions to each metric for the combined company by each of Crude and CPLP, after, for EBITDA calculations, subtracting Crude Indebtedness and CPLP Indebtedness, as applicable. This analysis indicated implied ownership as follows, compared, in each case, to the implied actual ownership percentages of Crude stockholders and CPLP unitholders of 35.1% and 64.9%, respectively, based on the Crude exchange ratio set forth in the merger agreement of 1.56:

Implied Ownership
Metric	(Crude / CPLP)

2011E EBITDA(1)	17.6% / 82.4%
2012E EBITDA	27.3% / 72.7%
2013E EBITDA	32.2% / 67.8%
2011E Operating Cash Flow(1)	20.9% / 79.1%
2012E Operating Cash Flow	25.8% / 74.2%
2013E Operating Cash Flow	28.7% / 71.3%
Adjusted NAV	41.7% / 58.3%

(1)	Estimated EBITDA and estimated operating cash flow for CPLP for 2011 was adjusted to include a full year contribution from the Cape Agamemnon acquisition.

Other Factors

Using publicly available information and information provided by the managements of CPLP and Crude, Jefferies reviewed, among other things, the potential pro forma effect of the merger on each of CPLP’s and Crude’s fiscal years 2011, 2012 and 2013 estimated distributions to holders of CPLP common units and Crude common shares, as applicable. Based on, among other things, an illustrative merger closing date of June 30, 2011 and assuming that Crude drydocking costs are expensed rather than capitalized in fiscal year 2013, this analysis indicated that the merger could, during the fiscal years reviewed, (i) be neutral to CPLP’s estimated distributions to holders of CPLP common units and (ii) be accretive to Crude’s estimated distributions to holders of Crude common shares.

General

Jefferies’ opinion was one of many factors taken into consideration by the Crude Independent Committee in making its determination to recommend the merger to the Crude Board and should not be considered determinative of the views of the Crude Independent Committee or management with respect to the merger or the merger consideration.

Jefferies was selected by the Crude Independent Committee based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Jefferies maintains a market in the securities of Crude, and in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Crude or CPLP and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

Pursuant to an engagement agreement between Crude, the Crude Independent Committee and Jefferies dated April 6, 2011, Crude has agreed to pay Jefferies a fee for its services in the amount of approximately $2.6 million, a portion of which was payable upon delivery of Jefferies’ opinion and a significant portion of which is payable contingent upon consummation of the merger. In addition, Crude has agreed to reimburse Jefferies for expenses Jefferies has incurred in connection with rendering its services under the engagement agreement. Crude also has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to Crude, CPLP or entities that are affiliated with Crude or CPLP, for which it would expect to receive compensation.

Interests of Crude’s Directors and Executive Officers in the Proposed Transaction

Crude shareholders should note that some Crude directors and executive officers have interests in the proposed transaction as directors or officers that are different from, or in addition to, the interests of other Crude shareholders. The Crude Board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Crude’s shareholders vote in favor of the approval and adoption of the merger agreement. These interests and arrangements include:

•	certain directors and officers of Crude are also directors and/or officers of CPLP, Capital GP, Capital Maritime and Capital Ship Management, including Evangelos M. Marinakis, who is the Chairman and Chief Executive Officer of Crude as well as the Chairman of the CPLP Board, a director of Capital Maritime and the Chief Executive Officer and President of Capital Maritime, Ioannis E. Lazaridis, who is the President of Crude as well as a director of CPLP and Capital Maritime, the Chief Executive Officer and Chief Financial Officer of Capital GP and the Chief Financial Officer of Capital Maritime and Gerasimos G. Kalogiratos, who is a director and the Chief Financial Officer of Crude as well as the Finance Director of Capital Maritime and the Investment Relations Officer of CPLP;

•	beneficial ownership by Crude directors and executive officers of CPLP common units, although no Crude director or executive officer owns more than 1.0% of the outstanding, CPLP common units;

•	at the time the merger is consummated, the commencement of service on the CPLP Board by Dimitris Christacopoulos, a member of the Crude Board and Chairman of the Crude Independent Committee who was designated to assume this position by the Crude Board after the execution of the merger agreement and in accordance with the merger agreement; and

•	the lapsing of the vesting requirements relating to shares of Crude common stock held by members of the Crude Independent Committee, other than Dimitris Christacopoulos (who collectively hold, subject to vesting requirements, an aggregate of approximately 20,000 shares of Crude common stock, or the right to receive approximately 31,200 CPLP common units), immediately prior to the effective time of the merger.

In addition, there is substantial overlap of the ownership and control of Crude and CPLP. CCIC, the owner of 100% of the Crude Class B stock, is beneficially owned by the Marinakis family, including the

Chairman and Chief Executive Officer of Crude, Evangelos M. Marinakis. Evangelos M. Marinakis, Ioannis E. Lazaridis and Gerasimos G. Kalogiratos collectively own 0.91% of the outstanding shares of Crude common stock and Mr. Marinakis is the Chief Executive Officer of Capital Maritime, which is beneficially owned by the Marinakis family and which is also the owner of Capital GP. Capital Maritime currently owns a 41.9% interest in CPLP (including its 2% general partner interest through its ownership of Capital GP), and following the merger, Capital Maritime will own a 27.1% interest in the combined company, including ownership resulting from the general partnership interest in the combined company held by Capital GP, and collectively, Capital Maritime and CCIC would own approximately 31.7% of the combined company.

Indemnification

The merger agreement includes provisions relating to indemnification and insurance for directors and officers of CPLP. See the section captioned “The Merger Agreement — Indemnification and Insurance; Rights of Third Parties” beginning on page 100.

Continuing Board and Management Positions

At the effective time of the proposed transaction, the combined company board of directors will consist of CPLP’s current directors and one member of the Crude Independent Committee designated by Crude, namely Dimitris Christacopoulos. The arrangements for Crude’s executive officers will be announced at a later time. For information about where you can find out more about the combined company’s directors and executive officers at the effective time of the proposed transaction, please see the section captioned “Where You Can Find More Information” beginning on page 128.

Listing of CPLP Common Units; Deregistration and Delisting of Crude Common Stock

CPLP common units are currently listed and traded on Nasdaq under the trading symbol “CPLP.” Upon consummation of the proposed transaction, CPLP common units will continue to be listed and traded on Nasdaq. Crude common stock is currently listed and traded on the NYSE under the trading symbol “CRU.” Upon consummation of the proposed transaction, Crude common stock will no longer be listed or traded on the NYSE. The Crude common stock will be delisted from the NYSE and deregistered under the Exchange Act. Registration under the Exchange Act may be terminated upon application to the SEC if shares of Crude common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. As a result of such deregistration, Crude will no longer be required to file reports with the SEC or otherwise be subject to the United States federal securities laws applicable to public companies.

The shareholders of Crude will become unitholders of CPLP upon consummation of the proposed transaction.

Distribution and Dividend Information

Historically, CPLP has intended to pay quarterly cash distributions of $0.3750 per common unit to the extent CPLP has sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to CPLP’s general partner. CPLP has generally declared those distributions in January, April, July and October of each year and paid those distributions in the subsequent month. In January 2010 CPLP introduced an annual distribution guidance of $0.90 per annum, or $0.225 per quarter. In July 2010 CPLP revised its annual distribution guidance to $0.93 per annum, or $0.2325 per quarter.

In October 2010, CPLP declared a cash distribution of $0.2325 per unit, and paid that distribution on November 16, 2010 to unitholders of record on November 5, 2010. In January 2011, CPLP declared a cash distribution of $0.2325 per unit, and paid that distribution on February 15, 2011 to unitholders of record on February 4, 2011. In April 2011, CPLP declared a cash distribution of $0.2325, and paid that distribution on May 16, 2011 to unitholders of record on May 9, 2011.

Crude’s dividend policy is to pay a variable quarterly dividend based on its cash available for distribution, which represents net cash flow generated by its vessels trading in the crude tanker market during the previous quarter, less any amount required to maintain a reserve the Crude Board determines from time to time as appropriate for the operation and future growth of the fleet.

In November 2010, Crude declared a cash dividend of $0.20 per share, and paid that dividend on December 7, 2010 to shareholders of record on November 24, 2010. In February 2011, Crude declared a cash dividend of $0.30 per share, and paid that dividend on March 2, 2011 to shareholders of record on February 23, 2011. In May 2011, Crude declared a cash dividend of $0.25 per share, and paid that dividend on June 1, 2011 to shareholders of record on May 23, 2011.

The merger agreement provides that Crude may not declare or pay any dividends except the declaration and payment of a regular quarterly dividend for the quarter ended March 31, 2011 and the quarter ending June 30, 2011, in each case not in excess of $0.25 per share of Crude common stock and Crude Class B stock.

The Crude Board and the CPLP Board will continue to evaluate their respective dividend and distribution policies in light of applicable business, financial, legal and regulatory considerations.

CPLP has a cash distribution target of $0.93 per unit. The payment of distributions by CPLP following the merger, however, will be subject to approval and declaration by the CPLP Board and will depend on a variety of factors, including business, financial, legal and regulatory considerations, including but not limited to vessel earnings remaining at current levels or improving, refinancing of current debt obligations in a timely fashion, operating and voyage expenses remaining at comparable levels, no accidents or material loss to its vessels occurring, as well as covenants under the combined company’s credit facilities. Please see the relevant subheadings under the section captioned “Risk Factors” beginning on page 22.

Treatment of Existing Debt Facilities in the Proposed Transaction

Neither Crude nor CPLP anticipates drawing down on its credit facilities in connection with the consummation of the proposed transaction. The parties anticipate that, following the merger, CPLP may reach an arrangement with its lenders to draw down its existing credit facilities to refinance the debt of Crude’s vessels unless CPLP obtains better or similar terms elsewhere, but this is subject to certain conditions and entails various risks. Please see the section captioned “Risk Factors” beginning on page 22.

In connection with CPLP’s acquisition of the dry cargo vessel Cape Agamemnon from Capital Maritime, CPLP drew down on a new credit facility of $25 million provided by Credit Agricole Emporiki Bank in order to partially finance the acquisition of the shares of the vessel owning company of the Cape Agamemnon from Capital Maritime. This credit facility is non-amortizing until March 31, 2013 and will be repaid in twenty equal consecutive quarterly installments commencing in June 2013 plus a balloon payment in March 2018. Loan commitment fees are calculated at 0.50% per annum on any undrawn amount and are paid quarterly. This credit facility contains customary ship finance covenants and is secured and guaranteed by the vessel owning company of the Cape Agamemnon.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of the proposed transaction, the operations of combined company, and the ownership and disposition of CPLP common units. Each of Crude and CPLP are incorporated in the Marshall Islands. Under current Marshall Islands law, no Marshall Islands withholding tax or income tax will be imposed on any of the combined company, Crude, CPLP, or their respective shareholders or unitholders as a result of the proposed transaction. In addition, the combined company will not be subject to tax in the Marshall Islands on income or capital gains, and no Marshall Islands withholding tax or income tax will be imposed upon distributions by CPLP to unitholders who do not reside in the Marshall Islands or with respect to proceeds from the disposition of CPLP common units.

Material United States Federal Income Tax Consequences to Crude Shareholders

The following discussion of the material United States federal income tax consequences of the merger to holders of Crude common stock and of the ownership of CPLP common units received in the merger, to the extent it consists of statements as to matters of tax law, is the opinion of Sullivan & Cromwell LLP, and that portion of the discussion under the heading “The Merger” is also the opinion of Akin Gump Strauss Hauer & Feld LLP. The below discussion applies to you only if you exchange your shares of Crude common stock for CPLP common units in the merger and you hold your shares of Crude common stock and CPLP common units as capital assets for tax purposes. This section does not address any United States federal income tax considerations related to the Marshall Islands tax treatment of a holder in connection with the merger. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a holder who acquired shares of Crude common stock pursuant to the exercise of employee stock options or otherwise as compensation,

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that, actually or constructively, owns or at any time owned 10% or more of the Crude common stock prior to the merger or that will own 5% or more of the CPLP common units after the merger,

•	a person that holds shares of Crude common stock or CPLP common units as part of a straddle or a hedging or conversion transaction,

•	a U.S. expatriate,

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. CPLP and Crude have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the merger that are different from those discussed below.

If a partnership holds CPLP common units or shares of Crude common stock, the tax treatment of a partner will generally depend on the status of the partners and the tax treatment of the partnership. If you are a partner of a partnership holding CPLP common units or shares of Crude common stock, you should consult your tax advisors.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Crude common stock or CPLP common units, as relevant, that is:

•	an individual citizen or resident of the United States for United States federal income tax purposes,

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust which either (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of shares of Crude common stock or CPLP common units (other than a partnership), as relevant, that is not a United States person for United States federal income tax purposes.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses United States federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the United States federal income tax consequences of the merger and the ownership of CPLP common units in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Tax Characterization of CPLP and Crude

CPLP has elected to be taxed as a corporation for United States federal income tax purposes. As such, among other consequences, U.S. Holders of CPLP common units will, subject to the discussion of certain rules relating to PFICs below (please see “Ownership and Disposition of CPLP Common Units — Certain PFIC Considerations Applicable to U.S. Holders”), generally not be directly subject to United States federal income tax on CPLP’s income, but rather will be subject to United States federal income tax on distributions received from CPLP and dispositions of CPLP common units, as described below. Additionally, distributions from CPLP to its common unitholders will generally be reported on Internal Revenue Service Form 1099-DIV.

Crude is a corporation for United States federal income tax purposes.

The Merger

General Tax Consequences of the Merger

The merger has been structured to qualify as a reorganization for United States federal income tax purposes, and it is a condition to CPLP’s and Crude’s obligations to complete the merger that CPLP receive a legal opinion from a nationally recognized law firm, which is expected to be Akin Gump Strauss Hauer & Feld LLP, and Crude receive a legal opinion from Sullivan & Cromwell LLP, to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by CPLP and Crude. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions.

No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of the merger, and the opinions of counsel described above are not binding upon the IRS or any court. Accordingly, there can be no assurances that the IRS will not disagree with or challenge any of the conclusions described herein.

The remainder of this discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Subject to the discussion of certain rules relating to PFICs below (please see “Certain PFIC Considerations Related to the Merger”), the following material United States federal income tax consequences will result from the merger:

•	A U.S. Holder will not recognize any gain or loss upon receipt of CPLP common units in exchange for shares of Crude common stock in the merger, except with respect to cash received in lieu of fractional CPLP common units;

•	A U.S. Holder’s aggregate basis in the CPLP common units received in the merger (including any fractional shares deemed received and redeemed as described below) will be equal to the U.S. Holder’s aggregate tax basis in the shares of Crude common stock surrendered; and

•	A U.S. Holder’s holding period for the shares of CPLP common units received in the merger (including any fractional shares deemed received and redeemed as described below) will include the U.S. Holder’s holding period of the shares of Crude common stock surrendered.

Where different blocks of shares of Crude common stock were acquired at different times and at different prices, the tax basis and holding period of such shares of Crude common stock may be determined with reference to each block of shares of Crude common stock.

Cash in Lieu of Fractional Units

A U.S. Holder of Crude common stock who receives cash in lieu of a fractional CPLP common unit in the merger generally will be treated as having received such fractional unit in the merger and then as having received cash in redemption of such fractional unit. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional unit and the portion of the U.S. Holder’s aggregate tax basis in the shares of Crude common stock surrendered which is allocable to the fractional unit. This gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the holding period for the shares of Crude common stock is more than one year at the effective time of the merger. Long-term capital gain of non-corporate U.S. Holders that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Any gain realized by a Non-U.S. Holder pursuant to the above paragraph generally will not be subject to United States federal income tax unless (i) the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis, or (ii) the Non-U.S. Holder is an individual and is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist. “Effectively connected” gains recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Certain PFIC Considerations Related to the Merger

Crude believes that it has at no time been a PFIC. If you are a U.S. Holder of shares of Crude common stock, Crude would generally be a PFIC with respect to you if for any taxable year in which you held shares of Crude common stock:

•	75% or more of its gross income for the taxable year consists of “passive income” (generally including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury regulations); or

•	at least 50% of its assets for the taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

Because the determination of whether a foreign corporation is a PFIC is primarily factual and, as described below in “Ownership and Disposition of CPLP common units — Certain PFIC Considerations, Applicable to U.S. Holders,” there is little administrative or judicial authority on which to rely to make a determination, the IRS might not agree that Crude is not and never has been a PFIC.

If it was determined that Crude was a PFIC, then a U.S. Holder of shares of Crude common stock may be required to recognize gain as a result of the merger, notwithstanding that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. In particular, Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury regulations have been promulgated under this statute. Proposed Treasury regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain recognition by U.S. persons exchanging shares in a corporation that is a PFIC at any time during such U.S. person’s holding period of such shares where such person has not made either (i) a “qualified electing fund” election under

Section 1295 of the Code for the first taxable year in which such U.S. person owns such shares or in which the corporation is a PFIC, whichever is later or (ii) a “mark-to-market” election under Section 1296 of the Code. There is an exception to this rule in certain instances where the exchanging shareholder receives shares of another corporation that is a PFIC, but, as described below in “Ownership and Disposition of CPLP common units — Certain PFIC Considerations Applicable to U.S. Holders,” CPLP believes that it has not been and is not now a PFIC, and CPLP does not expect to become a PFIC.

The tax on any gain recognized pursuant to the above paragraph would be imposed at the rate applicable to ordinary income, and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such persons on undistributed earnings of the subject foreign corporation. CPLP and Crude are unable to predict at this time whether, in what form, and with what effective date, final Treasury regulations under Section 1291(f) of the Code will be adopted, or how the proposed Treasury regulations will be applied.

Backup Withholding and Information Reporting on the Merger

Payments of cash made to a U.S. Holder in connection with the merger may be subject to information reporting and “backup withholding” at a rate of 28 percent, unless the U.S. Holder of shares of Crude common stock:

•	provides a correct taxpayer identification number and any other required information to the exchange agent, or

•	is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding does not constitute an additional tax, but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax if the required information is supplied to the IRS.

Reporting Requirements in Respect of the Merger

A U.S. Holder of shares of Crude common stock who receives CPLP common units as a result of the merger will be required to retain records pertaining to the merger. Each U.S. Holder of shares of Crude common stock who is required to file a United States federal income tax return and who is a “significant holder” that receives CPLP common units in the merger will be required to file a statement with the holder’s United States federal income tax return setting forth such holder’s basis in the shares of Crude common stock surrendered and the fair market value of the CPLP common units and cash, if any, received in the merger. You are a “significant holder” of shares of Crude common stock if, immediately before the merger, you owned at least 5% (by vote or value) of the outstanding capital stock of Crude or you had an aggregate tax basis in securities of Crude of $1,000,000 or more.

Ownership and Disposition of CPLP Common Units

Taxation of Distributions to U.S. Holders

Subject to the discussion of PFICs below, any distributions made by CPLP with respect to CPLP common units will generally constitute dividends to the extent of CPLP’s current or accumulated earnings and profits, as determined under United States federal income tax principles.

Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in CPLP common units, and thereafter as capital gain. Because CPLP is a non-U.S. corporation for United Stated federal tax purposes, U.S. Holders that are corporations generally will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from CPLP. Amounts taxable as dividends generally will be treated as income from sources outside the United States and will, depending on the U.S. Holder’s circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to the U.S. Holder. However, if (i) CPLP is 50% or more owned, by vote or value, by United States persons and (ii) at least 10% of CPLP’s earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, a portion of the dividends received by a U.S. Holder would be treated as derived from sources within the United States. With respect to any dividend paid for any taxable year, the United States source ratio of dividends for foreign tax credit purposes would be equal to the portion of CPLP’s earnings and profits from sources within the United States for such taxable year, divided by the total amount of CPLP’s earnings and profits for such taxable year.

Dividends paid on CPLP common units to a U.S. Holder who is an individual, trust or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Non-Corporate Holder at a maximum tax rate of 15% (for payments made in taxable years beginning before January 1, 2013), provided that (i) the CPLP common units are readily tradable on an established securities market in the United States (such as Nasdaq, on which CPLP’s common units are traded); (ii) CPLP is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (as discussed below, CPLP believes that it has not been a PFIC, is not a PFIC, and will not become a PFIC); (iii) the U.S. Non-Corporate Holder’s holding period of the CPLP common units includes more than 60 days in the 121-day period beginning 60 days before the date on which the CPLP common units becomes ex-dividend; and (iv) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends CPLP pays out of its earnings and profits which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Non-Corporate Holder.

Special rules may apply to any “extraordinary dividend‘ — generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a CPLP common unit — paid by CPLP. If CPLP pays an “extraordinary dividend” on its common units that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of such dividend.

Taxation of Distributions to Non-U.S. Holders

Dividends paid to a Non-U.S. Holder in respect of CPLP common units will not be subject to United States federal income tax unless the dividends are “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States and the dividends are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis. In such cases, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder. “Effectively connected” dividends recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Disposition of CPLP Common Units by U.S. Holders

Subject to the discussion of PFICs below, a U.S. Holder who sells or otherwise disposes of its CPLP common units will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount that is realized and the U.S. Holder’s tax basis in the common units. Capital gain of a U.S. Non-Corporate Holder that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year and is otherwise expected to be taxed at preferential rates. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The ability to deduct capital losses is subject to certain limitations.

Taxation of Disposition of CPLP Common Units by Non-U.S. Holders

A Non-U.S. Holder will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your CPLP common units unless (i) the gain is “effectively connected” with the

Non-U.S. Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis, or (ii) the Non-U.S. Holder is an individual and is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist. “Effectively connected” gains recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Certain PFIC Considerations Applicable to U.S. Holders

CPLP believes that it has not been and is not, for United States federal income tax purposes, a PFIC, and CPLP expects to operate in such a manner so as not to become a PFIC, but this conclusion is a factual determination that is made annually and thus may be subject to change. If CPLP is or becomes a PFIC, a U.S. Holder could be subject to additional United States federal income taxes on gains recognized with respect to CPLP common units and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules.

CPLP will be a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held CPLP common units, either:

•	75% or more of its gross income for the taxable year consists of “passive income” (generally including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury regulations); or

•	at least 50% of its assets for the taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

For purposes of these tests, income derived from the performance of services does not constitute passive income. By contrast, rental income would generally constitute passive income unless CPLP is treated under specific rules as deriving its rental income in the active conduct of a trade or business. Based on CPLP’s planned operations and future projections, CPLP believes that it will not be a PFIC with respect to any taxable year. In this regard, CPLP intends to treat its income from the spot charter and time charter of vessels as services income, rather than rental income. Accordingly, CPLP believes that such income does not constitute passive income, and that the assets that it owns and operates in connection with the production of that income, primarily certain of CPLP’s vessels, do not constitute passive assets for purposes of determining whether CPLP is a PFIC, at least to the extent that they generate income that is not passive.

There is, however, no direct legal authority under the PFIC rules addressing CPLP’s method of operation. Moreover, in a case not specifically interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that a vessel time charter at issue generated predominantly rental income rather than services income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should have been treated as services income. Additionally, the IRS recently affirmed its position in Tidewater, adding further that the vessel charters at issue would be treated as giving rise to services income under the PFIC rules.

No assurance, however, can be given that the IRS, or a court of law will accept CPLP’s position, and there is a risk that the IRS or a court of law could determine that CPLP is or was a PFIC. Moreover, because there are uncertainties in the application of the PFIC rules, because the PFIC test is an annual test, and because, although CPLP intends to manage its business so as to avoid PFIC status to the extent consistent with its other business goals, there could be changes in the nature and extent of CPLP’s operations in future years, there can be no assurance that CPLP will not become a PFIC in any taxable year.

If CPLP were to be treated as a PFIC for any taxable year (and regardless of whether CPLP remains a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning CPLP common units for purposes of the PFIC rules would be liable to pay United States federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of excess distributions (generally the portion of any distributions received by the U.S. Holder on CPLP common units in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the CPLP common units) and on any gain from the disposition of CPLP common units, plus interest on such amounts, as if such excess distributions or gain had been recognized ratably over the U.S. Holder’s holding period of the CPLP common units.

The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely “qualified electing fund” (“QEF”) election. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year to include in income a pro rata share of CPLP’s ordinary earnings as ordinary income and a pro rata share of CPLP’s net capital gain as long-term capital gain, regardless of whether CPLP has made any distributions of the earnings or gain. The U.S. Holder’s basis in CPLP common units will be increased to reflect taxed but undistributed income. Distributions of income that had been previously taxed will result in a corresponding reduction in the basis of the CPLP common units and will not be taxed again once distributed. A U.S. Holder making a QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of CPLP common units. If CPLP determines that it is a PFIC for any taxable year, CPLP will provide U.S. Holders with such information as may be required to make a QEF election effective.

Alternatively, if CPLP were to be treated as a PFIC for any taxable year and provided that CPLP’s common units are treated as “marketable,” which CPLP believes will be the case, a U.S. Holder may make a mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the CPLP common units at the close of any taxable year over the U.S. Holder’s adjusted tax basis in the CPLP common units is included in the U.S. Holder’s income as ordinary income. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. In addition, the excess, if any, of the U.S. Holder’s adjusted tax basis at the close of any taxable year over the fair market value of the CPLP common units is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder’s tax basis in CPLP common units would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of CPLP common units would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of CPLP common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

A U.S. Holder who holds CPLP common units during a period when CPLP is a PFIC generally will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder’s holding of CPLP common units, even if CPLP ceases to be a PFIC, subject to certain exceptions for U.S. Holders who made a mark-to-market or QEF election. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF or mark-to-market election.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. person’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of shares of CPLP common units, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in CPLP common units.

Backup Withholding and Information Reporting

If you are a Non-Corporate U.S. Holder, information reporting requirements, on IRS Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of CPLP common units effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a Non-Corporate U.S. Holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a Non-U.S. Holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by CPLP or another non-U.S. payor, and

•	other dividend payments and the payment of the proceeds from the sale of CPLP common units effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished the payor or broker:

•	an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of CPLP common units effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of CPLP common units that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of CPLP common units effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Information with Respect to Foreign Financial Assets

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. U.S. Holders that are individuals are urged to consult their tax advisors regarding the application of this legislation.

United States Federal Income Tax Considerations Relating to CPLP

Election to be Taxed as a Corporation

CPLP has elected to be taxed as a corporation for United States federal income tax purposes. As such, among other consequences, U.S. Holders will not directly be subject to United States federal income tax on CPLP’s income, but rather will be subject to United States federal income tax on distributions received from CPLP and dispositions of common units as described above. As a corporation for United States federal income tax purposes, CPLP may be subject to United States federal income tax on its income, as discussed below.

Taxation of Operating Income

CPLP expects that substantially all of its gross income will continue to be attributable to the transportation of crude oil and related oil products. For this purpose, gross income attributable to transportation (or “Transportation Income”) includes income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo, and thus includes spot charter, time charter and bareboat charter income.

Transportation Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States (or “U.S. Source International Transportation Income”) will be considered to be 50% derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States (or “U.S. Source Domestic Transportation Income”) will be considered to be 100% derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to United States federal income tax.

Based on current operations and also due to prohibitions under U.S. law, CPLP does not expect to have U.S. Source Domestic Transportation Income. However, certain of CPLP’s activities give rise to U.S. Source International Transportation Income, and future expansion of its operations could result in an increase in the amount of U.S. Source International Transportation Income, as well as give rise to U.S. Source Domestic

Transportation Income, all of which could be subject to U.S. federal income taxation unless exempt from U.S. taxation under Section 883 of the Code (or the “Section 883 Exemption”), as discussed below.

The Section 883 Exemption and the Taxation of Operating Income

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (the “Section 883 Regulations”), it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption only applies to U.S. Source International Transportation Income. As discussed below, CPLP believes that under its current ownership structure, the Section 883 Exemption will apply and that, accordingly, it will not be taxed on its U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

CPLP will qualify for the Section 883 Exemption if, among other matters, the following three requirements are met:

•	CPLP is organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an “Equivalent Exemption”);

•	CPLP satisfies the “Publicly Traded Test” (as described below); and

•	CPLP meets certain substantiation, reporting and other requirements.

The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-U.S. corporation be “primarily and regularly traded” on an established securities market either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. The Section 883 Regulations provide, in pertinent part, that equity interests in a non-U.S. corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of units of each class of equity that are traded during any taxable year on all established securities markets in that country exceeds the number of units in each such class that are traded during that year on established securities markets in any other single country. Equity of a non-U.S. corporation will be considered to be “regularly traded” on an established securities market under the Section 883 Regulations if one or more classes of equity of the corporation that, in the aggregate, represent more than 50% of the combined vote and value of the non-U.S. corporation are listed on such market and certain trading volume requirements are met or deemed met as described below. For this purpose, if one or more “5% Unitholders” (i.e., a holder of common units holding, actually or constructively, at least 5% of the vote and value of a class of equity) own in the aggregate 50% or more of the vote and value of a class of equity (the “Closely Held Block”), such class of equity will not be treated as primarily and regularly traded on an established securities market (the “Closely Held Block Exception”).

CPLP is organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. Consequently, CPLP’s U.S. Source International Transportation Income (including, for this purpose, (i) any such income earned by subsidiaries that have properly elected to be treated as partnerships or disregarded as entities separate from CPLP for United States federal income tax purposes and (ii) any such income earned by subsidiaries that are corporations for United States federal income tax purposes, are organized in a jurisdiction that grants an Equivalent Exemption and whose outstanding stock is owned 50% or more by value by CPLP) will be exempt from United States federal income taxation provided CPLP meets the Publicly Traded Test. CPLP’s common units are listed exclusively on the Nasdaq Global Market, and based on past trading patterns, CPLP believes that its common units have been and are “primarily traded” on established securities markets within the United States.

CPLP believes that it meets the trading volume requirements of the Section 883 Exemption. The pertinent regulations provide that trading volume requirements will be deemed to be met with respect to a class of equity traded on an established securities market in the United States where the subject equity is regularly quoted by dealers who regularly and actively make offers, purchases and sales of such units to unrelated persons in the ordinary course of business, and CPLP believes that such conditions will exist for the CPLP common units. Additionally, the pertinent regulations also provide that a class of equity will be considered to be “regularly traded” on an established securities market if (i) such class of stock is listed on such market, (ii) such class of stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the days in a short taxable year, and (iii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year, or as appropriately adjusted in the case of a short taxable year. CPLP believes that trading of the common units has satisfied these conditions in the past, and expects that such conditions will continue to be satisfied. Finally, CPLP believes that its common units represent more than 50% of its voting power and value and accordingly believes that the common units should be considered to be “regularly traded” on an established securities market.

These conclusions, however, are based upon legal authorities that do not expressly contemplate an organizational structure such as CPLP’s. In particular, although CPLP has elected to be treated as a corporation for United States federal income tax purposes, for corporate law purposes, CPLP is organized as a limited partnership under Marshall Islands law and CPLP’s general partner is responsible for managing CPLP’s business and affairs and has been granted certain veto rights over decisions of the CPLP Board. Accordingly, it is possible that the IRS could assert that the common units do not meet the “regularly traded” test.

CPLP expects that the common units will not lose eligibility for the Section 883 Exemption as a result of the Closely Held Block Exception, because the CPLP partnership agreement provides that the voting rights of any 5% Unitholders (other than CPLP’s general partner and its affiliates, their transferees and persons who acquired such common units with the approval of the CPLP board of directors) are limited to a 4.9% voting interest in CPLP regardless of how many units are held by that 5% Unitholder. (The voting rights of any such Unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote). If Capital Maritime and CPLP’s general partner own 50% or more of the common units, they will provide the necessary documents to establish an exception to the application of the Closely Held Block Exception. This exception is available when shareholders residing in a jurisdiction granting an Equivalent Exemption and meeting certain other requirements own sufficient shares in the Closely Held Block to preclude shareholders who have not met such requirements from owning 50% or more of the outstanding class of equity relied upon to satisfy the Publicly Traded Test.

Thus, although the matter is not free from doubt, CPLP believes that it will satisfy the Publicly Traded Test. Should any of the facts described above cease to be correct, CPLP’s ability to satisfy the Publicly Traded Test will be compromised.

Taxation of Operating Income in the Absence of the Section 883 Exemption

If the Section 883 Exemption does not apply, CPLP would be subject to a 4% tax on 50% of its gross U.S. Source International Transportation Income, without benefit of deductions, unless such income is treated as effectively connected with the conduct of a trade or business in the United States (“Effectively Connected Income”), as described below. CPLP does not currently anticipate that a significant portion of its shipping income will be U.S. Source International Transportation Income, though there can be no assurance in this regard.

CPLP’s U.S. Source International Transportation Income would be treated as Effectively Connected Income if (i) CPLP has a fixed place of business in the United States and (ii) substantially all of its U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States. Based on current operations, CPLP believes that none of its potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is received pursuant to bareboat charters attributable to a fixed place of business in the United States. As a result, CPLP does not anticipate that any of its U.S. Source International Transportation Income will be treated as Effectively Connected Income. However, there is no assurance that CPLP will not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income.

Any income that CPLP earns that is treated as Effectively Connected Income would be subject to United States federal corporate income tax (the highest statutory rate is currently 35%). In addition, a 30% branch profits tax imposed under Section 884 of the Code also could apply to such income, and a branch interest tax could be imposed on certain interest paid or deemed paid by CPLP.

Taxation of Gain on the Sale of Vessel

Provided CPLP qualifies for the Section 883 Exemption, gain from the sale of a vessel likewise should be exempt from tax under Section 883. If, however, CPLP does not qualify for the Section 883 Exemption, then such gain could be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

Accounting Treatment

CPLP intends to account for the merger as an acquisition of Crude in accordance with generally accepted accounting principles in the United States applicable to business combinations. Crude will be treated as the acquired entity for such purposes. Accordingly, the aggregate fair value of the consideration transferred by CPLP in connection with the merger will be allocated to Crude’s assets acquired and liabilities assumed based on their fair values as of the completion of the merger. If the fair value of Crude’s net assets is in excess of the aggregate fair value of the consideration transferred by CPLP, the excess will be recorded as a gain from bargain purchase. If the fair value of Crude’s net assets is less than the aggregate fair value of the consideration transferred by CPLP, the difference will be recorded as goodwill. The results of operations of Crude will be included in CPLP’s consolidated results of operations only for periods subsequent to the completion of the merger.

Principal Corporate Offices

After completion of the proposed transaction, the combined company will maintain the headquarters and principal corporate offices of CPLP in Piraeus, Greece.

Executive Compensation Arrangements

None.

Treatment of Crude Unvested Shares in the Proposed Transaction

Crude has granted shares of Crude common stock subject to certain vesting requirements pursuant to the Crude Equity Plan, adopted March 1, 2010. Except as described below, these grants will be converted into equivalent grants with respect to CPLP common units.

All shares of Crude common stock and other compensatory awards denominated in shares of Crude common stock subject to a risk of forfeiture, or right of repurchase by Crude (the “Crude Awards”), will be converted to CPLP common units subject to a risk of forfeiture, or right of repurchase by CPLP, with the same terms and conditions as were applicable prior to such conversion (the “CPLP Awards”), except to the extent otherwise required by the terms of the Crude Awards or pursuant to the Crude Equity Plan. Upon conversion, each holder of Crude Awards will be entitled to receive a number of CPLP Awards equal to the product of (x) the Crude Awards held by such holder immediately prior to the effective time of the merger and (y) 1.56.

Upon the effective time of the merger, the Crude Awards will be converted into equivalent CPLP Awards and all the terms of such awards will remain the same. Notwithstanding the foregoing, the transfer restrictions and forfeiture provisions relating to the Crude Awards held by those members of the Crude Independent Committee who are not designated by Crude to serve as a member of the CPLP Board (an aggregate of approximately 20,000 shares of Crude common stock or the right to receive approximately 31,200 CPLP common units), will lapse immediately prior to the effective time of the merger, and such Crude Awards will vest in full immediately prior to the effective time of the merger.

Resale of CPLP Common Units

The issuance of the CPLP common units that Crude shareholders will receive in the proposed transaction will have been registered under the Securities Act. Therefore, these units may be traded in normal market and brokerage transactions by any Crude shareholders following the consummation of the proposed transaction as long as that person is not deemed to be an “affiliate” of either CPLP or Crude under the Securities Act. An “affiliate,” as defined by the rules promulgated under the Securities Act, is a person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, CPLP or Crude. Persons who are affiliates of CPLP or Crude at the time the merger agreement is submitted to the vote of their respective shareholders may not sell their CPLP common units acquired in the proposed transaction except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 promulgated by the SEC under the Securities Act. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

This proxy statement/prospectus does not cover any resale of CPLP common units received in the proposed transaction by any person that may be deemed to be an affiliate of CPLP or Crude.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The amounts and percentages of Crude common stock and Crude Class B stock and CPLP common units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers of Crude

As of June 30, 2011, a total of 13,899,400 shares of Crude common stock and 2,105,263 shares of Crude Class B stock were outstanding. Each share of Crude common stock is entitled to one vote and each share of Crude Class B stock is entitled to ten votes on matters on which Crude common shareholders and Crude Class B shareholders, respectively, are eligible to vote.

The following table sets forth as of June 30, 2011 the beneficial ownership of Crude common stock or Crude Class B stock by each person Crude knew that beneficially owned more than 5.0% of the outstanding shares of Crude common stock or Crude Class B stock, and all of Crude’s directors and executive officers as a group. The number of shares beneficially owned by each person is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose.

	Shares of				Percentage of
	Common	Percentage of	Shares of	Percentage of	Total Common
	Stock	Total Common	Class B Stock	Total Class B	and Class B
Name of Beneficial Owner	Owned	Stock Owned	Owned	Stock Owned	Stock Owned

All executive officers and directors as a group (10 persons) (1)(2)(3)	154,000	1.11%	2,105,163	100%	14.11%
Ameriprise Financial Inc. and Columbia Management Investment Advisers, LLC (4)	1,615,064	11.62%	0	0%	10.09%
Bank of America Corporation, Bank of America, NA and Merrill Lynch, Pierce, Fenner & Smith, Inc. (5)	1,043,453	7.51%	0	0%	6.52%
TIAA-CREF Investment Management LLC and Teachers Advisors, Inc. (6)	906,928	6.52%	0	0%	5.67%
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne (7)	726,570	5.23%	0	0	4.54%

(1)	Other than Crude’s Chairman, who owns 145,000 shares of Crude common stock, representing a 1.04% ownership of Crude common stock, no member of the Crude Board nor any executive officers own shares of Crude common stock in a number representing more than 1.00% of the outstanding shares of Crude common stock.

(2)	The Marinakis family, including Crude’s Chairman, Mr. Marinakis, through its ownership of CCIC, may be deemed to beneficially own, or to have beneficially owned, the Crude Class B stock held by CCIC. Mr. Marinakis also directly owns Crude common stock, as described in note (1).

(3)	Shares of Crude common stock were issued to all members of the Crude Board and certain executive officers in August 2010 (March 2011 in the case of one newly elected director at the time) under the terms of the Crude Equity Plan, which they may be deemed to beneficially own, or to have beneficially owned.

(4)	This information is based on Amendment No. 2 to the Schedule 13G filed with the SEC jointly by Ameriprise Financial Inc. and Columbia Management Investment Advisers, LLC, on May 10, 2011.

(5)	This information is based on the Schedule 13G filed with the SEC jointly by Bank of America Corporation, Bank of America, NA and Merrill Lynch, Pierce, Fenner & Smith, Inc. on February 14, 2011.

(6)	This information is based on the Schedule 13G filed with the SEC jointly by TIAA-CREF Investment Management LLC and Teachers Advisors, Inc. on February 11, 2011.

(7)	This information is based on the Schedule 13G filed with the SEC jointly by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne on June 8, 2011.

Holders of shares of Crude common stock and Crude Class B stock have equivalent economic rights, but Crude common shareholders are entitled to one vote per share and Crude Class B shareholders are entitled to 10 votes per share. However, the voting power of the Crude Class B stock is limited to an aggregate maximum of 49% of the combined voting power of Crude common stock and Crude Class B stock. Except as otherwise provided by the MIBCA, holders of shares of Crude common stock and Crude Class B stock vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors. In addition, if, at any time, any person or group other than CCIC owns beneficially 5% or more of the shares of Crude common stock then outstanding, then any shares of common stock owned by that person or group in excess of 4.9% may not be voted. The voting rights of any such shareholders in excess of 4.9% shall be redistributed pro rata among other holders of shares of Crude common stock holding less than 5.0% of the outstanding shares of Crude common stock.

Support Agreement

On May 5, 2011, Evangelos M. Marinakis, Chairman of the Crude Board and CEO of Crude, Ioannis E. Lazaridis, President of Crude, Gerasimos G. Kalogiratos, CFO of Crude, and CCIC, holder of all of the outstanding shares of Crude Class B stock, entered into a support agreement pursuant to which they have agreed, subject to certain conditions, to vote their shares in favor of the merger.

REGULATORY MATTERS

No further regulatory filings or approvals will be required for the completion of the merger other than the filing of the merger agreement with the Republic of the Marshall Islands corporate registry upon approval of the Merger Proposal by Crude shareholders.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this proxy statement/prospectus as Appendix A and is incorporated herein by reference in its entirety. Because the following is a summary, it does not contain all information that may be important to you. The rights and obligations of CPLP and Crude are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. Crude shareholders are urged to read the merger agreement carefully and in its entirety as well as this proxy statement/prospectus before making any decisions regarding the merger, including the adoption of the merger agreement.

The merger agreement is included in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about CPLP or Crude. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made as of specific dates solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that modify, qualify or create exceptions to such representations and warranties and that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties are not intended to provide you or other investors with any characterization of the actual state of facts and circumstances and should not be read alone, but instead, should be read together with the other provisions of the merger agreement, the information provided elsewhere in this proxy statement/prospectus and the information in the documents incorporated by reference into this proxy statement/prospectus. See the section captioned “Where You Can Find More Information” beginning on page 128.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger, MergerCo, a corporation organized under the laws of the Republic of the Marshall Islands and wholly-owned subsidiary of CPLP, will merge with and into Crude. Crude will be the surviving corporation in the merger and will become a wholly-owned subsidiary of CPLP. At the effective time of the merger, each outstanding share of Crude common stock and Crude Class B stock (other than shares of Crude common stock and Crude Class B stock owned by Crude, CPLP, Capital GP, MergerCo or their respective subsidiaries, which will be canceled and cease to exist) will be converted into the right to receive 1.56 CPLP common units, the Crude exchange ratio.

CPLP will not issue fractions of CPLP common units pursuant to the merger agreement. Instead, each holder of Crude common stock or Crude Class B stock who otherwise would have been entitled to receive a fraction of a CPLP common unit upon exchange will receive in lieu thereof an amount in cash calculated by multiplying (i) the closing sale price of CPLP common units on the Nasdaq as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time (as defined below) of the merger will occur and (ii) the fraction of a CPLP common unit to which such holder would otherwise be entitled to receive.

Completion of the Merger

Unless the parties agree otherwise in writing, the closing of the merger will take place on the third business day after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties duly file the articles of merger with the Registrar or Deputy Registrar of Corporations in the Republic of the Marshall Islands, or at such later date and time as the parties agree and specify in the articles of merger (the “effective time”).

CPLP and Crude currently expect the closing of the merger to occur in the third quarter of 2011. However, as the merger is subject to the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of CPLP and Crude could result in the merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

Prior to the effective time, CPLP, subject to the reasonable approval by Crude, will select an exchange agent to handle the exchange of shares of Crude common stock and Crude Class B stock for CPLP common units or, if applicable, cash in lieu of fractional CPLP common units. At the effective time, shares of Crude common stock and Crude Class B stock will be converted into the right to receive CPLP common units or, if applicable, cash in lieu of fractional CPLP common units, without the need for any action by the holders of Crude common stock or Crude Class B stock.

As soon as reasonably practicable after the effective time, CPLP will instruct the exchange agent to send a letter of transmittal specifying, among other things, that, in respect of certificated shares, delivery will be effected, and risk of loss and title to any certificates representing Crude shares will pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Crude stock certificates or book-entry shares in exchange for CPLP common units in book-entry form or, if applicable, cash in lieu of fractional CPLP common units.

After the effective time of the merger, shares of Crude common stock and Crude Class B stock will no longer be outstanding, will be automatically canceled and will cease to exist. Each certificate or book-entry share, as the case may be, that previously represented a share of Crude common stock or Crude Class B stock will represent only the right to receive dividends for periods prior to the effective time that were declared in accordance with the merger agreement, the merger consideration as described above, any cash in lieu of fractional CPLP common units and any dividends or distributions to which the holders of the certificates become entitled upon surrender of such certificates. With respect to such CPLP common units deliverable upon the surrender of Crude stock certificates or book-entry shares, until holders of such Crude stock certificates or book-entry shares have surrendered such stock certificates or book-entry shares to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such CPLP common units with a record date after the effective time.

Treatment of Crude Equity Awards

Stock-Based Awards.  Prior to the effective time, the Crude Board will adjust all outstanding Crude stock-based awards to provide that such awards will be converted into CPLP common units or other compensatory awards denominated in CPLP common units, with substantially the same terms and conditions as applicable under the Crude stock-based award. Each holder of a Crude stock-based award will be entitled to receive a number of stock-based awards denominated in CPLP units equal to the product of the number of stock-based awards held by such holder and the exchange ratio. Notwithstanding the foregoing, the transfer restrictions and forfeiture provisions relating to Crude stock-based awards granted to Crude’s five independent directors (other than the director designated by Crude to serve on the CPLP Board) will lapse immediately prior to the effective time and vest in full immediately prior to the effective time.

Crude’s 2010 Equity Incentive Plan.  At the effective time, CPLP will assume all of Crude’s obligations under the Crude Equity Plan, including each outstanding Crude stock-based award and the agreements evidencing the grants of such awards. As soon as practicable after the effective time, CPLP will deliver to holders of Crude stock-based awards notices setting forth such holders’ rights pursuant to the Crude Equity Plan, and the agreements evidencing grants of such awards will continue in effect on the same terms and conditions.

Dissenters’ Rights

Under Marshall Islands law, a shareholder of a corporation has the right to vote against any plan of merger to which the corporation is a party. If such shareholders vote against the plan of merger, they may have the right to seek payment from their corporation of the appraised fair value of their shares (instead of the contractual merger consideration). However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available if the shares of such class or series of stock are (i) listed on a securities exchange or (ii) held of record by more than 2,000 holders. Since shares of Crude common stock are traded on the NYSE, a dissenting holder of shares of Crude common stock has no right to receive payment from Crude for the appraised fair market value of his shares under Marshall Islands law. Furthermore, pursuant to the Support Agreement, CCIC, as the sole holder of Crude Class B stock, has waived any appraisal rights it might have under Marshall Islands law.

Conduct of Business

Each of CPLP and Crude has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time. Among other things, each of CPLP and Crude has agreed to (i) not enter into a new material line of business that is not in the shipping industry, (ii) carry on its existing business in the ordinary course consistent with past practice and (iii) take no action that would reasonably be expected to prevent or materially delay or impede the consummation of the merger or result in a material violation of the merger agreement.

In addition, each of CPLP and Crude (except as noted below) has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	(i) declaring or paying any special or extraordinary distributions (in the case of CPLP only); (ii) splitting, combining or reclassifying its common stock, Class B stock or common units, as applicable; or (iii) repurchasing, redeeming or otherwise acquiring any of its equity securities;

•	issuing, delivering, selling, pledging or otherwise disposing of its equity securities, other voting securities or equity interests;

•	amending its charter, bylaws or equivalent organizational documents in a manner materially adverse to the equityholders of the other party;

•	merging or consolidating, or selling all or substantially all of its assets;

•	making any change in financial or tax accounting methods, except as required by a change in GAAP; or

•	agreeing or committing to do any of the foregoing.

Crude has agreed to several additional restrictions, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	declaring or paying any dividend greater than a $0.25 per share dividend for each of the quarter ended March 31, 2011 and the quarter ending June 30, 2011 or any dividend for any period ending after June 30, 2011;

•	incurring or committing to any capital expenditures or any obligations or liabilities to unaffiliated third parties relating to the construction of any vessel, acquiring any vessel, or disposing of any vessel; or

•	incurring any indebtedness or becoming responsible for the indebtedness of another person, issuing or selling debt securities, or entering any agreement to maintain the financial condition of another person, except for (i) additional borrowings under existing loan agreements and refinancing or replacement of such agreements or obligations thereunder or (ii) borrowings of up to $2.0 million principal amount of indebtedness under short-term facilities in the aggregate.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. Each of CPLP and Crude has made representations and warranties regarding, among other things:

•	organization, standing, corporate power and subsidiaries;

•	capital structure;

•	authority with respect to the execution and delivery of the merger agreement and the due and valid execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	SEC documents, financial statements, internal controls and disclosure controls and procedures;

•	status as a “foreign private issuer” (as defined in the Securities Act);

•	compliance with the Foreign Corrupt Practices Act;

•	absence of undisclosed liabilities;

•	absence of certain changes and events from December 31, 2010 to the date of execution of the merger agreement;

•	absence of certain litigation;

•	compliance with applicable laws and permits;

•	material contracts;

•	maintenance of insurance;

•	environmental matters;

•	employee benefit plans;

•	vessels, including flagging and chartering;

•	inapplicability of takeover laws and dissent rights (except for dissent rights available to holders of Crude Class B stock);

•	opinions of financial advisors;

•	approvals of the committees of independent directors and boards of directors of CPLP and Crude;

•	brokers’ fees payable in connection with the merger;

•	tax matters;

•	collective bargaining agreement;

•	regulation as an investment company;

•	export and sanctions laws; and

•	accuracy of information supplied or to be supplied for use in this proxy statement/prospectus.

The merger agreement also contains certain representations and warranties of CPLP with respect to its wholly-owned subsidiary, MergerCo, including, without limitation, corporate organization, lack of prior business activities, capitalization and authority with respect to the execution and delivery of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, any events, circumstances, changes, developments, violations, inaccuracies, effects or other matters that, individually or taken together, (i) are or could reasonably be expected to be materially adverse to the financial condition, results of operations, business, assets or properties of such party and its subsidiaries, taken as a whole, or (ii) materially impair or could reasonably be expected to materially impair the ability of such party to perform its respective obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated by the merger agreement, except that the definition of “material adverse effect” excludes the following or the impact thereof:

•	circumstances affecting the shipping or shipbuilding and repair industries generally, or in any region in which such party operates (unless such condition is disproportionately adverse as compared to others in the shipping industry or geographic region);

•	any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States or elsewhere (unless such condition is disproportionately adverse as compared to others in the shipping industry or geographic region);

•	changes in law or changes in GAAP (unless such condition is disproportionately adverse as compared to others in the shipping industry or geographic region);

•	earthquakes, hurricanes, floods, volcanic eruptions or other natural disasters (unless such condition is disproportionately adverse as compared to others in the shipping industry or geographic region);

•	any failure of such party to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (however, any change or failure will not prevent or affect a determination that the event, circumstance, change, development, violation, inaccuracy, effect or other matter underlying such change or failure has resulted in, or contributed to, a material adverse effect);

•	changes in the market price or trading volume of Crude common stock or CPLP common units (however, any change or failure will not prevent or affect a determination that the event, circumstance, change, development, violation, inaccuracy, effect or other matter underlying such change or failure has resulted in, or contributed to, a material adverse effect); or

•	the entry into, announcement or pendency of the merger agreement or the matters contemplated by the merger agreement or the compliance by any party with the provisions of the merger agreement (other than with respect to an acquisition proposal or a company change in recommendation, both as defined below) or any action taken or omitted to be taken by the such party at the written request or with the prior written consent of the other party (except that this exclusion does not apply to that portion of any representation or warranty that expressly address the foregoing).

Efforts to Obtain Required Shareholder Votes

Crude has agreed to hold a special meeting of its shareholders and to take all reasonable lawful action to solicit and obtain shareholder approval for the proposal to adopt the merger agreement. The merger agreement requires Crude to submit the merger agreement to a shareholder vote even if the Crude Board no longer recommends adoption of the merger agreement. Upon the recommendation by the Crude Independent Committee, the Crude Board has (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, Crude and the Unaffiliated Shareholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger and (iii) resolved to recommend to the Crude shareholders that they approve the merger agreement and the transactions contemplated thereby, including the merger (the “company recommendation”).

Acquisition Proposals and a Company Change in Recommendation

Crude and its subsidiaries will not, and will use their commercially reasonable best efforts to cause their various representatives not to, (i) initiate, solicit, facilitate or encourage any acquisition proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information regarding, any acquisition proposal or (iii) waive any “standstill” agreement. Crude may furnish information to, or enter into or participate in discussions or negotiations with, any person that makes an unsolicited written acquisition proposal if (i) the Crude Board, after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such acquisition proposal is likely to result in a superior proposal (as defined below) and (B) that failure to constitutes or take such action is inconsistent with the fiduciary duties of the Crude Board and (ii) prior to furnishing non-public information, Crude receives an executed confidentiality agreement from the receiving party.

The Crude Board may not (i)(A) withdraw, modify or qualify, in any manner adverse to CPLP, the company recommendation or (B) publicly approve or recommend any acquisition proposal (the actions in this clause (i) being referred to as a “company change in recommendation”) or (ii) approve, adopt or recommend, or allow Crude or any of its subsidiaries to execute or enter into, any agreement or any tender or exchange offer in connection with, any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining Crude’s shareholder approval, the Crude Board may (x) make a company change in recommendation or (y) in connection with a superior proposal, terminate the merger agreement if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such action would constitute or would be reasonably likely to constitute a violation of its fiduciary duties to the shareholders under applicable law. However, the Crude Board will not be entitled to make a company change in recommendation pursuant to the previous sentence (or to terminate the merger agreement in order to enter into a transaction that the Crude Board has determined is a superior proposal) unless Crude and its subsidiaries: (i) complied in all material respects with their obligations regarding non-solicitation under the merger agreement, (ii) provided to CPLP and the Conflicts Committee of the CPLP Board three business days prior written notice (such notice being referred to as a “notice of proposed recommendation change”) advising CPLP that the Crude Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any purported superior proposal that is the basis of the proposed action and the identity of the person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such superior proposal (it being understood and agreed that any amendment to the terms of any such superior proposal will require a new notice of proposed recommendation change and an additional three business day period), (iii) during such period, Crude will negotiate in good faith with CPLP (to the extent that CPLP wishes to negotiate) to amend the merger agreement so that the Crude Board may proceed with the transactions contemplated by the merger agreement and/or the company recommendation and at the end of such period maintain the company recommendation (after taking into account any agreed modification to the terms of the merger agreement), in each case as applicable, and (iv) if applicable, provide to CPLP all materials and information delivered or made available to the person making any acquisition proposal in connection with such acquisition proposal (to the extent not previously provided).

If the Crude Board undertakes a company change in recommendation, the board will nonetheless continue to be obligated to hold its shareholders meeting and submit the proposals described in this proxy statement/prospectus to its shareholders for their vote.

The merger agreement requires Crude to notify CPLP within twenty-four hours of, among other things, the receipt of an acquisition proposal. Any such notification will include the material terms and conditions of such acquisition proposal (including any changes thereto) and identity of the person making the acquisition proposal. Crude must keep CPLP informed of any material developments regarding the acquisition proposal.

An “acquisition proposal” means any proposal or offer from or by any person, whether in writing or otherwise, other than CPLP, Capital GP or MergerCo, relating to (i) any direct or indirect acquisition of (A) 20% or more of the assets (including stock or equity interests of a subsidiary) of Crude and its subsidiaries, taken as a whole, (B) 20% or more of the outstanding equity securities of Crude or (C) a business or businesses that constitute 20% or more of the cash flow, net revenues, net income or assets of Crude and its subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, within the meaning of the Exchange Act, that, if consummated, would result in any person beneficially owning securities representing 20% or more of the total voting power of Crude; or (iii) any merger, consolidation, amalgamation business combination, recapitalization, liquidation, dissolution or similar transaction involving Crude or any significant Crude subsidiary, other than the merger, whether pursuant to a single transaction or a series of transactions.

A “superior proposal” is any bona fide acquisition proposal (except that references to “20% or more” within the definition of “acquisition proposal” will be replaced by “50% or more”) made by a third party, that is not subject to a financing condition, on terms that the Crude Board determines, in its good faith judgment and after consulting with its financial advisor and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the acquisition proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of Crude common stock and Crude Class B stock, from a financial point of view, than the merger (taking into account any revised proposal by the CPLP Board on behalf of CPLP).

Efforts to Complete the Merger

CPLP and Crude have each agreed to use commercially reasonable best efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable law to permit consummation of the merger promptly and otherwise enable consummation of the transactions contemplated by the merger agreement, including obtaining any third-party approval, using commercially reasonable best efforts to lift or rescind any injunction or restraining order, defending any litigation seeking to enjoin, prevent or delay the merger or seeking material damages and cooperating fully with the other parties to that end.

Notwithstanding the foregoing, neither CPLP nor Crude is required under the merger agreement to take measures that would have a material adverse effect on the party and its subsidiaries, taken as a whole.

Governance Matters after the Merger

Prior to the closing of the transactions contemplated by the merger agreement, Capital GP will cause the CPLP Partnership Agreement to be amended to:

•	modify the ability of Capital GP to acquire the remaining outstanding units of any class of CPLP units held by all unitholders other than Capital GP or its affiliates if Capital GP or its affiliates hold at least 80% of all such units in such class, so that such right is triggered at 90% instead of 80%; and

•	provide that the CPLP Board will consist of eight members.

Prior to the mailing of this proxy statement/prospectus, Crude has agreed to designate one member of the Crude Independent Committee to serve as a member of the CPLP Board following the effective time. The director so designated will serve as either a class I or class II director on the CPLP Board (whichever class would have a longer then-remaining term as of the effective time), and the CPLP Board will appoint such director to CPLP’s audit committee and conflicts committee. All seven members of the CPLP Board serving immediately prior to the effective time will continue to serve as members of the CPLP Board.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Crude and CPLP in the preparation of this proxy statement/prospectus;

•	cooperation between Crude and CPLP in connection with public announcements;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time;

•	Crude’s delivery of a list of “affiliates” under Rule 145 of the Securities Act and its use of its commercially reasonable best efforts to cause such persons not to sell any securities received under the merger in violation of registration requirements of the Securities Act;

•	any action that would subject the transactions contemplated to the merger agreement to takeover laws;

•	CPLP’s use of its commercially reasonable best effort to ensure that the CPLP common units to be issued in the merger are authorized for listing on the Nasdaq;

•	cooperation between Crude and CPLP to obtain all material consents and approvals necessary to consummate the merger;

•	each party’s notification of the other party of facts and circumstances reasonably likely to result in a material adverse effect or material breach or failure of a condition of the merger agreement;

•	Crude’s consultation with Capital GP regarding the declaration and payment of distributions and dividends in respect of Crude common stock so that no applicable unitholder of CPLP will receive two distributions, or fail to receive on distribution, for a calendar quarter with respect to the merger consideration received by such shareholder;

•	entry into an amended CPLP Omnibus Agreement to contain terms similar to Crude’s business opportunities agreement, including the parties negotiation in good faith of reasonable time periods pursuant to which CPLP may elect to pursue certain business opportunities;

•	each party’s use of its commercially reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of the Code; and

•	MergerCo’s adoption of the merger agreement.

Conditions to Completion of the Proposed Transaction

The obligations of CPLP and Crude to complete the merger are subject to the satisfaction of certain conditions, including the following:

•	adoption of the merger agreement by the affirmative vote of (i) the holders of a majority of the voting power of outstanding shares of Crude common stock and Crude Class B stock, voting together as a class, (ii) the holders of a majority of the voting power of outstanding shares of Crude Class B stock, voting separately, and (iii) the holders of a majority of the voting power of the outstanding shares of Crude common stock that are held by the Unaffiliated Shareholders, voting separately;

•	all filings required to be made prior to the effective time, and all other consents, approvals, permits and authorizations required to be obtained prior to the effective time from any governmental authority in connection with the merger agreement shall have been made or obtained (except for any approvals the failure of which to obtain would not constitute a material adverse effect on Crude or CPLP);

•	absence of any action, proceeding, investigation order, decree or injunction of any court or agency that enjoins, prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

•	all consents shall have been obtained and are in full force and effect (except for any consent the failure of which to obtain would not constitute a material adverse effect on Crude or CPLP);

•	effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	receipt of tax opinions regarding the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code;

•	authorization for the listing on the Nasdaq of the CPLP common units to be issued to Crude shareholders pursuant to the merger, subject to official notice of issuance; and

•	effectiveness of the amendments to the CPLP Partnership Agreement and the CPLP Omnibus Agreement.

In addition, each of CPLP’s and Crude’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	(i) the representations and warranties of the other party related to organization, standing and corporate power; capital structure; authority with respect to execution and delivery of the merger agreement; and absence of certain changes or events since December 31, 2010 will be true and correct (other than any inaccuracies that are de minimis in the aggregate) as of the date of the merger agreement and as of the date of the closing of the transactions contemplated by the merger agreement as though made on and as of that date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date), and (ii) each of the other representations and warranties of such party set forth in the merger agreement (disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or material adverse effect), shall be true and correct as of the date of the merger agreement and as of the date of the closing of the transactions contemplated by the merger agreement as though made on and as of that date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date), except as would not constitute a material adverse effect on such party;

•	each of the agreements and covenants to be performed and complied with by the other party pursuant to the merger agreement has been performed and complied with in all material respects; and

•	each party shall have received a certificate executed by the other party’s chief executive officer as to the satisfaction of the conditions described in the preceding two bullets.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, even after the receipt of the required shareholder approvals, under the following circumstances:

•	by mutual written consent of Crude and CPLP;

•	by either Crude or CPLP upon written notice if:

•	the merger is not consummated by the termination date, provided that no party may terminate the merger agreement if such party’s failure to fulfill any material obligation under the merger agreement or other material breach of the merger agreement has been the primary cause of, or resulted in, the failure to close by the termination date;

•	any governmental authority has issued a final, non-appealable order prohibiting the consummation of the merger or the merger becomes illegal, provided that the terminating party is not in breach of the merger agreement;

•	Crude fails to obtain the requisite shareholder approvals, provided that, in the case of termination by Crude, Crude’s material breach of the merger agreement did not cause the failure to obtain approval;

•	there is a material breach of or inaccuracy in any of the representations or warranties on the part of the other party that is not cured within 30 days following written notice or cannot be cured and the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; provided, however, that no party will have the right to terminate the merger agreement pursuant to this section unless the breach or inaccuracy of a representation or warranty, together with all other such breaches or inaccuracies, would entitle the party receiving such representation not to consummate the transactions contemplated by the merger agreement due to a failure of a condition;

•	there is a material breach of any covenant or agreement on the part of the other party that is not cured within 30 days following written notice or cannot be cured and the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; provided, however, that no party will have the right to terminate the merger agreement pursuant to this section unless the breach of covenants or agreement, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by the merger agreement due to a failure of a condition;

•	by CPLP, upon written notice to Crude, in the event of a company change in recommendation;

•	by Crude, upon written notice to CPLP, if after the date of the merger agreement but prior to obtaining approval of the shareholders of Crude, Crude receives an acquisition proposal that it determines in good faith is a superior proposal and makes a company change in recommendation, Crude has not intentionally breached the non-solicitation covenant, and the Crude Board concurrently approves and Crude concurrently enters into a definitive agreement with respect to the superior proposal and pays the termination fee described in the section captioned “Termination Fees and Reimbursement of Expenses”; or

•	by CPLP should any permanent injunction or court order (i) require or permit Crude, its subsidiaries or its representatives to act or fail to act in a manner that would, in the absence of the injunction or court order, constitute a material violation of the non-solicitation provision of the merger agreement or (ii) reduce or otherwise limit the rights of CPLP, Capital GP or MergerCo in any material respect under such non-solicitation provision.

Termination Fees and Reimbursement of Expenses

Each party will pay all costs and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement; provided, however, that CPLP will pay any and all property or transfer taxes imposed on either party in connection with the merger, and the parties will share equally the fees and expenses in relation to the filing, printing and mailing of this proxy statement/prospectus.

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party, except as expressly set forth therein, and unless a party fraudulently or willfully breaches the merger agreement.

Crude will be obligated to pay a termination fee of $9.0 million, less previously paid expenses, to CPLP if:

•	the merger agreement is terminated by CPLP because the Crude Board made a company change in recommendation or Crude terminates the agreement to enter into a definitive agreement with respect to a superior proposal; or

•	(i) an acquisition proposal is publicly proposed by any person and is not withdrawn prior to the termination of the merger agreement, (ii) thereafter the merger agreement is terminated by either Crude or CPLP because the termination date has passed, Crude fails to obtain shareholder approval, the other party materially breaches its representations and warranties or the other party materially breaches its covenants and agreements and (iii) within twelve months Crude enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal; provided, however, that the termination fee will be reduced by any expenses previously paid to CPLP.

If the merger agreement is terminated by Crude because of CPLP’s breach of its representations and warranties or covenants and agreements, CPLP will pay Crude the expenses of Crude incurred in connection with the merger, up to $3.0 million. If the merger agreement is terminated by CPLP because of Crude’s breach of its representations and warranties or covenants and agreements, Crude will pay CPLP the expenses of CPLP incurred in connection with the merger, up to $3.0 million.

Waiver; Amendment

Prior to the closing of the transactions contemplated by the merger agreement, any provision of the merger agreement may be (i) waived in writing by the party benefited by the provision and approved by the Crude Independent Committee or the Conflicts Committee of the CPLP Board (as applicable) and executed in the same manner as the merger agreement, or (ii) amended or modified at any time, whether before or after Crude’s shareholders approve the merger, by an agreement in writing between the parties hereto approved by the boards of directors of each party and executed in the same manner as the merger agreement; provided, however, that, after Crude’s shareholder approve the merger agreement, no amendment will be made that requires further approval by Crude’s shareholders without such approval.

Indemnification and Insurance; Rights of Third Parties

While the merger agreement is not intended to confer upon any person other than CPLP, Crude and MergerCo any rights or remedies, it provides limited exceptions. CPLP has agreed to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors and officers of Crude. CPLP has also agreed to purchase a “tail” directors’ and officers’ liability insurance policy for Crude and its current and former directors and officers and employees who are currently covered by the liability insurance coverage currently maintained by Crude. The indemnification and insurance obligations of CPLP and the surviving corporation will survive the consummation of the merger and, for a period of six years from the effective date, will not be amended, repealed or otherwise modified in any manner that would adversely affect any indemnified party (it being expressly agreed that the indemnified parties to whom the section applies will be third party beneficiaries, each of whom may enforce the indemnification and insurance provisions of the merger agreement).

Specific Performance

CPLP and Crude acknowledged and agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Each party is entitled to seek an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.

COMPARATIVE STOCK PRICES AND DIVIDENDS

The Crude common stock is listed and traded on the NYSE under the trading symbol “CRU.” CPLP common units are listed on Nasdaq under the trading symbol “CPLP.” The following table sets forth, during the periods indicated, the high and low closing prices per share of Crude common stock, as reported on the NYSE, and the high and low closing prices per unit of CPLP common units, as reported on Nasdaq, as well as historical cash dividends and distributions, as the case may be, declared per share of Crude common stock and per unit of CPLP common units.

	Crude Common Stock			CPLP Common Units
	High	Low	Dividends	High	Low	Distributions

2008
Third Quarter	N/A	—	—	$19.85	$10.44	$0.41
Fourth Quarter	N/A	—	—	$11.85	$5.70	$1.05
2009
First Quarter	N/A	—	—	$10.61	$5.23	$0.41
Second Quarter	N/A	—	—	$10.38	$6.75	$0.41
Third Quarter	N/A	—	—	$11.21	$7.55	$0.41
Fourth Quarter	N/A	—	—	$10.41	$7.53	$0.41
2010
First Quarter	$18.55	$16.30	—	$10.01	$7.36	$0.225
Second Quarter	$18.89	$15.24	$0.50	$9.10	$6.88	$0.225
Third Quarter	$18.65	$16.12	$0.20	$9.18	$7.99	$0.2325
Fourth Quarter	$18.24	$15.60	$0.30	$9.75	$8.19	$0.2325
2011
First Quarter	$17.02	$14.15	$0.25	$10.79	$9.34	$0.2325
Second Quarter	$15.29	$11.74		$11.31	$7.88	$0.2325
Third Quarter (through August 4, 2011)	$13.53	$10.11		$9.30	$6.94

On May 4, 2011, which was the last trading day prior to the public announcement of the execution of the merger agreement, the closing price for a share of Crude common stock was $12.99, and the closing price for a CPLP common unit was $11.27. On August 4, 2011, the most recent practicable date prior to the printing of this proxy statement/prospectus, the closing price for a share of Crude common stock was $10.11, and the closing price for a CPLP common unit was $6.94. The averages of the closing prices per share of Crude common stock and per CPLP common unit for certain periods prior to the public announcement of the execution of the merger agreement are as follows:

	Crude Common	CPLP Common
	Stock (NYSE)	Units (Nasdaq)

30 consecutive trading day average ending May 4, 2011	$14.05	$10.81
60 consecutive trading day average ending May 4, 2011	$14.53	$10.26
90 consecutive trading day average ending May 4, 2011	$15.10	$10.11

We encourage you to obtain current market quotations for both Crude common stock and CPLP common units prior to making any decision with respect to the proposed transaction.

The merger agreement provides that Crude may not declare or pay any dividends except the declaration and payment of a regular quarterly dividend for the quarter ended March 31, 2011 and the quarter ending June 30, 2011, in each case not in excess of $0.25 per share of each of Crude common stock and Crude Class B stock. The respective boards of directors of Crude and CPLP will continue to evaluate their respective dividend and distribution policies in light of applicable business, financial, legal and regulatory considerations.

CPLP has a cash distribution target of $0.93 per unit. The payment of distributions by CPLP following the merger, however, will be subject to approval and declaration by the CPLP Board and will depend on a variety of factors, including business, financial, legal and regulatory considerations and covenants under the combined company’s credit facilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

At the time the proposed transaction is completed:

•	MergerCo will be merged with and into Crude, with Crude continuing as the surviving corporation, as a result of which Crude will become a wholly-owned subsidiary of CPLP;

The accompanying unaudited pro forma condensed combined balance sheet as at June 30, 2011 is presented in thousands of U.S. dollars and reflects the combination of Crude and CPLP using the acquisition method of accounting as if the proposed transaction closed on June 30, 2011. The unaudited pro forma condensed combined income statement for the year ended December 31, 2010 and six months ended June 30, 2011 are presented in thousands of U.S. dollars and reflect the combination of Crude and CPLP as if the proposed transaction closed on January 1, 2010 and was carried forward through the six months ended June 30, 2011.

The following unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with Crude’s audited consolidated financial statements and the related notes included in Crude’s Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC on April 18, 2011, Crude’s unaudited condensed consolidated financial statements for the six months ended June 30, 2011, furnished to the SEC on August 5, 2011, CPLP’s audited consolidated financial statements included in CPLP’s Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC on February 4, 2011, and CPLP’s unaudited condensed consolidated financial statements for the six months ended June 30, 2011, furnished to the SEC on August 5, 2011, all of which are incorporated by reference herein.

The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the proposed transaction, including the potential realization of operating cost savings, general and administrative synergies or restructuring or other costs relating to the integration of the two companies. The unaudited pro forma condensed financial information was prepared in accordance with Article 11 of Regulation S-X of the SEC.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if the proposed transaction had been completed on June 30, 2011 in the case of balance sheet information, and January 1, 2010 and carried forward through the six months ended June 30, 2011 in the case of income statement information, nor are they necessarily indicative of the future operating results or financial position of the company. In addition, the unaudited pro forma financial information does not purport to indicate the financial position or results of operations of any future date or any future period. The pro forma adjustments are preliminary, subject to change and are based upon available information and certain assumptions that Crude and CPLP believe are reasonable on the date of this prospectus.

The accompanying unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and the managements’ discussion and analysis of Crude and CPLP, which are incorporated by reference in this prospectus. See the section captioned “Where You Can Find More Information,” beginning on page 128.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2011

	Historical					Pro Forma
	Capital					Condensed
	Product	Crude				Combined
	Partners	Carriers	Pro Forma			Balance
	L.P.	Corp.	Adjustments	Notes		Sheet
	(Dollars in thousands, except unit and share data)(1)					Unaudited

ASSETS
Current assets
Cash and cash equivalents	$37,868	$7,576	—			$45,444
Trade accounts receivable	2,380	4,280	—			6,660
Due from related parties	3	—	—			3
Prepayments and other	458	350	—			808
Inventories	272	3,216	—			3,488

Total current assets	$40,981	$15,422	—			$56,403

Fixed assets
Vessel, net	743,008	385,327	6,423	2	(b)	1,134,758

Total fixed assets	$743,008	$385,327	$6,423			$1,134,758

Other non-current assets
Above market acquired bare-boat charter	55,075	—	—			55,075
Deferred finance charges	2,435	1,770	(1,464)	2	(c)	2,741
Restricted cash	5,500	5,000	—			10,500

Total non-current assets	$806,018	$392,097	$4,959			$1,203,074

Total assets	$846,999	$407,519	$4,959			$1,259,477

LIABILITIES AND PARTNERS’ CAPITAL/STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$19,305	$(19,305)	2	(c)	$—
Trade accounts payable	2,215	4,810	—			7,025
Due to related parties	5,782	2,930	—			8,712
Accrued liabilities	1,110	3,303	—			4,413
Deferred revenue — current	4,106	—	—			4,106

Total current liabilities	$13,213	$30,348	$(19,305)			$24,256

Long-term liabilities
Long-term debt	499,000	115,275	19,305	2	(c)	633,580
Deferred revenue — long term	3,301	—	—			3,301
Derivative instruments	23,877	—	—			23,877

Total long-term liabilities	$526,178	$115,275	$19,305			$660,758

Total liabilities	$539,391	$145,623	$—			$685,014

Commitments and contingencies	—	—	—			—
Partners’ Capital / Stockholders’ Equity
			3,725	2	(d)
General Partner	7,045	—	1,583	2	(a)	12,353
Limited Partners — Common (44,904,183 units issued and outstanding at June 30, 2011)			182,508	2	(d)
			77,558	2	(a)	582,224
	320,677	—	1,481	2	(a)
Accumulated other comprehensive loss	(20,114)	—	—			(20,114)
Common stock (par value $0.0001 per share: 1 billion shares authorized; 13,899,400 issued and outstanding at June 30, 2011	—	2	(2)	2	(e)	—
Class B Stock, par value $0.0001 per share: 100 million shares authorized; 2,105,263 shares issued and outstanding at June 30, 2011	—	—	—			—
Additional paid in capital	—	281,843	(281,843)	2	(e)	—
Accumulated deficit	—	(19,949)	19,949	2	(e)	—

Total partners’ capital/stockholders’ equity	$307,608	$261,896	$4,959			$574,463

Total liabilities and partners’ capital/stockholders’ equity	$846,999	$407,519	$4,959			$1,259,477

(1)	Accounting Standards Codification (“ASC”) “Business Combinations” establishes principles and requirements for how the acquirer of a business combination account for the acquisition related costs. ASC 805.10.25.23 states that these costs shall account for as expenses in the periods in which the costs are incurred and the services are received, with the exception of the costs to issue debt or equity securities. Crude and CPLP expect to incur approximately $4,000 and $4,000 respectively, in fees and costs associated with the merger. For the six month period ended June 30, 2011, Crude and CPLP have already recognized the amounts of $1.9 million and $2.3 million, respectively, in costs associated with the merger, under general and administrative expenses. The remaining merger costs will be expensed in the periods as incurred and therefore are not reflected in the pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2010

	Historical					Pro Forma
	Capital					Condensed
	Product	Crude				Combined
	Partners	Carriers	Pro Forma			Income
	L.P.	Corp.	Adjustments	Notes		Statement
	(Dollars in thousands, except per unit data)					Unaudited

Revenues	$113,562	$55,882	$—			$169,444
Revenues — related party	11,030	—	—			11,030

Total revenues	$124,592	$55,882	$—			$180,474

Expenses:
Voyage expenses	7,009	18,482	—			25,491
Voyage expenses — related party	—	611	—			611
Vessel operating expenses — related party	30,261	1,086	—			31,347
Vessel operating expenses	1,034	9,152	—			10,186
General and administrative expenses	3,506	3,264	(267)	2	(f)	6,503
Vessel depreciation	31,464	11,317	(1,016)	2	(g)	41,765
Other operating income		(1,286)	—			(1,286)

Operating Income	$51,318	$13,256	$1,283			$65,857

Other income (expense), net:
Interest expense & finance cost	(33,259)	(3,687)	2,357	2	(h)	(34,589)
Interest and other income	860	328	—			1,188

Total other income (expense), net	$(32,399)	$(3,359)	$2,357			$(33,401)

Net income	$18,919	$9,897	$3,640			$32,456

Less:
Net income attributable to Capital Maritime operations	983	—	—			983

Partnership’s / Company’s net income	$17,936	$9,897	$3,640			$31,473

General Partner interest in Partnership’s net income	$359					$629
Limited Partners’ interest in Partnership’s net income	$17,577					$30,844
Net income per:
Common units (basic and diluted)	$0.54					$0.59
Weighted-average units outstanding:
Common units (basic and diluted)(*)	32,437,314					52,069,715

(*)	The pro forma weighted average number of units, basic and diluted, presented in the unaudited pro forma condensed combined income statement for the year ended December 31, 2010 include (i) CPLP weighted average number of units for the year ended December 31, 2010, (ii) Crude weighted average number of common and class B shares for the year ended December 31, 2010 multiplied by the exchange ratio of 1.56 and (iii) the weighted average of 20,000 Crude shares representing awards, to a number of members of the Crude Independent Committee who are not designated by Crude to serve as members of the CPLP Board, whose vesting will be accelerated upon closing of the merger multiplied by the exchange ratio of 1.56.

The two class method which was used to calculate pro forma combined earnings per unit for the year ended December 31, 2010 as follows:

	For the Year Ended December 31, 2010
	(Dollars in thousands, except per unit data)

Numerators
Partnership’s pro forma combined net income			$31,473
Less:
General Partner’s interest in Partnership’s pro forma combined net income			(629)
Partnership’s pro forma combined net income allocable to unvested units			(276)
Partnership’s pro forma combined net income available to common unit holders			$30,568
Denominators	Actual	Pro forma Adjustment	Pro forma
CPLP weighted average number of common units outstanding, basic and diluted	32,437,314	(394,925)	32,042,389
Weighted average number of common units outstanding, representing converted Crude weighted average number of shares, basic and diluted (12,831,290 X 1.56)	—	20,016,812	20,016,812
Weighted average number of common units outstanding, representing converted Crude share based payment awards whose vesting will be accelerated, basic and diluted	—	10,514	10,514
Total weighted average number of units	32,437,314	19,632,401	52,069,715
Pro forma combined net income per common unit:
Basic and diluted			$0.59

The pro forma adjustment of 394,925 for the year ended December 31, 2010 represents the weighted average number of 499,190 common units that must be converted into general partner units in order for Capital GP to maintain its 2% interest in CPLP.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2011

	Historical					Pro Forma
	Capital					Condensed
	Product	Crude				Combined
	Partners	Carriers	Pro Forma			Income
	L.P.	Corp.	Adjustments	Notes		Statement
	(Dollars in thousands, except per unit data)					Unaudited

Revenues	$43,909	$22,621	$—			$66,530
Revenues — related party	11,597	—	—			11,597

Total revenues	$55,506	$22,621	$—			$78,127

Expenses:
Voyage expenses	1,776	7,023	—			8,799
Voyage expenses — related party	—	284	—			284
Vessel operating expenses — related party	14,903	779	—			15,682
Vessel operating expenses	79	7,245	—			7,324
General and administrative expenses	5,195	4,604	(305)	2	(f)	9,494
Vessel depreciation	16,350	8,011	(512)	2	(g)	23,849

Operating Income	$17,203	$(5,325)	$817			$12,695

Other income (expense), net:
Interest expense & finance cost	(16,469)	(2,705)	1,603	2	(h)	(17,571)
Gain from bargain purchase	16,526	—	—			16,526
Interest and other income	281	57	—			338

Total other income (expense), net	$338	$(2,648)	$1,603			$(707)

Partnership’s net income / Company’s net (loss)	$17,541	$(7,973)	$2,420			$11,988

General Partner interest in Partnership’s net income	351					240
Limited Partners’ interest in Partnership’s net income	17,190					11,748
Net income per:
Common units (basic and diluted)	$0.44					$0.19
Weighted-average units outstanding:
Common units (basic and diluted)(*)	37,958,265					61,862,070

(*)	The pro forma weighted average number of units, basic and diluted, presented in the unaudited pro forma condensed combined income statement for the six month period ended June 30, 2011, include (i) CPLP weighted average number of units for the six month period ended June 30, 2011, (ii) Crude weighted average number of common and class B shares for the six month period ended June 30, 2011, multiplied by the exchange ratio of 1.56 and (iii) the weighted average of 20,000 Crude shares representing awards to a number of members of the Crude Independent Committee who are not designated by Crude to serve as members of the CPLP Board, whose vesting will be accelerated upon closing of the merger multiplied by the exchange ratio of 1.56.

The two class method was used to calculate pro forma combined earnings per unit for the six months ended June 30, 2011 as follows:

	For the Six Month Period
	Ended June 30, 2011
	(Dollars in thousands, except per unit data)

Numerators
Partnership’s pro forma combined net income			$11,988
Less:
General Partner’s interest in Partnership’s pro forma combined net income			(240)
Partnership’s pro forma combined net income allocable to unvested units			(257)
Partnership’s pro forma combined net income available to common unit holders			$11,491
Denominators	Actual	Pro forma Adjustment	Pro forma
CPLP weighted average number of common units outstanding, basic and diluted	37,958,265	(471,605)	37,486,660
Weighted average number of common units outstanding, representing converted Crude weighted average number of shares, basic and diluted (15,605,263 X 1.56)	—	24,344,210	24,344,210
Weighted average number of common units outstanding, representing converted Crude share based payment awards whose vesting will be accelerated, basic and diluted	—	31,200	31,200
Total weighted average number of units	37,958,265	23,903,805	61,862,070
Pro forma combined net income per common unit:
Basic and diluted			$0.19

The pro forma adjustment of 471,605 for the six month period ended June 30, 2011 represents the weighted average number of 499,346 common units that must be converted into general partner units in order for Capital GP to maintain its 2% interest in CPLP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Amounts expressed in thousands of United States Dollars — except for unit/share and per unit/share data, unless otherwise stated)

Note 1 —	Description of transaction and basis of presentation:

Description of Merger

On May 5, 2011, CPLP announced that it had entered into an Agreement and Plan of Merger, dated May 5, 2011, with Crude, Capital GP and MergerCo. The merger is more fully described in this prospectus and should be read in conjunction with these unaudited pro forma condensed combined financial statements.

Assumptions

Pro forma adjustments giving effect to the merger have been reflected in the unaudited pro forma condensed combined income statements assuming the merger was completed on January 1, 2010 and carried forward to the six-months period ended June 30, 2011 and are discussed in Note 2. Pro forma adjustments giving effect to the merger have been reflected in the unaudited pro forma condensed combined balance sheet assuming the merger was completed on June 30, 2011 and are discussed in Note 2.

With respect to the pro forma adjustments related to the unaudited pro forma condensed combined balance sheet, recurring and non recurring adjustments are taken into consideration.

With respect to the pro forma adjustments related to the unaudited pro forma condensed combined income statements, only adjustments that are expected to have a continuing effect on the financial information are taken into consideration.

Only adjustments that are factually supportable and that can be estimated reliably are taken into consideration. For example, the unaudited pro forma condensed combined financial information does not reflect any cost savings potentially realizable from the elimination of certain expenses.

Note 2 —	Pro forma Adjustments related to the Merger:

The pro forma adjustments giving effect to the merger are as follows:

a) In accordance with U.S. GAAP, the fair value of the common unit consideration to be issued by CPLP representing the consideration transferred for the acquisition of Crude, has been allocated as of June 30, 2011 to the estimated fair value of Crude identifiable assets and liabilities to be acquired in accordance with the acquisition method prescribed by Accounting Standards Codification, “Business Combinations,” or ASC-805 and is based on preliminary estimates of their respective fair values. The merger consideration will be determined on the acquisition date value of CPLP common units, which will be the date on which CPLP will obtain a control of Crude and when CPLP will legally transfer units issued as consideration to Crude and will acquire its assets and assume its liabilities.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

			Crude Book		Crude Fair
			Value as of		Value as of
Description	Notes		June 30, 2011	Adjustments	June 30, 2011

Net assets
Current assets			$15,422	$—	$15,422
Vessel, net	2	(b)	385,327	$6,423	391,750
Other non-current assets	2	(c)	6,770	(1,464)	5,306
Total liabilities			(145,623)	—	(145,623)

Total Net assets			$261,896		$266,855

Merger Consideration
Fair value of CPLP’s units issued to Crude stockholders	2	(d)	$—	$—	$186,233
Fair-value-based measure of vested share based payment awards attributable to pre-combination service	2	(f)	$—	$—	217
Fair-value-based measure of unvested awards attributable to pre-combination service	2	(f)	$—	$—	1,264

Total consideration provided					$187,714

Gain from bargain purchase					$79,141

Less:
General Partner interest in gain from bargain purchase					$1,583
Limited Partners’ interest in gain from bargain purchase					$77,558

The gain from bargain purchase of $79,141 has resulted from the difference between the unit price of CPLP units to be issued to Crude stockholders and the fair value of Crude’s net assets. Gain from bargain purchase is presented as a non recurring transaction in the unaudited pro forma condensed combined balance sheet under Partners’ Capital / Stockholders’ Equity, and is allocated between the Partnership’s general partner and limited partners based on their ownership percentage. A sensitivity analysis showing how the merger consideration is impacted from a change in the CPLP’s unit price is presented below:

		(Goodwill)/Gain
	CPLP’s	from Bargain
	Units Price	Purchase

CPLP’s unit price — 52-week high as of August, 3, 2011	$11.39	$(11,906)
CPLP’s unit price -52-week low as of August, 3, 2011	$7.42	$84,740
CPLP’s unit price on May 4, 2011 (Closing price per unit on a day prior to the merger announcement)	$11.27	$(8,985)

b) The amount of $6,423 represents the difference between the fair market value of Crude’s vessels of $391,750, which reflects the average of two valuations from independent third party ship brokers, and their respective net book value of $385,327 as of June 30, 2011;

c) Following the merger, Crude’s credit facility is expected to be refinanced by the available liquidity in CPLP’s credit facility of $350,000, which is non-amortizing up to June 30, 2013. Therefore the current portion of long term debt of $19,305 will be converted into long term debt. As a result deferred financing charges of Crude’s existing credit facility of $1,464 as reflected in the June 30, 2011 balance sheet will be written off.

d) Upon the closing of the merger each share of Crude common stock and Crude Class B stock will be converted into 1.56 CPLP common units. The amount of $186,233 (Note 2a) reflects the result of this

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

conversion and is the product of 13,500,000 shares of Crude common stock and 2,105,263 shares of Crude Class B stock issued and outstanding as of June 30, 2011 multiplied by the exchange ratio of 1.56 times the price per CPLP’s unit of $7.65 as quoted on Nasdaq on August 3, 2011. Furthermore out of the $186,233 the amount of $3,725 has been allocated to Capital GP in order for it to maintain its 2% interest in CPLP and the remaining amount of $182,508 is allocated to CPLP’s limited partners.

e) Upon the consummation of the merger agreement the equity of Crude will be eliminated.

f) Upon the effective time of the merger, Crude’s share based payment awards granted on August 31, 2010 will be converted into equivalent CPLP common unit awards using an exchange ratio of 1.56 and all the terms of such awards will remain the same. Crude’s share based payment awards to the members of the Crude Independent Committee who are not designated by Crude to serve as a member of the CPLP Board, will lapse immediately prior to the effective time of the merger, and such 20,000 shares of Crude common stock based payment awards will vest in full immediately prior to the effective time of the merger.

The acquisition date fair value of the awards vesting upon merger as noted above is included as part of the consideration transferred in the business combination (Note 2a) and is calculated based on 20,000 shares multiplied by the price per Crude common share of $10.87 on the NYSE on August 3, 2011. The acquisition date fair value is estimated at $217 as of August 3, 2011.

The remaining unvested share based payment awards will be valued at fair value as of the acquisition date. The fair-value-based measure of the replaced awards (Crude measured awards) will be split into two portions: (i) fair value assigned to pre-combination services to be recognized as part of the consideration transferred in the business combination; and (ii) fair value assigned to post-combination services to be recognized as equity compensation expense in the post-combination financial statements of CPLP over the remaining vesting period.

The calculation related to unvested awards is as follows:

Fair-value-based measure of the CPLP replacement awards.	379,400 Crude shares multiplied by 1.56 exchange ratio resulting in 591,864 units of CPLP and multiplied by 7.65 per CPLP unit.*	$4,528	***
Fair-value-based measure of the Crude awards being replaced.	379,400 Crude shares multiplied by $10.87 per Crude share.**	4,124
Excess of fair-value-based measure of replacement awards over fair-value based measure of awards being replaced.	Attributable to post-combination service period.	404
Unvested portion of the fair value of awards attributable to post-combination services.	Fair-value-based measure of the Crude awards being replaced divided by the total service period of 3 years and multiplied by the days of the post-combination service period since August 31, 2010.	2,860
Total attributable to post-combination services.		$3,264
Fair-value-based measure attributable to pre-combination services.	Fair-value-based measure of the Crude awards being replaced divided by the total service period of 3 years and multiplied by the days of the pre-combination service period since August 31, 2010.	$1,264

*	CPLP per unit closing price of $7.65 as quoted on Nasdaq on August 3, 2011.

**	Crude per share closing price of $10.87 as quoted on the NYSE on August 3, 2011.

***	The replacement awards will have a continuing effect on CPLP as the fair value of the unvested portion of the replacement awards issued will be recognized in income over the remaining term of the awards from the grant date. Accordingly, an adjustment has been made to the historical compensation expense

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

recognized by Crude on the previously existing awards in order to reflect the estimated compensation expense based upon the terms of the replacement awards as set out in the merger agreement. The adjustment amounted to $(305) and $(267) and is presented as a pro forma adjustment to general and administrative expenses in the unaudited pro forma condensed combined income statement for the six month period ended June 30, 2011 and for the year ended December 31, 2010, respectively. An analysis of this pro forma adjustment is as follows:

	For the Six Month	For the Year Ended
	Period Ended June 30, 2011	December 31, 2010

Equity compensation expense, historical	$1,050	$768
Equity compensation expense based on terms of replacement awards	745	501

Pro forma adjustment	$(305)	$(267)

(g) Vessel depreciation was adjusted by replacing the Crude vessels’ carrying values with their respective fair values and using Crude vessels’ estimated useful life of 25 years from vessels’ delivery from respective shipyards. In the case of four out of five of Crude’s vessels that were acquired during 2010, vessel depreciation for the year ended December 31, 2010 was calculated from the dates of their acquisitions. In the case of the fifth Crude vessel, depreciation for the year ended December 31, 2010 was calculated for the period from January 1, 2010 to December 31, 2010 as the vessel owning company of the respective vessel and Crude were under common control prior to Crude’s initial public offering that was completed in March 2010. An analysis of vessel depreciation for the six months ended June 30, 2011 and for the year ended December 31, 2010 is as follows:

	For the Six Month	For the Year Ended
	Period Ended June 30, 2011	December 31, 2010

Depreciation based on fair value of vessels	$7,499	$10,301
Depreciation based on carrying value of vessels	8,011	11,317

Pro forma adjustment	$(512)	$(1,016)

(h) Interest expense was recalculated as if the refinancing of the amount of $134,580 drawn-down under Crude’s credit facility by CPLP’s credit facility of up to $350,000 had occurred in June 2010 when the two advances of $75,000 and $59,580 under the Crude credit facility were originally drawn down. Calculations of the interest expense for these two advances have been based on the six months actual LIBOR plus the funding cost plus the margin of CPLP’s credit facility of up to $350,000 according to the last interest fixation for the three month period starting on June 30, 2011 and ending on September 30, 2011. In addition non-cash amortization expense of deferred finance charges as well as loan commitment fees calculated on the undrawn portion of the Crude credit facility for the six month period ended June 30, 2011 and for the year ended December 31, 2010 has been reversed. For the same period commitment fees calculated on the undrawn portion of CPLP’s credit facility of up to $350,000 have been reduced by the assumed drawn-down of $134,580 in June 2010. For the refinancing of the Crude credit facility expenses that could affect materially the unaudited pro forma condensed combined income statements for the six month period ended June 30, 2011 and for the year ended December 31, 2010 are not expected to be recognized. An analysis of the pro forma adjustments in the interest expense and finance cost in the unaudited pro forma condensed combined income

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

statement as a result of the refinancing of Crude credit facility for the six month period ended June 30, 2011 and for the year ended December 31, 2010 is as follows:

	For the six Month	For the Year Ended
	Period Ended June 30, 2011	December 31, 2010

Reversal of actual interest expense already incurred under Crude’s current credit facility	$2,209	$2,479
Reversal of actual amortization expense of deferred finance charges and commitment fees already incurred under Crude’s current credit facility	478	1,082
CPLP’s adjusted commitment fees as a result of the assumed drawn down of $134,580 from its credit facility of up to $350,000 in June 2010	220	244
Pro-forma interest expense as a result of the assumed drawn down of $134,580 from CPLP’s credit facility of up to $350,000	(1,304)	(1,448)

Pro forma adjustment	$1,603	$2,357

An increase of 0.125% in the interest rate of CPLP’s credit facility of up to $350,000 will cause pro-forma interest expense to increase by $85 and $94 for the six month period ended June 30, 2011 and the year ended December 31, 2010, respectively. A decrease of 0.125% in the interest rate of CPLP’s credit facility of up to $350,000 will cause pro-forma interest expense to decrease by $85 and $94 for the six month period ended June 30, 2011 and the year ended December 31, 2010, respectively.

DESCRIPTION OF CPLP COMMON UNITS

Set forth below is a summary of the material terms of the CPLP common units as specified in the CPLP Partnership Agreement and the MILPA, as it relates to the CPLP common units. This description is not complete and is qualified in its entirety by reference to Republic of Marshall Islands law, including the MILPA, and to the CPLP Partnership Agreement. CPLP’s Partnership Agreement was included as Exhibit I of CPLP’s Current Report on Form 6-K filed with the SEC on February 24, 2010. The CPLP Partnership Agreement is hereby incorporated by reference into this section, and the descriptions in this section are qualified in their entirety by reference to the full text of the CPLP Partnership Agreement. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information” on page 128.

Authorized and Outstanding Common Units

Upon consummation of the proposed transaction, CPLP will have a total of approximately 69,871,458 million CPLP common units outstanding. The CPLP common units represent limited partnership interests in CPLP. The holders of CPLP common units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under the CPLP Partnership Agreement.

CPLP Common Units

Each outstanding CPLP common unit is entitled to one vote on matters subject to a vote of the holders of CPLP common units. CPLP’s general partner, Capital GP, and as the sole member of the general partner, Capital Maritime, has the right to appoint three of the seven members of the CPLP Board with the remaining four directors being elected by the holders of CPLP common units. Election of directors is by plurality of votes cast.

In voting their common units, CPLP’s general partner, Capital GP, and its affiliates will have no fiduciary duty or obligation whatsoever to the holders of CPLP common units, including any duty to act in good faith or in the best interests of the holders of CPLP common units.

Anti-Takeover Provisions — CPLP’s Amended and Restated Limited Partnership Agreement and the MILPA

Provisions in the CPLP Partnership Agreement might make it harder for a person or group to acquire CPLP through a tender offer, proxy contest or otherwise. These provisions include, for example, terms providing for:

Merger of CPLP or the sale of all or substantially all of CPLP’s assets

Under the terms of the CPLP Partnership Agreement, the approval of CPLP’s general partner, Capital GP, and the CPLP Board are required for the merger of CPLP and the sale of all or substantially all of CPLP’s assets.

Election and Removal of Directors

The CPLP Partnership Agreement prohibits cumulative voting in the election of directors and requires parties other than the CPLP Board to give advance written notice of nominations for the election of directors. CPLP’s general partner may remove an appointed board member with or without cause at any time. Any and all of the members of the CPLP Board may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the members of the CPLP Board may be removed for cause at a properly called meeting of the unitholders by a majority of the outstanding CPLP common units. If any appointed CPLP Board member is removed, resigns or is otherwise unable to serve as a CPLP Board member, CPLP’s general partner, Capital GP, may fill the vacancy. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Removal of CPLP management or CPLP’s general partner

The unitholders will be unable to remove CPLP’s general partner without its consent because the general partner and its affiliates own sufficient units to be able to prevent such removal. The vote of the holders of at least 66 2/3% of all outstanding CPLP common units and a majority vote of the CPLP Board are required to remove the general partner. As of December 31, 2010, Capital Maritime owned a 31.2% interest in CPLP, including 11,304,651 CPLP common units and its 2% interest through its ownership of CPLP’s general partner, Capital GP, while 66.8% of the outstanding CPLP common units were owned by public unitholders.

Common unitholders elect four of the seven members of the CPLP Board. CPLP’s general partner in its sole discretion has the right to appoint the remaining three directors.

Election of the four directors elected by common unitholders is staggered, meaning that the members of only one of three classes of CPLP’s elected directors are selected each year. In addition, the directors appointed by Capital GP will serve for terms determined by Capital GP.

The CPLP Partnership Agreement contains provisions limiting the ability of unitholders to call meetings of unitholders, to nominate directors and to acquire information about CPLP operations as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Unitholders’ voting rights are further restricted by the CPLP Partnership Agreement provision providing that if any person or group, other than Capital GP, its affiliates, their transferees, and persons who acquired such units with the prior approval of the CPLP Board, owns beneficially 5% or more of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, except for purposes of nominating a person for election to the CPLP Board, determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote.

CPLP, as a foreign private issuer and limited partnership, is not subject to certain applicable Nasdaq restrictions, and as such, has substantial latitude in issuing equity securities without unitholder approval.

Amendments to the CPLP Partnership Agreement

Amendments to the CPLP Partnership Agreement may be proposed only by the general partner or the CPLP Board. Neither the general partner nor the CPLP Board has a duty or obligation to propose any amendment to the CPLP Partnership Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to CPLP or any unitholder and, in declining to propose an amendment, to the fullest extent permitted by applicable law shall not be required to act in good faith or pursuant to any other standard imposed by the CPLP Partnership Agreement, any other agreement contemplated hereby or under the MILPA or any other applicable law, rule or regulation.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF CRUDE AND UNITHOLDERS OF CPLP

The rights of Crude shareholders are currently governed by the MIBCA and the amended and restated articles of incorporation and amended and restated bylaws of Crude. The rights of unitholders of CPLP are currently governed by the MILPA and the CPLP Partnership Agreement. Upon completion of the merger, the rights of Crude shareholders who become unitholders of CPLP in the merger will be governed by the MILPA and the CPLP Partnership Agreement. While both Crude and CPLP are companies organized under the laws of the Republic of the Marshall Islands, and accordingly, the shareholder or unitholder rights of both companies are governed by Marshall Islands law, there are certain differences between the rights of Crude shareholders and the rights of unitholders of CPLP due to differences between the amended and restated articles of incorporation and amended and restated bylaws of Crude and the CPLP Partnership Agreement. The following discussion explains various differences, including any material differences, between the current rights of Crude shareholders and the rights they will have as unitholders of CPLP if they receive CPLP common units in the merger. The following comparison is necessarily a summary and is not intended to identify all immaterial differences that may exist. This summary is qualified in its entirety by reference to Marshall Islands law, the amended and restated articles of incorporation and amended and restated bylaws of Crude and the CPLP Partnership Agreement.

Authorized Capital Stock

Crude

The authorized share capital of Crude is divided into three classes, consisting of 1,000,000,000 shares of Crude common stock, par value $0.0001 per share; 100,000,000 shares of Crude Class B stock, par value $0.0001 per share; and 100,000,000 shares of preferred stock, par value $0.0001 per share.

CPLP

CPLP has as of August 5, 2011, issued 44,904,183 common units and 916,411 general partner units. Under its partnership agreement, CPLP may issue an unlimited number of units at any time and from time to time for such consideration and on such terms and conditions as the CPLP Board shall determine, all without the approval of any limited partners, but under certain circumstances subject to the approval of the general partner. Upon the issuance of any additional CPLP common units, the general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in CPLP.

Number of Directors; Classification of Board of Directors

Crude

Under the MIBCA, Marshall Islands companies are required to have at least one director. The directors of a Marshall Islands company may be divided into two or more classes and those classes of directors may serve for different terms. The Crude Board currently consists of eight directors and is divided into three classes, with the term of office of each of the three classes expiring successively each year.

CPLP

The CPLP Board currently consists of seven individuals, three of whom are appointed by the general partner of CPLP and four of whom are elected by the unitholders that are unaffiliated with Capital Maritime, the sole member of CPLP’s general partner. The directors elected by the unitholders are divided into three classes: Class I, comprising one elected director, Class II, comprising one elected director, and Class III, comprising two elected directors, with the term of office of each of the three classes expiring successively each year.

Board Vacancies and Newly Created Directorships

Crude

Under Crude’s amended and restated articles of incorporation, any vacancies in the Crude Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Crude Board then in office.

CPLP

Under the CPLP Partnership Agreement, any appointed directors who resign, are removed, or are unable to serve will be replaced by the general partner. Any elected directors who are removed, resign or are unable to serve will be replaced by a majority of the elected directors then serving.

Removal of Directors

Crude

Crude’s amended and restated articles of incorporation provide that its directors may be removed only for cause upon the affirmative vote of not less than 66 2/3% of the outstanding shares of its capital stock entitled to vote for those directors.

CPLP

Under the CPLP Partnership Agreement, any appointed directors may be removed at any time without cause only by the general partner and, with cause, by the general partner or by the affirmative vote of the holders of a majority of the outstanding units at a properly called meeting of the unitholders. Elected directors may be removed at any time, with cause, only by the affirmative vote of a majority of the other elected directors or at a properly called meeting of the unitholders by the affirmative vote of the holders of a majority of the outstanding units.

Appointment of Officers

Crude

Under Crude’s amended and restated bylaws, the Crude Board is required to elect a Chief Executive Officer, a Chief Financial Officer and a Secretary, which officers are responsible, under the direction of the Crude Board, for supervising and managing the daily business and affairs of Crude. The Crude Board may also elect from time to time such other officers as, in the opinion of the Crude Board, are desirable for the conduct of the business of Crude.

CPLP

Under the MILPA and the CPLP Partnership Agreement, the business and affairs of CPLP are generally managed by Capital GP, as general partner, under the direction and subject to the authority of the CPLP Board, and the day-to-day activities of CPLP are managed by the officers of Capital GP, although the CPLP Board has the authority to appoint and remove such officers and to determine the scope of such officers’ authority and compensation (in each case in such officers’ capacity as managers to CPLP).

Appointment of Auditors

Crude

The Crude Independent Committee, inter alia, determines the appointment of the independent auditors of Crude and any change in such appointment and ensures the independence of such auditors.

CPLP

Under the CPLP Partnership Agreement, CPLP is required to provide unitholders with an annual report containing financial statements to be audited by a firm of independent public accountants selected by the CPLP Board.

Quorum Requirements

Crude

The holders of a majority of total voting power of the outstanding capital stock of Crude entitled to vote at a meeting of the shareholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business at any annual or special meeting of the shareholders, provided that where a separate vote by a class or series of capital stock is required, the holders of a majority of total voting power of the outstanding capital stock of such class or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such vote on such matter.

CPLP

The holders of a majority of the outstanding units of the class or classes for which a meeting has been called (including outstanding units deemed owned by the general partner) represented in person or by proxy shall constitute a quorum at a meeting of unitholders of such class or classes unless any such action by the unitholders requires approval by holders of a greater percentage of such units, in which case the quorum shall be such greater percentage.

Voting Rights and Required Votes Generally

Crude

Except as otherwise provided by the Crude amended and restated articles of incorporation, the Crude amended and restated bylaws, the rules or regulations of the NYSE or applicable law, and except for the election of directors, any question brought before any meeting of the shareholders at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the total number of votes of the capital stock present in person or represented by proxy and entitled to vote on the applicable subject matter.

CPLP

Under the CPLP Partnership Agreement, at any meeting of the unitholders at which a quorum is present, the act of unitholders holding outstanding units that in the aggregate represent a majority of the outstanding units entitled to vote and present in person or by proxy at such meeting shall be deemed to constitute the act of all unitholders, unless a greater or different percentage is required with respect to such action under the provisions of the CPLP Partnership Agreement, in which case the act of the unitholders holding outstanding units that in the aggregate represent at least such greater or different percentage shall be required.

Voting on Mergers, Consolidations and Certain Other Transactions

Crude

In the case of a merger or consolidation the voting rights discussed in “— Voting Rights and Required Votes Generally” above will generally apply.

CPLP

In the case of a merger or consolidation the voting rights discussed in “— Voting Rights and Required Votes Generally” above will generally apply.

Dissenters’ Rights of Appraisal

Crude

Under Marshall Islands law, a shareholder of a corporation has the right to vote against any plan of merger to which the corporation is a party. If such shareholders vote against the plan of merger, they may have the right to seek payment from their corporation of the appraised fair value of their shares (instead of the contractual merger consideration). However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available if the shares of such class or series of stock are (i) listed on a securities exchange or (ii) held of record by more than 2,000 holders. Since shares of Crude common stock are traded on the NYSE, a dissenting holder of shares of Crude common stock has no right to receive payment from Crude for the appraised fair market value of his shares under Marshall Islands law. Furthermore, pursuant to the Support Agreement, CCIC, as the sole holder of Crude Class B stock, has waived any appraisal rights it might have under Marshall Islands law.

CPLP

Under the MILPA, no class or group of partners is entitled to any appraisal rights unless the partnership agreement or an agreement of merger provide for such rights. The CPLP Partnership Agreement provides no appraisal rights.

Business Combination Statutes

Crude

Under the MIBCA, any plan of merger or consolidation shall be authorized by the holders of a majority of the outstanding shares entitled to vote thereon. In addition, any sale, lease, exchange or other disposition of all or substantially all the assets of a Marshall Islands corporation, if not made in the usual or regular course of the business actually conducted by such corporation, requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.

CPLP

Under the MILPA, unless otherwise provided in the partnership agreement, a merger or consolidation shall be approved by (i) by all general partners, and (ii) by the limited partners or, if there is more than one class or group of limited partners, then by each class or group of limited partners, in either case, by limited partners who own more than 50% of the then current percentage or other interest in the profits of the limited partnership owned by all of the limited partners or by the limited partners in each class or group, as appropriate.

The CPLP Partnership Agreement provides that any merger or consolidation of the partnership requires the approval of CPLP’s Board and the prior consent of the general partner after which it must be approved by the affirmative vote the holders of at least a majority of the outstanding CPLP common units.

Nevertheless, under the partnership agreement, the approval of the limited partners is not required:

•	to convert CPLP or any if its subsidiaries into a new limited liability entity, to merge CPLP or any subsidiary into, or convey all of CPLP’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from CPLP or a subsidiary if (i) the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any limited partner, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of CPLP into another limited liability entity and (iii) the governing instruments of the new entity provide the limited partners, the general partner and the CPLP Board with the same rights and obligations as are herein contained; or

•	to merge or consolidate CPLP with or into another entity if (i) the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any limited partner, (ii) the merger or consolidation would not result in an amendment to partnership agreement other than any amendments that under the partnership agreement could be adopted by the CPLP Board and general partner without the consent of the limited partners, (iii) CPLP is the surviving entity in such merger or consolidation, (iv) each common unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical common unit of CPLP after the effective date of the merger or consolidation, and (v) the number of new common units to be issued by CPLP in such merger or consolidation does not exceed 20% of the common units outstanding immediately prior to the effective date of such merger or consolidation.

Action by Written Consent

Crude

Under the MIBCA, any action required to, or that may, be taken by a shareholder meeting may be taken without a meeting if a written consent to such action is signed by all the shareholders entitled to vote with respect thereto.

CPLP

If authorized by the CPLP Board, any action that may be taken at a meeting of the unitholders may be taken without a meeting if an approval in writing setting forth the action so taken is signed by unitholders owning not less than the minimum percentage of the outstanding units (including units deemed owned by the general partner) that would be necessary to authorize or take such action at a meeting at which all the unitholders were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of Nasdaq, in which case the rule, regulation, guideline or requirement of Nasdaq shall govern). Prompt notice of the taking of action without a meeting shall be given to the unitholders who have not approved the action in writing.

Special Meetings

Crude

Under the MIBCA, a special meeting of shareholders may be called by the board of directors or by such persons as authorized by the articles of incorporation or bylaws. At such meeting, only business that is related to the purpose set forth in the required notice may be transacted. Under the MIBCA, notice of any shareholder meeting must state the purpose of such meeting and that it is being called at the direction of whoever is calling the meeting. Crude’s amended and restated bylaws provide that other than a special meeting in lieu of an annual meeting and except as otherwise provided by applicable law, special meetings of the shareholders may be called only by the chairman of the Crude Board or Chief Executive Officer, in either case at the direction of the Crude Board as approved by a majority of the entire Crude Board. Only such business as is specified in the notice of any special meeting of the shareholders may come before such meeting.

CPLP

The CPLP Partnership Agreement provides that special meetings of the unitholders may be called by the general partner, the CPLP Board or by unitholders owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Unitholders may call a special meeting by delivering to the CPLP Board one or more requests in writing indicating the general or specific purposes for which the special meeting is to be called, it being understood that the purposes of such special meeting may only be to vote on matters that require the vote of the unitholders pursuant to the CPLP Partnership Agreement.

Amendments to Governing Documents

Crude

Under the MIBCA, an amendment to the articles of incorporation may be authorized by the holders of a majority of all outstanding shares entitled to vote thereon. In addition, and notwithstanding any provision in the articles of incorporation to the contrary, if an amendment would increase or decrease the aggregate number of authorized shares of any class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, the amendment shall be authorized by a vote of the holders of a majority of all outstanding shares of such class. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but would not affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for purposes of this section.

The Crude Board is expressly authorized to make, alter or repeal any bylaw of Crude by a vote of not less than a majority of the members of the Crude Board then in office, and the shareholders may not make additional bylaws and may not alter or repeal any bylaw except by the affirmative vote of not less than 66 2/3% of the aggregate voting power of the voting stock. The affirmative vote of more than 50% of the voting power of the voting stock shall be required to amend, alter, change or repeal the Crude amended and restated articles of incorporation, except for certain provisions for which the affirmative vote of not less than 66 2/3% of the aggregate voting power of the voting stock is required.

CPLP

The MILPA does not provide any provisions for amending a partnership agreement. Under the Marshall Islands Revised Partnership Act, a “partnership agreement” may be written, oral or implied, and need not be executed, and a partnership agreement may provide for the taking of an action, including the amendment of the partnership agreement, without the vote or approval of any partner or class or group of partners.

Under the CPLP Partnership Agreement, the CPLP Board, without the approval of any unitholder, but with the approval of the general partner required for any such amendment, may amend certain provisions of the CPLP Partnership Agreement. In general, the affirmative vote of a majority of common units (or in certain cases a higher percentage), is required in order to amend the provisions of the CPLP Partnership Agreement or to reach certain decisions or actions, including: amendments to the definition of available cash, operating surplus, adjusted operating surplus; changes in CPLP’s cash distribution policy; elimination of the obligation to pay the minimum quarterly distribution; elimination of the obligation to hold an annual general meeting; removal of any appointed director for cause; transfer of the general partner interest; transfer of the incentive distribution rights; the ability of the board to sell, exchange or otherwise dispose of all or substantially all of CPLP’s assets; resolution of conflicts of interest; withdrawal of the general partner; removal of the general partner; dissolution of CPLP; change to the quorum requirements; approval of merger or consolidation; and any amendment to the CPLP Partnership Agreement.

Indemnification of Directors and Officers

Crude

Under the MIBCA, for actions not by or in the right of a Marshall Islands corporation, the corporation may indemnify any person who was or is a party to any threatened or pending action or proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

In addition, under the MIBCA, in actions brought by or in right of a Marshall Islands corporation, any agent who is or is threatened to be made party can be indemnified for expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of the action if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that indemnification is not permitted with respect to any claims in which such person has been found liable for negligence or misconduct with respect to the corporation unless the appropriate court determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity.

Crude’s amended and restated bylaws provide that Crude shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person that was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, legislative or investigative, by reason of the fact that such person is or was a director or officer of Crude or, while a director or officer of Crude, is or was serving at the request of Crude as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such proceeding or any claim made in connection therewith.

CPLP

Under the MILPA, a partnership agreement may set forth that the partnership shall indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The CPLP Partnership Agreement provides that to the fullest extent permitted by law, but subject to the limitations expressly provided in the CPLP Partnership Agreement, the general partner, the CPLP Board and any other person the CPLP Board decides, shall be indemnified and held harmless by CPLP from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such person may be involved, or is threatened to be involved, as a party or otherwise, provided, however, that such person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the person is seeking indemnification, the person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was unlawful; and, provided further, that indemnification shall be available to the general partner or its affiliates only for obligations incurred on behalf of CPLP.

Under the CPLP Partnership Agreement, each CPLP director is reimbursed for out-of-pocket expenses in connection with attending meetings of the CPLP Board or committees and is fully indemnified by CPLP for actions associated with being a director to the fullest extent permitted under Marshall Islands law, provided that indemnification is not available where there has been a final, non-appealable judgment entered by a court of competent jurisdiction that the director acted in bad faith or engaged in fraud or willful misconduct.

Limitations on Personal Liability of Directors

Crude

Under Marshall Islands law, directors and officers shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions. In discharging their duties, directors and officers may rely upon financial statements of the corporation represented to them to be correct by the president or the officer having charge of its books or accounts or by independent accountants.

The MIBCA provides that the articles of incorporation of a Marshall Islands company may include, and Crude’s amended and restated articles of incorporation do include, a provision for the elimination or limitation of liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or

•	for any transaction from which the director derived an improper personal benefit.

To the fullest extent permitted by the MIBCA or any other law of the Republic of the Marshall Islands, no director of Crude shall be liable to Crude or its shareholders for monetary damages for actions taken in their capacity as director or officer of Crude, provided that such provision shall not eliminate or limit the liability of a director for those actions identified above.

CPLP

The MILPA has no provision on personal liability of directors and any provisions to this effect must be set out in the limited partnership agreement.

The CPLP Partnership Agreement provides that no indemnitee shall be liable for monetary damages to CPLP, the unitholders or any other persons who have acquired an equity interest in any other CPLP securities, for losses sustained or liabilities incurred as a result of any act or omission of an indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was criminal.

Preemptive Rights

Crude

Under the MIBCA, unless provided otherwise in the articles of incorporation, the holders of any class of capital stock shall have specified preemptive rights.

As provided in Crude’s amended and restated articles of incorporation, the holders of shares of Crude common stock have no conversion, redemption or preemptive rights to subscribe to any of Crude’s securities. The holders of Crude Class B stock have preemptive rights to subscribe to any issuance of Crude Class B stock.

CPLP

Under the MILPA, neither the general partner nor a limited partner has any preemptive rights, but such rights may be set out in the limited partnership agreement or other agreement.

Under the CPLP Partnership Agreement, except for the general partner’s right to, upon the issuance of additional common units by CPLP, make capital contributions in exchange for a proportionate number of common units, no person shall have any preemptive, preferential or other similar right with respect to an issuance of common units or any other CPLP equity security, whether unissued, held in the treasury or thereafter created. The general partner shall have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or any other CPLP security from CPLP whenever, and on the same terms that, CPLP issues common units or any other CPLP equity security to persons other than the general partner and its affiliates, to the extent necessary to maintain the ownership interest of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such common units or other CPLP equity security.

Cumulative Voting Rights

Crude

The amended and restated articles of incorporation of Crude provide that cumulative voting is not permitted for the election of directors.

CPLP

The CPLP Partnership Agreement does not provide for cumulative voting.

Dividends and Stock Repurchases

Crude

Under the MIBCA, a Marshall Islands corporation may declare and pay dividends in cash, stock or other property on its outstanding shares, except when the corporation is insolvent or would thereby be made insolvent or when the declaration or payment would be contrary to any restrictions contained in the articles of incorporation. Dividends may be paid out of surplus only, but in the event there is no surplus, dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

Dividends upon the capital stock of Crude may be declared by the Crude Board at any regular or special meeting, and may be paid in cash, in property or in securities of Crude. Before payment of any dividend, there may be set aside out of any funds of Crude available for dividends such sum or sums as Crude Board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of Crude, or for equalizing dividends, or for repairing or maintaining any property of Crude, or for any proper purpose, and the Crude Board may modify or abolish any such reserve.

CPLP

Under the MILPA, a limited partnership shall not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the limited partnership, exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. The MILPA has no provisions for the repurchase of common units similar to the repurchase by a corporation of its own stock.

The CPLP Partnership Agreement provides that all available cash shall be distributed quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves), and contains detailed provisions for distribution among the general partner and the limited partners.

Record Date for Voting

Crude

In order that Crude may determine the shareholders entitled to (i) notice of or vote at any meeting of the shareholders or any adjournment thereof, (ii) express consent to corporate action by written consent without a meeting unless otherwise provided in the amended and restated articles of incorporation, (iii) receive payment of any dividend or other distribution or allotment of any rights, or exercise any rights in respect of any change, conversion or exchange of stock, or (iv) undertake any other lawful action, the Crude Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Crude Board and which record date shall, unless otherwise required by law, not be, (a) in the case of clause (i) or (ii) above, more than 60 nor less than 15 days before the date of such meeting or the date on which such action by written consent is required to occur, and (b) in the case of clauses (iii) and (iv) above, more than 60 days prior to such action.

CPLP

Under the CPLP Partnership Agreement, for purposes of determining the unitholders entitled to notice of or to vote at a meeting of the unitholders or to give approvals without a meeting, the CPLP Board may set a record date, which shall not be less than 10 nor more than 60 days before (i) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of Nasdaq, in which case the rule, regulation, guideline or requirement of the Nasdaq shall govern) or (ii) in the event that approvals are sought without a meeting, the date by which unitholders are requested in writing by the CPLP Board to give such approvals. If the CPLP Board does not set a record date, then (i) the record date for determining the unitholders entitled to notice of or to vote at a meeting of the unitholders shall be the close of business on the day next preceding the day on which notice is given, and (ii) the record date for determining the unitholders entitled to give approvals without a meeting shall be the date the first written approval is deposited with CPLP in care of the CPLP Board.

Notice of Meetings

Crude

Under the MIBCA, notice of any shareholder meeting must be given not less than 15 nor more than 60 days before the meeting to each shareholder of record entitled to notice of the meeting, and shall state the place, date and hour of the meeting and, in the case of a special meeting, shall also state the purpose of such meeting and that the meeting is being called at the direction of whoever is calling the meeting.

As provided in Crude’s amended and restated articles of incorporation, notice of each meeting of the shareholders, whether annual or special, shall be given not less than 15 days nor more than 60 days before the date of the meeting to each shareholder of record entitled to notice of the meeting. If mailed, such notice shall be deemed given when deposited in the mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of Crude or, if such shareholder shall have filed with Crude’s secretary a written request that notices be sent to some other address, then directed to such shareholder at such other address. Each such notice shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called and by whose direction the notice of the meeting is being issued. Notice of any meeting of the shareholders shall not be required to be given to any shareholder who shall waive notice thereof as provided in Crude’s amended and restated bylaws.

CPLP

Under the MILPA, the partnership agreement may set forth provisions relating to notice of the time, place or purpose of any meeting at which any matter is to be voted on by any limited partners, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy, or any other matter with respect to the exercise of any such right to vote.

The CPLP Partnership Agreement provides that within 60 days after receipt of a request for a special meeting by the unitholders or within such greater time as may be reasonably necessary for CPLP to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the CPLP Board shall send a notice of the meeting to the unitholders either directly or indirectly through the transfer agent.

Advance Notice of Shareholder Nominations for Directors and Shareholder Proposals

Crude

Crude’s amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at Crude’s principal executive offices not less than 90 days or more than 120 days before the anniversary date of the immediately precedent annual meeting or, for any special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Crude’s amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice.

CPLP

Under the CPLP Partnership Agreement, any unitholder or group of unitholders that beneficially owns 10% or more of the outstanding common units shall be entitled to nominate one or more individuals to stand for election as elected directors at an annual meeting by providing written notice thereof to the CPLP Board not more than 120 days and not less than 90 days prior to the date of such annual meeting; provided, however, that in the event that the date of the annual meeting was not publicly announced by CPLP by mail, press release or otherwise more than 100 days prior to the date of such meeting, such notice, to be timely, must be delivered to the CPLP Board not later than the close of business on the tenth day following the date on which the date of the annual meeting was announced.

Inspection of Corporate Records

Crude

Under the MIBCA, any shareholder, during the usual hours of business, may inspect, for a purpose reasonably related to its interest as a shareholder, and make copies of extracts, from the share register, books of account, and minutes of all proceedings of Marshall Islands companies. The right of inspection may not be limited in the articles of incorporation or bylaws. A list of registered shareholders must be produced at any meeting of shareholders upon request of any shareholder at the meeting or prior thereto.

Any records maintained by Crude in the regular course of its business, including its stock ledger, books of account and minute books, are kept on, or are in the form of, magnetic tape, computer disks, photographs, microphotographs or any other information storage device, provided that the records so kept will be able to be converted into clearly legible form within a reasonable time. Crude will convert any records upon the request of any person entitled to inspect them.

CPLP

Under the MILPA, each limited partner has the right, subject to such reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) as may be set forth in the partnership agreement or otherwise established by the general partner, to obtain from the general partner from time to time upon reasonable demand for any purpose reasonably related to the limited partner’s interest as a limited partner (i) true and full information regarding the status of the business and financial condition of the limited partnership, (ii) a copy of the limited partnership’s financial statements or income tax returns, (iii) a current list of the name and mailing address of each partner, (iv) a copy of any written partnership agreement and certificate of limited partnership and all amendments thereto with copies of any written powers of attorney pursuant to which the partnership agreement and any certificate and all amendments thereto have been executed, (v) information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each partner and which each partner has agreed to contribute in the future, and the date on which each became a partner, and (vi) other information regarding the affairs of the limited partnership as is just and reasonable. However, a general partner has the right to keep confidential from limited partners for such period of time as the general partner deems reasonable, any information which the general partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the general partner in good faith believes is not in the best interest of the limited partnership or could damage the limited partnership or its business or which the limited partnership is required by law or by agreement with a third party to keep confidential. The rights of a limited partner to obtain the above-mentioned information may only be restricted in an original partnership agreement or in any subsequent amendment approved or adopted by all of the partners and in compliance with any applicable requirements of the partnership agreement.

The CPLP Partnership Agreement provides that a unitholder can, for a purpose reasonably related to his interest as a unitholder, upon reasonable demand and at the unitholder’s own expense, have furnished to the unitholder: (i) a current list of the name and last known address of each partner; (ii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner; (iii) copies of the CPLP Partnership Agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed; (iv) information regarding the status of CPLP’s business and financial position; and (v) any other information regarding CPLP’s affairs as is just and reasonable.

Interested Director Transactions

Crude

The MIBCA provides that a transaction entered into by Crude in which a director has an interest will not be voidable by Crude, and such director will not be liable to Crude for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors.

CPLP

While the MILPA contains no provisions regarding transactions in which a director has an interest, the partnership agreement may set forth rules relating thereto.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

Under Marshall Islands law, a shareholder of a corporation has the right to vote against any plan of merger to which the corporation is a party. If such shareholders vote against the plan of merger, they may have the right to seek payment from their corporation of the appraised fair value of their shares (instead of the contractual merger consideration). However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available if the shares of such class or series of stock are (i) listed on a securities exchange or (ii) held of record by more than 2,000 holders. Since shares of Crude common stock are traded on the NYSE, a dissenting holder of shares of Crude common stock has no right to receive payment from Crude for the appraised fair market value of his shares under Marshall Islands law. Furthermore, pursuant to the Support Agreement, CCIC, as the sole holder of Crude Class B stock, has waived any appraisal rights it might have under Marshall Islands law.

LEGAL MATTERS

The validity of the common units of CPLP offered hereby will be passed upon for CPLP by Watson, Farley & Williams (New York) LLP, Marshall Islands counsel to CPLP. Sullivan & Cromwell LLP, U.S. counsel to Crude, will deliver an opinion to Crude concerning certain U.S. federal tax consequences of the proposed transaction, Akin Gump Strauss Hauer & Feld LLP, special tax counsel to CPLP, will deliver an opinion to CPLP concerning certain U.S. federal tax consequences of the proposed transaction and Watson, Farley & Williams (New York) LLP, Marshall Islands counsel to Crude, will deliver an opinion to Crude concerning certain Marshall Islands tax consequences of the proposed transaction.

EXPERTS

The consolidated financial statements of CPLP, incorporated in this proxy statement/prospectus by reference from CPLP’s Annual Report on Form 20-F for the year ended December 31, 2010, and the effectiveness of CPLP’s internal control over financial reporting have been audited by Deloitte. Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include explanatory paragraphs relating to: (i) the preparation of the portion of the financial statements attributable to the Ross Shipmanagement Co., Baymont Enterprises Incorporated, Forbes Maritime Co., Mango Finance Co., Navarro International S.A., Epicurus Shipping Company, and Adrian Shipholding Inc., prior to the vessels’ acquisition by CPLP, from the separate records maintained by Capital Maritime, and (ii) the retroactive adjustments to previously issued financial statements resulting from transactions between entities under common control and (2) express an unqualified opinion on the effectiveness of CPLP’s internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Crude, incorporated in this proxy statement/prospectus by reference from Crude’s Annual Report on Form 20-F for the year ended December 31, 2010, have been audited by Deloitte. Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, Crude will no longer be a publicly held company, and there will be no Crude annual meeting of shareholders in 2011 or thereafter. However, if the merger is not completed, Crude shareholders will continue to be entitled to attend and participate in its shareholders’ meetings, and Crude will hold a 2011 annual meeting of shareholders. Crude’s amended and restated bylaws require that Crude be given advance written notice of any matters which shareholders wish to present for action at an annual meeting. The Secretary must receive such notice not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting.

If Crude holds an annual meeting of shareholders in 2011, shareholder proposals to be presented at that meeting must be received by Crude at its principal executive offices at 3 Iassonos Street, Piraeus, 18357 Greece, addressed to the Secretary, not earlier than    , nor later than    ,    . Such proposals must comply with Crude’s amended and restated bylaws.

A copy of the full text of Crude’s amended and restated bylaws as of the date of this proxy statement/prospectus is attached as Exhibit 3.2. Any proposals, nominations or notices should be sent to 3 Iassonos Street, Piraeus, 18357 Greece.

WHERE YOU CAN FIND MORE INFORMATION

Each of Crude and CPLP files annual reports with and furnishes other reports and information to the SEC. You may read and copy any document Crude or CPLP files with or furnishes to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents Crude and CPLP file with or furnish to the SEC on the SEC website at www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit the website or call the SEC at 1 (800) 732-0330 for further information about its public reference room. Reports and other information concerning the business of Crude may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005, and of CPLP at the offices of Nasdaq at One Liberty Plaza, 165 Broadway, New York, NY 10006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Crude and CPLP to “incorporate by reference” certain information filed with or furnished to the SEC, which means that Crude and CPLP can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. With respect to this proxy statement/prospectus, information that Crude or CPLP later file with or furnish to the SEC and that is incorporated by reference will automatically update and supersede information in this proxy statement/prospectus and information previously incorporated by reference into this proxy statement/prospectus.

Each document incorporated by reference into this proxy statement/prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs or Crude or CPLP since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this proxy statement/prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this proxy statement/prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below, which Crude and CPLP have previously filed with or furnished to the SEC. These documents contain important information about Crude and CPLP and their financial condition, business and results.

Crude Filings (File No. 001-34651)

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2010; and

•	Current Reports on Form 6-K furnished on February 11, 2011 (Earnings Release and Announcement of Quarterly Cash Dividend), March 14, 2011 (Appointment of Dimitris P. Christacopoulos to Board of Directors), May 5, 2011 (Announcement of merger with CPLP), May 13, 2011 (Q1 2011 Earnings Release), June 9, 2011 (Q1 2011 Unaudited Condensed Consolidated Financial Statements with Related Notes), and August 5, 2011 (Q2 2011 Unaudited Condensed Consolidated Financial Statements with Related Notes).

CPLP Filings (File No. 001-33373):

•	Registration statement on Form F-1, dated March 29, 2007;

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2010;

•	Current Reports on Form 6-K furnished on January 21, 2011 (Announcement of Cash Distribution), April 21, 2011 (Announcement of Cash Distribution), May 5, 2011 (Q1 2011 Earnings Release and Announcement of merger with Crude), June 9, 2011 (Q1 2011 Unaudited Condensed Consolidated Financial Statements with Related Notes), and August 5, 2011 (Q2 2011 Unaudited Condensed Consolidated Financial Statements with Related Notes); and

•	CPLP’s amended and restated limited partnership agreement, furnished in CPLP’s Current Report on Form 6-K furnished on February 24, 2010.

Each of Crude and CPLP is also incorporating by reference additional documents that each files with the SEC between the date of this proxy statement/prospectus and the date of the Crude special meeting.

Crude has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Crude, and CPLP has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to CPLP.

You may obtain copies of these documents in the manner described above under the section captioned “Where You Can Find More Information.” You may also request copies of these documents (excluding exhibits) at no cost by contacting Crude or CPLP, as applicable, as follows:

For Crude filings:
Crude Carriers Corp.
Investor Relations Representative
Nicolas Bornozis, President

Capital Link, Inc.
230 Park Avenue — Suite 1536
New York, NY 10160, USA
Tel: +1 212 661-7566

For CPLP filings:
Capital Product Partners L.P.
Investor Relations Representative
Nicolas Bornozis, President
Capital Link, Inc.
230 Park Avenue — Suite 1536
New York, NY 10160, USA
Tel: +1 212 661-7566

You should rely on the information contained in or incorporated by reference into this proxy statement/prospectus to vote on the proposals to Crude shareholders in connection with the proposed transaction.

We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This prospectus is dated August 5, 2011. You should not assume that the information contained or incorporated by reference in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus or the date of such information incorporated by reference, as applicable, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of CPLP common units in the proposed transaction shall create any implication to the contrary.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

Because Crude and CPLP are Marshall Islands entities headquartered in Greece, many of their directors and executive officers (as well as certain directors, managers and executive officers of their respective subsidiaries), and certain experts named in this proxy statement/prospectus, reside outside the United States. As a result, it may be difficult for you to serve legal process on Crude, CPLP or the directors and executive officers of Crude and CPLP (as well as certain directors, managers and executive officers of their respective subsidiaries) or have any of them appear in a U.S. court. In addition, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts, to enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the U.S., or to enforce against those persons in the Marshall Islands or Greece, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

Appendix A

AGREEMENT AND PLAN OF MERGER
by and among

CAPITAL GP L.L.C.
CAPITAL PRODUCT PARTNERS L.P.
POSEIDON PROJECT CORP.
and
CRUDE CARRIERS CORP.
Dated as of May 5, 2011

A-i

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
Section 7.1	Stockholder Vote	A-45
Section 7.2	Governmental Approvals	A-45
Section 7.3	No Actions	A-45
Section 7.4	Representations, Warranties and Covenants of the Partners Entities	A-45
Section 7.5	Representations, Warranties and Covenants of the Company	A-46
Section 7.6	Other Approvals	A-46
Section 7.7	Effective Registration Statement	A-46
Section 7.8	Company Tax Opinion and Partners Tax Opinion	A-46
Section 7.9	NASDAQ Listing	A-46
Section 7.10	Partners Partnership Agreement Amendment and Partners Omnibus Agreement Amendment	A-46

ARTICLE VIII TERMINATION
Section 8.1	Termination	A-47
Section 8.2	Effect of Termination	A-48

ARTICLE IX MISCELLANEOUS
Section 9.1	Fees and Expenses	A-48
Section 9.2	Waiver; Amendment	A-49
Section 9.3	Counterparts	A-49
Section 9.4	Governing Law	A-49
Section 9.5	Confidentiality	A-49
Section 9.6	Notices	A-49
Section 9.7	Entire Understanding; No Third Party Beneficiaries	A-50
Section 9.8	Severability	A-50
Section 9.9	Headings	A-50
Section 9.10	Jurisdiction	A-51
Section 9.11	Waiver of Jury Trial	A-51
Section 9.12	Specific Performance	A-51
Section 9.13	Survival	A-51
Section 9.14	No Act or Failure to Act	A-51

ANNEXES
Annex A	FORM OF SUPPORT AGREEMENT	A-1
Annex B	AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SURVIVING ENTITY	B-1
Annex C	AMENDED AND RESTATED BYLAWS OF SURVIVING ENTITY	C-1

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 5, 2011 (this “Agreement”), is entered into by and among Capital Product Partners L.P., a Marshall Islands limited partnership (“Partners”), Capital GP L.L.C., a Marshall Islands limited liability company (“Partners GP”), Poseidon Project Corp., a Marshall Islands corporation and a wholly-owned direct subsidiary of Partners (“MergerCo” and, together with Partners and Partners GP, “Partners Entities”), and Crude Carriers Corp., a Marshall Islands corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company Board (as defined herein), upon the recommendation of the Company Independent Directors’ Committee (as defined herein), and the Partners Board (as defined herein), upon the recommendation of the Partners Conflicts Committee (as defined herein), have approved the business combination provided for herein, pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into the Company, with the Company being the surviving entity (the “Merger”), such that following the Merger, Partners will be the sole stockholder of the Surviving Entity (as defined herein) and, upon the terms and conditions set forth herein, each share of Company Common Stock and Company Class B Stock will be converted into the right to receive the Merger Consideration (each, as defined herein);

WHEREAS, the Company Board has, upon the recommendation of the Company Independent Directors’ Committee, (i) determined that it is in the best interests of the Company and the Company Unaffiliated Stockholders (as defined herein), and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated thereby, including the Merger and (iii) resolved to recommend to the Stockholders (as defined herein) that they adopt and approve this Agreement;

WHEREAS, the Company Independent Directors’ Committee has determined that the Merger is fair and reasonable to, and in the best interests of, the Company and the Company Unaffiliated Stockholders (as defined herein);

WHEREAS, the Partners Board has, upon the recommendation of the Partners Conflicts Committee, (i) determined that the business combination provided for herein is fair and reasonable to, and in the best interests of, Partners and its unitholders and (ii) approved this Agreement and the execution, delivery and performance by Partners of this Agreement and the consummation of the transactions contemplated thereby, including the Merger;

WHEREAS, the Partners Conflicts Committee has determined that the Merger is fair and reasonable to, and in the best interests of the Partners and the Partners Unaffiliated Unitholders (as defined herein);

WHEREAS, in accordance with the Partners Partnership Agreement (as defined herein) and the MILPA (as defined herein), Partners GP has consented to the execution, delivery and performance by Partners of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, simultaneously with, and as a condition to, the execution hereof, Evangelos M. Marinakis, Ioannis E. Lazaridis, Gerasimos G. Kalogiratos and Crude Carriers Investments Corp. are executing a support agreement with Partners substantially in the form of Annex A (the “Support Agreement”); and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1  Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any proposal or offer from or by any Person, whether in writing or otherwise, other than any Partners Entity, relating to (i) any direct or indirect acquisition of (A) 20% or more of the assets (including stock or equity interests of a Subsidiary) of the Company and its Subsidiaries, taken as a whole, (B) 20% or more of the outstanding equity securities of the Company or (C) a business or businesses that constitute 20% or more of the cash flow, net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, within the meaning of the Exchange Act, that, if consummated, would result in any Person beneficially owning securities representing 20% or more of the total voting power of the Company; or (iii) any merger, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Significant Company Subsidiary, other than the Merger, in the case of each of (i) — (iii) above, whether pursuant to a single transaction or a series of transactions.

“Action” shall have the meaning set forth in Section 6.13(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Agent” shall have the meaning set forth in Section 9.10(b).

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Articles of Merger” shall have the meaning set forth in Section 2.1(b).

“Assets” means all of the assets of every kind and nature (whether real, personal or mixed, tangible or intangible and including the Company Real Property or the Partners Real Property, as the case may be) used for the conduct of the business of the Company or the Partners Entities, as the case may be, and their respective Subsidiaries’ businesses as it is presently conducted.

“beneficial ownership,” “beneficial owner” or any similar derivation thereof has the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York or the Republic of the Marshall Islands.

“Capital Maritime” shall mean Capital Maritime & Trading Corp., a Marshall Islands corporation.

“Capital Ship Management Corp.” means Capital Ship Management Corp., a company duly organized and existing under the laws of Republic of Panama.

“Certificate” shall have the meaning set forth in Section 3.1(b).

“Claim” shall have the meaning set forth in Section 6.13(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Articles of Incorporation” shall mean the Amended and Restated Articles of the Company effective as of March 1, 2010, as they may be further amended from time to time.

“Company Board” shall mean the Board of Directors of the Company and/or a committee thereof, as applicable.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as they may be further amended from time to time.

“Company Change in Recommendation” shall have the meaning set forth in Section 6.7(c).

“Company Class B Stock” shall mean the Class B Stock, par value $0.0001 per share, of the Company, having the rights and obligations specified with respect to the Company Class B Stock in the Company Articles of Incorporation.

“Company Common Stock” shall mean the Common Stock, par value $0.0001 per share, of the Company, having the rights and obligations specified with respect to Company Common Stock in the Company Articles of Incorporation.

“Company Contract” shall have the meaning set forth in Section 5.1(l)(i).

“Company Credit Facility” shall mean that certain Amended and Restated Loan Agreement, dated as of September 30, 2010, by and among the Company, Nordea Bank Finland PLC, as lead arranger and security trustee and the lenders party thereto, as it may be further amended from time to time.

“Company Director Designee” shall have the meaning set forth in Section 6.17(b).

“Company Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“Company Employee” means any employee of the Company or its Subsidiaries, or an employee of Capital Ship Management Corp. who performs services for the Company or any of its Subsidiaries.

“Company 20-F” shall mean that certain Form 20-F filed by the Company on April 18, 2011.

“Company Incentive Plan” shall mean the Company’s 2010 Equity Incentive Plan, adopted March 1, 2010, as may be amended from time to time.

“Company Independent Directors’ Committee” shall mean the Independent Directors’ Committee of the Company Board, consisting solely of independent directors.

“Company Management Agreement” means that certain Management Agreement, dated as of March 17, 2010, between the Company and Capital Ship Management Corp., as amended from time to time.

“Company Meeting” shall have the meaning set forth in Section 6.2(a).

“Company Necessary Consents” shall have the meaning set forth in Section 5.1(d).

“Company Real Property” means all real property owned by the Company or its Subsidiaries or used for the conduct of the business of the Company or its Subsidiaries as it is presently conducted.

“Company Recommendation” shall have the meaning set forth in Section 6.2(b).

“Company SEC Documents” shall have the meaning set forth in Section 5.1(e)(i).

“Company Stock-Based Award” shall mean shares of Company Common Stock and other compensatory awards denominated in shares of Company Common Stock subject to a risk of forfeiture to, or right of repurchase by, the Company.

“Company Stockholder Approval” shall have the meaning set forth in Section 7.1.

“Company Termination Fee” shall mean an amount equal to $9.0 million in cash.

“Company Tax Opinion” shall have the meaning set forth in Section 6.18(b).

“Company Unaffiliated Stockholder Approval” shall have the meaning set forth in Section 7.1.

“Company Unaffiliated Stockholders” means the holders of shares of the Company Common Stock other than (a) Partners, (b) Partners GP, (c) the officers and directors of the Company that are also officers or directors of Partners or Partners GP, respectively, or (d) Affiliates of any of the foregoing or of the Company.

“Company Vessels” shall have the meaning set forth in Section 5.1(p)(i).

“Compensation and Benefit Plans” shall mean, with respect to any entity, any employee compensation, benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by such entity or any of its Subsidiaries, or under which any employee who performs services for such entity receives any benefit, or to which such entity or any of its Subsidiaries contributes or is obligated to contribute or with respect to which such entity or any of its Subsidiaries may have any liability, contingent or otherwise, whether or not written, including, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy or agreement and any related trusts or other funding vehicles.

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in similar circumstances containing customary “standstill” and non-solicitation provisions, as determined by the Company in its reasonable business judgment, with terms and conditions no less restrictive on a Receiving Party than the NDA is with respect to Partners.

“Converted Company Stock-Based Award” shall have the meaning set forth in Section 3.5(a)(i).

“DDTC” shall have the meaning set forth in the definition of “Export and Sanctions Laws.”

“Denied Party Lists” shall mean a Person (i) subject to any restrictions under the Export and Sanctions Laws including those sanctions targeting government entities or individuals that support terrorism, or (ii) included on any denied, prohibited, or restricted party list maintained by the United States or any other applicable jurisdiction, including the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, Unverified List, the OFAC Specially Designated Nationals and Blocked Persons List, or the DDTC Debarred Parties List.

“Disregarded MergerCo” shall have the meaning set forth in Section 6.18(c).

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“Environmental Laws” means any and all Laws, agreements between a Person and any Governmental Authority and rules of common law concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, threatened Release, control, or other action or failure to act involving cleanup of any Hazardous Substances, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.,

the Atomic Energy Act, 42 U.S.C. Section 2014 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., and the Federal Hazardous Materials Transportation Law, 49 U.S.C. Section 5101 et seq., and their state analogues, each as has been amended from time to time.

“Environmental Permits” shall have the meaning set forth in Section 5.1(n).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Evercore” shall have the meaning set forth in Section 5.2(r).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean such entity as may be selected by Partners subject to the reasonable approval of the Company.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(a).

“Expenses” shall have the meaning set forth in Section 9.1(e).

“Export and Sanctions Laws” means all Laws of the United States and all other applicable jurisdictions relating to any economic sanction or export restriction including: (i) the sanctions regulations administered by U.S. Department of Treasury’s Office of Foreign Assets Control, (ii) export and trade controls and related sanctions administered by the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any international, foreign, national, state, local, county, parish or municipal government, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case, domestic, foreign or supranational, that has jurisdiction over the Company or the Partners Entities, as the case may be, or any of their respective properties or assets.

“Hazardous Substances” means any (x) chemical, product, substance, waste, material, pollutant or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (y) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (z) any oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof.

“Indemnification Expenses” shall have the meaning set forth in Section 6.13(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.13(a).

“Indemnitees” shall mean those Person entitled to indemnification under the Company Bylaws.

“Jefferies” shall have the meaning set forth in Section 5.1(r).

“Knowledge” or “Known” shall mean, with respect to any entity, the knowledge of such entity’s (or its general partner’s) executive officers after reasonable inquiry.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind (including any agreement to give any of the foregoing).

“Material Adverse Effect” shall mean, with respect to either the Company or the Partners Entities, any events, circumstances, changes, developments, violations, inaccuracies, effects or other matters that, individually or taken together, that (x) are or could reasonably be expected to be materially adverse to the financial condition, results of operations, business, assets or properties of the Company and its Subsidiaries taken as a whole, or the Partners Entities and their respective Subsidiaries taken as a whole, respectively, or (y) materially impair or could reasonably be expected to materially impair the ability of the Company or the Partners Entities, respectively, to perform their respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the shipping or shipbuilding and repair industries generally, or in any region in which such Person operates, (b) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States or elsewhere, (c) changes in Law or changes in GAAP, (d) earthquakes, hurricanes, floods, volcanic eruptions or other natural disasters, (e) any failure of the Company or any of the Partners Entities, as applicable, to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (f) changes in the market price or trading volume of the Company Common Stock or Partners Common Units, (g) the entry into, announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by any party with the provisions of this Agreement (other than Section 6.7) or any action taken or omitted to be taken by the Company, MergerCo or the Partners Entities, as the case may be, at the written request or with the prior written consent of Partners, MergerCo or the Company, as the case may be (provided, however, that the exceptions in this clause (g) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement); provided further, however, (i) that in the case of clauses (e) or (f), any change or failure shall not prevent or otherwise affect a determination that any event, circumstance, change, development, violation, inaccuracy, effect or other matter underlying such change or failure has resulted in, or contributed to, a Material Adverse Effect and (ii) that, in the case of clauses (a), (b), (c) or (d), the impact on the Company or the Partners Entities, as applicable, is not disproportionately adverse as compared to others in the industry or geographic region.

“Meeting” shall have the meaning set forth in Section 6.2(a).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(a).

“MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MergerCo Articles of Incorporation” shall mean the Articles of Incorporation of MergerCo filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands on May 3, 2011, as amended from time to time.

“MergerCo Bylaws” shall mean the Bylaws of MergerCo, as amended from time to time.

“MergerCo Common Stock” shall have the meaning set forth in Section 2.1(g).

“MIBCA” means the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“MILPA” means the Limited Partnership Act of the Associations Law of the Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“NASDAQ” shall mean the Nasdaq Global Market.

“NDA” shall mean that certain Confidentiality Agreement, dated as of April 5, 2011, between Partners and the Company, as amended.

“New Partners Common Unit Certificates” shall have the meaning set forth in Section 3.3(a).

“New Partners Common Units” shall have the meaning set forth in Section 3.1(a).

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.7(c).

“NYSE” shall mean the New York Stock Exchange.

“Other Approvals” shall have the meaning set forth in Section 5.1(d).

“Partially Owned Entity” shall mean, with respect to a specified Person, any other Person that is not a Subsidiary of such specified Person but in which such specified Person, directly or indirectly, owns less than 100% of the equity interests thereof (whether voting or non-voting and including beneficial interests).

“Partners” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners Administrative Services Agreement” means that certain Administrative Services Agreement, dated as of April 3, 2007, as amended through the date of this Agreement, between Partners and Capital Ship Management Corp.

“Partners Board” shall mean the board of directors of Partners and/or a committee thereof, as applicable.

“Partners Certificate of Limited Partnership” shall mean the Certificate of Limited Partnership of Partners effective as of January 16, 2007, as amended from time to time.

“Partners Common Units” shall mean the common units representing limited partner interests in Partners having the rights and obligations specified with respect to Common Units in the Partners Partnership Agreement.

“Partners Conflicts Committee” shall mean the Conflicts Committee of the Board of Directors of Partners, consisting solely of independent directors.

“Partners Contract” shall have the meaning set forth in Section 5.2(l)(i).

“Partners Credit Facilities” shall mean (a) that certain Loan Agreement, dated as of March 22, 2007, by and among Partners, HSH Nordbank AG, as agent and security trustee, and the lenders party thereto and (b) that certain Loan Agreement, dated as of March 19, 2008, by and among Partners, HSH Nordbank AG as lead arranger and security trustee, DnB Nor Bank SA as co-arranger and the lenders party thereto, in each case as amended from time to time.

“Partners Disclosure Schedule” shall have the meaning set forth in Section 5.2.

“Partners Employee” means any employee of any of the Partners Entities or any of their respective Subsidiaries, or an employee of Capital Ship Management Corp. who performs services for any Partners Entity or Subsidiary of Partners.

“Partners Entities” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners GP Certificate of Formation” shall mean the Certificate of Formation of Partners GP effective as of January 16, 2007, as amended from time to time.

“Partners GP LLC Agreement” shall mean the Limited Liability Company Agreement of Partners GP, dated as of January 16, 2007, as amended from time to time.

“Partners Incentive Plan” shall mean Partners’ 2008 Omnibus Incentive Compensation Plan, adopted April 29, 2008 and amended July 22, 2010, as it may be further amended from time to time.

“Partners Management Agreement” shall mean that certain Management Agreement, dated as of April 3, 2007, as amended through the date of this Agreement, between Partners and Capital Ship Management Corp.

“Partners Omnibus Agreement Amendment” shall mean an amendment to, or an amendment and restatement of, that certain Omnibus Agreement, dated as of April 3, 2007, by and among Capital Maritime, Partners GP, Capital Product Operating GP L.L.C. and Partners, as amended from time to time, containing the provisions provided for in Section 6.16.

“Partners Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Partners, dated as of February 22, 2010, as it may be further amended from time to time, including the Partners Partnership Agreement Amendment.

“Partners Partnership Agreement Amendment” shall mean an amendment to, or an amendment and restatement of, the Partners Partnership Agreement that includes the terms contemplated by Section 6.17(a).

“Partners Incentive Distribution Rights” shall mean the “Incentive Distribution Rights” as defined in the Partners Partnership Agreement.

“Partners Necessary Consents” shall have the meaning set forth in Section 5.2(d).

“Partners Real Property” means all real property owned by the Partners Entities or any of their respective Subsidiaries or used for the conduct of the business of the Partners Entities or any of their respective Subsidiaries as it is presently conducted.

“Partners SEC Documents” shall have the meaning set forth in Section 5.2(e)(i).

“Partners Tax Opinion” shall have the meaning set forth in Section 6.18(c).

“Partners Unaffiliated Unitholders” shall mean the holders of Partners Common Units other than (a) Partners, (b) Partners GP, (c) Capital Maritime, (d) the Company, (e) members of management of the Partners, Partners GP and the Company, (f) members of the Partners Board and the Company Board, and (vii) their respective Affiliates.

“Partners Vessels” shall have the meaning set forth in Section 5.2(p)(i).

“Partners 2010 20-F” shall mean that certain Form 20-F filed by Partners on February 4, 2011.

“Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization or any other form of business or professional entity.

“Policies” means all policies of property, casualty and liability insurance, including crime insurance, liability and casualty insurance, property insurance, business interruption insurance, workers’ compensation, excess or umbrella liability insurance and any other type of property and casualty insurance.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.1(u)(viii).

“Proxy Statement” shall have the meaning set forth in Section 6.4(a).

“Receiving Party” shall have the meaning set forth in Section 6.7(a).

“Registration Statement” shall have the meaning set forth in Section 6.4(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the environment.

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any Person, securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such Person.

“Rule 145 Affiliate” shall have the meaning set forth in Section 6.8(a).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Significant Company Subsidiary” means any Company Subsidiary that would be a “Significant Subsidiary” as defined in Rule 12b-2 of the Exchange Act.

“SOX” means the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder.

“Stockholders” means the holders of the Company Common Stock and Company Class B Stock.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act.

“Superior Proposal” shall mean any bona fide Acquisition Proposal (except that references to “20% or more” within the definition of “Acquisition Proposal” shall be replaced by “50% or more”) made by a third party, which is not subject to a financing condition, on terms that the Company Board determines, in its good faith judgment and after consulting with its financial advisor and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of Company Common Stock and Company Class B Stock, from a financial point of view, than the Merger (taking into account any revised proposal by the Partners Board on behalf of Partners).

“Support Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state, federal or foreign law.

“Taxes” shall mean all taxes, charges, fees, levies, duties, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Returns” means any return, report or similar statement (including any attached schedules thereto and any amendments thereof) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Voting Debt” shall mean any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote (or that are convertible into, or exchangeable for, securities having the right to vote on such matters).

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1  The Merger.

(a) The Surviving Entity.  Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into the Company, the separate existence of MergerCo shall cease and the Company shall survive and continue to exist as a Marshall Islands corporation (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, Partners will be the sole stockholder of the Company.

(b) Effectiveness and Effects of the Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the filing in the office of the Registrar or Deputy Registrar of Corporations in the Republic of the Marshall Islands of a properly executed articles of merger (the “Articles of Merger”) or such later date and time as may be set forth in the Articles of Merger (the “Effective Time”), in accordance with the MIBCA. The Merger shall have the effects prescribed in the MIBCA.

(c) The Company and MergerCo Governing Documents.  At the Effective Time, (i) the Company Articles of Incorporation shall be amended and restated in substantially the form attached hereto as Annex B and such Company Articles of Incorporation as so amended and restated shall be the Articles of Incorporation of the Surviving Entity and (ii) the Company Bylaws shall be amended and restated in substantially the form attached hereto as Annex C and such Company Bylaws as so amended and restated shall be the Bylaws of the Surviving Entity, in each case until duly amended in accordance with the terms thereof and applicable Law and pursuant to such amendment and restatement.

(d) Partners Partnership Agreement.  At the Effective Time, the Partners Partnership Agreement (as in effect immediately prior to the Effective Time), shall be amended by the Partners Partnership Agreement Amendment.

(e) Directors.  The directors of MergerCo immediately prior to the Effective Time shall become the directors of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(f) Officers.  The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(g) Capital Stock of MergerCo.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or Company Class B Stock or any shares of capital stock of MergerCo, each share of Common Stock, par value $0.0001 per share, of MergerCo issued and outstanding immediately prior to the Effective Time (“MergerCo Common Stock”) shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and such shares shall, following the Merger, represent all of the issued and outstanding capital stock of the Surviving Entity, all of which shall be owned by Partners at the Effective Time.

(h) Cancellation of Treasury Stock.  Each share of Company Common Stock and Company Class B Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company, Partners, Partners GP, MergerCo or any of their respective Subsidiaries, if any, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.2  Closing.  Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur (a) at 10:00 a.m. (New York Time) on the third Business Day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this

Agreement or (b) such other date and time to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, Houston, TX.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1  Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Partners Entities, the Company or any Stockholder:

(a) Each share of (i) Company Common Stock and (ii) Company Class B Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock and Company Class B Stock held by the Company, the Partners Entities or any of their respective Subsidiaries, if any) shall be converted into the right to receive 1.56 (the “Exchange Ratio”) Partners Common Units (the “Merger Consideration”), which Partners Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partners Partnership Agreement, fully paid (to the extent required under the Partners Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by the MILPA) (such Partners Common Units described in this clause (a) shall be referred to herein as the “New Partners Common Units”).

(b) All the shares of Company Common Stock and Company Class B Stock, when converted in the Merger, shall cease to be outstanding and shall automatically be cancelled and cease to exist. At the Effective Time, each holder of a certificate representing a share of Company Common Stock or Company Class B Stock (a “Certificate”) and each holder of non-certificated shares of Company Common Stock or Company Class B Stock represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (A) the right to receive dividends in accordance with Section 3.2, and (B) the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional New Partners Common Unit in accordance with Section 3.3(e) and (iii) any distributions in accordance with Section 3.3(c), and in each case to be issued or paid in consideration therefor in accordance with Section 3.3.

Section 3.2  Rights As Unitholders; Unit Transfers.  At the Effective Time, holders of shares of Company Common Stock and shares of Company Class B Stock shall cease to be, and shall have no rights as Stockholders, other than to receive (a) any dividend with respect to such shares of Company Common Stock or Company Class B Stock with a record date occurring prior to the Effective Time that may have been declared by the Company on such shares in accordance with the terms of this Agreement and the Company Articles of Incorporation and Company Bylaws and that remains unpaid at the Effective Time and (b) the consideration provided under this Article III.  After the Effective Time, there shall be no transfers on the stock transfer books of the Company with respect to the shares of Company Common Stock or Company Class B Stock.

Section 3.3  Exchange of Certificates.

(a) Exchange Agent.  At or prior to the Effective Time, Partners shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of Stockholders, for exchange in accordance with this Article III, through the Exchange Agent, the certificates representing New Partners Common Units (such certificates, whether represented in certificated or non-certificated book-entry form, to the extent applicable, the “New Partners Common Unit Certificates) and cash as required by this Article III.  Partners agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2 and Section 3.3(c) and to make payments in lieu of any fractional New Partners Common Units pursuant to Section 3.3(e).  Any cash and New Partners Common Unit Certificates deposited with the Exchange Agent (including as payment for any fractional New Partners Common Units in accordance with Section 3.3(e) and any distributions in accordance with Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock and Company Class B Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Partners shall instruct the Exchange Agent to mail to each record holder of a share of Company Common Stock or Company Class B Stock (i) a letter of transmittal (which shall specify that in respect of certificated shares, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Partners and the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares, as the case may be, in exchange for the Merger Consideration payable in respect of shares of Company Common Stock and Company Class B Stock represented by such Certificates or Book-Entry Shares. Upon proper surrender of a Certificate or transfer of Book-Entry Share, as the case may be, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Shares) as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (A) a New Partners Common Unit Certificate representing, in the aggregate, the whole number of New Partners Common Units that such holder has the right to receive pursuant to this Article III (after taking into account and aggregating all shares of Company Common Stock and Company Class B Stock then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Partners Common Units pursuant to Section 3.3(e) and distributions pursuant to Section 3.3(c) and the Certificate so surrendered and the Book-Entry Share so transferred shall immediately be cancelled. No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock or Company Class B Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares may be paid to a transferee, if the Certificate representing such shares or evidence of ownership of the Book-Entry Shares are presented to the Exchange Agent, and in the case of both certificated and book-entry shares, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such shares, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates have been surrendered and the Book-Entry Shares have been transferred, as the case may be, as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of shares of Company Common Stock or Company Class B Stock, as the case may be (including any cash in lieu of fractional units pursuant to Section 3.3(e)), and any distributions to which such holder is entitled pursuant to Section 3.2.

(c) Distributions with Respect to Unexchanged Shares of Company Common Stock and Company Class B Stock.  No distributions declared or made with respect to Partners Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or untransferred Book-Entry Share with respect to the New Partners Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Partners Common Units shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificate or transfer any Book-Entry Share, as the case may be, as contemplated by this Section 3.3.  Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of the New Partners Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Partners Common Units to which such holder is entitled pursuant to Section 3.3(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New Partners Common Units and payable with respect to such New Partners Common Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New Partners Common Units.

(d) Further Rights in the Company Common Stock and Company Class B Stock.  The Merger Consideration issued upon conversion of a share of Company Common Stock or Company Class B Stock in accordance with the terms hereof and any cash paid pursuant to Section 3.2, Section 3.3(c) or Section 3.3(e) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such share of Company Common Stock or Company Class B Stock, as the case may be.

(e) Fractional Partners Common Units.  No certificates or scrip of the New Partners Common Units representing fractional New Partners Common Units or book entry credit of the same shall be issued upon the exchange of shares of Company Common Stock or Company Class B Stock in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Partners Common Units. Notwithstanding any other provision of this Agreement, each holder of a share of Company Common Stock or Company Class B Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a New Partners Common Unit (after taking into account all such shares exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the closing sale price of the Partners Common Units on the NASDAQ as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a New Partners Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Partners, and Partners shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund constituting New Partners Common Units or cash that remains undistributed to the Stockholders after one year following the Effective Time shall be delivered to Partners upon demand and, from and after such delivery, any former holders of such shares who have not theretofore complied with this Article III shall thereafter look only to Partners for the Merger Consideration payable in respect of such shares, any cash in lieu of fractional New Partners Common Units to which they are entitled pursuant to Section 3.3(e) and any distributions with respect to the New Partners Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon.

(g) No Liability.  None of the Partners Entities, the Company nor the Surviving Entity shall be liable to any Stockholder for any Partners Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any amounts remaining unclaimed by Stockholders as of the second anniversary of the Effective Time (or immediately prior to such earlier time as such amounts would otherwise escheat to or become the property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of Partners, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Partners, the posting by such Person of a bond, in such reasonable amount as Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock or Company Class B Stock represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.

(i) Withholding.  Each of Partners, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Class B Stock such amounts as Partners, the Surviving Entity or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Partners, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable Stockholders prior to withholding any amounts pursuant to this Section 3.3(i).  To the extent that amounts are so deducted and withheld by Partners, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders in respect of whom such deduction and withholding was made by Partners, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry and Admission of Holders of New Partners Common Units as Additional Limited Partners of Partners.  Holders of New Partners Common Units will be admitted to Partners as Limited Partners upon the issuance of New Partners Common Units to the Stockholders in accordance with this Section 3.3 and the reflection of such admission on the books and records of Partners pursuant to Section 10.2 of the Partners Partnership Agreement.

Section 3.4  Anti-Dilution Provisions.  In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the shares of Company Common Stock or Company Class B Stock and the Partners Common Units (in each case, as permitted pursuant to Section 4.1(c) or Section 4.2(c), as applicable), the number of New Partners Common Units to be issued in the Merger and the average closing sales prices of the Partners Common Units determined in accordance with Section 3.3(e) will be correspondingly adjusted.

Section 3.5  Equity Awards.

(a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Incentive Plan) will adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock-Based Awards, if any, to provide that, at the Effective Time, such Company Stock-Based Awards outstanding immediately prior to the Effective Time will be converted into Partners Common Units or other compensatory awards denominated in Partners Common Units subject to a risk of forfeiture to, or right of repurchase by, Partners (each, a “Converted Company Stock-Based Award”), with the same terms and conditions as were applicable under such Company Stock-Based Awards, except to the extent otherwise required by the terms of such Company Stock-Based Awards or pursuant to the Company Incentive Plan, and each holder of Company Stock-Based Awards will be entitled to receive a number of Converted Company Stock-Based Awards equal to the product of (x) the number of Company Stock-Based Awards held by such holder immediately prior to the Effective Time and (y) the Exchange Ratio; provided, however, that the transfer restrictions and forfeiture provisions relating to any Company Stock-Based Awards that have been granted to the five independent directors of the Company (other than the independent director to be designated by the Company pursuant to Section 6.17(c) to serve as a member of the Partners Board) will lapse immediately prior to the Effective Time, and such Company Stock-Based Awards will vest in full immediately prior to the Effective Time;

(ii) make such other changes to the Company Incentive Plan as may be necessary, proper, desirable or advisable to give effect to the Merger (subject to the approval of Partners, which will not be unreasonably withheld, conditioned or delayed); and

(iii) ensure that, after the Effective Time, no Company Stock-Based Awards may be granted under the Company Incentive Plan and that from and after the Effective Time awards under the Company Incentive Plan will be granted with respect to Partners Common Units.

(b) At the Effective Time, and subject to compliance by the Company with Section 3.5(a), Partners will assume all the obligations of the Company under the Company Incentive Plan, each outstanding Company Stock-Based Award and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Partners will deliver to the holders of Company Stock-Based Awards appropriate notices setting forth such holders’ rights pursuant to the Company Incentive Plan, and the agreements evidencing the grants of such Company Stock-Based Awards will continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.5 after giving effect to the Merger).

(c) Partners will take all corporate action necessary to reserve for issuance a sufficient number of Partners Common Units for delivery at the Effective Time of Converted Company Stock-Based Awards assumed in accordance with this Section 3.5.

ARTICLE IV

ACTIONS PENDING MERGER

Section 4.1  Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that without the written consent of Partners, which shall not be unreasonably withheld, delayed or conditioned (except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Company Disclosure Schedule):

(a) New Business.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, enter into any new material line of business that is not in the shipping industry.

(b) Ordinary Course.  The Company and its Subsidiaries shall carry on their existing businesses in the ordinary course consistent with past practices in all material respects and in material compliance with all applicable Laws.

(c) Dividends; Changes in Share Capital.  Except as required under the Company Articles of Incorporation, the Company Bylaws or the organizational documents of the Company’s Subsidiaries or as contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends or other distributions (whether in the form of cash, equity or property) in respect of any of its equity securities except, solely in the case of the Company, the declaration and payment of a regular quarterly dividend for the quarter ended March 31, 2011 and the quarter ending June 30, 2011, in each case not in excess of $0.25 per share of Company Common Stock and Company Class B Stock with usual record and payment dates for such dividend in accordance with past dividend practice, (ii) split, combine or reclassify any of its Company Common Stock or Company Class B Stock, or (iii) repurchase, redeem or otherwise acquire any of its equity securities, except by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction.

(d) Issuance of Securities.  Except as provided in the Company Incentive Plan, the Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or propose or authorize the issuance, delivery, sale, pledge or disposition of, any of its equity securities of any class, any Voting Debt or any securities convertible into or exercisable for, or any Rights, warrants, calls or options to acquire, any such securities, partnership units or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than issuances, sales or deliveries by a Subsidiary of the Company of equity securities to such Subsidiary’s parent or another Subsidiary of the Company.

(e) Governing Documents.  Except to the extent required to comply with its obligations hereunder or applicable Law, the Company shall not amend or propose to amend the Company Articles of Incorporation or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend the organizational documents of any of such Subsidiary, in a manner that would be materially adverse to the interests of the holders of Partnership Common Units or that would adversely affect the holders of Partners Common Units compared to Stockholders.

(f) No Merger.  The Company shall not merge or consolidate with or sell all or substantially all of its assets to any Person or effect any unit exchange having a substantially similar effect, other than such transactions between or among direct or indirect wholly-owned Subsidiaries of the Company.

(g) Accounting Methods; Tax Elections.  Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Authority, the Company shall not change in any material respect its methods of accounting in effect at December 31, 2010, except to comply with changes in GAAP as concurred in by the Company’s independent public accountants. The Company shall not (i) change its fiscal year or any method of tax accounting or (ii) make any material Tax election, in each case except as required by Law.

(h) Certain Actions.  The Company and its Subsidiaries shall not take any action or omit to take any action which action or omission would reasonably be expected to (i) prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement or Merger or (ii) result in a material violation of this Agreement, except, in each case, as may be required by applicable Law.

(i) Acquisitions and Dispositions.  Except for acquisitions set forth in Section 4.1(i) of the Company Disclosure Schedule and other than capital expenditures and obligations or liabilities allocated under the Company Management Agreement and other capital expenditures and obligations, the Company shall not, and shall not permit any of its Subsidiaries to, (A) incur or commit to any capital expenditures or any obligations or liabilities to unaffiliated third parties in connection therewith relating to the construction of one or more vessels, or (B) acquire, or agree to acquire, by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any vessel. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, in each case including, but not limited to, by way of merger, any of their vessels (including equity securities of Subsidiaries of the Company), except the chartering of vessels in the ordinary course of business, consistent with past practice, and except for dispositions to or from wholly-owned Subsidiaries of the Company, or dispositions to Partially Owned Entities of the Company to the extent required pursuant to the governing documents of such entities set forth, or not required to be set forth, in Section 5.1(a)(iii) of the Company Disclosure Schedule.

(j) Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, except for (A) solely with respect to the Company and any of its Subsidiaries, additional borrowing under existing loan agreements and refinancing or replacement of such agreements or obligations thereunder (provided the aggregate amount of indebtedness that may be incurred thereunder is not increased) and (B) borrowings (and associated guarantees) of up to an aggregate of $2.0 million principal amount of indebtedness under one or more new short-term credit facilities, incur any indebtedness for borrowed money or guarantee, assume, endorse or otherwise as an accommodation become responsible for any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial condition of another Person (other than any wholly-owned Subsidiary). Notwithstanding any other provision of this Agreement, the Company and its Subsidiaries shall be entitled to transfer funds and make payments to its Subsidiaries (i) to reimburse its Subsidiaries for obligations (which otherwise were incurred in compliance with the Agreement) of the Company or its Subsidiaries incurred by its Subsidiaries or (ii) in the ordinary course of business consistent with past practice.

(k) No Related Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 4.2  Covenants of the Partners Entities.  During the period from the date of this Agreement and continuing until the Effective Time, each of the Partners Entities agrees as to itself and its Subsidiaries that without the written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned (except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Partners Disclosure Schedule):

(a) New Business.  The Partners Entities shall not, and the Partners Entities shall not permit any of their respective Subsidiaries to, enter into any new material line of business that is not in the shipping industry.

(b) Ordinary Course.  The Partners Entities and their respective Subsidiaries shall carry on their existing businesses in the ordinary course consistent with past practices in all material respects.

(c) Distributions; Changes in Unit Capital.  Except as required under the Partners Certificate of Limited Partnership, Partners Partnership Agreement or the organizational documents of its Subsidiaries or as contemplated by this Agreement, Partners shall not, and shall not permit any of its Subsidiaries to, (i) solely in the case of Partners, declare or pay any special or extraordinary distributions in respect of any of its Partners Common Units or other equity securities, (ii) split, combine or reclassify any of its Partners Common Units, or (iii) repurchase, redeem or otherwise acquire any of its equity securities or Partners Common Units, except for any such transaction or distribution consistent with past practices or by a wholly-owned Subsidiary of Partners that remains a wholly-owned Subsidiary of Partners after consummation of such transaction.

(d) Issuance of Securities.  Except as provided in the Partners Incentive Plan and in Section 4(i), Partners and Partners GP shall not, and shall not permit any of their respective Subsidiaries to, issue, deliver, sell, pledge or dispose of, or propose or authorize the issuance, delivery, sale, pledge or disposition of, any of its equity securities of any class, any Voting Debt or any securities convertible into or exercisable for, or any Rights, warrants, calls or options to acquire, any such securities, partnership units or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than issuances, sales or deliveries by a Subsidiary of Partners of equity securities to such Subsidiary’s parent or another Subsidiary of Partners.

(e) Governing Documents.  Except to the extent required to comply with its obligations hereunder or applicable Law, Partners GP and Partners shall not amend or propose to amend the Partners GP Certificate of Formation, Partners GP LLC Agreement, Partners Certificate of Limited Partnership, Partners Partnership Agreement, or the organizational documents of any of their respective Subsidiaries, in a manner that would be materially adverse to the interests of the Stockholders or that would adversely affect the Stockholders compared to holders of Partners Common Units.

(f) No Merger.  Neither Partners nor MergerCo shall merge or consolidate with or sell all or substantially all of its assets to any Person or effect any unit exchange having a substantially similar effect, other than such transactions between or among direct or indirect wholly-owned Subsidiaries of Partners.

(g) Accounting Methods; Tax Elections.  Except as disclosed in Partners SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Authority, Partners shall not change in any material respect its methods of accounting in effect at December 31, 2010, except to comply with changes in GAAP as concurred in by Partners’ independent public accountants. Partners shall not (i) change its fiscal year or any method of tax accounting or (ii) make any material Tax election, in each case except as required by Law.

(h) Certain Actions.  The Partners Entities and their respective Subsidiaries shall not take any action or omit to take any action which action or omission would reasonably be expected to (i) prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement or Merger or (ii) result in a material violation of this Agreement, except, in each case, as may be required by applicable Law.

(i) No Related Actions.  The Partners Entities shall not, and shall not permit any of their respective Subsidiaries to, agree or commit to do any of the foregoing; provided, however, that nothing in this Section 4.2 will prohibit any of the Partners Entities from acquiring or entering into agreements to acquire vessels (including non-tanker vessels) or the equity of any Person owning such vessels and financing such acquisitions (by the issuance of equity securities, debt securities or otherwise) and taking all other actions reasonably incidental thereto.

Section 4.3  Governmental Filings.  To the extent permitted by Law or regulation or any applicable confidentiality agreement, each of the Company and Partners shall confer on a reasonable basis with each other on operational matters. The Company and Partners shall file all reports required to be filed by each of them with the SEC (and all other Governmental Authorities) between the date of this Agreement and the Effective Time and shall, if requested by the other party (to the extent permitted by Law or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly upon request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1  Representations and Warranties of the Company.  Except as disclosed in a section of the Company’s disclosure schedule delivered to the Partners Entities concurrently herewith (the “Company Disclosure Schedule”) corresponding to the subsection of this Section 5.1 to which such disclosure applies (provided that the disclosure in any paragraph of the Company Disclosure Schedule shall qualify other paragraphs in this Section 5.1, information called for by other sections of the Company Disclosure Schedule or the annexes or exhibits to this Agreement to the extent it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs, information, annexes or exhibits), or as disclosed in the Company SEC Documents filed prior to the date hereof to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties, the Company represents and warrants to the Partners Entities as follows:

(a) Organization.

(i) The Company is a corporation duly formed, validly existing and in good standing under the Laws of the Republic of the Marshall Islands. The Company has the requisite corporate power and authority to own, lease or otherwise hold, use and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not constitute a Material Adverse Effect on the Company. True and complete copies of the Company Articles of Incorporation and Company Bylaws, as in effect as of the date of this Agreement, have previously been made available to the Partners Entities by the Company.

(ii) Each Subsidiary of the Company (1) is duly formed or organized and validly existing under the Laws of its jurisdiction of formation or organization, (2) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or otherwise holding, using and operating of property or assets or the conduct of its business requires it to be so qualified, and (3) has all requisite corporate, partnership or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each case where the failure to have such power or authority or to be so formed or organized, in existence or qualified would not constitute a Material Adverse Effect on the Company.

(iii) Section 5.1(a)(iii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each of the Company’s Subsidiaries and Partially Owned Entities.

(b) Capitalization.  Except as set forth in Section 5.1(b) of the Company Disclosure Schedule:

(i) The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock, 100,000,000 shares of Company Class B Stock and 100,000,000 shares of preferred stock, par value $0.0001 per share. The Company has no equity interests issued and outstanding other than, as of the date of this Agreement, (1) 13,899,400 shares of Company Common Stock (of which shares 399,400 are restricted shares), and (2) 2,105,263 shares of Company Class B Stock. Except as set forth in the preceding sentence, as of the date of this Agreement, there are no outstanding (x) options, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any equity interest in the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such equity interests or (y) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interest in the Company or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence. The Company has no Voting Debt. There are no obligations in excess of $100,000 of the Company or its Subsidiaries, in the aggregate, to make any investment (in the form of a loan, capital contribution or otherwise) in any Person, or pursuant to which the Company or any Subsidiary is or could be required to register any units, shares or any equity interests of the Company or its Subsidiaries or other securities under the Securities Act. Neither the Company nor any of its Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than in the Company or its Subsidiaries) or any direct or indirect equity or ownership interest in any other business. Except for this Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which either the Company or its Subsidiaries is a party or by which any of them is bound with respect to the holding, voting or disposition of any units, shares or any equity interests of the Company or its Subsidiaries, except pursuant to the applicable governing documents of the Company or its Subsidiaries.

(ii) The shares of Company Common Stock and Company Class B Stock have been duly authorized and validly issued in accordance with applicable Laws and the Company Articles of Incorporation and Company Bylaws, and are fully paid and non-assessable. Such equity interests were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on the Company. All of the outstanding equity interests of the Subsidiaries of the Company and the Partially Owned Entities of the Company have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable and free of pre-emptive rights (except in each case (1) with respect to general partner interests, (2) as set forth to the contrary in the applicable governing documents and (3) to the extent such non-assessability may be affected by applicable Laws) and were not issued in violation of pre-emptive or similar rights; and all such units, shares and other equity interests, other than interests in the Partially Owned Entities of the Company that are owned by others, are owned, directly or indirectly, by the Company, free and clear of all Liens, except pursuant to the applicable governing documents.

(iii) No Subsidiary or any Partially Owned Entity of the Company has any Voting Debt.

(c) Authority; No Violation.  Except as set forth in Section 5.1(c) of the Company Disclosure Schedule:

(i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Company Board (upon recommendation by the Company Independent Directors’ Committee), at a duly convened meeting thereof. The Company, acting through the Company Board, has directed that this Agreement be submitted to the Stockholders for approval at the Company Meeting. Except for approvals that have been previously obtained, the Company Stockholder Approval and the Company Unaffiliated Stockholder Approval, no other votes or approvals on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Partners Entities) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)).

(ii) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (1) (subject to receiving the Company Stockholder Approval and the Company Unaffiliated Stockholder Approval) violate any provision of the Company Articles of Incorporation or Company Bylaws or the organizational documents of its Subsidiaries, or (2) assuming that the consents and approvals referred to in Section 5.1(d) are duly obtained, (x) violate any Law applicable to the Company, any of its Subsidiaries or, to the Company’s Knowledge, any Partially Owned Entities of the Company or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of the Company, any of its respective Subsidiaries or, to the Company’s Knowledge, any Partially Owned Entities of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, any Subsidiary of the Company or, to the Company’s Knowledge, any Partially Owned Entities of the Company is a party, or by which they or any of their respective properties or assets are bound, except in each case for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens which would not constitute a Material Adverse Effect on the Company.

(d) Consents and Approvals.  Except for (i) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications and notices (the “Other Approvals”) as set forth on Section 5.1(d) of the Company Disclosure Schedule, (ii) the filing of the Proxy Statement and the Registration Statement, (iii) the filing of the Articles of Merger with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE or NASDAQ, as applicable, (v) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the New Partners Common Units pursuant to this Agreement (the consents, authorizations, approvals, filings and registration required under or in relation to the foregoing clauses (i) through (v) being referred to as the “Company Necessary Consents”), (vi) any consents or waivers required to be obtained under the Company Credit Facility and (vii) such other consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not constitute a Material Adverse Effect on the Company, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with (1) the execution and delivery by the Company of this Agreement or (2) the consummation by the Company of the transactions contemplated by this Agreement.

(e) Financial Reports and SEC Documents; Disclosure and Internal Controls.

(i) The Company 20-F and all other reports, registration statements, definitive proxy statements or information statements filed or furnished by the Company or any of its Subsidiaries subsequent to March 1, 2010, including, but not limited to, items incorporated by reference into or referred to in such reports, registration statements, proxy statements or information statements under the Securities Act or the Exchange Act, in the form filed or furnished (collectively, the “Company SEC Documents”), with the SEC as of their respective dates, (1) complied in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act or SOX, as the case may be, and (2) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The historical financial statements (including the related notes and supporting schedules) contained in the Company SEC Documents (A) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act, (B) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods, and (C) have been prepared in accordance with GAAP consistently applied throughout the periods involved, except in each case to the extent disclosed therein. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Company SEC Documents. No enforcement action has been initiated, or to the Knowledge of the Company, is threatened, against the Company relating to disclosures contained in any Company SEC Document.

(ii) The Company has designed and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has (1) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents and (2) disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (within the meaning of Rule 13a-l 5(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iii) Deloitte, Hadjipavlou, Sofianos & Cambanis, S.A., who audited the audited financial statements contained in the Company 20-F, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

(iv) The Company has made available (to the extent not available to the public on the SEC’s EDGAR website) to Partners each Company SEC Document, each in the form (including exhibits and any amendments thereto) filed with or furnished to the SEC prior to the date of this Agreement.

(f) Foreign Private Issuer.  The Company is a “foreign private issuer” (as defined in Rule 405 under the Securities Act).

(g) Relations with Governments.  To the Knowledge of the Company, except as would constitute a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable export control, money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

(h) Absence of Undisclosed Liabilities.  Except as disclosed in the audited financial statements (or notes thereto) included in the Company 20-F or in the financial statements (or notes thereto) included in subsequent Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries had at December 31, 2010, or has incurred since that date, any liabilities or obligations

(whether absolute, accrued, contingent or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies that (i) are accrued or reserved against in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (ii) were incurred since December 31, 2010 in the ordinary course of business and consistent with past practices, (iii) would not constitute a Material Adverse Effect on the Company, (iv) have been discharged or paid in full prior to the date hereof or (v) arise under this Agreement and the transactions contemplated by this Agreement.

(i) Absence of Certain Changes or Events.  Since December 31, 2010, no event or events have occurred that would constitute a Material Adverse Effect on the Company.

(j) Legal Proceedings.  Except as set forth in Section 5.1(j) of the Company Disclosure Schedule, there is no suit, action or proceeding or investigation pending before any Governmental Authority or, to the Knowledge of the Company, threatened, against or affecting the Company or any its Subsidiaries that would constitute a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any Subsidiary that would constitute any such effect. There is no order or settlement agreement imposed on the Company or its Subsidiaries (or that, upon consummation of the transactions contemplated hereby) that would constitute a Material Adverse Effect on the operations and business of the Company or its Subsidiaries.

(k) Compliance with Applicable Law.  The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with, and are not in default under any, applicable Law relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not constitute a Material Adverse Effect on the Company.

(l) Contracts.

(i) Except for this Agreement or as designated as an exhibit to the Company 20-F or to a Company SEC Document filed thereafter and prior to the date of this Agreement, and except as set forth in Section 5.1(l)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any agreement, contract, arrangement, commitment or instrument (whether written or oral) (1) which is a “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries required to be filed with the SEC that has not been filed, (2) which, upon the consummation of the Merger or upon receipt of the Company Stockholder Approval or the Company Unaffiliated Stockholder Approval, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company, Partners GP, Partners, the Surviving Entity or any of their respective Subsidiaries to any director, officer, employee, consultant or contractor who performs services for the benefit of the Company or a Subsidiary of the Company, (3) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), or an amendment to or termination thereof, that would be required to be disclosed on a Current Report on Form 8-K filed with the SEC (if the Company were required to file such reports), to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents filed prior to the date of this Agreement or (4) which are material and containing change of control provisions triggered by the consummation of the transactions contemplated by this Agreement. Each agreement, contract, arrangement, commitment or instrument of the type described in this Section 5.1(l), whether or not set forth in the Company Disclosure Schedule or in such Company SEC Documents, is referred to herein as a “Company Contract.” No Company Contract has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated and filed Company SEC Document or are not required to be filed with the SEC and set forth in Section 5.1(l)(i) of the Company Disclosure Schedule.

(ii) All of the Company Contracts are valid and in full force and effect and enforceable in accordance with their terms, except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), except (i) to the extent that they have previously expired in accordance with their terms or (ii) for any failures to be in full force and effect that would not constitute a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any of the Company Contracts, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any of the Company Contracts, except in each case for those violations and defaults which would not constitute a Material Adverse Effect on the Company.

(m) Insurance.  All material Policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary for the industries in which the Company and its Subsidiaries operate, in each case, except as, individually or in the aggregate, would not constitute a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries are in breach or default under, and neither the Company nor its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any Policies, in each case, except as would not constitute a Material Adverse Effect on the Company. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any current Policy.

(n) Environmental Matters.  Except as set forth in Section 5.1(n) of the Company Disclosure Schedule, and except as would not constitute a Material Adverse Effect on the Company: (1) the Company, its Subsidiaries, Partially Owned Entities of the Company and their respective businesses, operations, properties and Assets are and have been in compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required under Environmental Laws (“Environmental Permits”); (2) the Company, its Subsidiaries and Partially Owned Entities of the Company have obtained or timely filed for all Environmental Permits for their respective businesses, operations, properties and Assets as they currently exist and are operated and all such Environmental Permits are currently in full force and effect; (3) neither the Company nor any Subsidiary of the Company nor any of their respective businesses, operations, properties or Assets, or, to the Knowledge of the Company, Partially Owned Entities of the Company, or their respective businesses, operations, properties and Assets, are subject to any pending or, to the Knowledge of the Company, threatened claims, actions, suits, writs, injunctions, decrees, orders, judgments, investigations, inquiries or proceedings relating to their compliance with Environmental Laws; (4) within the six years prior to the date of this Agreement, there has been no Release of Hazardous Substances on, under or from the current or former property owned, leased or operated by the Company, its Subsidiaries, or Partially Owned Entities of the Company and none of the Company, its Subsidiaries or Partially Owned Entities of the Company has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released any substance, including any Hazardous Substances, or owned or operated any property or facility in a manner that has given or would give rise to any damages, including any damages for response costs, corrective action costs, personal injury, property damage or natural resource damages, pursuant to any Environmental Laws; (5) none of the Company, any of its Subsidiaries or Partially Owned Entities of the Company has received any notice regarding any actual or alleged violation of any Environmental Laws or any liabilities, including any investigatory, remedial or corrective liabilities, relating to the Company, its Subsidiaries or Partially Owned Entities of the Company arising under Environmental Laws; (6) none of the Company, its Subsidiaries or Partially Owned Entities of the Company has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for the corrective or remedial action, of any other Person relating to Environmental Laws; and (7) there are not any existing, or to the Knowledge of the Company, pending or threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental

Authority directed against the Company, its Subsidiaries or Partially Owned Entities of the Company that pertain to or relate to the actual or alleged violation of Environmental Laws.

(o) Employee Benefit Plans; Distribution Reinvestment Plan.  Neither the Company nor any of its Subsidiaries has any employees or sponsors, maintains, participates in or contributes to or has any Compensation and Benefit Plans other than reimbursements pursuant to the Company Management Agreement and the Company Incentive Plan.

(p) Vessels; Property.

(i) Section 5.1(p)(i) of the Company Disclosure Schedule sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction and capacity (gross tonnage or deadweight tonnage, as specified therein) for all of the vessels currently owned by the Company and its Subsidiaries (the “Company Vessels”). Each Company Vessel is owned directly by the applicable Subsidiary of the Company as set forth on Section 5.1(p)(i) of the Company Disclosure Schedule and such Subsidiary of the Company has good and marketable title to the applicable Company Vessel owned by it, free and clear of all Liens. Except as would not constitute a Material Adverse Event on the Company, each Company Vessel listed on Section 5.1(p)(i) of the Company Disclosure Schedule is duly registered in the name of the Subsidiary that owns it under the Laws and the flag of such Company’s Vessel’s flag state (as set forth on Section 5.1(p)(i) of the Company Disclosure Schedule) and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Company Vessel as against any charterer or third party. The Company or its Subsidiaries do not own, operate, use or charter any vessels other than those set forth on Section 5.1(p)(i) of the Company Disclosure Schedule.

(ii) Except as set forth in Section 5.1(p)(ii) of the Company Disclosure Schedule (x) each Company Vessel is (1) certified by a member of the International Association of Classification Societies and (2) materially in class with valid classification certificates and national certificates, as well as all other valid certificates such Company Vessel had as of the date of this Agreement and (y) to the Knowledge of the Company, (1) no event has occurred and no condition exists that would cause such Company Vessel’s class to be suspended or withdrawn and (2) each Company Vessel is free of average damage affecting its class.

(q) Takeover Laws; Dissent Rights.  No Takeover Laws or anti-takeover provision in the Company Articles of Incorporation or Company Bylaws will apply to this Agreement or the transactions contemplated hereby, or would prohibit or restrict the ability of the Company to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, including the Merger. No Stockholder has any right to demand appraisal of any shares of Company Common Stock, Company Class B Stock or other securities of the Company or rights to dissent which may arise with respect to this Agreement or the transactions contemplated hereby, other than any holder of Company Class B Stock, in such capacity.

(r) Opinion of Financial Advisor.  The Company Independent Directors’ Committee has received the opinion of Jefferies & Company, Inc. (“Jefferies”), dated the date of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the Company Unaffiliated Stockholders from a financial point of view.

(s) Approvals of the Company Independent Directors’ Committee and the Company Board.  At a meeting duly called and held, the Company Independent Directors’ Committee, by unanimous vote of all its members, other than Socrates Kominakis, who recused himself on February 17, 2011, from all Company Independent Directors’ Committee deliberations regarding the transactions contemplated by this Agreement, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to, and in the best interests of, the Company and the Company Unaffiliated Stockholders, (ii) recommended to the Company Board that it declare the advisability of, and approve, this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the Stockholders adopt this Agreement. At a meeting duly called and held, the

Company Board, by unanimous vote of all members, (w) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to, and in the best interests of the Company and the Company Unaffiliated Stockholders, (x) declared it advisable to enter into this Agreement, (y) approved this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated thereby, including the Merger and (z) resolved to recommend to the Stockholders that they adopt this Agreement.

(t) Broker’s Fees.  Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except Jefferies, whose fees and expenses will be paid by the Company in accordance with the existing agreement with such firm.

(u) Certain Tax Matters.

(i) All Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries by the Code or by applicable state, local or foreign Tax Laws with any Tax authority prior to the date hereof have been timely filed. All Tax Returns filed by the Company and its Subsidiaries are true, correct and complete in all material respects. All material Taxes due and payable of the Company and its Subsidiaries (whether or not reflected on any such Tax Returns) have been timely paid in full.

(ii) None of the Company or its Subsidiaries have any liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the latest Company SEC Document filed prior to the date hereof (without taking into account any reserve for deferred taxes), which is material to the Company and its Subsidiaries, other than any liability for unpaid Taxes that may accrue on the Closing Date or may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course, none of which is material to the business, results of operations or financial condition of the Company or its Subsidiaries.

(iii) There are no liens for Taxes with respect to any of the assets or properties of the Company or its Subsidiaries, other than with respect to Taxes not yet due and payable.

(iv) All material Taxes that the Company or any of its Subsidiaries is required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Authorities or deposited in accordance with applicable Law.

(v) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed in writing against the Company or any of its Subsidiaries, as applicable, nor has the Company or any of its Subsidiaries executed, or been requested to execute, any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any material Taxes has been executed or filed with any Tax authority by or on behalf of the Company or its Subsidiaries.

(vi) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries by any Tax authority is in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(vii) Neither the Company nor any of its Subsidiaries (x) is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority); (y) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income tax return; or (z) has any liability for Taxes of any Person arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, or by contract.

(viii) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in any taxable period ending on or before the Closing Date or, with respect to the portion of such period that ends on the Closing Date, any taxable period that includes (but does not end on) such date (a “Pre-Closing Tax Period”), as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

(ix) The Company has made available for inspection to the Partners Entities complete and correct copies of all material Tax Returns of the Company and its Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired.

(x) Section 5.1(u)(x) of the Company Disclosure Schedule sets forth (i) each jurisdiction in which the Company or any Subsidiary joins, has joined or is or has been required to join for any taxable period ending after 2008 in the filing of any consolidated, combined or unitary Tax Return, and (ii) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Tax Return.

(xi) Section 5.1(u)(xi) of the Company Disclosure Schedule sets forth each state or foreign jurisdiction in which the Company or any Subsidiary files, or is or has been required to file, a Tax Return relating to material state income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any material Taxes on a “nexus” basis at any time for a taxable period for which the relevant statutes of limitation have not expired.

(xii) The Company is not a passive foreign investment company within the meaning of Section 1297 of the Code.

(xiii) The Company is not aware of any fact or circumstance that would prevent or impede, or could be reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(v) Collective Bargaining Agreements.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to Company Employees, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. No labor organization or group of Company Employees that are situated at any facility (or on any vessel) owned, leased or operated by the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with any labor relations tribunal or authority. Except as would not constitute a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) there is no labor dispute, strike, slowdown, work stoppage or any other similar dispute or controversy against the Company or any of its Subsidiaries pending or threatened against the Company or any of its Subsidiaries and (ii) no unfair labor practice or labor charge or complaint has occurred with respect to the Company or any of its Subsidiaries.

(w) Regulation as an Investment Company.  Neither the Company nor any of its Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(x) Export and Sanctions Laws.  The Company and each of its Subsidiaries has been in material compliance with all applicable Export and Sanctions Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any Person controlling the Company is designated on any Denied Party Lists or has engaged in any transaction with or for the benefit of any Person that is designated on any Denied Party Lists or that is subject to any Law prohibitions including Laws relating to any export sanction or export restriction.

(y) Proxy Statement and Other Filings.  None of the information to be supplied by the Company for inclusion in (i) the Proxy Statement to be filed by the Company with the SEC, and any amendments or supplements thereto, or (ii) the Registration Statement to be filed by Partners with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to Stockholders, at the time of the Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.2  Representations and Warranties of the Partners Entities.  Except as disclosed in a section of the Partners disclosure schedule delivered to the Company concurrently herewith (the “Partners Disclosure Schedule”) corresponding to the subsection of this Section 5.2 to which such disclosure applies (provided that the disclosure in any paragraph of the Partners Disclosure Schedule shall qualify other paragraphs in this Section 5.2, information called for by other sections of the Partners Disclosure Schedule or the annexes or exhibits to this Agreement to the extent it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs, information, annexes or exhibits), or as disclosed in the Partners SEC Documents filed prior to the date hereof to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties, each of the Partners Entities represents and warrants to the Company, jointly and severally, as follows:

(a) Organization.

(i) Partners GP is a limited liability company duly formed, validly existing and in good standing under the Laws of the Republic of the Marshall Islands. Partners is a limited partnership duly formed, validly existing and in good standing under the Laws of the Republic of the Marshall Islands. MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands. Each of the Partners Entities has the requisite limited liability company, limited partnership and corporate, respectively, power and authority to own, lease or otherwise hold, use and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not constitute a Material Adverse Effect on the Partners Entities. True and complete copies of the Partners GP Certificate of Formation and Partners GP LLC Agreement, as in effect as of the date of this Agreement, have previously been made available to the Company by Partners GP. True and complete copies of Partners Certificate of Limited Partnership and Partners Partnership Agreement, as in effect as of the date of this Agreement, have previously been made available to the Company by Partners. True and complete copies of MergerCo Articles of Incorporation and MergerCo Bylaws, as in effect as of the date of this Agreement, have previously been made available to the Company by MergerCo.

(ii) Except as contemplated by this Agreement, MergerCo does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement. The authorized capital stock of MergerCo consists of 500 shares of MergerCo Common Stock, all of which have been duly issued, are fully paid and nonassessable and are owned directly by Partners.

(iii) Each Subsidiary of Partners (1) is duly formed or organized and validly existing under the Laws of its jurisdiction of formation or organization, (2) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or otherwise holding, using and operating of property or assets or the conduct of its business requires it to be so qualified and (3) has all requisite corporate, partnership or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted except in each case where the failure to have such power or authority or to be so formed or organized in existence or qualified, either individually or in the aggregate, would not constitute a Material Adverse Effect on the Partners Entities.

(iv) Section 5.2(a)(iv) of the Partners Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each of the Partners Entities’ respective Subsidiaries and Partially Owned Entities.

(b) Capitalization.  Except as set forth in Section 5.2(b) of the Partners Disclosure Schedule:

(i) Partners GP is the sole general partner of Partners. Partners GP is the beneficial owner and sole record owner of the general partner interest in Partners, represented as of the date of this Agreement by 774,411 General Partner Units, and such General Partner Units have been duly authorized and validly issued in accordance with applicable Laws and the Partners Partnership Agreement. Partners GP owns such General Partner Units free and clear of any Liens except pursuant to the Partners Partnership Agreement. Partners GP is the beneficial owner and sole record holder of all of the Partners Incentive Distribution Rights and owns such rights free and clear of all Liens except pursuant to the Partners Partnership Agreement. Partners GP has no Voting Debt.

(ii) As of the date of this Agreement Partners has no equity interests issued and outstanding other than (1) 37,946,183 Partners Common Units (of which 799,200 are restricted Partners Common Units), and (2) the general partner interest represented by 774,411 General Partner Units, and Partners Incentive Distribution Rights described in Section 5.2(b)(i) above. As of the date of this Agreement, except as set forth in the preceding sentence, the Partners Partnership Agreement, there are no outstanding (x) options, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Partners or any of its Subsidiaries to issue, transfer or sell any partnership interest or other equity interest in Partners or any Subsidiary of Partners or securities convertible into or exchangeable for such equity interests or (y) contractual obligations of Partners or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in Partners or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence. Partners has no Voting Debt. There are no obligations in excess of $100,000 of the Partners Entities or any of its Subsidiaries, in the aggregate, to make any investment (in the form of a loan, capital contribution or otherwise) in any Person, or pursuant to which Partners or any Subsidiary is or could be required to register any units, shares or any equity interests of Partners or its Subsidiaries or other securities under the Securities Act. Neither Partners nor any of its Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than in Partners or its Subsidiaries) or any direct or indirect equity or ownership interest in any other business. Except for this Agreement and the Support Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which either Partners or its Subsidiaries is a party or by which any of them is bound with respect to the holding, voting or disposition of any units, shares or any equity interests of Partners or its Subsidiaries, except pursuant to the applicable governing documents of Partners or its Subsidiaries.

(iii) The Partners Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the Partners Certificate of Limited Partnership and Partners Partnership Agreement, and are fully paid (to the extent required under the Partners Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by the MILPA). Such Partners limited partner interests were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on Partners. All of the outstanding equity interests of the Subsidiaries of Partners and Partially Owned Entities of Partners have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable and free of pre-emptive rights (except (1) with respect to general partner interests, (2) as set forth to the contrary in the applicable governing documents and (3) to the extent such non-assessability may be affected by applicable Laws, including the MILPA) and were not issued in violation of pre-emptive or similar rights; and all such units, shares and other equity interests, other than interests in the Partially Owned Entities of Partners that are owned by others, are owned, directly or indirectly, by Partners, free and clear of all Liens, except pursuant to the applicable governing documents.

(iv) No Subsidiary or any Partially Owned Entity of Partners has any Voting Debt.

(c) Authority; No Violation.  Except as set forth in Section 5.2(c) of the Partners Disclosure Schedule:

(i) Each Partners Entity has the requisite limited partnership, limited liability company or corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Partners Board (upon recommendation by the Partners Conflicts Committee), at a duly convened meeting thereof and by Partners GP, for itself and as general partner of Partners, and by Partners as sole stockholder of MergerCo. Except for approvals that have been previously obtained, no other corporate, limited liability company or limited partnership votes or approvals on the part of the Partners Entities are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Partners Entities and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of the Partners Entities, enforceable against each of the Partners Entities in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(ii) Neither the execution and delivery of this Agreement by the Partners Entities, nor the consummation by the Partners Entities of the transactions contemplated hereby, nor compliance by the Partners Entities with any of the terms or provisions hereof, will (1) violate any provision of the Partners GP Certificate of Formation, Partners GP LLC Agreement, Partners Certificate of Limited Partnership or Partners Partnership Agreement or the organizational documents of their respective Subsidiaries or (2) assuming that the consents and approvals referred to in Section 5.2(d) are duly obtained, (x) violate any Law applicable to the Partners Entities, any of their respective Subsidiaries or, to the Partners Entities’ Knowledge, any Partially Owned Entities of Partners or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of any Partners Entity, any of their respective Subsidiaries or, to the Partners Entities’ Knowledge, any Partially Owned Entity of Partners under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Partners Entity, any Subsidiary of Partners or, to the Partners Entities’ Knowledge, any Partially Owned Entity of Partners is a party, or by which they or any of their respective properties or assets are bound, except in each case for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens which would not constitute a Material Adverse Effect on the Partners Entities.

(d) Consents and Approvals.  Except for (i) the Other Approvals as set forth on Section 5.2(d) of the Partners Disclosure Schedule, (ii) the filing of the Proxy Statement and the Registration Statement, (iii) the filing of the Articles of Merger with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ or the NYSE, as applicable, (v) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the New Partners Common Units pursuant to this Agreement (the consents, authorizations, approvals, filings and registration required under or in relation to the foregoing clauses (i) through (v) being referred to as “Partners Necessary Consents”), (vi) any consents or waivers required to be obtained under the Partners Credit Facilities and (vii) such other consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not constitute a Material Adverse Effect on the Partners Entities, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with (1) the execution and delivery by the Partners Entities of this Agreement or (2) the consummation by the Partners Entities of the transactions contemplated by this Agreement.

(e) Financial Reports and SEC Documents; Disclosure and Internal Controls.

(i) The Partners 2010 20-F and all other reports, registration statements, definitive proxy statements or information statements filed or furnished by Partners or any of its Subsidiaries subsequent to March 19, 2007, including, but not limited to, items incorporated by reference into or referred to in such reports, registration statements, proxy statements or information statements under the Securities Act or under the Exchange Act, in the form filed or furnished (collectively, the “Partners SEC Documents”), with the SEC as of their respective dates, (1) complied in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act or SOX, as the case may be, and (2) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The (i) historical financial statements (including the related notes and supporting schedules) contained in the Partners SEC Documents and (ii) the unaudited consolidated balance sheet of Partners as of March 31, 2011 and the related unaudited consolidated statements of income, partners’ capital/stockholders’ equity and cash flows for the three-month period ended March 31, 2011 set forth on Section 5.2(e) of the Partners Disclosure Schedule (A) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act (in the case of clause (i)), (B) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes), and (C) have been prepared in accordance with GAAP consistently applied throughout the periods involved, except in each case to the extent disclosed therein. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Partners SEC Documents. No enforcement action has been initiated, or to the Knowledge of the Partners Entities, is threatened, against any of the Partners Entities relating to disclosures contained in any Partners SEC Document.

(ii) Partners and Partners GP have designed and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Partners and Partners GP have (1) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Partners and its Subsidiaries is made known to the management of Partners GP by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Partners SEC Documents and (2) disclosed, based on its most recent evaluation prior to the date of this Agreement, to Partners’ outside auditors and the audit committee of the Partners Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (within the meaning of Rule 13a-l 5(f) of the Exchange Act) which are reasonably likely to adversely affect Partners ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Partners’ internal controls over financial reporting.

(iii) Deloitte, Hadjipavlou, Sofianos & Cambanis, S.A., who audited the audited financial statements contained in the Partners 2010 20-F, is an independent registered public accounting firm with respect to Partners within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

(iv) Partners has made available (to the extent not available to the public on the SEC’s EDGAR website) to the Company each Partners SEC Document, each in the form (including exhibits and any amendments thereto) filed with or furnished to the SEC prior to the date of this Agreement.

(f) Foreign Private Issuer.  Partners is a “foreign private issuer” (as defined in Rule 405 under the Securities Act).

(g) Relations with Governments.  To the Knowledge of Partners, except as would not constitute a Material Adverse Effect on the Partners Entities, none of the Partners Entities nor any of their respective Subsidiaries, nor any director, officer, agent or employee of the Partners Entities or any of their respective Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable export control, money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

(h) Absence of Undisclosed Liabilities.  Except as disclosed in the audited financial statements (or notes thereto) included in the Partners 2010 20-F or in the financial statements (or notes thereto) included in subsequent Partners SEC Documents filed prior to the date hereof, none of the Partners Entities nor any of their respective Subsidiaries had at December 31, 2010, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies that (i) are accrued or reserved against in the financial statements of Partners included in the Partners SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (ii) were incurred since December 31, 2010 in the ordinary course of business and consistent with past practices, (iii) would not constitute a Material Adverse Effect on the Partners Entities, (iv) have been discharged or paid in full prior to the date hereof or (v) arise under this Agreement and the transactions contemplated by this Agreement.

(i) Absence of Certain Changes or Events.  Since December 31, 2010, no event or events have occurred that would constitute a Material Adverse Effect on the Partners Entities.

(j) Legal Proceedings.  Except as set forth in Section 5.2(j) of the Partners Disclosure Schedule, there is no suit, action or proceeding or investigation pending before any Governmental Authority or, to the Knowledge of the Partners Entities, threatened, against or affecting the Partners Entities or any of their respective Subsidiaries that would constitute a Material Adverse Effect on the Partners Entities, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Partners Entities or any of their respective Subsidiaries that would constitute any such effect. There is no order or settlement agreement imposed on any of the Partners Entities or any of their respective Subsidiaries (or that, upon consummation of the transactions contemplated hereby) that would constitute a Material Adverse Effect on the operations and business of any of the Partners Entities or any of their respective Subsidiaries.

(k) Compliance with Applicable Law.  The Partners Entities and each of their respective Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with, and are not in default under any, applicable Law relating to the Partners Entities or any of their respective Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not constitute a Material Adverse Effect on the Partners Entities.

(l) Contracts.

(i) Except for this Agreement or as designated as an exhibit to the Partners 20-F or to a Partners SEC Document filed thereafter and prior to the date of this Agreement, and except as set forth in Section 5.2(l)(i) of the Partners Disclosure Schedule, neither the Partners Entities nor any of their respective Subsidiaries is a party to or bound by, as of the date hereof, any agreement, contract, arrangement, commitment or instrument (whether written or oral) (1) which is a “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Partners and its Subsidiaries required to be filed with the SEC that has not been filed, (2) which, upon the consummation of the Merger, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Partners Entities or any of their respective Subsidiaries to any director, officer, employee, consultant or contractor who performs services for the benefit of the Partners Entities or any of their respective Subsidiaries, (3) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), or an amendment to or termination thereof, that would be required to be disclosed on a Current Report on Form 8-K filed with the SEC (if the Partners were required to file such reports), to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Partners SEC Documents filed prior to the date of this Agreement or (4) which are material and containing change of control provisions triggered by the consummation of the transactions contemplated by this Agreement. Each agreement, contract, arrangement, commitment or instrument of the type described in this Section 5.1(l), whether or not set forth in the Company Disclosure Schedule or in such Company SEC Documents, is referred to herein as a “Partners Contract.” No Partners Contract has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated and filed Partners SEC Document or are not required to be filed with the SEC and set forth in Section 5.2(l)(i) of the Partners Disclosure Schedule.

(ii) All of the Partners Contracts are valid and in full force and effect and enforceable in accordance with their terms, except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), except (i) to the extent that they have previously expired in accordance with their terms or (ii) for any failures to be in full force and effect that would not constitute a Material Adverse Effect on the Partners Entities. None of the Partners Entities nor any of their respective Subsidiaries, nor, to the Knowledge of Partner, any counterparty to any of the Partners Contracts, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any of the Partners Contracts, except in each case for those violations and defaults which would not constitute a Material Adverse Effect on the Partners Entities.

(m) Insurance.  All material Policies of the Partners Entities and their respective Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary for the industries in which the Partners Entities and their respective Subsidiaries operate, in each case, except as, individually or in the aggregate, would not constitute a Material Adverse Effect on the Company. None of the Partners Entities nor their respective Subsidiaries are in breach or default under, and none of the Partners Entities nor their respective Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any Policies, in each case, except as would not constitute a Material Adverse Effect on the Partners Entities. To the Knowledge of Partners, there is no threatened termination of, or material premium increase with respect to, any current Policy.

(n) Environmental Matters.  Except as set forth in Section 5.2(n) of the Partners Disclosure Schedule, and except as would not constitute a Material Adverse Effect on the Partners Entities: (1) the Partners Entities or any of their respective Subsidiaries, Partially Owned Entities of Partners, and their respective businesses, operations, properties and Assets are and have been in compliance with all

Environmental Laws and all Environmental Permits; (2) the Partners Entities and their respective Subsidiaries and Partially Owned Entities of Partners, have obtained or filed for all Environmental Permits for their respective businesses, operations, properties and Assets as they currently exist and are operated and all such Environmental Permits are currently in full force and effect; (3) neither the Partners Entities nor any of their respective Subsidiaries nor any of their respective businesses, operations, properties or Assets, or, to the Knowledge of the Partners Entities, Partially Owned Entities of Partners, or their respective businesses, operations, properties and Assets are subject to any pending or, to the Knowledge of the Partners Entities, threatened claims, actions, suits, writs, injunctions, decrees, orders, judgments, investigations, inquiries or proceedings relating to their compliance with Environmental Laws; (4) within the six years prior to the date of this Agreement, there has been no Release of Hazardous Substances on, under or from the current or former property owned, leased or operated by the Partners Entities or any of their respective Subsidiaries or Partially Owned Entities of Partners and none of the Partners Entities or any of their respective Subsidiaries or Partially Owned Entities of Partners has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released any substance, including any Hazardous Substances, or owned or operated any property or facility in a manner that has given or would give rise to any damages, including any damages for response costs, corrective action costs, personal injury, property damage or natural resource damages, pursuant to any Environmental Laws; (5) none of the Partners Entities or any of their respective Subsidiaries or Partially Owned Entities of Partners has received any notice regarding any actual or alleged violation of any Environmental Laws or any liabilities, including any investigatory, remedial or corrective liabilities, relating to the Partners Entities or any of their respective Subsidiaries or Partially Owned Entities of Partners arising under Environmental Laws; (6) none of the Partners Entities or any of their respective Subsidiaries or Partially Owned Entities of Partners has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for the corrective or remedial action, of any other Person relating to Environmental Laws; and (7) there are not any existing, or to the Knowledge of the Partners Entities, pending or threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Authority directed against the Partners Entities, its Subsidiaries or Partially Owned Entities of Partners that pertain or relate to the actual or alleged violation of Environmental Laws.

(o) Employee Benefit Plans; Distribution Reinvestment Plan.  None of the Partners Entities nor any of their respective Subsidiaries has any employees or sponsors, maintains, participates in or contributes to or has any Compensation and Benefit Plans other than reimbursements pursuant to the Partners Management Agreement, Partners Administrative Services Agreement and the Partners Incentive Plan.

(p) Vessels; Property.

(i) Section 5.2(p)(i) of the Partners Disclosure Schedule sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction and capacity (gross tonnage or deadweight tonnage, as specified therein) for all of the vessels currently owned (either legally or beneficially under a financial lease and guaranty trust agreement) by Partners and its Subsidiaries (the “Partners Vessels”). Each Partners Vessel is owned directly by the applicable Subsidiary of Partners as set forth on Section 5.2(p)(i) of the Partners Disclosure Schedule and such Subsidiary of Partners has good and marketable title to the applicable Partners Vessel owned by it, free and clear of all Liens. Except as would not constitute a Material Adverse Effect on the Partners Entities, each Partners Vessel listed on Section 5.2(p)(i) of the Partners Disclosure Schedule is duly registered in the name of the Subsidiary that owns it under the Laws and the flag of such Partners Vessel’s flag state (as set forth on Section 5.2(p)(i) of the Partners Disclosure Schedule) and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Partners Vessel as against any charterer or third party. None of the Partners Entities and their respective Subsidiaries owns, operate, use or charter any vessels other than those set forth on Section 5.2(p)(i) of the Partners Disclosure Schedule.

(ii) Except as set forth in Section 5.2(p)(ii) of the Partners Disclosure Schedule (x) each Partners Vessel is (1) certified by a member of the International Association of Classification Societies and

(2) materially in class with valid classification certificates and national certificates, as well as all other valid certificates such Partners Vessel had as of the date of this Agreement and (y) to the Knowledge of Partners, (1) no event has occurred and no condition exists that would cause such Partners Vessel’s class to be suspended or withdrawn and (2) each Partners Vessel is free of average damage affecting its class.

(q) Takeover Laws.  No Takeover Laws or anti-takeover provision in the Partners Certificate of Limited Partnership, the Partners Partnership Agreement or the Partners GP LLC Agreement will apply to this Agreement or the transactions contemplated hereby, or would prohibit or restrict the ability of the Partners Entities to perform their respective obligations under this Agreement or its ability to consummate the transactions contemplated hereby, including the Merger.

(r) Opinion of Financial Advisor.  The Partners Conflicts Committee has received the opinion of Evercore Group L.L.C. (“Evercore”), dated the date of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the Partners Unaffiliated Unitholders from a financial point of view.

(s) Approval of the Partners Conflicts Committee and the Partners Board.  At a meeting duly called and held, the Partners Conflicts Committee determined, by unanimous vote, that this Agreement and the transactions contemplated hereby, are fair and reasonable to and in the best interests of Partners and the Partners Unaffiliated Unitholders and approved this Agreement and the transactions contemplated hereby by Special Approval (as defined in the Partners Partnership Agreement). At a meeting duly called and held, the Partners Board determined, by unanimous vote, that this Agreement and the transactions contemplated hereby, are fair and reasonable to and in the best interests of Partners and the Partners unitholders and approved this Agreement and the transactions contemplated hereby.

(t) Broker’s Fees.  None of the Partners Entities nor any of their respective Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, other than Evercore, whose fees and expenses will be paid by Partners in accordance with the existing agreement with such firm.

(u) Certain Tax Matters.

(i) All Tax Returns required to be filed by or on behalf of the Partners Entities and their respective Subsidiaries by the Code or by applicable state, local or foreign Tax Laws with any Tax authority prior to the date hereof have been timely filed. All Tax Returns filed by the Partners Entities and their respective Subsidiaries are true, correct and complete in all material respects. All material Taxes due and payable of the Partners Entities and their respective Subsidiaries (whether or not reflected on any such Returns) have been timely paid in full.

(ii) None of the Partners Entities or their respective Subsidiaries have any liability for any unpaid Taxes which have not been accrued for or reserved on Partners’ balance sheets included in the latest Partners SEC Document filed prior to the date hereof (without taking into account any reserve for deferred taxes), which is material to the Partners Entities and their respective Subsidiaries, other than any liability for unpaid Taxes that may accrue on the Closing Date or may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Partners in the ordinary course, none of which is material to the business, results of operations or financial condition of the Partners Entities or their respective Subsidiaries.

(iii) There are no liens for Taxes with respect to any of the assets or properties of the Partners Entities or their respective Subsidiaries, other than with respect to Taxes not yet due and payable.

(iv) All material Taxes that the Partners Entities or their respective Subsidiaries are required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities or deposited in accordance with applicable Law.

(v) Neither the Partners Entities nor their respective Subsidiaries have been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed in writing against the Partners Entities or their respective Subsidiaries, as applicable, nor has the Partners Entities or their respective Subsidiaries executed, or been requested to execute, any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax. Neither the Partners Entities nor their respective Subsidiaries have requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any material Taxes has been executed or filed with any Tax authority by or on behalf of the Partners Entities or their respective Subsidiaries.

(vi) No audit or other examination of any Tax Return of the Partners Entities or their respective Subsidiaries by any Tax authority is in progress, nor has the Partners Entities nor their respective Subsidiaries been notified in writing of any request for such an audit or other examination.

(vii) Neither the Partners Entities nor their respective Subsidiaries (x) is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority); (y) is or has ever been a member of an affiliated group (other than a group the common parent of which is Partners GP) filing a consolidated federal income tax return; or (z) has any liability for Taxes of any Person arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, or by contract.

(viii) Neither the Partners Entities nor their respective Subsidiaries will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in any Pre-Closing Tax Period, as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

(ix) Partners GP has made available for inspection to the Company complete and correct copies of all material Tax Returns of the Partners Entities and the Partners Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired.

(x) Section 5.2(u)(x) of the Partners Disclosure Schedule sets forth (i) each jurisdiction in which the Partners Entities or any Subsidiary thereof joins, has joined or is or has been required to join for any taxable period ending after 2008 in the filing of any consolidated, combined or unitary Tax Return, and (ii) the common parent entity and the other individual members of the consolidated, combined or unitary group filing such Tax Return.

(xi) Section 5.2(u)(xi) of the Partners Disclosure Schedule sets forth each state or foreign jurisdiction in which the Partners Entities or their respective Subsidiaries file, or is or has been required to file, a Tax Return relating to material state income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any material Taxes on a “nexus” basis at any time for a taxable period for which the relevant statutes of limitation have not expired.

(xii) Partners has a valid election in effect under Treasury Regulations Section 301.7701-3 to be classified as an association taxable as a corporation for United States federal income tax purposes, and Partners has not revoked or modified such election or made any other election to be classified as other than an association taxable as a corporation.

(xiii) Partners is not a Passive Foreign Investment Company within the meaning of Section 1297 of the Code, and after giving effect to the transactions contemplated by this Agreement and based on its expected method of operations, does not expect to become a Passive Foreign Investment Company.

(xiv) The Partners Entities are not aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(v) Collective Bargaining Agreements.  Neither the Partners Entities nor any of their respective Subsidiaries is a party to any collective bargaining or other labor union contract applicable to any Partners Employees, and no collective bargaining agreement or other labor union contract is being negotiated by the Partners Entities or any of their respective Subsidiaries. No labor organization or group of Partners Employees that are situated at any facility (or on any vessel) owned, leased or operated by the Partners Entities or any of their respective Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Partners Entities, threatened to be brought or filed, with any labor relations tribunal or authority. Except as would not constitute a Material Adverse Effect on the Partners Entities, to the Knowledge of the Partners Entities, (i) there is no labor dispute, strike, slowdown or work stoppage or any other similar dispute or controversy against the Partners Entities or any of their respective Subsidiaries pending or threatened against the Partners Entities or any of their respective Subsidiaries and (ii) no unfair labor practice or labor charge or complaint has occurred with respect to the Partners Entities or any of their respective Subsidiaries.

(w) Regulation as an Investment Company.  None of the Partners Entities nor any of their respective Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(x) Export and Sanctions Laws.  The Partners Entities and each of their respective Subsidiaries has been in material compliance with all applicable Export and Sanctions Laws. To the Knowledge of the Partners Entities, none of the Partners Entities nor any of their Subsidiaries nor any Person controlling any of the Partners Entities is designated on any Denied Party Lists or has engaged in any transaction with or for the benefit of any Person that is designated on any Denied Party Lists or that is subject to any Law prohibitions including Laws relating to any export sanction or export restriction.

(y) Proxy Statement.  None of the information to be supplied by any Partners Entity for inclusion in (i) the Proxy Statement to be filed by the Company with the SEC, and any amendments or supplements thereto, or (ii) the Registration Statement to be filed by Partners with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to Stockholders, at the time of the Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

COVENANTS

The Company hereby covenants to and agrees with the Partners Entities, and the Partners Entities hereby covenant to and agrees with the Company, that:

Section 6.1  Best Efforts.  Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Law, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby in the most expeditious manner practical, including, without limitation, obtaining (and assisting and cooperating with the other parties hereto to obtain) any third party approval that is required to be obtained by the Company or the Partners Entities or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement (including the Company Necessary Consents and Partners Necessary Consents, as applicable), and using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the transactions contemplated hereby. In complying with the foregoing, none of the parties hereto nor any of their respective Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and such Subsidiaries taken as a whole. The Company and the Partners Entities shall keep each other reasonably apprised of the status of matters relating to the consummation of the transactions contemplated hereby. Without the precise written consent of Partners, the Company may not adjourn or postpone the Company Meeting.

Section 6.2  Stockholder Approval.

(a) Subject to the terms and conditions of this Agreement, the Company shall take, in accordance with applicable Law, applicable stock exchange rules and the Company Articles of Incorporation and the Company Bylaws all action necessary to call, hold and convene, respectively, a special meeting of the Stockholders to consider and vote upon the adoption of this Agreement, and any other matters required to be approved by the Stockholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting” or a “Meeting”), as promptly as practicable after the Proxy Statement is prepared and the Company has mailed (or otherwise made electronically available) the Proxy Statement to the Stockholders.

(b) Subject to Section 6.7(c), the Company Board shall recommend adoption and approval of the Merger, this Agreement and the transactions contemplated hereby to the Stockholders (the “Company Recommendation”), and the Company shall take all reasonable lawful action to solicit and obtain the Company Stockholder Approval and the Company Unaffiliated Stockholder Approval.

(c) Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1 of this Agreement, the obligation of the Company pursuant to Section 6.2(a) to call, give notice of and hold the Company Meeting and to hold a vote of the Stockholders on the adoption of this Agreement and the approval of the Merger at the Meeting shall not be limited or otherwise affected by any Company Change in Recommendation or the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (whether or not a Superior Proposal).

Section 6.3  Benefit Plans.  The Company agrees to take such actions as may be required under its Compensation and Benefit Plans to carry into effect the provisions of Section 3.5 hereof.

Section 6.4  Registration Statement.

(a) Each of the Partners Entities and the Company agrees to cooperate in the preparation of a registration statement on Form F-4 (the “Registration Statement”) (including the proxy statement and prospectus and other proxy solicitation materials of Partners and the Company constituting a part thereof (the “Proxy Statement”) and all related documents) to be filed by Partners with the SEC in connection with the issuance of New Partners Common Units in the Merger as contemplated by this Agreement. Provided the Company has cooperated as required above, Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of the Company and the Partners Entities agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and, in the case of the Registration Statement, to maintain such effectiveness for as long as necessary to consummate the transactions contemplated under this Agreement. Prior to the effective date of the Registration Statement, the Partners Entities also agree to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, including the issuance of the New Partners Common Units. Each of the Partners Entities and the Company agrees to furnish to the other party all information concerning the Partners Entities and their respective Subsidiaries or the Company and its Subsidiaries, as applicable, and the officers, directors and equity holders of the Partners Entities and the Company and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b) Each of the Company and the Partners Entities agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the

Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to equityholders and at the times of the Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and the Partners Entities further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c) Partners will advise the Company, promptly after Partners receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the New Partners Common Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) The Company will use its commercially reasonable best efforts to cause the Proxy Statement to be mailed to its Stockholders as soon as practicable after the effective date of the Registration Statement.

Section 6.5  Press Releases.

Each of the Company and the Partners Entities will not, without the prior approval of the Company Board, in the case of Partners, and the Partners Board, in the case of the Company, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NASDAQ or the NYSE, as applicable, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.6  Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that the Company or the Partners Entities or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither the Company nor any of the Partners Entities nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) The Partners Entities and the Company, respectively, will not use any information obtained pursuant to this Section 6.6 or Section 6.7 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.7 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.6 or Section 6.7 in confidence (except as permitted by Section 6.7(b)). No investigation by any such party of the business and affairs of any other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this

Agreement, or the conditions to any such party’s obligation to consummate the transactions contemplated by this Agreement.

(c) The Company and Partners shall cause their respective Subsidiaries to permit the Partners Entities and the Company and their respective Representatives, as applicable to conduct a physical inspection of the Company Vessels or the Partners Vessels, as applicable, during the period prior to the Closing (such inspections to be performed (i) after providing reasonable advance notice to the Company or Partners, as applicable, of the specific inspection requests, (ii) during normal business hours and (iii) without interfering with the normal course of business of the Company Vessels or Partners Vessels and their respective crew members, as applicable). The parties acknowledge and agree that, notwithstanding this Section 6.6 or other provisions herein to the contrary, (i) neither the Company nor Partners shall be obligated to repair any Company Vessel or Partners Vessel, as applicable, or cure any breach related to the Company Vessels or Partners Vessels, as applicable, as a result of such inspection, and (ii) that any costs or expenses to remedy the conditions and exceptions set forth in Section 5.1(p) of the Company Disclosure Schedule remain the obligation of the Company and the Surviving Entity after the Effective Time and any costs or expenses to remedy the conditions and exceptions set forth in Section 5.2(p) of the Partners Disclosure Schedule remain the obligation of Partners and Partners GP after the Effective Time.

Section 6.7  Acquisition Proposals; Change in Recommendation.

(a) None of the Company and its Subsidiaries shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal or (iii) waive any “standstill” agreement. Notwithstanding the foregoing, but subject to the limitations in Section 6.7(b), nothing contained in this Agreement shall prohibit the Company from furnishing any information to, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.7 (a “Receiving Party”), if (i) the Company Board, after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party, the Company receives from such Receiving Party an executed Confidentiality Agreement.

(b) The Company shall promptly provide or make available to the Partners Entities any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.7 which was not previously provided or made available to the Partners Entities substantially concurrently with the time such information is provided to the Receiving Party.

(c) Except as otherwise provided in this Section 6.7(c), the Company Board shall not (1) (a) withdraw, modify or qualify in any manner adverse to Partners the Company Recommendation or (b) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Company Change in Recommendation”); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (x) make a Company Change in Recommendation and (y) with respect to a Superior Proposal, terminate this Agreement pursuant to Section 8.1(d) to enter into an agreement relating to a Superior Proposal, as applicable, if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Company Change in Recommendation and terminate this Agreement, as applicable, would constitute or would be reasonably likely to constitute a violation of its fiduciary duties to the Stockholders under applicable Law; provided, however, that the Company Board shall not be entitled to exercise its right to (x) make a Company Change in

Recommendation pursuant to this sentence or (y) terminate this Agreement pursuant to Section 8.1(d) to enter into an agreement relating to a Superior Proposal, as applicable, unless the Company and its Subsidiaries has: (i) complied in all material respects with this Section 6.7, (ii) provided to the Partners Entities and the Partners Conflicts Committee three (3) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising the Partners Entities that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional three (3) Business Day period), (iii) during such period, the Company and its Representatives shall negotiate in good faith with the Partners Entities and its Representatives (to the extent that Partners wishes to negotiate) to amend this Agreement so as to enable the Company Board and/or the Company Independent Directors’ Committee to proceed with the transactions contemplated hereby and/or the Company Recommendation and at the end of such period maintain the Company Recommendation (after taking into account any agreed modification to the terms of this Agreement), in each case as applicable, and (iv) if applicable, provide to the Partners Entities all materials and information delivered or made available to the Person or group of Persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any Company Change in Recommendation shall not change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any Takeover Law to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, the Partners Entities shall maintain, and cause its Representatives to maintain, the confidentiality of all information received from the Company pursuant to this Section 6.7, subject to the exceptions contained in the NDA.

(d) In addition to the obligations of the Company set forth in this Section 6.7, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) advise the Partners Entities orally and in writing of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. The Company shall keep the Partners Entities informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal.

(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to the Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners), if then applicable to the Company with respect to an applicable transaction or from making any legally required disclosure to stockholders. Any “stop-look-and-listen” communication by the Company or the Company Board to the Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Stockholders), if then applicable to the Company, with respect to an applicable transaction shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the Partners Entities of, all or a portion of the Company Recommendation.

(f) The Company acknowledges that the agreements contained in this Section 6.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Partners Entities would not have entered into this Agreement. Accordingly, if there shall have been any permanent injunction, other order issued by any court of competent jurisdiction or other legal restraint or prohibition, that (i) would require or permit the Company, any of its Subsidiaries or any of their respective Representatives to act or fail to act in a manner that would, in the absence of such order, injunction or other order, legal restraint or prohibition, constitute a material violation of clause (a) of Section 6.7 or (ii) limits the rights of the Partners Entities in any material respect under this Section 6.7, Partners shall have the right to terminate this Agreement pursuant to Section 8.1 hereof.

Section 6.8  Affiliate Arrangements.

(a) Not later than the 15th day after the mailing of the Proxy Statement, the Company shall deliver to Partners a schedule of each Person that, to the best of its Knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an “affiliate” of the Company (a “Rule 145 Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b) The Company shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

Section 6.9  Takeover Laws.   Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state or foreign jurisdiction that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.10  Reserved.

Section 6.11  New Partners Common Units Listed.  In the case of Partners, Partners shall use its commercially reasonable best efforts to list, prior to the Closing, on the NASDAQ, upon official notice of issuance, the New Partners Common Units.

Section 6.12  Third Party Approvals.

(a) Each of the Partners Entities and the Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of the Partners Entities and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.13  Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Articles of Incorporation, the Company Bylaws, or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’ Subsidiaries, from and after the Effective Time, Partners and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of the Company or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Partners and the Surviving Entity pursuant to this Section 6.13(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director or officer of the Company or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 6.13: (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company, any of its Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.13(a), including any Action relating to a Claim for indemnification or advancement brought by an Indemnified Party. Neither Partners nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Partners and the Company agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Company Articles of Incorporation and Company Bylaws (and, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries shall be assumed by the Surviving Entity and Partners in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the Surviving Entity’s Articles of Incorporation and Bylaws shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Company Articles of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Partners shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of the Company than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that Partners shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e) The provisions of Section 6.13(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 6.13 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 6.13(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f) If Partners, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Partners and the Surviving Entity assume the obligations set forth in this Section 6.13.

(g) Partners shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.13.

(h) This Section 6.13 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Partners, the Surviving Entity and their respective successors and assigns.

Section 6.14  Notification of Certain Matters.  Each of the Company and the Partners Entities shall give prompt notice to the other of (a) any fact, event or circumstance Known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances Known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings, would constitute a Material Adverse Effect with respect to it, (c) any fact, event or circumstance Known to it that could reasonably be expected to cause any condition to the transactions contemplated by this Agreement not to be satisfied, and (d) its failure to comply with any covenant or agreement to be complied by it pursuant to this Agreement which could reasonably be expected to result in any condition to the transactions contemplated by this Agreement not to be satisfied.

Section 6.15  Distributions.  The Company shall consult with Partners GP regarding the declaration and payment of distributions and dividends, respectively, in respect of the Company Common Stock and the record dates and payment dates relating thereto, so that no applicable unitholder of Partners shall receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable New Partners Common Units any such Stockholder receives in exchange therefor pursuant to the Merger.

Section 6.16  Amendment of Omnibus Agreement.  At or prior to the Closing, Partners GP, Partners, Capital Product Operating GP L.L.C. and Capital Maritime will enter into the Partners Omnibus Agreement Amendment to include terms substantially similar to those contained in that certain Business Opportunities Agreement dated March 1, 2010, among Capital Maritime and the Company, as amended as of the date of this

Agreement; provided, however, that the parties to that agreement will negotiate in good faith reasonable time periods pursuant to which the Partners Entities may elect to pursue certain opportunities.

Section 6.17  Amendment of Partners Partnership Agreement; Partners Board Membership.

(a) At or prior to the Closing, Partners GP will cause the Partners Partnership Agreement to be amended to:

(i) modify Section 15.1 of the Partners Partnership Agreement, relating to the ability of Partners GP to acquire the remaining outstanding securities of any class of Partners securities held by all holders other than Partners GP or its Affiliates if Partners GP or its Affiliates hold at least 80% of all such securities in such class, so that such right is triggered at 90% instead of 80%; and

(ii) provide that the Partners Board shall consist of eight members.

(b) Prior to the mailing of the Proxy Statement, the Company shall designate one member of the Company Independent Directors’ Committee (the “Company Director Designee”) to serve as a member of the Partners Board following the Effective Time.

(c) The Partners Board shall nominate the Company Director Designee for election to the Partners Board as an Elected Director (as defined in the Partners Partnership Agreement) and serving as a Class I Director or Class II Director, whichever class designation would have the longer then-remaining term as of the Effective Time, and effective immediately following the Effective Time, shall elect the Company Director Designee to the Partners Board and appoint the Company Director Designee to the Audit Committee and Conflicts Committee of the Partners Board. The seven (7) members of the Partners Board immediately prior to the Effective Time shall continue to serve as members of the Partners Board following the Effective Time. Subject to the foregoing, Partners shall take such action as is necessary to cause the director designated pursuant to this Section 6.17 to be appointed to the Partners Board effective as of the Effective Time, to serve until the earlier of such individual’s resignation or removal or until his successor is duly elected and qualified.

Section 6.18  Qualification as Reorganization.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the U.S. Treasury Regulations. From and after the date of this Agreement and until the Effective Time, each of Partners, Partners GP and the Company will use its commercially reasonable best efforts to cause the Merger to qualify, and will not, without the prior written consent of the other party, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, none of the Partners Entities or their respective Subsidiaries, nor any of their respective Affiliates, will knowingly take any action or cause any action to be taken that would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

(b) The Company and the Partners Entities will use commercially reasonable efforts to obtain the Tax opinions described in Section 7.8 (the “Company Tax Opinion” and the “Partners Tax Opinion”). Officers of Partners, MergerCo and the Company will use commercially reasonable efforts to deliver to Sullivan & Cromwell LLP, counsel to the Company, and a nationally recognized law firm, as counsel to Partners, representation letters and such other items deemed necessary by such counsel, in each case in form and substance satisfactory to such counsel and at such time or times as may be reasonably requested by such counsel, including the effective date of the Registration Statement and the Effective Time, except that neither Partners nor the Company shall be obligated to deliver such letters if the proposed statements and representations set forth therein are not true, correct and complete in all respects at such time.

(c) The Company and the Partners Entities agree to restructure the Merger as a merger of the Company with and into a wholly owned subsidiary of Partners that is classified as an entity disregarded from its owner for United States federal income tax purposes (“Disregarded MergerCo”), with Disregarded MergerCo being the surviving entity, if such restructuring is necessary to ensure that the acquisition of the Company qualifies as a reorganization under Section 368(a) of the Code or to ensure the receipt of the Company Tax Opinion and the Partners Tax Opinion.

Section 6.19  MergerCo Obligations.  Immediately following the execution and delivery of this Agreement by each of the parties hereto, Partners, as sole stockholder of MergerCo, will adopt this Agreement. Partners will cause MergerCo to perform all of its covenants, agreements and obligations under this Agreement and the other agreements contemplated hereby.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction or waiver at or prior to the Closing of each of the following; provided, however, that no party may rely on the failure of any condition set forth in Article VII if such failure was caused by such party’s failure to comply in any material respect with its obligations under this Agreement:

Section 7.1  Stockholder Vote.  This Agreement shall have been authorized, approved and adopted by the affirmative vote of (a) holders of a majority of voting power of (x) the Company Common Stock and Company Class B Stock outstanding and entitled to vote at the Company Meeting, voting together as a class, and (y) the Company Class B Stock outstanding and entitled to vote at the Company Meeting, voting separately (collectively, the “Company Stockholder Approval”), and (b) holders of a majority of the voting power of the Company Common Stock outstanding and entitled to vote at the Company Meeting held by Company Unaffiliated Stockholders, voting separately (the “Company Unaffiliated Stockholder Approval”).

Section 7.2  Governmental Approvals.  All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not constitute a Material Adverse Effect on the Partners Entities or the Company.

Section 7.3  No Actions.  No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby substantially on the terms contemplated in this Agreement, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other transactions contemplated hereby substantially on the terms contemplated in this Agreement shall be pending that seeks to restrain, enjoin, prohibit, delay or make illegal the consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on the Partners Entities or the Company with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

Section 7.4  Representations, Warranties and Covenants of the Partners Entities.  In the case of the Company’s obligation to consummate the Merger:

(a) (i) Each of the representations and warranties of the Partners Entities set forth in Section 5.2(a), Section 5.2(b), Section 5.2(c)(i) and Section 5.2(i)(i) of this Agreement shall be true and correct (other than any inaccuracies that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date), and (ii) each of the other representations and warranties of the Partners Entities set forth in this Agreement (disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date), except as would not constitute a Material Adverse Effect on the Partners Entities.

(b) each and all of the agreements and covenants of the Partners Entities to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) The Company shall have received a certificate signed by the Chief Executive Officer of Partners GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b); provided, however, that nothing in this Section 7.4 will prohibit any of the Partners Entities from acquiring or entering into agreements to acquire vessels (including non-tanker vessels) or the equity of any Person owning such vessels and financing such acquisitions (by the issuance of equity securities, debt securities or otherwise) and taking all other actions reasonably incidental thereto, and none of such actions shall be deemed a breach of a representation, warranty, covenant or agreement hereunder.

Section 7.5  Representations, Warranties and Covenants of the Company.  In the case of the Partners Entities’ obligation to consummate the Merger:

(a) (i) Each of the representations and warranties of the Company set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c)(i) and Section 5.1(i)(i) of this Agreement shall be true and correct (other than any inaccuracies that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date), and (ii) each of the other representations and warranties of the Company set forth in this Agreement (disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date), except as would not constitute a Material Adverse Effect on the Company.

(b) Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Partners shall have received a certificate signed by the Chief Executive Officer of the Company, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6  Other Approvals.  All Company Necessary Consents, Partners Necessary Consents and consents set forth on Section 7.6 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect, except those Other Approvals the failure of which to obtain would not constitute a Material Adverse Effect on the Company or the Partners Entities.

Section 7.7  Effective Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.8  Company Tax Opinion and Partners Tax Opinion.  The Company shall have received an opinion of Sullivan & Cromwell LLP and Partners shall have received an opinion of a nationally recognized law firm, each dated the Effective Time and to the effect that, for U.S. federal income tax purposes, (a) the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Partners, MergerCo and the Company and such other items deemed necessary by such counsel, in each case, in form and substance satisfactory to such counsel. Each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any material respect.

Section 7.9  NASDAQ Listing.  The New Partners Common Units shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.10  Partners Partnership Agreement Amendment and Partners Omnibus Agreement Amendment.  The Partners Partnership Agreement Amendment and the Partners Omnibus Agreement Amendment shall be effective.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Company Unaffiliated Stockholder Approval is obtained:

(a) By the mutual consent of Partners and the Company in a written instrument.

(b) By either Partners or the Company upon written notice to the other, if:

(i) the Merger has not been consummated on or before September 30, 2011 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the transactions contemplated hereby or making the Merger or any of the transactions contemplated hereby illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);

(iii) the Company fails to obtain the Company Stockholder Approval at the Company Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating the Partners Entities as one party for purposes of this Section 8.1), which breach or inaccuracy is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach or inaccuracy, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach or inaccuracy of a representation or warranty, together with all other such breaches or inaccuracy, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by the Partners Entities) or Section 7.5 (in the case of a breach of representation or warranty by the Company); or

(v) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any other party, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of covenants or agreements by the Partners Entities) or Section 7.5 (in the case of a breach of covenants or agreements by the Company).

(c) By Partners, upon written notice to the Company, in the event that a Company Change in Recommendation has occurred.

(d) By the Company, upon written notice to Partners, in the event that if, at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company receives an Acquisition Proposal and the Company Board shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Company Board shall have made a Company Change in Recommendation pursuant to Section 6.7(c) with respect to such Superior Proposal, the Company has not intentionally breached Section 6.7 of this Agreement, and the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement with respect to such Acquisition Proposal and has paid the Company Termination Fee pursuant to Section 9.1(a).

(e) by Partners if there shall have been any permanent injunction, other order issued by any court of competent jurisdiction or other legal restraint or prohibition, that (i) would require or permit the Company, any of its Subsidiaries or any of their respective Representatives to act or fail to act in a manner that would, in the absence of such order, injunction, other order, legal restraint or prohibition, constitute a material violation of clause (a) of Section 6.7 or (ii) would reduce or otherwise limit the rights of Parent in any material respect under Section 6.7 or Section 9.1.

Section 8.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2 and Section 9.13, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of the Partners Entities or the Company, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with Section 6.6(b); provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or willful breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Fees and Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 9.1(a), 9.1(b), 9.1(c) and 9.1(e).

(a) If this Agreement is terminated by Partners pursuant to Section 8.1(c) or by the Company pursuant to Section 8.1(d), then the Company shall pay to Partners the Company Termination Fee.

(b) In the event that (i) an Acquisition Proposal with respect to the Company has been publicly proposed by any Person (meaning, for the purpose of this Section 9.1(b), a Person other than Partners, Partners GP and MergerCo or any Affiliate thereof) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to the Stockholders generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either the Company or Partners pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) and (iii) within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to the Company or any of its Subsidiaries is consummated, then the Company shall pay to Partners, if and when consummation of such Acquisition Proposal occurs (or, if earlier, upon entry into such definitive agreement), the Company Termination Fee less all Expenses of Partners previously paid to Partners.

(c) If this Agreement is terminated by the Company pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then Partners shall pay to the Company the Expenses of the Company. If this Agreement is terminated by Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then the Company shall pay to Partners the Expenses of Partners.

(d) Except as otherwise provided herein, any payment of the Company Termination Fee or Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated by Partners within one Business Day after such payment becomes payable; provided, however, that any payment of the Company Termination Fee by the Company as a result of termination under Section 8.1(c) or Section 8.1(d) shall be made prior to or concurrently with termination of this Agreement; provided, however, that any payment of the Company Termination Fee pursuant to Section 9.1(b) shall be made contemporaneously with the consummation of the Acquisition Proposal (or, if earlier, entry into such definitive agreement) as provided in clause (iii) of Section 9.1(b).  The parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.

(e) (i) If the Merger is consummated, Partners shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, (ii) Expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Registration Statement shall be paid one-half by Partners and one-half by the Company, and (iii) any filing fees payable pursuant to regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the Registration Statement and the solicitation of Stockholder approvals and all other matters related to the transactions contemplated hereby; provided, however, that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed $3.0 million.

(f) This Section 9.1 shall survive any termination of this Agreement.

Section 9.2  Waiver; Amendment.  Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the Partners Conflicts Committee in the case of the Partners Entities and by the Company Independent Directors’ Committee in the case of the Company and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Company Stockholder Approval by an agreement in writing between the parties hereto approved by the Partners Board in the case of Partners and by the Company Board in the case of the Company and executed in the same manner as this Agreement, provided, that after the Company Stockholder Approval, no amendment shall be made that requires further Company Stockholder Approval without such approval.

Section 9.3  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the Law of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.5  Confidentiality.  Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.6(b) and the NDA.

Section 9.6  Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if (a) personally delivered, (b) telecopied (with confirmation of receipt) (c) mailed by registered or certified mail (return receipt requested) or (d) e-mailed (with confirmation of receipt) to such party at its address, fax number and e-mail address set forth below or such other address, fax number or e-mail address as such party may specify by notice to the parties hereto.

If to any of the Partners Entities, to:

Capital Product Partners L.P.
3 Iassonos Street
Piraeus, 18537 Greece
Facsimile: (+30) 210 4284 285
Email: kminpacpal@verizon.net
Attention: Chairman of the Conflicts Committee

With copies (which shall not constitute proper notice hereunder) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street
44th Floor
Houston, Texas 77002-5200
Facsimile: (713) 236-0822
Email: vkendrick@akingump.com

Attn:	J. Vincent Kendrick
Patrick Hurley

If to the Company, to:

Crude Carriers Corp.
3 Iassonos Street
Piraeus, 18537 Greece
Facsimile: (+30) 210 4538 746
Email: dimitris.christacopoulos@gmail.com
Attention: Chairman of the Independent Directors’ Committee

With copies (which shall not constitute proper notice hereunder) to:

Jones Day
717 Texas
Suite 3300
Houston, Texas 77002-2712
Facsimile: (832) 239-3600

Email:	markmetts@jonesday.com
aolivarez@jonesday.com

Attn:	J. Mark Metts
Angela Olivarez

Section 9.7  Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made except for the NDA and the Support Agreement, which shall survive until the Termination Date or the Effective Time, as the case may be. Except as contemplated by Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8  Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9  Headings.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.10  Jurisdiction.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts and to accept service of process in any manner permitted by such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the proceeding in such court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(b) By its execution and delivery of this Agreement, each of the Company and the Partners Entities (i) irrevocably designates and appoints the Trust Company (Marshall Islands) as its authorized agent (the “Agent”) upon which process may be served in any proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and (ii) agrees that service of process upon its Agent shall be deemed, in every respect, effective service of process upon such Partners Entity or the Company, as applicable, in any such proceeding. Each Partners Entity and the Company further agrees, at its own expense, to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of its Agent in full force and effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by Law.

Section 9.11  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12  Specific Performance.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.

Section 9.13  Survival.  All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.3, 3.5, 6.13 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.6(b) and 8.2 and in Article IX shall survive such termination.

Section 9.14  No Act or Failure to Act.  With respect to any waiver or consent for which this Agreement expressly requires waiver or consent by the Partners Conflicts Committee, no waiver or consent by or on behalf of Partners pursuant to or as contemplated by this Agreement shall have any effect unless such waiver or consent is expressly approved by the Partners Conflicts Committee. With respect to any act or failure to act for which this Agreement expressly requires action or inaction by the Partners Conflicts Committee, no such act or failure to act by the Partners Board shall constitute a breach by Partners of this Agreement unless such act or failure to act is expressly approved by the Partners Conflicts Committee.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written

CAPITAL GP L.L.C.

By:	/s/ Ioannis E. Lazaridis
Name:     Ioannis E. Lazaridis

Title:	Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

CAPITAL PRODUCT PARTNERS L.P.

By:	Capital GP L.L.C.,
its general partner

By:	/s/ Ioannis E. Lazaridis
Name:     Ioannis E. Lazaridis

Title:	Chief Executive Officer and Chief Financial Officer of Capital G.P. L.L.C.

POSEIDON PROJECT CORP.

By:	/s/ Evangelos G. Bairactaris
Name:     Evangelos G. Bairactaris

Title:	Director

CRUDE CARRIERS CORP.

By:	/s/ Gerasimos G. Kalogiratos
Name:     Gerasimos G. Kalogiratos

Title:	Chief Financial Officer

Signature Page to Agreement and Plan of Merger

ANNEX A

FORM OF SUPPORT AGREEMENT

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Annex A

SUPPORT AGREEMENT
BY AND AMONG

CAPITAL PRODUCT PARTNERS, L.P.
AND
EVANGELOS M. MARINAKIS
IOANNIS E. LAZARIDIS
GERASIMOS G. KALOGIRATOS
CRUDE CARRIERS INVESTMENTS CORP.
DATED AS OF MAY 5, 2011

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SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of May 5, 2011 (this “Agreement”), by and among Capital Product Partners, L.P., a Republic of Marshall Islands limited partnership (“Partners”), and Evangelos M. Marinakis, Ioannis E. Lazaridis, Gerasimos G. Kalogiratos, and Crude Carriers Investments Corp., a Republic of Marshall Islands corporation (collectively, the “Shareholders” and, individually, a “Shareholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Partners, Capital GP L.L.C., a Republic of Marshall Islands limited liability company (“Partners GP”), Crude Carriers Corp., a Republic of Marshall Islands corporation (the “Company”), and Poseidon Project Corp., a Republic of Marshall Islands Corporation (“MergerCo”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, MergerCo will merge with and into the Company, with the Company being the surviving entity (the “Merger”), such that following the Merger, Partners will be the sole stockholder of the Company, and each outstanding share of Common Stock, par value $0.0001 per share (“Common Stock”), and share of Class B Stock, par value $0.0001 per share (“Class B Stock”), of the Company will be converted into the right to receive the merger consideration specified therein;

WHEREAS, as of the date hereof, each Shareholder is the record and/or beneficial owner, in the aggregate, of the number of shares of Common Stock and Class B Stock set forth opposite such Shareholder’s name on Schedule I hereto (the “Existing Shares”); and

WHEREAS, as a material inducement to Partners entering into the Merger Agreement, Partners has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Existing Shares set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

1.1  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein. For purposes of this Agreement, with respect to each Shareholder or other Person, Affiliate shall not include the Company or any Person that is directly or indirectly, through one or more intermediaries, controlled by the Company. For the avoidance of doubt, no officer or director of the Company, Partners, Partners GP or any of their controlled Affiliates shall be deemed to be an Affiliate of a Shareholder or other Person by virtue of his or her status as a director or officer of the Company, Partners, Partners GP or any of their controlled Affiliates.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any

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conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

2.1  Agreement to Vote.  Each Shareholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the Company Meeting and at any other meeting of the Stockholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of the Stockholders relating to the Merger or an Acquisition Proposal, such Shareholder shall to the fullest extent that the Existing Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause its Existing Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of the Existing Shares (i) in favor of the approval and adoption of the Merger Agreement, the approval of the Merger and any other action required in furtherance thereof submitted for the vote or written consent of Stockholders; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; (iii) against any Acquisition Proposal; and (iv) against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

2.2  No Inconsistent Agreements.  Each Shareholder hereby covenants and agrees that, except for this Agreement and as contemplated by this Agreement, such Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Existing Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Existing Shares (other than a proxy or proxies to vote its Existing Shares in a manner consistent with this Agreement) and (c) shall not knowingly take any action at any time while this Agreement remains in effect that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement in any material respect.

2.3  Proxy.  In order to secure the obligations set forth herein, each Shareholder hereby irrevocably appoints during the term of this Agreement as its proxy and attorney-in-fact, as the case may be, Evangelos G. Bairactaris, in his capacity as an officer of Partners, and any individual who shall hereafter succeed to any such office of Partners and any other Person designated in writing by Partners (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Existing Shares in accordance with Section 2.1 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the Stockholders at which any of the matters described in Section 2.1(b) are to be considered; provided that any exercise of this proxy by such Grantees shall be subject to the approval of such exercise by the Partners Conflicts Committee. To the fullest extent permitted by Law, this proxy is coupled with an interest and shall be irrevocable, and each Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Shareholder with respect to

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the Existing Shares to the extent that such proxy is inconsistent with the provisions of this Agreement. Partners may terminate this proxy with respect to any Shareholder at any time at its sole election by written notice provided to such Shareholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of Each Shareholder.  Each Shareholder hereby represents and warrants to Partners as follows with respect to himself or itself:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  Such Shareholder has the requisite power and authority (or, if an individual, capacity) to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have (if Shareholder is an entity) been duly and validly authorized by such Shareholder, and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery of this Agreement, the performance by such Shareholder of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization (as applicable), execution and delivery of this Agreement by Partners and the other Shareholders, constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership.  Such Shareholder’s Existing Shares are Beneficially Owned by such Shareholder as set forth on Schedule I hereto. Such Shareholder has good and marketable title to the Existing Shares, free and clear of any Lien that would have the effect of preventing or disabling said Shareholder from performing any of his or its obligations under this Agreement. Except as contemplated by this Agreement, such Shareholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Existing Shares.

(c) No Violation.  Except as contemplated by this Agreement, neither the execution and delivery of this Agreement by such Shareholder nor the performance by such Shareholder of its obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Existing Shares or result in being declared void, voidable, or without further binding effect, or otherwise result in a material detriment to such Shareholder under, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its respective properties, rights or assets may be bound (except in each such case as would not have the effect of preventing, delaying in any material respect or disabling Shareholder from performing its obligations under this Agreement) or (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders (collectively, “Orders”) or laws applicable to such Shareholder or any of its material properties, rights or assets or result in a violation or breach of or conflict with (if Shareholder is an entity) its articles of incorporation or bylaws.

(d) Consents and Approvals.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by such Shareholder in connection with such Shareholder’s execution, delivery and performance of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby, except (i) for any reports under Sections 13(d) of the Exchange Act as may be required in connection with this Agreement

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and the transactions contemplated hereby, (ii) as set forth in the Merger Agreement or (iii) as would not reasonably be expected to prevent, materially delay or otherwise materially impair such Shareholder’s ability to perform its obligations hereunder.

(e) Absence of Litigation.  There is no action, litigation or proceeding pending and no Order of any Governmental Authority outstanding nor, to the knowledge of such Shareholder, is any such action, litigation, proceeding or Order threatened, against such Shareholder or its Existing Shares which may prevent or materially delay such Shareholder from performing its obligations under this Agreement or consummating the transactions contemplated hereby.

(f) Adequate Information.  Each Shareholder acknowledges that it is a sophisticated party with respect to the Existing Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon the Company and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each Shareholder acknowledges that Partners has not made or is not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the Merger Agreement.

(h) No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Section 3.1, each Shareholder makes no express or implied representation or warranty with respect to such Shareholder, the Existing Shares or otherwise.

3.2 Representations and Warranties of Partners.  Partners hereby represents and warrants to each Shareholder that the execution and delivery of this Agreement by Partners and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Partners.

ARTICLE 4

OTHER COVENANTS

4.1  Prohibition on Transfers, Other Actions.  Each Shareholder hereby agrees not to (i) acquire any additional shares of Common Stock or Class B Stock or other voting equity interests of the Company or any securities convertible into or exchangeable for shares of Common Stock or Class B Stock or other voting equity interests of the Company (except for acquisitions contemplated by the Merger Agreement), (ii) Transfer any of the Existing Shares, Beneficial Ownership thereof or any other interest therein; (iii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Shareholder’s representations, warranties, covenants and obligations under this Agreement; or (iv) take any action that could restrict or otherwise affect Shareholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.

4.2  Distributions, etc.  In the event of a share split, share distribution, or any change in the shares of Common Stock or Class B Stock by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such share distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3  Other Shares.  Notwithstanding the restrictions of Section 4.1, in the event a Shareholder becomes the beneficial or record owner of any additional Common Stock, Class B Stock or other securities of the Company during the period commencing with the execution and delivery of this Agreement through the termination of this Agreement pursuant to Section 5.1, then the terms of this Agreement will apply to such Common Stock, Class B Stock or other securities of the Company held by the Shareholder immediately following the Shareholder becoming the beneficial owner thereof, as though they were Existing Shares hereunder. Notwithstanding the restrictions of Section 4.1, each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Partners in writing of the number of any new Common Stock, Class B Stock or other securities of the Company acquired by the Shareholder after the date hereof.

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4.4  No Solicitation.  Subject to Section 4.7, each Shareholder agrees that it will not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal or the making or consummation thereof, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information about the Company or Partners in connection with, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the U.S. Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock or Class B Stock in connection with any vote or other action on any matter, other than to recommend that holders of shares of Common Stock or Class B Stock vote in favor of the approval and adoption of the Merger and the Merger Agreement and as otherwise expressly provided in this Agreement, or (iv) agree or publicly propose to do any of the foregoing. Each Shareholder hereby represents that, as of the date hereof, such Shareholder is not engaged in any discussions or negotiations with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause such Shareholder’s Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished and will take commercially reasonable steps to inform its Representatives of the obligations undertaken by such Shareholder pursuant to this Agreement, including this Section 4.4.

4.5  Notice of Proposals Regarding Prohibited Transactions.  Each Shareholder hereby agrees to notify Partners as promptly as practicable (and in any event within 48 hours after receipt) in writing of any inquiries or proposals which are received by, or any requests for information from, or any request to initiate negotiations or discussions with, such Shareholder or any of its Affiliates with respect to the Company (other than such Shareholder or its Representatives acting in their capacity as an officer or director of the Company) with respect to any Acquisition Proposal (including the material terms thereof and the identity of such Person(s) making such inquiry or proposal, requesting such information or seeking to initiate such negotiations or discussions, as the case may be).

4.6  Further Assurances.  From time to time, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably requested by Partners to effect the actions and consummate the transactions contemplated by this Agreement.

4.7  Shareholder Capacity.  Each Shareholder has entered into this Agreement solely in its capacity as a Beneficial Owner of Existing Shares. Notwithstanding anything to the contrary contained in this Agreement: (i) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict such Shareholder or any Representative of a Shareholder who is an officer of the Company, Partners or Partners GP or a member of the Partners Board or the Company Board from exercising his or her fiduciary duties to the Company or Partners by voting or taking any other action whatsoever in his or her capacity as an officer or director, including with respect to the Merger Agreement and the transactions contemplated thereby; and (ii) no action taken by the Company or Partners in respect of any Acquisition Proposal shall serve as the basis of a claim that a Shareholder is in breach of its obligations hereunder notwithstanding the fact that such Shareholder or such Shareholder’s Representative, in his or her capacity as an officer or director of the Company or Partners GP, has provided advice or assistance to the Company or Partners in connection therewith.

4.8   Waiver of Appraisal Rights and Dissenters’ Rights and Actions.  Each Shareholder agrees not to exercise any rights (including under Section 101 of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands) to demand appraisal of any shares of Common Stock, Class B Stock or other securities of the Company or rights to dissent which may arise with respect to the Merger.

ARTICLE 5

MISCELLANEOUS

5.1  Termination.  This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) any amendment to the Merger Agreement that reduces or changes the form of the Merger Consideration, or (iv) the written agreement

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of the Shareholders and Partners to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force and effect; provided, that, notwithstanding termination of this Agreement upon the Effective Time under clause (i) above, this Article V (except Sections 5.3 and 5.4) shall remain in full force and effect. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

5.2  Limitation on Liability.  No party to this Agreement shall have any liability for monetary damages for any breach or violation of this Agreement unless such breach or violation was willful or intentional, provided that the foregoing shall not limit a party’s right to equitable relief as provided under Section 5.11.

5.3  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Partners any direct or indirect ownership or incidence of ownership of or with respect to any Existing Shares. All rights, ownership and economic benefit relating to the Existing Shares shall remain vested in and belong to each Shareholder, and Partners shall have no authority to direct such Shareholder in the voting (except as otherwise provided herein) or disposition of any of the Existing Shares.

5.4  Publicity.  Each Shareholder hereby permits Partners and Holdings to include and disclose in the Registration Statement, the Joint Proxy Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transaction contemplated in the Merger Agreement such Shareholder’s identity and ownership of the Existing Shares and the nature of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

5.5  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (1) on the date of delivery, if delivered personally, (2) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service and (3) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Partners, to:

Capital Product Partners, L.P.
3 Iassonos Street, Piraeus,
18537 Greece
Attention: Chief Executive and Chief Financial Officer

With copies to:

Capital Product Partners L.P.
3 Iassonos Street, Piraeus,
18537 Greece
Attention: Chairman of the Conflicts Committee

and

Akin Gump Strauss Hauer & Feld
1111 Louisiana Street
44th Floor
Houston, Texas 77002-5200
Attention: J. Vincent Kendrick
                  Patrick J. Hurley

If to a Shareholder, to:

Evangelos M. Marinakis
3 Iassonos Street, Piraeus,
18537 Greece

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Ioannis E. Lazaridis

3 Iassonos Street, Piraeus,
18537 Greece

Gerasimos G. Kalogiratos

3 Iassonos Street, Piraeus,
18537 Greece
and

Crude Carriers Investments Corp.
130, Kolokotroni Street, Piraeus,
18536 Greece
Attention: Director

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Jay Clayton

5.6  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.7  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.8  Entire Agreement.  This Agreement, together with the schedule annexed hereto, and, solely to the extent of the defined terms referenced herein and as provided in Section 4.3 hereof, the Merger Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.9  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Law of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.5 shall be deemed effective service or process on such party. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by Law. Each

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of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts and to accept service of process in any manner permitted by such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the proceeding in such court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.8.

5.10  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Partners and each Shareholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Partners and the Shareholders.

5.11  Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.12  Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.13  Action by Partners.  No waiver, consent or other action by or on behalf of Partners pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is

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expressly approved by the Partners Conflicts Committee. No act or failure to act by the Partner Board shall constitute a breach by Partners of this Agreement unless such act or failure to act is expressly approved by the Partners Conflicts Committee.

5.14  Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than (a) the parties hereto or (b) the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

CAPITAL PRODUCT PARTNERS L.P.,

By:	Capital GP L.L.C., its general partner

By:	/s/ Ioannis E. Lazaridis
Name:     Ioannis E. Lazaridis

Title:	Chief Executive Officer and Chief Financial Officer

[Signature Page to Support Agreement]

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/s/  Evangelos M. Marinakis
Evangelos M. Marinakis

[Signature Page to Support Agreement]

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/s/  Ioannis E. Lazaridis
Ioannis E. Lazaridis

[Signature Page to Support Agreement]

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/s/  Gerasimos G. Kalogiratos
Gerasimos G. Kalogiratos

[Signature Page to Support Agreement]

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CRUDE CARRIERS INVESTMENTS CORP.

By:	/s/ Evangelos G. Bairactaris
Name:     Evangelos G. Bairactaris

Title:	Director

[Signature Page to Support Agreement]

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Schedule I

SHAREHOLDER INFORMATION

	Existing Shares
	Common Shares		Class B Shares
	Record	Beneficial	Record	Beneficial
Name	Ownership	Ownership	Ownership	Ownership

Crude Carriers Investments Corp.	0	0	2,105,263	2,105,263
Evangelos M. Marinakis	145,000	145,000	0	0
Ioannis E. Lazaridis	6,000	6,000
Gerasimos G. Kalogiratos	3,000	3,000	0	0

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ANNEX B

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SURVIVING ENTITY

ANNEX B

SECOND
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CRUDE CARRIERS CORP.
PURSUANT TO
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

ARTICLE I

Name

The name of the Corporation is Crude Carriers Corp. (the “Corporation” or, for purposes of Article VIII, “Crude Carriers”).

ARTICLE II

Address; Registered Agent

The address of the Corporation’s registered office in the Republic of The Marshall Islands shall be Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address shall be The Trust Company of the Marshall Islands, Inc.

ARTICLE III

Incorporator

The name and mailing address of the sole incorporator of the Corporation is: Majuro Nominees Ltd., P.O. Box 1405, Majuro, Marshall Islands.

ARTICLE IV

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporation Act (the “BCA” or the “Business Corporations Act”) and without limiting the foregoing the Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

ARTICLE V

Capital Stock

Section 1.  Definitions.  As used herein:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such Person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the voting stock or other form of equity interest of such Person or to direct or cause direction of the management and policies of such Person, whether through the ownership of voting stock or other form of equity interest, by contract or otherwise;

(b) “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof;

(c) “Voting Power” shall mean, with respect to a class or series of capital stock or classes of capital stock, as the context may require, the aggregate number of votes that the holder(s) of such class or series of capital stock or classes of capital stock, or any relevant portion thereof, entitled to vote at a meeting, as the context may require; and

(d) “Voting Stock” shall mean, with respect to the Corporation, shares of any class or series of capital stock entitled to vote generally in the election of directors of the Corporation.

Section 2.  Authorized Capital Stock.

(a) The Corporation shall have authority to issue 1,200,000,000 shares of capital stock, of which (i) 1,000,000,000 shares shall be registered shares of common stock, par value $0.0001 per share (the “Common Stock”), (ii) 100,000,000 shares shall be registered shares of Class B Stock, par value $0.0001 per share (the “Class B Stock”), and (iii) 100,000,000 shares shall be registered shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”); provided that Class B Stock converted into Common Stock pursuant to Section 4(b), Section 4(c) or Section 4(d) below may not be reissued as Class B Stock. Registered shares may not be exchanged for bearer shares.

(b) Except as may be otherwise required by law or by these Articles of Incorporation, the holders of Common Stock and Class B Stock shall vote together as a single class and their votes shall be counted and totaled together on all matters submitted to a vote of shareholders of the Corporation.

(c) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to the Corporation’s creditors and the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock and Class B Stock, and the holders of Common Stock and the holders of Class B Stock shall be entitled to receive the same amount per share in respect thereof. For purposes of this Section 2(c) of Article V, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with or into one or more other corporations or entities (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary.

Section 3.  Common Stock.  At every meeting of the shareholders of the Corporation, each holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock registered in such holder’s name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of shareholders.

Section 4.  Class B Stock.  The Board of Directors shall have the authority to issue shares of Class B Stock in one or more series. Each share of Class B Stock shall have identical designations, preferences, rights, qualifications, limitations and restrictions as a share of Common Stock except as follows:

(a) at every meeting of the shareholders of the Corporation, each holder of Class B Stock, in person or by proxy, shall be entitled to ten (10) votes for each share of Class B Stock registered in such holder’s name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of shareholders; provided that the Voting Power of the outstanding shares of Class B Stock shall be permanently limited to 49% of the Voting Power of the outstanding Common Stock and Class B Stock, voting together as a single class;

(b) if a share of Class B Stock is transferred to, or becomes, at any point in time, registered in the name of, any Person other than Crude Carriers Investments Corp., a Marshall Islands corporation (“CCIC”) or an Affiliate thereof, then such share shall irrevocably, immediately and automatically become a share of Common Stock;

(c) all shares of Class B Stock will automatically convert into shares of Common Stock if the aggregate number of shares of Common Stock and Class B Stock beneficially owned by CCIC and its affiliates falls below the number of Class B shares issued in connection with the Company’s initial public offering, such number of shares to be adjusted for any subdivision or conversion of the Class B Stock;

(d) each share of Class B Stock shall be convertible irrevocably at any time into one share of Common Stock at the sole discretion of the holder thereof; and

(e) any provision of these Articles of Incorporation for the voluntary, mandatory or other conversion of shares of Class B Stock into or for shares of Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Common Stock, and every reference in these Amended and Restated Articles of Incorporation to a majority or other proportion of the votes of shares of Common Stock or Class B Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock or Class B Stock are entitled.

Section 5.  Preferred Stock.  The Board of Directors shall have the authority to establish preferred shares in one or more series and with such designations, preferences and relative, voting, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such preferred shares. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 6.  Preemptive Rights.  Holders of the Corporation’s Common Stock shall have no conversion, redemption or preemptive rights to subscribe to any of the Corporation’s securities. Holders of the Corporation’s Class B Stock shall have preemptive rights to subscribe to the issuance of any of the Company’s Class B Stock.

ARTICLE VI

Directors

Section 1.  Board of Directors.

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the “Board”).

(b) The exact number of directors comprising the entire Board shall be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by the affirmative vote of a majority of the members of the Board then in office. The shareholders of the Corporation may change the number of directors if and only if 80% of the Voting Power of the aggregate Voting Stock affirmatively elects to do so; provided that such election must specify a number of directors between three and twelve.

(c) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders Voting Stock. Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors.

Section 2.  Classification; Election; Vacancies; Removal.

(a) The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of each of the three classes expiring successively each year, with the term of office of the first class to expire at the third annual meeting of shareholders, the term of office of the second class to expire at the second annual meeting of shareholders, and the term of office of the third class to expire at the first annual meeting of shareholders.

(b) Commencing with the first annual meeting of shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified.

(c) Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

(d) Any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the Voting Power of the Voting Stock at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this subsection (d) shall not apply with respect to the director or directors elected by such holders of Preferred Stock and such director(s) shall be removed only pursuant to the provisions contained in the resolution(s) of the Board providing for the establishment of any such series of Preferred Stock.

Section 3.  Limitation on Director Liability.  To the fullest extent that the BCA or any other law of the Republic of The Marshall Islands as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for actions taken in their capacity as director or officer of the Corporation, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transactions from which such director derived an improper personal benefit. No amendment to or repeal of this Section 3 of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 4.  Amendments to this Article.  Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that some lesser percentage may be specified by law), the affirmative vote of not less than 66 2/3% of Voting Power of the Voting Stock shall be required to amend, alter, change or repeal this Article VI.

ARTICLE VII

Shareholder Meetings

Section 1.  Meetings Generally.  Meetings of shareholders may be held within or without the Republic of The Marshall Islands, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision of Marshall Islands law) outside the Republic of The Marshall Islands at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

Section 2.  Special Meetings.  Special meetings of the shareholders shall be called only upon the request of a majority of the Board. Special meetings of the shareholders may be held at such time and place as may be stated in the notice of meeting.

Section 3.  Amendments to this Article.  Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that some lesser percentage may be specified by law), the affirmative vote of not less than 66 2/3% of Voting Power of the Voting Stock shall be required to amend, alter, change or repeal this Article VII.

Section 4.  Quorum at Adjourned Meetings.  In the event that a quorum does not exist at a shareholder meeting with respect to any vote to be taken by a particular class or series, the holders of a majority of the votes entitled to be cast by the shareholders of such class or series who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class or series. At any such adjourned meeting, the holders of one-third or more of the total Voting Power of the outstanding capital stock of the Corporation entitled to vote at a meeting of the shareholders, present in person or represented by proxy, shall represent a quorum for the transaction of business.

ARTICLE VIII

Bylaws

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal any bylaw of the Corporation by a vote of not less than a majority of the members of the Board then in office, and the shareholders may not make additional bylaws and may not alter or repeal any bylaw except by the affirmative vote of not less than 66 2/3% of the aggregate Voting Power of the Voting Stock. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that some lesser percentage may be specified by the Business Corporations Act), the affirmative vote of not less than 66 2/3% of the aggregate Voting Power of the Voting Stock shall be required to amend, alter, change or repeal this Article VIII.

ARTICLE IX

Business Opportunities of the Corporation

Section 1.  Definitions.  For purposes of this Article IX only:

(a) “Bareboat Charter Agreement” means a contract to charter a tanker vessel of the type then owned or controlled by the Corporation for an agreed period of time at a set rate per day under which all voyage related costs, such as fuel and port dues, and all operating expenses, including maintenance, crewing and insurance, are for the charterer’s account.

(b) “Bareboat Charter Opportunity” means a potential opportunity to enter into a Bareboat Charter Agreement.

(c) “Business Opportunity” means a Spot Charter Opportunity, a Period Charter Opportunity, a Bareboat Charter Opportunity, a Vessel Acquisition Opportunity or any other business opportunity that the Corporation would reasonably be expected to be capable of pursuing, but excluding the opportunity to enter a tanker vessel into a tanker pool.

(d) “Corporation” means the Corporation and all Persons in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

(e) “Capital Maritime” means Capital Maritime & Trading Corp., a Marshall Islands corporation, and all Persons (other than the Corporation, as defined in accordance with clause (d) of this Section 1 of this Article IX) in which Capital Maritime beneficially owns (directly or indirectly) 50% or more of the outstanding Voting Stock, Voting Power, partnership interests or similar voting interests or (ii) which otherwise are Affiliates of Capital Maritime.

(f) “Capital Maritime Entity” means Capital Maritime, its officers and directors and any Person controlled, directly or indirectly, by Capital Maritime, including, without limitation, Capital Ship Management Corp.

(g) “Manager” means the manager of the Corporation’s fleet.

(h) “Opportunity Period” means:

•	with respect to a Period Charter Opportunity or Bareboat Charter Opportunity, 48 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Period Charter Opportunity or Bareboat Charter Opportunity;

•	with respect to a Spot Charter Opportunity, a reasonable period of time in light of the circumstances (including without limitation the time period the Spot Charter Opportunity is expected to be available) from the time a Capital Maritime Entity informs Crude Carriers of such Spot Charter Opportunity;

•	with respect to a Vessel Acquisition Opportunity, 120 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Vessel Acquisition Opportunity, unless Crude Carriers notifies Capital Maritime that it wishes to extend the Opportunity Period for such Vessel Acquisition Opportunity, in which case the Opportunity Period for such Vessel Acquisition

Opportunity shall be 192 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Vessel Acquisition Opportunity; and

•	with respect to any other Business Opportunity, 120 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Business Opportunity.

(i) “Period Charter Agreement” means a contract to charter a tanker vessel of the type then owned or controlled by the Corporation for an agreed period of time in excess of three months at a set rate per day under which the charterer pays for the vessel’s voyage expenses, such as fuel and port dues, and the owner is responsible for providing crew and paying operating expenses.

(j) “Period Charter Opportunity” means a potential opportunity to enter into a Period Charter Agreement.

(k) “Spot Charter Agreement” means a contract to charter a tanker vessel of the type then owned or controlled by the Corporation for an agreed period of time of up to three months at a set rate per day under which the vessel operator pays for the vessel’s voyage expenses, such as fuel and port dues, and the owner is responsible for providing crew and paying operating expenses.

(l) “Spot Charter Opportunity” means a potential opportunity to enter into a Spot Charter Agreement.

(m) “Vessel Acquisition Opportunity” means a potential opportunity to acquire a crude tanker vessel.

Section 2.  General.  This Article IX anticipates the possibility that (a) Capital Maritime may be a majority or significant shareholder of the Corporation, (b) certain officers and/or directors of the Corporation may also serve as officers and/or directors of Capital Maritime, (c) the Corporation and Capital Maritime, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and (d) benefits may be derived by the Corporation through its continued contractual, corporate and business relationships with Capital Maritime. The provisions of this Article IX shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation and its subsidiaries as they may involve Capital Maritime, and their respective officers, directors, agents and employees.

Section 3.  Business Opportunities.

(a) Except as may be otherwise provided in a written agreement between the Corporation and Capital Maritime, Capital Maritime shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any Business Opportunity in which Capital Maritime engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity.

(b) If Capital Maritime (or another Capital Maritime Entity) becomes aware of a Business Opportunity, whether through an officer or director shared with the Corporation or otherwise, then Capital Maritime shall inform (or cause the relevant Capital Maritime Entity to inform) the Corporation of such Business Opportunity.

(c) Capital Maritime shall refrain, and shall cause all other Capital Maritime Entities to refrain, from pursuing or acquiring such Business Opportunity from the date a Capital Maritime Entity becomes aware of such Business Opportunity until the Corporation has been notified of the Business Opportunity and the earlier of (i) the time the Opportunity Period for such Business Opportunity has lapsed without the Corporation informing the applicable Capital Maritime Entity that it elects to pursue or acquire the applicable Business Opportunity and (ii) the time the Corporation informs a Capital Maritime Entity that it does not intend to pursue such Business Opportunity.

(d) After being informed of a Business Opportunity, the Corporation shall inform the Capital Maritime Entity that provided such notice, as promptly as practicable, of its election to (i) pursue or acquire such Business Opportunity, (ii) direct such Business Opportunity to another Person, or (iii) refrain from doing the foregoing.

(e) If the Corporation elects, within the Opportunity Period, to pursue or acquire such Business Opportunity or to direct such Business Opportunity to another Person, then Capital Maritime shall refrain, and shall cause all other Capital Maritime Entities to refrain, from pursuing or acquiring such Business Opportunity until such time as the Corporation abandons its pursuit of such Business Opportunity. If the Corporation does not elect, within the Opportunity Period, to pursue or acquire such Business Opportunity or to direct such Business Opportunity to another Person, then any Capital Maritime Entity may pursue or acquire such Business Opportunity.

(f) Notwithstanding the foregoing: (i) if the Corporation notifies a Capital Maritime Entity that it will not pursue or acquire a particular Business Opportunity or direct such Business Opportunity to another Person, thereafter any Capital Maritime Entity may pursue or acquire such Business Opportunity; and (ii) the Capital Maritime Entities shall not be restricted in any way in pursuing business opportunities that are not Business Opportunities.

Section 4.  Termination; survival.  Anything in these Amended and Restated Articles of Incorporation to the contrary notwithstanding, this Article IX shall automatically terminate, expire and have no further force and effect on the date that the Business Opportunities Agreement between the Corporation and Capital Maritime (as it may be amended from time to time) is terminated in accordance with its terms. No addition to, alteration of or termination of this Article IX or any other provision of these Amended and Restated Articles of Incorporation shall eliminate or impair the effect of this Article IX on any act, omission, right or liability that occurred prior thereto.

ARTICLE X

Amendment of Articles

Except as otherwise provided in these Amended Articles of Incorporation, the affirmative vote of more than 50% of the Voting Power of the Voting Stock shall be required to amend, alter, change or repeal these Articles of Incorporation.

ARTICLE XI

Corporate Existence

Corporate existence began on October 29, 2009.

ANNEX C

AMENDED AND RESTATED BYLAWS OF SURVIVING ENTITY

ANNEX C

SECOND
AMENDED AND RESTATED BYLAWS
OF
CRUDE CARRIERS CORP.

ARTICLE I

Offices and Agent

Section 1.  Registered Office and Agent.  The address of the registered office of Crude Carriers Corp. (the “Corporation”) in the Republic of The Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of its registered agent at such address is The Trust Company of the Marshall Islands, Inc.

Section 2.  Other Offices.  The Corporation may also have offices at other places, either within or without the Republic of The Marshall Islands, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business of the Corporation shall require.

ARTICLE II

Meetings of Shareholders

Section 1.  Place of Meetings.  Meetings of the shareholders for the election of directors or for any other purpose shall be held at such place, if any, either within or without the Republic of The Marshall Islands, as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof. Adjournments of meetings may be held at the place at which the meeting adjourned was being held, or at any other place determined by the Board, whether or not a quorum shall have been present at such adjourned meeting.

Section 2.  Annual Meetings.  To the extent required by applicable law or the Second Amended and Restated Articles of Incorporation of the Corporation (hereinafter the “Articles of Incorporation”), an annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such time and on such date as shall be determined by the Board and stated in the notice of the meeting. If the Corporation fails to hold an annual meeting within 90 days of the date designated by the Board for such meeting, a special meeting in lieu of an annual meeting may be called by shareholders holding not less than ten percent of the Voting Power (as such term is defined in the Articles of Incorporation) of all outstanding shares entitled to vote at such meeting. The directors of the Corporation shall be entitled to receive notice of and to attend and be heard at any meeting of the shareholders.

Section 3.  Special Meetings.  Other than a special meeting in lieu of an annual meeting and except as otherwise provided by applicable law, special meetings of the shareholders shall be called only by the Chairman of the Board or Chief Executive Officer, in either case at the direction of the Board as set forth in a resolution stating the purpose or purposes thereof approved by a majority of the entire Board. Only such business as is specified in the notice of any special meeting of the shareholders shall come before such meeting.

Section 4.  Notice of Meetings.  Except as otherwise provided by applicable law, notice of each meeting of the shareholders, whether annual or special, shall be given not less than 15 days nor more than 60 days before the date of the meeting to each shareholder of record entitled to notice of the meeting. If mailed, such notice shall be deemed given when deposited in the mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the Corporation or, if such shareholder shall have filed with the Corporation’s Secretary a written request that notices be sent to some other address, then directed to such shareholder at such other address. Each such notice shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called and by whose direction the notice of the meeting is being issued. Notice of any meeting of the shareholders shall not be required to be given to any shareholder who shall waive notice thereof as provided in Section 4 of Article VIII of these Bylaws. Notice of adjournment of a meeting of the shareholders need not be given if the time and place to which it is adjourned are announced at such meeting, unless the adjournment is for lack of quorum or for a period of more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

Section 5.  Quorum; Adjournment.  Except as otherwise provided by applicable law or by the Articles of Incorporation, the holders of a majority in total Voting Power of the outstanding capital stock of the Corporation entitled to vote at a meeting of the shareholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business at any annual or special meeting of the shareholders; provided that where a separate vote by a class or series of capital stock is required, the holders of a majority in total Voting Power of the outstanding capital stock of such class or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such vote on such matter. The Chairman of the meeting or the holders of a majority of the votes entitled to be cast by the shareholders who are present in person or by proxy may adjourn the meeting from time to time whether or not a quorum is present. In the event that a quorum does not exist with respect to any vote to be taken by a particular class or series, the holders of a majority of the votes entitled to be cast by the shareholders of such class or series who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class or series. At any such adjourned meeting, (a) the holders of one-third or more of the total Voting Power of the outstanding capital stock of the Corporation entitled to vote at a meeting of the shareholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business, and (b) any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder entitled to vote at the meeting not less than 15 nor more than 60 days before the date of the meeting, unless a different period is prescribed by applicable law.

Section 6.  Proxies.  Any shareholder entitled to vote at a meeting of the shareholders may do so in person or by proxy appointed by such shareholder or by such shareholder’s attorney thereto authorized, and bearing a date not more than 11 months from the date on which such proxy was executed, unless such instrument provides for a longer period. All proxies must be filed with the Secretary of the Corporation at the beginning of the applicable meeting in order to be counted in any vote at such meeting.

Section 7.  Voting.  Except as otherwise provided by the Articles of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation or its securities or applicable law, and except for the election of directors, any question brought before any meeting of the shareholders at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the total number of votes of the capital stock present in person or represented by proxy and entitled to vote on the applicable subject matter.

Section 8.  Organization; Order of Business.

(a) At every meeting of shareholders, the Chairman of the Board, or in such person’s absence, the Chief Executive Officer, or in the absence of both of them, the Chief Financial Officer or any Vice President, shall act as Chairman of the meeting. In the absence of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and each Vice President, the Board, or, if the Board fails to act, the shareholders, may appoint any shareholder, director or officer of the Corporation to act as Chairman of any meeting. The Secretary of the Corporation shall act as Secretary of the meeting, but in the absence of the Secretary, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.

(b) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the notice of meeting (i) by or at the direction of the Board or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any shareholder who is entitled to vote at the meeting.

(c) Except as otherwise provided in the Articles of Incorporation, only such persons who are nominated in accordance with this Section 8 shall be eligible to serve as directors of the Corporation and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 8. The Chairman of a meeting shall refuse to permit any business to be brought before the meeting which fails to comply with the foregoing.

Section 9.  Voting List.  The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of the shareholders, a complete list of the registered shareholders, as of the record date, entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each such shareholder and the number of shares registered in the name of each such shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting as required by applicable law. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any shareholder of the Corporation who is present.

Section 10.  Stock Ledger.  The stock ledger of the Corporation shall be the only evidence as to the identity of the shareholders entitled to examine the list required by Section 9 of this Article II or to vote in person or by proxy at any meeting of shareholders.

Section 11.  Record Date.  In order that the Corporation may determine the shareholders entitled to (i) notice of or vote at any meeting of the shareholders or any adjournment thereof, (ii) express consent to corporate action by written consent without a meeting unless otherwise provided in the Articles of Incorporation, (iii) receive payment of any dividend or other distribution or allotment of any rights, or exercise any rights in respect of any change, conversion or exchange of stock, or (iv) undertake any other lawful action, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall, unless otherwise required by law, not be, (a) in the case of clause (i) or (ii) above, more than 60 nor less than 15 days before the date of such meeting or the date on which such action by written consent is required to occur, and (b) in the case of clauses (iii) and (iv) above, more than 60 days prior to such action. If no record date is fixed, (a) the record date for determining shareholders entitled to notice of or to vote at a meeting of the shareholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (b) the record date for determining shareholders entitled to express consent to corporate action in writing without a meeting (unless otherwise provided in the Articles of Incorporation), when no prior action by the Board is required under the Marshall Islands Business Corporations Act (the “Business Corporations Act”), shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the Republic of The Marshall Islands, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded; and when prior action by the Board is required under the Business Corporations Act, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board adopts the resolution taking such prior action; and (c) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of the shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 12.  Inspectors of Election.  The Corporation may, and at the request of any shareholder or if required by law shall, before or at each meeting of shareholders, appoint one or more inspectors of elections to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the shareholders, the Chairman of the meeting may, and at the request of any shareholder or if required by law shall, appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of outstanding shares of capital stock of the Corporation and the Voting Power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of the shareholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE III

Board of Directors

Section 1.  General Powers.  The business of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of applicable law, the Articles of Incorporation and these Bylaws; provided that no Bylaws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

Section 2.  Number of Directors.  The number of directors of the Corporation shall not be less nor more than the range specified in the Articles of Incorporation, the exact number of directors to be such number as may be set from time to time by resolution adopted by affirmative vote of a majority of the entire Board. As used in these Bylaws, the term “entire Board” means the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships.

Section 3.  Election of Directors.  Except as otherwise required by statute or by the Articles of Incorporation, directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares of the Corporation entitled to vote thereon, voting together as a single class.

Section 4.  Resignations.  Any director of the Corporation may resign at any time, by giving notice in writing or by electronic transmission to the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall take effect after receipt of the applicable notice of resignation by the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation at the time specified in such notice or, if no time is specified, immediately upon receipt of such notice by the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.  Removal of Directors.  Directors may only be removed as provided in the Articles of Incorporation.

Section 6.  Newly Created Directorships and Vacancies.  Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, removal or other cause shall only be filled as provided in the Articles of Incorporation.

Section 7.  Chairman of the Board.  The directors shall elect one of their members to be Chairman of the Board. The Chairman of the Board, if present, shall preside at all meetings of the shareholders and of the Board. In addition, the Chairman of the Board shall perform such other duties as may from time to time be assigned by the Board. The Chairman of the Board may or may not be a senior officer of the Corporation. The Chairman of the Board shall be subject to the control of and may be removed from such office by the Board.

Section 8.  Annual Meetings.  The Board shall meet for the election of officers and the transaction of other business as soon as practicable after each annual meeting of the shareholders, and no notice of such meeting shall be necessary in order legally to constitute the meeting; provided that a quorum is present. Such meeting may be held at any other time or place specified in a notice given as hereinafter provided for regular meetings of the Board.

Section 9.  Regular Meetings.  The Board may hold meetings, both regular and special, either within or without the Republic of The Marshall Islands. Regular meetings of the Board may be held at such time and at such place as may from time to time be determined by the Board. The Secretary, or in his or her absence any other officer of the Corporation, shall give each director notice of the time and place of holding of regular meetings of the Board by mail at least five days before the meeting, or by facsimile, telegram, cable, electronic transmission or personal service at least two days before the meeting, unless such notice requirement is waived in writing or by electronic transmission by such director.

Section 10.  Special Meetings.  Special meetings of the Board may be called by the Chairman of the Board or the Chief Executive Officer, and shall be called by the Secretary of the Corporation upon the written request of not less than a majority of the members of the Board then in office. Special meetings of the Board shall be held at such time and place as shall be designated in the notice of the meeting. The Secretary, or in his or her absence any other officer of the Corporation, shall give each director notice of the time and place of holding of special meetings of the Board by mail at least five days before the meeting, or by facsimile, telegram, cable, electronic transmission or personal service at least two days before the meeting, unless such notice requirement is waived in writing or by electronic transmission by such director. Unless otherwise stated in the notice thereof, any and all business shall be transacted at any meeting without specification of such business in the notice.

Section 11.  Quorum.  Except as otherwise required by applicable law, the Articles of Incorporation or these Bylaws, at all meetings of the Board, a majority of the entire Board shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board, a majority of those present may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 12.  Manner of Acting.  Except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, all matters presented to the Board (or a committee thereof) shall be approved by the affirmative vote of a majority of the directors present at any meeting of the Board (or such committee) at which there is a quorum (the foregoing is referred to herein as a “simple majority”).

Section 13.  Organization.  Meetings shall be presided over by the Chairman of the Board, or in the absence of the Chairman of the Board, by such other person as the directors may select. The Board shall keep written minutes of its meetings. The Secretary of the Corporation shall act as Secretary of the meeting, but in the absence of the Secretary, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.

Section 14.  Action by Written Consent.  Unless otherwise required by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all the members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or such electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof in accordance with applicable law.

Section 15.  Meetings by Electronic Means.  Unless otherwise required by the Articles of Incorporation or these Bylaws, members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 15 shall constitute presence in person at such meeting.

Section 16.  Compensation.  Each director, in consideration of such person serving as a director, shall be entitled to receive from the Corporation such amount per annum and such fees (payable in cash or stock-based compensation) for attendance at meetings of the Board or of committees of the Board, or both, as the Board shall from time to time determine. In addition, each director shall be entitled to receive from the Corporation reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person’s duties as a director. Nothing contained in this Section 16 shall preclude any director from serving the Corporation or any of its subsidiaries in any other capacity and receiving compensation therefor.

ARTICLE IV

Committees

Section 1.  Constitution and Powers.  Except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, the Board may, by resolution of a simple majority of its members, designate one or more committees. Each committee shall consist of one or more directors of the Corporation. Except as provided by applicable law, the Articles of Incorporation or these Bylaws, the Board, by a simple majority vote of its members, shall have the right from time to time to delegate to or to remove from any Board committee the authority to approve any matters which would not otherwise require a higher vote than a simple majority vote of the Board. Except as required by applicable law, the Articles of Incorporation or these Bylaws, for those matters that require a higher vote of the Board than a simple majority vote, the Board, by such requisite higher vote, shall have the right from time to time to delegate to or to remove from any Board committee the authority to approve any such matters requiring such requisite higher vote.

Section 2.  Organization of Committees.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Each committee that may be established by the Board may fix its own rules and procedures. All committees so appointed shall keep regular minutes of the transactions of their meetings and shall be responsible to the Board for the conduct of the enterprises and affairs entrusted to them. Notice of meetings of committees, other than of regular meetings provided for by such rules, shall be given to committee members.

ARTICLE V

Officers

Section 1.  Officers.  The Board may (or, to the extent required by applicable law, shall) elect a Chief Executive Officer, a Chief Financial Officer and a Secretary. The Chief Executive Officer may be or become a director. The Board may elect from time to time such other officers as, in the opinion of the Board, are desirable for the conduct of the business of the Corporation. Any two or more offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Articles of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers.

Section 2.  Chief Executive Officer.  The Chief Executive Officer shall have supervisory authority over the business, affairs and property of the Corporation, and over the activities of the executive officers of the Corporation. The Chief Executive Officer may enter into and execute in the name of the Corporation, powers of attorney, contracts, bonds and other obligations which implement policies established by the Board. The Chief Executive Officer shall have all authority incidental to the office of Chief Executive Officer, shall have such other authority and perform such other duties as may from time to time be assigned by the Board and shall report directly to the Board. If so elected by the Board, the Chairman of the Board may be the Chief Executive Officer. In the absence or inability to act of the Chief Executive Officer, the President shall perform the functions of the Chief Executive Officer.

Section 3.  President.  The President, if elected, shall have general supervision of the daily business, affairs and property of the Corporation. He shall have all authority incidental to the office of President and shall have such other authority and perform such other duties as may from time to time be assigned by the Chief Executive Officer or the Board. In the absence or inability to act of the President, the Chief Executive Officer shall perform the functions of the President.

Section 4.  Chief Financial Officer.  The Chief Financial Officer shall be the principal financial and accounting officer of the Corporation and shall have such powers and perform such duties as may from time to time be assigned by the Chief Executive Officer or the Board. Without limiting the generality of the foregoing, the Chief Financial Officer may sign and execute contracts and other obligations pertaining to the regular course of his or her duties which implement policies established by the Board. In the absence or inability to act of the Chief Financial Officer, the Treasurer shall perform the functions of the Chief Financial Officer.

Section 5.  Secretary.  The Secretary shall act as Secretary of all meetings of the shareholders and of the Board; shall keep the minutes thereof in the proper book or books to be provided for that purpose; shall see that all notices required to be given by the Corporation in connection with meetings of shareholders and of the Board are duly given; shall be the custodian of the seal of the Corporation and shall affix the seal or cause it or a facsimile thereof to be affixed to all certificates for stock of the Corporation and to all documents or instruments requiring the same, the execution of which on behalf of the Corporation is duly authorized in accordance with the provisions of these Bylaws; shall have charge of the stock records and also of the other books, records and papers of the Corporation relating to its organization and acts as a corporation, and shall see that the reports, statements and other documents related thereto required by law are properly kept and filed, all of which shall, at all reasonable times, be open to the examination of any director for a purpose reasonably related to such director’s position as a director; and shall, in general, have all authority incident to the office of Secretary and such other authority and perform such other duties as may from time to time be assigned by the Chief Executive Officer or the Board.

Section 6.  Vice Presidents.  The Vice Presidents, if elected, shall have such powers and shall perform such duties as may from time to time be assigned to them by the Chief Executive Officer or the Board. Without limiting the generality of the foregoing, Vice Presidents may enter into and execute in the name of the Corporation contracts and other obligations pertaining to the regular course of their duties which implement policies established by the Board.

Section 7.  Treasurer.  If elected, the Treasurer shall, if required by the Chief Executive Officer or the Board, give a bond for the faithful discharge of duties, in such sum and with such sureties as may be so required. Unless the Board otherwise declares by resolution, the Treasurer shall have custody of, and be responsible for, all funds and securities of the Corporation; receive and give receipts for money due and payable to the Corporation from any source whatsoever; deposit all such money in the name of the Corporation in such banks, trust companies or other depositories as the Board may designate; against proper vouchers, cause such funds to be disbursed by check or draft on the authorized depositories of the Corporation signed in such manner as shall be determined by the Board, and be responsible for the accuracy of the amounts of all funds so disbursed; regularly enter or cause to be entered in books to be kept by the Treasurer or under the Treasurer’s direction, full and adequate accounts of all money received and paid by the Treasurer for the account of the Corporation; render to the Board, any duly authorized committee of directors or the Chief Executive Officer, whenever they or any of them, respectively, shall require the Treasurer to do so, an account of the financial condition of the Corporation and of all transactions of the Treasurer; and, in general, have all authority incident to the office of Treasurer and such other authority and perform such other duties as may from time to time be assigned by the Chief Executive Officer or the Board. Any Assistant Treasurer shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall have such other duties and have such other powers as the Board may from time to time prescribe. In the absence or inability to act of the Treasurer or Assistant Treasurer, the Chief Financial Officer shall perform the functions of the Treasurer.

Section 8.  Assistant Treasurers, Assistant Controllers and Assistant Secretaries.  Any Assistant Treasurers, Assistant Controllers and Assistant Secretaries, if elected, shall perform such duties as from time to time shall be assigned to them by the Chief Executive Officer or the Board or by the Treasurer, Controller or Secretary, respectively. An Assistant Treasurer, Assistant Controller or Assistant Secretary need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board.

Section 9.  Removal.  Any officer may be removed, either with or without cause, by the Board at any meeting thereof or by any superior officer upon whom such power may be conferred by the Board.

Section 10.  Resignation.  Any officer may resign at any time by giving notice to the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation in writing or by electronic transmission. Any such resignation shall take effect at the time therein specified or if no time is specified, immediately. Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

Section 11.  Vacancies.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled at any time by the Board, or if such officer was appointed by the Chief Executive Officer, then by the Chief Executive Officer.

Section 12.  Bank Accounts.  In addition to such bank accounts as may be authorized in the usual manner by resolution of the Board, the President or the Treasurer, with approval of the Chief Executive Officer, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as the Chief Executive Officer shall deem necessary or appropriate; provided that payments from such bank accounts are to be made upon and according to the check of the Corporation as shall be specified in the written instructions of the President or the Chief Financial Officer or the Treasurer or Assistant Treasurer of the Corporation with the approval of the Chief Executive Officer.

Section 13.  Voting of Stock Held.  Unless otherwise provided in the Articles of Incorporation or directed by the Board, the Chief Executive Officer may from time to time personally or by an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, limited liability company, partnership, trust or legal entity (“Person”) any of the stock or securities of which may be held by the Corporation, at meetings of the holders of the stock or other securities of such Person, or consent in writing to any action by any such Person, and may instruct any person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, consents, waivers or other instruments as the Secretary may deem necessary or proper in the premises; or may attend any meeting of the holders of stock or other securities of any such Person and thereat vote or exercise any or all other powers of the Corporation as the holder of such stock or other securities of such Person.

ARTICLE VI

Capital Stock

Section 1.  Capital Stock.

(a) The capital stock of the Corporation may be uncertificated and ownership thereof shall be recorded (exclusively, in the case of uncertificated shares) on the books of the transfer agent or registrar for such capital stock, or, if there is no such transfer agent or registrar, on the books of the Corporation.

(b) Every holder of capital stock of the Corporation represented by certificates (and upon request, any holder of uncertificated shares) shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board, the Chief Executive Officer, President or any of the Vice Presidents and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him, her or it in the Corporation.

(c) Any or all signatures on the certificate may be a facsimile. In case an officer, transfer agent or registrar that has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(d) The Board may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to advertise the same in such manner as the Board shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation and its transfer agents and registrars with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

Section 2.  Transfers of stock.  Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate (or, if such stock is uncertificated, on the books of the transfer agent or registrar) or by such person’s duly authorized attorney appointed by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent of the Corporation, and, if applicable, upon surrender of the certificate or certificates for such stock properly endorsed. Every certificate exchanged, returned or surrendered shall be marked “Canceled”, with the date of cancellation, by the Secretary or an Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation, its shareholders or creditors for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 3.  Transfer Agent and Registrar.  The Board may appoint one or more transfer agents and one or more registrars and may require all certificates for shares to bear the manual or facsimile signature or signatures of any of them.

Section 4.  Beneficial Owners.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 5.  Regulations.  Except as otherwise provided by applicable law or in the Articles of Incorporation, the Board shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, registration, cancellation and replacement of certificates representing stock of the Corporation.

Section 6.  Dividends.  Dividends upon the capital stock of the Corporation, subject to the provisions in the Articles of Incorporation, may be declared by the Board at any regular or special meeting, and may be paid in cash, in property or in securities of the Corporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board may modify or abolish any such reserve.

ARTICLE VII

Indemnification

Section 1.  Directors’ Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person that was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, legislative or investigative (collectively, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such proceeding or any claim made in connection therewith. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section 1 of Article VII. Subject to the second sentence of the next paragraph, the Corporation shall be required to indemnify or make advances to a person in connection with a Proceeding (or part thereof) initiated by such person only if the initiation of such Proceeding (or part thereof) was authorized by the Board or reasonably necessary to the effective defense of another Proceeding.

The Corporation shall pay the expenses (including attorneys’ fees) incurred by any person that is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, in defending any Proceeding in advance of its final disposition; provided that the payment of expenses incurred by such a person in defending any Proceeding in advance of its final disposition shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Section 1 of Article VII or otherwise. If a claim for indemnification after the final disposition of the Proceeding is not paid in full within 90 calendar days after a written claim therefor has been received by the Corporation or if a claim for payment of expenses under this Section 1 of Article VII is not paid in full within 20 calendar days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

The rights conferred on any person by this Section 1 of Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, the Articles of Incorporation, these Bylaws, agreement, vote of shareholders or resolution of disinterested directors or otherwise. The Corporation’s obligation, if any, to indemnify any person that was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity, as applicable.

Any amendment, modification or repeal of the foregoing provisions of this Section 1 of Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 2.  Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation or other person indemnified hereunder and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such person.

ARTICLE VIII

General Provisions

Section 1.  Books and Records.  The books and records of the Corporation may be kept at such places within or without the Republic of The Marshall Islands as the Board may from time to time determine and may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 2.  Seal.  The Board shall approve a corporate seal which shall be in the form of a circle and shall bear the name of the Corporation and the year of its incorporation. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced or otherwise.

Section 3.  Fiscal Year.  The fiscal year of the Corporation shall be determined and may be changed by resolution of the Board.

Section 4.  Notices and Waivers Thereof.

(a) Whenever notice is required by applicable law, the Articles of Incorporation or these Bylaws to be given to any director, member of a committee or shareholder, such notice may be given personally, by mail or as otherwise permitted by law, or in the case of directors or officers, by facsimile transmission or other electronic transmission, addressed to such address as appears on the books of the Corporation. Any notice given by facsimile transmission shall be deemed to have been given upon confirmation of receipt by the addressee.

(b) Whenever any notice is required by applicable law, the Articles of Incorporation or these Bylaws, to be given to any director, member of a committee or shareholder, a waiver thereof given by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders, directors or members of a committee of directors needs to be specified in any waiver of notice unless so required by applicable law, the Articles of Incorporation or these Bylaws.

Section 5.  Amendments.  These Bylaws may be amended only as set forth in the Articles of Incorporation.

Section 6.  Saving Clause.  These Bylaws are subject to the provisions of the Articles of Incorporation and applicable law. If any provision of these Bylaws is inconsistent with the Articles of Incorporation or the Business Corporations Act, such provision shall be invalid only to the extent of such conflict, and such conflict shall not affect the validity of any other provision of these Bylaws.

Appendix B

May 5, 2011

Independent Directors’ Committee of the Board of Directors
Crude Carriers Corp.
3 Iassonos Street
185 37 Piraeus
Greece

Members of the Independent Directors’ Committee:

We understand that Crude Carriers Corp. (the “Company”), Capital Product Partners L.P. (the “Merger Partner”), Capital GP L.L.C., the general partner of the Merger Partner (the “Merger Partner GP”), and Poseidon Project Corp., a wholly-owned subsidiary of the Merger Partner (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of May 5, 2011 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) and each outstanding share of Class B stock, par value $0.0001 per share, of the Company (the “Company Class B Stock”), other than shares of Company Common Stock or Company Class B Stock owned by the Company, the Merger Partner, the Merger Partner GP, Merger Sub or any of their respective subsidiaries, all of which shares will be cancelled, will be converted into the right to receive 1.56 (the “Exchange Ratio”) common units representing limited partner interests in the Merger Partner (the “Merger Partner Common Units”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Company Common Stock, other than (a) the Merger Partner, (b) the Merger Partner GP, (c) the officers and directors of the Company that are also officers or directors of the Merger Partner or the Merger Partner GP, respectively, or (d) affiliates of any of the foregoing or of the Company (collectively, the “Company Unaffiliated Stockholders”).

In arriving at our opinion, we have, among other things:

(i) reviewed the Merger Agreement;

(ii) reviewed certain publicly available financial and other information about the Company and the Merger Partner;

(iii) reviewed certain information furnished to us by the managements of the Company and the Merger Partner, including financial forecasts and analyses, relating to the business, operations and prospects of the Company and the Merger Partner, respectively;

(iv) held discussions with members of senior managements of the Company and the Merger Partner concerning the matters described in clauses (ii) and (iii) above;

(v) reviewed the share trading price history and valuation multiples for the Company Common Stock and the Merger Partner Common Units and compared them with those of certain publicly traded companies that we deemed relevant;

(vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

(vii) reviewed the relative financial contributions of the Company and the Merger Partner to the future performance of the combined company on a pro forma basis;

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(viii) reviewed appraisals dated March 31, 2011 and April 12, 2011 respectively prepared by Pareto Shipping AS and RS Platou ASA and furnished to us by the Merger Partner with regard to the vessels owned by the Merger Partner, and appraisals dated March 31, 2011 and April 14, 2011 respectively prepared by Pareto Shipping AS and Clarkson Valuations Limited and furnished to us by the Company with regard to the vessels owned by the Company (collectively, the “Appraisals”);

(ix) considered the potential pro forma impact of the Merger; and

(x) conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company and the Merger Partner or that was publicly available (including, without limitation, the Appraisals and the other information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of the Company and the Merger Partner that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company or the Merger Partner, nor have we been furnished with any such evaluations or appraisals, other than the Appraisals, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company and the Merger Partner have informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company and the Merger Partner as to the future financial performance of the Company and the Merger Partner, respectively. We express no opinion as to the financial forecasts provided to us by the Company or the Merger Partner or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company or the Merger Partner, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company, the Independent Directors’ Committee of the Board of Directors of the Company (the “Independent Committee”) and the Board of Directors of the Company, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Common Stock. You have advised us that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Merger Partner or the contemplated benefits of the Merger.

We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

It is understood that our opinion is for the use and benefit of the Independent Committee in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock or Company Class B Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to

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address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Company Common Stock. We express no opinion as to the price at which shares of Company Common Stock or the Merger Partner Common Units will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger, whether relative to the Exchange Ratio or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by the Independent Committee to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We maintain a market in the securities of the Merger Partner, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or the Merger Partner and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, the Merger Partner or entities that are affiliated with the Company or the Merger Partner, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Independent Committee and the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the Company Unaffiliated Stockholders.

Very truly yours,

/s/ JEFFERIES & COMPANY, INC.

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